As filed with the Securities and Exchange Commission on April 23, 2004	Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INDEPENDENT BANK CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	6712	38-2032782
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

230 West Main Street
Ionia, Michigan 48846
(616) 527-9450
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert N. Shuster
Chief Financial Officer
230 West Main Street
Ionia, Michigan 48846 (616) 527-9450
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael G. Wooldridge	David W. Barton
Varnum, Riddering, Schmidt & Howlett LLP	Bodman, Longley & Dahling LLP
333 Bridge Street, P.O. Box 352	229 Court Street, P. O. Box 405
Grand Rapids, Michigan 49501-0352	Cheboygan, Michigan 49721
(616) 336-6000	(231) 627-4351

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of the conditions to the proposed merger transaction, as described in this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $1.00 par value per share	500,000	$7.48	$3,740,000	$474

(1)

This amount represents a bona fide estimate of the maximum amount of Independent Bank Corporation common stock to be offered based on the amount and form of consideration to be issued pursuant to the proposed transaction and the number of shares of common stock of North Bancorp, Inc. outstanding as of April 16, 2004, plus additional shares available to be issued in the event certain adjustments called for in the merger agreement are required before the effective time of the merger.

(2)

The registration fee has been computed pursuant to Rule 457(f)(2). Pursuant to that rule and solely for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price have been calculated on the basis of the book value of the common stock of North Bancorp, Inc. at December 31, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Prospectus and Proxy Statement

Special Meeting of Shareholders of
North Bancorp, Inc.

In Connection with an Offering of up to 500,000 Shares of Common Stock of
Independent Bank Corporation

Dear Shareholder of North Bancorp, Inc.:

        You are cordially invited to attend a special meeting of shareholders of North Bancorp, Inc. to be held on _________, 2004, at __________, local time, at the Otsego Club and Resort, M-32 East, Gaylord, Michigan 49735. At this special meeting, you will be asked to approve the acquisition of North Bancorp by Independent Bank Corporation (which we refer to as “IBC” in this document). The acquisition will be accomplished through the merger of North Bancorp into IBC.

        If the merger is completed as proposed, North Bancorp will merge into IBC. Each share of North Bancorp common stock will be converted into the right to receive shares of IBC common stock. The number of shares of IBC common stock to be received will depend on (1) the final value of the North Bancorp shares, according to the terms agreed upon by North Bancorp and IBC in the merger agreement, and (2) the market value of IBC's common stock during a period prior to closing, as explained in more detail below. The initial value of each share of common stock of North Bancorp is set at $16.00. However, if North Bancorp's consolidated shareholders' equity is not at least $3,800,000 as of the end of the month prior to when the merger occurs, the value of each share of North Bancorp stock will be reduced by the per share deficiency. As of March 31, 2004, North Bancorp's shareholders' equity was approximately $3,790,102 (unaudited), reflecting a net loss of approximately $196,898 during the first quarter of 2004. Based upon this $9,898 deficiency, the value of each share of North Bancorp common stock would be reduced by $0.02 to $15.98 ($9,898 ÷ 532,896 North Bancorp shares outstanding). The merger (if approved) is expected to take place in July of 2004. Any losses subsequent to March 31, 2004, will result in a further reduction in the value of North Bancorp's common stock for purposes of the merger. Please see "What North Bancorp Shareholders Will Receive in the Merger" on page 15 for more information.

        The actual number of shares of IBC common stock that each North Bancorp shareholder will receive will also depend on the average closing price of IBC common stock during a period prior to the closing of the merger. For example, assuming that the dollar value to be received per share of North Bancorp common stock is $15.98 (which would be the adjusted per-share consideration based on North Bancorp's shareholders' equity as of March 31, 2004) and assuming an average closing price of IBC common stock of $_______ (which was the closing price on ___________, 2004), you would receive ______ of a share of IBC common stock for each share of North Bancorp stock that you own. IBC's common stock is listed under the symbol "IBCP" on the Nasdaq National Market System. Although North Bancorp's common stock is quoted on the OTC Bulletin Board under the symbol "NBCP," there are only limited or sporadic quotations.

        Donnelly Penman & Partners, North Bancorp’s financial advisor, has furnished the Board of Directors of North Bancorp with its written opinion that the terms of the merger are fair from a financial point of view.

        Your vote is very important. IBC and North Bancorp cannot complete the merger unless North Bancorp’s shareholders approve the merger. North Bancorp’s Board of Directors has approved the merger and recommends that you vote “FOR” approval of the merger. Please review and consider this prospectus and proxy statement carefully. It is important that your shares are represented at the meeting, whether or not you plan to attend. Abstentions or failure to return the proxy card will have the same effect as a vote against the merger. Accordingly, please complete, date, sign, and return promptly your proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

Sincerely, William A. Kirsten, President and Chief Executive Officer North Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus and proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense. IBC common stock is not a savings account, deposit, or other obligation of any bank or nonbank subsidiary of IBC and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. IBC common stock is subject to investment risks, including possible loss of value.

This prospectus and proxy statement is dated _______________, 2004, and is first being mailed to shareholders on or about _______________, 2004.

WHERE YOU CAN FIND MORE INFORMATION	3
QUESTIONS AND ANSWERS ABOUT THE MERGER	4
SUMMARY	6
The Companies	6
The Merger	6
SELECTED HISTORICAL FINANCIAL INFORMATION (UNAUDITED)	9
SUMMARY SELECTED PRO FORMA COMBINED DATA (UNAUDITED)	10
CAPITAL RATIOS	11
COMPARATIVE PER SHARE DATA (UNAUDITED)	12
SPECIAL MEETING OF NORTH BANCORP SHAREHOLDERS	13
Date, Time, and Place of the Special Meeting	13
Purpose of the Special Meeting	13
Shareholder Special Meeting Record Date	13
Vote Required for the Approval of the Merger	13
Proxies and Effect on Vote	13
Revocation of Proxies	14
Solicitation of Proxies	14
THE MERGER AND MERGER AGREEMENT	15
What North Bancorp Shareholders Will Receive in the Merger	15
Structure of the Merger	17
Background of the Merger	17
Merger Recommendation and Reasons for the Merger	19
Opinion of North Bancorp's Financial Advisor	19
Closing and Effective Time of the Merger	25
Regulatory Approvals	25
Distribution of IBC Common Stock	25
Exclusive Commitment to IBC	25
Conduct of North Bancorp Pending the Completion of the Merger	26
Conditions to Closing the Merger	28
Termination	28
Description of IBC Common Stock	30
Comparison of Rights of IBC and North Bancorp Shareholders	31
Restrictions on North Bancorp Affiliates	35
Material Federal Income Tax Consequences	35
No Dissenters' Rights	37
UNAUDITED PRO FORMA FINANCIAL INFORMATION	38
Notes to Unaudited Pro Forma Condensed Combined
Balance Sheets and Statements of Operations	41
INFORMATION ABOUT NORTH BANCORP	44
Annual Report to Shareholders	44
Material Changes in North Bancorp's Affairs	44
Additional Information Incorporated by Reference	44
INFORMATION ABOUT IBC	45
Material Changes in IBC's Affairs	45
Additional Information Incorporated by Reference	45
VOTING AND MANAGEMENT INFORMATION	47
Voting Securities and Principal Shareholders of North Bancorp	47
Interests of Certain Persons in the Merger	48
Information About Principal Shareholders,
Executive Officers, and Directors of IBC	50
North Bancorp Shareholder Proposals	50
GENERAL INFORMATION	51
Experts	51
Legal Opinions	51
Sources of Information	51
WHERE YOU CAN FIND MORE INFORMATION	52
FORWARD-LOOKING STATEMENTS	52
Agreement and Plan of Merger	Appendix A
Opinion of North Bancorp's Financial Advisor	Appendix B

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus and proxy statement incorporates business and financial information about IBC that is not included in or delivered with this prospectus and proxy statement. Documents of IBC incorporated by reference are available from IBC without charge. You may obtain these documents by requesting them in writing or by telephone from IBC at the following address:

Independent Bank Corporation
Attn: Robert N. Shuster, Executive Vice President & CFO
230 West Main Street
Ionia, Michigan 48846
(616) 527-9450

        This prospectus and proxy statement also incorporates business and financial information about North Bancorp that is not included in or delivered with this prospectus and proxy statement. Documents of North Bancorp incorporated by reference are available from North Bancorp without charge. You may obtain these documents by requesting them in writing or by telephone from North Bancorp at the following address:

North Bancorp, Inc.
Attn: William A. Kirsten, President & CEO
501 West Main Street
Gaylord, Michigan 49735
(989) 732-3502

        To obtain timely delivery of any of this information, you must request the information no later than __________, 2004, which is five business days before the date of the special meeting at which you are requested to vote.

        You should rely only on the information contained or incorporated by reference in this prospectus and proxy statement to vote on the merger and the related issuance of IBC common stock. Neither IBC nor North Bancorp has authorized anyone to provide you with information that is different from what is contained in this prospectus and proxy statement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	IBC will acquire North Bancorp through a merger transaction in which North Bancorp will merge into IBC. Promptly after this merger, First National Bank of Gaylord (a subsidiary owned 100% by North Bancorp) will be consolidated with Independent Bank (a subsidiary owned 100% by IBC). The parties have entered into an Agreement and Plan of Merger for these transactions. This merger agreement is attached as Appendix A to this prospectus and proxy statement.

Q:	What will I receive in the merger?

A:	The number of shares of IBC common stock you will in exchange for each share of North Bancorp common stock that you own will depend on (1) the final value of the North Bancorp shares, according to the terms set forth in the merger agreement, and (2) the market value of IBC's common stock during a period prior to closing, as explained in more detail below. The initial value of each share of common stock of North Bancorp is set at $16.00, subject to adjustment (as described in the next question). Please see "What North Bancorp Shareholders Will Receive in the Merger," on page 15 below for more information.

No certificates for fractional shares will be issued. Instead, you will receive cash in payment for any fractional share, based on the specified average closing price of IBC common stock.

Q:	Will the $16.00 per share value be adjusted?

A:	If North Bancorp's consolidated shareholders' equity is not at least $3,800,000 at the end of the month prior to when the merger occurs (if it is approved and completed), the total consideration to be paid by IBC to North Bancorp shareholders will be reduced, dollar-for-dollar, by the amount of the shortfall. This will have the effect of reducing the number of shares of IBC stock you would receive for each share of North Bancorp stock that you own.

As of March 31, 2004, North Bancorp's shareholders' equity was approximately $3,790,102 (unaudited), reflecting a net loss of approximately $196,898 during the first quarter of 2004. Based upon this $9,898 deficiency, the value of each share of North Bancorp common stock would be reduced by $0.02 to $15.98 ($9,898 ÷ 532,896 North Bancorp shares outstanding). The merger (if approved) is expected to take place in July of 2004. Any losses subsequent to March 31, 2004, will result in a further reduction in the value of North Bancorp's common stock for purposes of the merger. Please see "What North Bancorp Shareholders Will Receive in the Merger" on page 15 for more information and an example.

Q:	What are the tax consequences of the merger to me?

A:	Because you will receive only IBC common stock in exchange for your North Bancorp common stock, you should not recognize any gain or loss, except with respect to any cash received instead of a fractional share of IBC common stock. North Bancorp shareholders should consult their individual tax advisors for a full understanding of the tax consequences of the merger. North Bancorp recommends that North Bancorp shareholders carefully read the complete explanation of the “Material Federal Income Tax Consequences” of the merger beginning on page 35.

Q:	What vote is required to approve the merger?

A:	The affirmative vote of a majority of the shares of North Bancorp common stock outstanding as of the record date for the special meeting (_______________, 2004) is required to approve the merger.

Q:	What should I do now?

A:	After you have carefully read this prospectus and proxy statement, simply indicate on your proxy card how you want to vote with respect to the merger proposal. Complete, sign, date, and mail the proxy card in the enclosed postage-paid return envelope as soon as possible so that your North Bancorp shares will be represented and voted at the meeting. The Board of Directors of North Bancorp recommends that North Bancorp shareholders vote in favor of the merger proposal.

Q:	When should I send in my stock certificates?

A:	Please DO NOT send in your stock certificates with your proxy card. Promptly after the effective time of the merger (if it is approved and completed), you will receive transmittal materials from IBC’s exchange agent with instructions for surrendering your North Bancorp shares. You should follow the instructions in the letter of transmittal regarding how and when to surrender your stock certificates.

Q:	What do I do if I want to change my vote after I have mailed my signed proxy card?

A:	You may change your vote by revoking your proxy in any of the three following ways: (i) by sending a written notice to the secretary of North Bancorp prior to the special meeting stating that you would like to revoke your proxy; (ii) by completing, signing, and dating another proxy card and returning it by mail prior to the special meeting; or (iii) by attending the special meeting and voting in person.

Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:	If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares on the merger proposal. You should therefore instruct your broker how to vote your shares. Failure to instruct your broker how to vote your shares will be the equivalent of voting against the merger proposal.

Q:	When do you expect to complete the merger?

A:	The merger is presently expected to be completed in July of 2004. However, there can be no assurance of when or if the merger will occur. North Bancorp must first obtain the approval of North Bancorp shareholders at the special meeting and certain necessary regulatory approvals must be obtained. In addition, the merger is subject to the satisfaction of some other conditions, as described in “Conditions to Closing the Merger,” beginning on page 28.

Q:	Whom can I call with questions about the special meeting or the merger or to obtain additional information about IBC and North Bancorp?

A:	North Bancorp shareholders may contact William A. Kirsten, President and Chief Executive Officer (CEO) of North Bancorp, at 501 West Main Street, Gaylord, Michigan 49735, telephone number (989) 732-3502. You can also find more information about IBC and North Bancorp from various sources described under “Where You Can Find More Information” on page 52 of this prospectus and proxy statement.

SUMMARY

This summary highlights selected information from this prospectus and proxy statement and may not contain all of the information that is important to you. For a more complete description of the legal terms of the merger of IBC and North Bancorp, you should carefully read this entire document and the documents that are incorporated by reference in this document.

The Companies

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846
(616) 527-5820

Independent Bank Corporation is a bank holding company registered under federal law and incorporated in Michigan. IBC owns all of the outstanding stock of four banks, which are also organized under the laws of Michigan. These four banks serve the financial needs of primarily rural and suburban communities across the Lower Peninsula of Michigan and provide a wide range of financial services. At December 31, 2003, IBC had, on a consolidated basis, total assets of $2.4 billion, total deposits of $1.7 billion, and total shareholders’ equity of $162.2 million.

North Bancorp, Inc.
501 West Main Street
Gaylord, Michigan 49735
(989) 732-3502

North Bancorp, Inc. is a bank holding company registered under federal law and incorporated in Michigan. North Bancorp is headquartered in Gaylord, Michigan and owns First National Bank of Gaylord. The bank operates its banking business in Gaylord, Michigan and the surrounding area. It offers commercial and personal banking services, including checking and savings accounts, certificates of deposit, safe deposit boxes, travelers’ checks, money orders, and commercial, mortgage, and consumer loans. As of December 31, 2003, North Bancorp had, on a consolidated basis, total assets of $172.6 million, total deposits of $135.7 million, and total shareholders’ equity of $4.0 million.

The Merger

What North Bancorp Shareholders Will Receive in the Merger (See page 15)

If the merger is completed as planned, you will receive shares of IBC common stock for each share of North Bancorp common stock that you own. The number of shares of IBC common stock you will receive will depend on (1) the final value of the North Bancorp shares, according to the terms set forth in the merger agreement, and (2) the average closing price of IBC common stock over a measurement period of 20 consecutive trading days specified in the merger agreement.

The initial value of each share of common stock of North Bancorp is set at $16.00. However, if North Bancorp's consolidated shareholders' equity is not at least $3,800,000 as of the end of the month prior to when the merger occurs (if it is approved and completed), the value of your shares of North Bancorp stock will be reduced. As of March 31, 2004, North Bancorp's shareholders' equity was approximately $3,790,102 (unaudited), reflecting a net loss of approximately $196,898 during the first quarter of 2004. Based upon this $9,898 deficiency, the value of each share of North Bancorp common stock would be reduced by $0.02 to $15.98 ($9,898 ÷ 532,896 North Bancorp shares outstanding). The merger (if approved) is expected to take place in July of 2004. Any losses subsequent to March 31, 2004, will result in a further reduction in the value of North Bancorp's common stock for purposes of the merger.

For example, if the shareholders' equity of North Bancorp is $3,500,000 at the end of the month immediately preceding the closing, the value of the IBC common stock to be received per share of North Bancorp common stock would be reduced by approximately $0.5630 per share (the $300,000 shortfall in shareholders' equity divided by the 532,896 outstanding shares of North Bancorp common stock). There are other possible adjustments to the merger consideration, as set forth in the merger agreement. Please see "What North Bancorp Shareholders Will Receive in the Merger" on page 15 for more information.

No certificates representing fractional shares will be issued. Instead, you will receive cash in payment for any fractional share, based on the average closing price of IBC common stock over the measurement period.

You should not send in your North Bancorp stock certificates until IBC instructs you to do so after the merger is completed.

Recommendation to North Bancorp Shareholders to Approve the Merger (See page 19)

After careful consideration, North Bancorp’s Board of Directors has determined the merger to be in the best interests of North Bancorp’s shareholders. North Bancorp’s Board of Directors recommends that you vote FOR the proposal to approve the merger agreement.

North Bancorp’s Financial Advisor’s Opinion that the Financial Terms of the Merger are Fair (See page 19)

In deciding to approve the merger, North Bancorp’s Board of Directors considered the opinion of its financial advisor, Donnelly Penman & Partners, that the terms of the merger are fair to North Bancorp shareholders from a financial point of view. The written fairness opinion is attached as Appendix B to this prospectus and proxy statement.

Time and Location of the North Bancorp Shareholder Meeting (See page 13)

North Bancorp will hold a special meeting of its shareholders to vote on the approval of the merger. This special meeting will be held:

___________, 2004 ___________ local time Otsego Club and Resort M-32 East Gaylord, Michigan 49735

Vote Required to Approve the Merger (See page 13)

Only holders of record of North Bancorp common stock on ______________, 2004 have the right to vote on approval of the merger.

To approve the merger, the holders of at least a majority of the shares of North Bancorp common stock issued and outstanding as of the record date must vote FOR approval of the merger.

As of the record date, North Bancorp’s directors, executive officers, and their affiliates beneficially owned 82,896 shares, or approximately 15.56% of the shares of North Bancorp common stock entitled to vote on the merger. North Bancorp’s directors have agreed to vote their shares in favor of the approval of the merger.

How to Cast Your Vote By Proxy

Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of North Bancorp common stock may be represented at North Bancorp’s special meeting. If you properly sign and return a proxy card but do not include instructions on how to vote your shares, they will be voted FOR approval of the merger.

How to Cast Your Vote if Your Shares are Held by a Broker or Other Nominee in Street Name

If your shares are held by your broker or other nominee in street name, your broker does not have authority to vote your shares unless you provide your broker instructions on how you want to vote. Your broker should send you a form to give such instructions or you may request such a form from your broker.

If you do not provide your broker with voting instructions, your shares will not be voted at the special meeting. Failure to vote North Bancorp shares will have the same effect as voting against approval of the merger.

How to Change Your Vote (See page 14)

If you want to change your vote, you may send the Secretary of North Bancorp a later-dated, signed proxy card before the special meeting or attend and vote at the special meeting. You may also revoke your proxy by sending written notice of revocation to the Secretary of North Bancorp before the special meeting.

You should send any later-dated proxy or notice of revocation to:

North Bancorp, Inc. 501 West Main Street Gaylord, Michigan 49735 Attention: Secretary

Bank Regulators Must Approve the Merger (See page 25)

The Board of Governors of the Federal Reserve System, must approve the merger. IBC filed its application for approval with the Federal Reserve Board on or about April 15, 2004.

Certain Conditions Must Be Met Before the Completion of the Merger (See page 28)

There are a number of conditions that must be met before IBC and North Bancorp will be required to complete the merger. These conditions include the following, among others:

•	North Bancorp shareholders owning at least a majority of the issued and outstanding shares of North Bancorp common stock must vote to approve the merger; and

•	the Federal Reserve Board must approve the merger.

Other conditions that must be met are described under “Conditions to Closing the Merger” on page 28.

Certain conditions to the merger may be waived by the party for whose benefit they are provided. In addition, IBC and North Bancorp each have certain rights to terminate the merger agreement, as discussed below.

Closing of the Merger

If North Bancorp’s shareholders have approved the merger, all regulatory approvals have been received, and all other conditions to the merger have been satisfied or waived, the closing will take place at a time and date set by IBC. The closing must take place on or before the 10th day of the calendar month that follows the month in which the latter of the following occurs: (i) the Federal Reserve Board approves the merger, and (ii) the special meeting of North Bancorp shareholders occurs. The closing may be slightly delayed in certain circumstances, as described in “What North Bancorp Shareholders Will Receive in the Merger” on page 15 below.

Material Federal Income Tax Consequences of the Merger (See page 35)

As a result of receiving IBC common stock in exchange for shares of North Bancorp common stock, you should not recognize any gain or loss, except with respect to any cash received instead of a fractional share of IBC common stock. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.

No Dissenters’ Rights (See page 37)

Under Michigan law, you are not entitled to dissenters’ rights with respect to the approval of the proposed merger.

Interests of Officers in the Merger (See page 48)

Certain officers of First National Bank of Gaylord may be considered to have interests in the merger in addition to their interests generally as shareholders of North Bancorp. Such interests include the right of certain officers to receive severance payments and other benefits.

Markets for IBC and North Bancorp Stock (See page 15)

IBC common stock is traded on the Nasdaq National Market System under the symbol “IBCP.” Although North Bancorp’s common stock is quoted on the OTC Bulletin Board under the symbol “NBCP,” there are only limited or sporadic quotations.

Comparative Market Values

The following table shows the closing price per share of IBC common stock, the last sale price per share of North Bancorp common stock, and the equivalent per share price for North Bancorp common stock (giving effect to the merger) as of March 4, 2004, which was the last business day preceding the public announcement of the merger proposal. The equivalent per share price of North Bancorp common stock was computed by multiplying the price of IBC common stock shown below by .5787, which is the exchange ratio based on the price of IBC common stock listed below (and assuming no adjustment to the initial $16.00 value to be received per share of North Bancorp common stock). This is not the actual exchange ratio that will be used in the merger (if approved and completed), as discussed under "What North Bancorp Shareholders Will Receive in the Merger" above and elsewhere in this document.

Price per Share of IBC Common Stock - March 4, 2004 $27.65	Last Sale Price per Share of North Bancorp Common Stock - March 4, 2004 $14.00	Equivalent Price per Share of North Bancorp Common Stock - March 4, 2004 $16.00

Terminating the Merger Agreement (See page 29)

The merger agreement may be terminated by the mutual consent of IBC and North Bancorp or by either IBC or North Bancorp if the merger has not been completed by September 30, 2004. In addition, each party has certain termination rights, as discussed below.

SELECTED HISTORICAL FINANCIAL INFORMATION (UNAUDITED)

        The following tables show summarized historical consolidated financial data for IBC and North Bancorp. This information is derived from IBC’s and North Bancorp’s audited financial statements for 1999 through 2003. This information is only a summary. You should read it in conjunction with the other information in this document and with the historical financial statements (and related notes) contained or incorporated by reference in IBC’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and other information filed by IBC with the Securities and Exchange Commission (SEC), and in North Bancorp’s annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, and other information filed by North Bancorp with the SEC. See “Where You Can Find More Information” on page 52.

	Year Ended December 31,

Independent Bank Corporation	2003	2002	2001	2000	1999

	(dollars and shares in thousands, except per share amounts)
Income Statement Data:
Net interest income	$ 95,253	$ 81,807	$ 72,042	$ 64,976	$ 61,804
Provision for loan losses	4,032	3,562	3,737	3,287	2,661
Net income (1)	37,592	29,467	24,398	20,009	8,669
Balance Sheet Data (period end):
Assets	$ 2,358,557	$ 2,057,562	$1,888,457	$1,783,791	$1,725,205
Deposits	1,702,806	1,535,603	1,387,367	1,389,900	1,310,602
Loans	1,667,393	1,381,442	1,384,684	1,379,664	1,290,641
Borrowings	385,704	334,253	321,110	223,582	266,920
Shareholders' equity	162,216	138,047	131,903	128,336	113,746
Common Share Summary: (2)
Diluted earnings per share	$ 1.87	$ 1.44	$ 1.15	$ .93	$ .39
Dividends per share	.59	.44	.37	.32	.24
Book value per share	8.29	7.05	6.42	6.07	5.30
Weighted average diluted shares
outstanding	20,059	20,516	21,175	21,525	21,984

	Year Ended December 31,

North Bancorp, Inc.	2003	2002	2001	2000	1999

	(dollars and shares in thousands, except per share amounts)
Income Statement Data:
Net interest income	$ 6,218	$ 7,371	$ 6,353	$ 4,655	$ 3,464
Provision for loan losses	5,849	5,337	886	523	300
Net income (loss)	(5,410)	(1,375)	1,416	1,115	814
Balance Sheet Data (period end):
Assets	$ 172,557	$ 211,872	$ 187,800	$ 133,279	$ 91,226
Deposits	135,747	162,230	136,618	85,652	64,139
Loans	118,575	172,089	157,106	111,036	71,835
Borrowings	26,286	34,906	39,271	40,252	21,555
Shareholders' equity	3,987	9,441	10,798	5,987	4,456
Common Share Summary: (3)
Diluted earnings (loss) per share .	$ (10.25)	$ (2.62)	$ 3.12	$ 3.57	$ 2.63
Dividends per share	-	.40	.40	.33	.30
Book value per share	7.48	17.95	20.56	18.20	14.38
Weighted average diluted shares
outstanding	528	526	454	312	310

(1)	2001 net income includes the cumulative effect of a change in accounting principle, net of the related tax effect, due to the implementation of SFAS #133.
(2)	Per share data has been adjusted for a 10% stock dividend in 2003, 5% stock dividends in 2002, 2001, 2000, and 1999, and three-for-two stock splits in 2002 and 1998.
(3)	Per share data has been adjusted for a five-for-four stock split declared on March 24, 2000 and the two-for-one stock split declared on June 23, 2000.

SUMMARY SELECTED PRO FORMA COMBINED DATA (UNAUDITED)

        The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at December 31, 2003, in the case of balance sheet information, and at January 1, 2003, in the case of income statement information. The pro forma information reflects the purchase method of accounting.

        IBC anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined as of the date and during the periods presented.

        You should read this summary pro forma information in conjunction with the information under “Unaudited Pro Forma Financial Information” beginning on page 38.

Year Ended December 31, 2003 (in thousands, except share and per share data)
Pro Forma Combined Income Statement Data (1):
Net interest income	$ 100,892
Provision for loan losses	9,881
Net income	33,584
Pro Forma Combined Balance Sheet Data
(period end)(1)(2):
Assets	2,522,915
Deposits	1,838,632
Loans	1,787,433
Borrowings	398,577
Shareholders' equity	170,742

_________________

(1)	The pro forma combined income statement and balance sheet data exclude the financial information for Midwest Guaranty Bancorp, Inc., which has executed a merger agreement to merge into IBC.
(2)

The pro forma combined balance sheet data assumes the issuance of 304,186 shares of IBC common stock in exchange for all of the outstanding shares of North Bancorp common stock. This assumption is based on a price of $28.03 per share of IBC common stock (which was the market value of a share of IBC’s common stock at the time this pro forma data was calculated on March 29, 2004). The actual exchange ratio will depend on the average closing price of IBC common stock over a measurement period of 20 consecutive trading days specified in the merger agreement. In addition, the aggregate merger consideration to be paid by IBC is subject to certain adjustments pursuant to the merger agreement. This pro forma data does not reflect the fact that IBC will be issuing cash in lieu of any fractional shares of IBC common stock in the merger.

CAPITAL RATIOS

        Under the “risk-based” capital guidelines presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk in the various asset categories. Certain off-balance-sheet instruments, such as loan commitments and letters of credit, require capital allocations. Bank holding companies (such as IBC and North Bancorp) and banks (such as Independent Bank and First National Bank of Gaylord) are required to maintain minimum risk-based capital ratios. IBC’s ratios are above the regulatory minimum guidelines and Independent Bank met the regulatory criteria to be categorized as a “well-capitalized” institution at December 31, 2003. The “well-capitalized” classification may permit banks to minimize the cost of FDIC insurance assessments by being charged a lesser rate than those that do not meet this definition. Designation as a “well-capitalized” institution does not constitute a recommendation by federal bank regulators.

        Neither North Bancorp’s nor First National Bank of Gaylord’s ratios met the regulatory criteria to be categorized as “well-capitalized” at December 31, 2003. First National Bank of Gaylord entered into a supervisory agreement with its primary federal regulator, the Comptroller of the Currency (OCC), in July of 2003 (which we refer to in this document as the “OCC Agreement”). Pursuant to such OCC Agreement, the bank is required to take certain steps to improve its capital ratios, among other matters. The bank is currently not in compliance with the requirements set forth in the OCC Agreement with respect to capital ratios. (See “Background of the Merger” on page 17 for more information).

        The following table shows capital ratios and requirements as of December 31, 2003.

		Risk-based Capital
	Leverage %	Tier 1%	Total %

IBC's capital ratios	7.91	10.55	11.57
Independent Bank's capital ratios	7.46	9.78	10.76
North Bancorp's capital ratios	2.66	4.67	9.34
First National Bank of Gaylord's capital ratios	4.59	8.07	9.38
Pro forma combined capital ratios - Holding Company	7.76	10.47	11.70
Pro forma combined capital ratios - Bank	7.28	9.81	11.06
Regulatory capital ratios - "well-capitalized" definition	5.00	6.00	10.00
Regulatory capital ratios - minimum requirement	4.00	4.00	8.00

COMPARATIVE PER SHARE DATA (UNAUDITED)

        The following table shows information about income per common share, dividends per share, and book value per share, and similar information reflecting the merger (which is referred to as “pro forma” information).

        IBC anticipates that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

        The information in the following table is based on, and should be read together with, the historical financial information that is presented in this document and in IBC’s and North Bancorp’s prior filings with the SEC and with the condensed combined pro forma financial statements presented elsewhere in this document. See “Unaudited Pro Forma Financial Information” on page 37 and “Where You Can Find More Information” on page 52.

	At or for the Year Ended December 31, 2003

	IBC Historical	North Bancorp Historical	Pro Forma Combined	Equivalent Pro Forma Per Share of North Bancorp

Comparative Per Share Data
Basic earnings (loss)	$1.91	$(10.25)	$1.68(1)	$.96(4)
Diluted earnings (loss)	1.87	(10.25)	1.65(1)	.94(4)

Cash Dividends Paid	.59	-	.59(2)	.59(2)

Book Value	8.29	7.48	8.59	4.90(4)

_________________

(1)

The Pro Forma Combined earnings per share amounts were calculated by totaling the historical earnings of IBC and North Bancorp and dividing the resulting amount by the average pro forma shares of IBC and North Bancorp, giving effect to the merger as if it had occurred on January 1, 2003. The average pro forma shares of IBC and North Bancorp reflect historical basic and diluted shares, plus historical basic and diluted average shares of North Bancorp, as adjusted based on an assumed exchange ratio of .5708 of a share of IBC common stock for each share of North Bancorp common stock. (This assumed exchange ratio is based on a price of $28.03 per share of IBC common stock, which was the market value of a share of IBC’s common stock at the time this pro forma data was calculated on March 29, 2004). The actual exchange ratio will depend on the average closing price of IBC common stock over a measurement period of 20 consecutive trading days specified in the merger agreement. In addition, the aggregate merger consideration to be paid by IBC is subject to certain adjustments pursuant to the merger agreement. This pro forma data does not reflect the fact that IBC will be issuing cash in lieu of any fractional shares of IBC common stock in the merger. The pro forma earnings amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.

(2)	Pro Forma Combined cash dividends paid represents IBC’s historical amount only.
(3)	The Pro Forma Combined book value data gives effect to the merger as if it had occurred at December 31, 2003.
(4)

The Equivalent Pro Forma Per Share of North Bancorp amounts were calculated by multiplying the Pro Forma Combined amounts by the assumed exchange ratio of .5708 of a share of IBC common stock for each share of North Bancorp common stock. (See footnote (1) above for information about this assumed exchange ratio.) These amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger. This data is presented for comparative purposes only.

SPECIAL MEETING OF NORTH BANCORP SHAREHOLDERS

Date, Time, and Place of the Special Meeting

        The special meeting of shareholders of North Bancorp is scheduled to be held as follows:

__________, 2004 ___:00 ___.m. local time Otsego Club and Resort M-32 East Gaylord, Michigan 49735

Purpose of the Special Meeting

        The North Bancorp special meeting is being held so that shareholders of North Bancorp may consider and vote upon the proposal to approve the merger and any other business that properly comes before the special meeting or any adjournment or postponement of that meeting.

Shareholder Special Meeting Record Date

        North Bancorp has fixed the close of business on ________________, 2004, as the record date for the determination of North Bancorp’s common shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were 532,896 shares of North Bancorp common stock outstanding, held by approximately 686 holders of record.

Vote Required for the Approval of the Merger

        A majority of the outstanding shares of North Bancorp common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Under the Michigan Business Corporation Act, the affirmative vote of the holders of at least a majority of the shares of North Bancorp common stock outstanding and entitled to vote at the special meeting is required to approve the merger. You are entitled to one vote for each share of North Bancorp common stock held by you on the record date.

        As of the record date for the special meeting, directors and executive officers of North Bancorp beneficially owned approximately 82,896 shares of North Bancorp common stock, which represents approximately 15.56% of all outstanding shares of North Bancorp common stock entitled to vote at the special meeting. Of this amount, the directors of North Bancorp beneficially owned approximately 82,468 shares of North Bancorp common stock, which represents approximately 15.48% of all outstanding shares of North Bancorp common stock entitled to vote at the special meeting. The directors of North Bancorp have agreed to vote FOR approval of the merger.

Proxies and Effect on Vote

        All shares of North Bancorp common stock represented by properly completed proxies received before or at the special meeting and not revoked will be voted in accordance with the instructions indicated on the proxy card. If a properly completed proxy is returned and no instructions are indicated, the North Bancorp common stock represented by the proxy will be (1) considered present and entitled to vote at the special meeting for purposes of determining the presence of a quorum and for purposes of calculating the vote, and (2) voted FOR approval of the merger. If a properly completed proxy is returned and the shareholder has specifically abstained from voting on the proposal to approve the merger, the common stock represented by the proxy will be (1) considered present and entitled to vote at the special meeting for purposes of determining the presence of a quorum and for the purposes of calculating the vote, and (2) voted AGAINST approval of the merger. If a broker or other nominee holding shares of North Bancorp common stock in street name signs and returns a proxy but indicates on the proxy that it does not have discretionary authority to vote certain shares on the approval of the merger, those shares will be (1) considered present and entitled to vote at the special meeting for purposes of determining the presence of a quorum and for purposes of calculating the vote, and (2) voted AGAINST approval of the merger.

        Because approval of the merger requires the affirmative vote of at least a majority of all shares of North Bancorp common stock outstanding and entitled to vote as of the record date, abstentions, failures to return proxies, and broker non-votes will have the same effect as a vote against approval of the merger.

        North Bancorp does not expect that any matter other than the approval of the merger will be brought before the special meeting. If, however, other matters are presented, the persons named as proxies will (subject to applicable law) vote in accordance with their judgment with respect to those matters.

Revocation of Proxies

        You may revoke your proxy at any time before it is voted at the special meeting by:

•	notifying the Secretary of North Bancorp in writing that the proxy is revoked;

•	sending a later-dated proxy to the Secretary of North Bancorp or giving a later-dated proxy to a person who attends the special meeting; or

•	appearing in person and voting at the special meeting.

        Attendance at the special meeting will not in and of itself constitute revocation of a proxy. You should send any later-dated proxy or notice of revocation of a proxy to:

North Bancorp, Inc. Attention: Secretary 501 West Main Street Gaylord, Michigan 49735

Solicitation of Proxies

        For North Bancorp shareholders, the proxy that accompanies this document is being solicited by North Bancorp’s Board of Directors. In addition to solicitations by mail, directors, officers, and regular employees of North Bancorp and First National Bank of Gaylord may solicit proxies from shareholders personally or by telephone or other electronic means. Such individuals will not receive any additional compensation for doing so. North Bancorp will bear its own costs of soliciting proxies, which North Bancorp estimates will be less than $10,000. North Bancorp also will make arrangements with brokers and other custodians, nominees, and fiduciaries to send this document to beneficial owners of North Bancorp common stock and, upon request, will reimburse those brokers and other custodians for their reasonable expenses in forwarding these materials.

        You should not send in any stock certificates with your proxies. A transmittal form with instructions for the exchange of your North Bancorp stock certificates will be mailed to you as soon as practicable after completion of the merger (if it is approved and completed).

THE MERGER AND MERGER AGREEMENT

        The merger agreement, attached as Appendix A, is incorporated in this prospectus and proxy statement by reference and should be carefully considered. Various provisions of the merger agreement have been summarized in this document for your information. However, the merger agreement, not this summary, is the definitive statement of the terms of the merger.

What North Bancorp Shareholders Will Receive in the Merger

        If North Bancorp's shareholders approve the merger and the merger is completed, North Bancorp will merge with and into IBC and, as a result, IBC will own First National Bank of Gaylord and all of the other assets of North Bancorp. In exchange, you will receive shares of IBC common stock for your shares of North Bancorp common stock.

Number of Shares of IBC Common Stock You Will Receive

        The number of shares of IBC common stock you will receive in exchange for each share of North Bancorp common stock will depend on (1) the final value of the North Bancorp shares, according to the terms set forth in the merger agreement, and (2) the market price of IBC common stock during a period prior to the closing of the merger. The market price of IBC common stock to be used for this purpose will be measured by taking the average of the last reported sales price of IBC common stock on the Nasdaq National Market System for the 20 consecutive full trading days ending on the last trading day immediately prior to the closing date of the merger.

Value of North Bancorp Shares for Purposes of the Merger

        The initial value of each share of common stock of North Bancorp is set at $16.00. However, this $16.00 value could be adjusted if certain events occur between the date of this prospectus and proxy statement and the completion of the merger, as follows:

•	The $16.00 value will be adjusted downward if North Bancorp’s total shareholders’ equity (excluding the interest of its subsidiary, Gaylord Partners, Limited Partnership) at the end of the month immediately preceding the closing date is less than $3,800,000. If such shareholders’ equity is less than $3,800,000, the aggregate total consideration to be paid by IBC to all of North Bancorp’s shareholders will be reduced dollar-for-dollar by the amount by which such shareholders’ equity is less than $3,800,000. If IBC and North Bancorp are unable to agree on the amount of such shareholders’ equity, the matter will be resolved by an independent third party accounting firm. If IBC and North Bancorp submit the matter to the third party accounting firm, the closing of the merger would be slightly delayed to allow for resolution of the issue.

As of March 31, 2004, North Bancorp's shareholders' equity was approximately $3,790,102 (unaudited), reflecting a net loss of approximately $196,898 during the first quarter of 2004. Based upon this $9,898 deficiency, the value of each share of North Bancorp common stock would be reduced by $0.02 to $15.98 ($9,898 ÷ 532,896 North Bancorp shares outstanding). The merger (if approved) is expected to take place in July of 2004. Any losses subsequent to March 31, 2004, will result in a further reduction in the value of North Bancorp's common stock for purposes of the merger.

        Example.        For purposes of this example, assume the following:

•	Assume the merger is approved and closes in July of 2004 (as is planned).

•	Assume that North Bancorp has a net loss in the second quarter of 2004 approximately equal to its net loss in the first quarter of 2004 (approximately $196,898). In that event, North Bancorp’s consolidated shareholders’ equity as of June 30, 2004, would be approximately $3,593,204.

•	Assume that the average closing price of IBC common stock (described above) is $(the closing price as of , 2004, the last closing price available at the time this document was printed).

•	Assume there are no other adjustments to the per share consideration to be received. (Other adjustments are possible, as discussed below, but are unlikely.)

Based on these assumptions, you would receive approximately ___ of a share of IBC common stock for each share of North Bancorp common stock that you own. This is calculated as follows: North Bancorp’s actual shareholders’ equity as of the month preceding closing would be $206,796 less than the minimum $3,800,000 target equity. The aggregate consideration to be paid by IBC to all North Bancorp shareholders would thus be reduced from $8,526,336 (the original $16.00 per share consideration multiplied by 532,896 outstanding shares of North Bancorp common stock) by $206,796 to $8,319,540.

Thus, each share of North Bancorp common stock would be entitled to receive approximately $15.61 worth of IBC common stock in the merger ($8,319,540 divided by 532,896 outstanding shares), instead of the initial $16.00 value. Assuming an average closing price of $______ per share of IBC common stock, this would cause the effective exchange ratio for each share of North Bancorp common stock to be reduced from approximately .5787 of a share of IBC common stock to approximately ______ of a share of IBC common stock.

•	In connection with the merger, North Bancorp will terminate certain of its officers and key employees and pay such persons severance payments (as described in more detail under “Interests of Certain Persons in the Merger” on page 48). The total amount that may be paid by North Bancorp to all such persons is $600,000. If IBC negotiates with any of such officers or key employees to continue his or her employment after the merger and such person agrees to forfeit all or a portion of the severance payment he or she would otherwise be entitled to under the merger agreement, then the aggregate total consideration to be paid by IBC to all of North Bancorp’s shareholders would be adjusted upward by the amount of any such forfeited severance payment.

•	The value to be received per share of North Bancorp common stock may be adjusted (upward or downward) based upon the occurrence of an event between the date of this prospectus and proxy statement and the completion of the merger that would result in changes in the number of shares of IBC or North Bancorp common stock outstanding (such as a stock split or a stock dividend). The purpose of any such adjustment is to prevent dilution of the respective interests of the shareholders of IBC and North Bancorp. The merger agreement also provides that the value to be received per share of North Bancorp common stock may be adjusted for other transactions, such as a recapitalization, reclassification, combination, or similar transaction. If one of these types of transactions occurs, there will be an equitable adjustment in the value to be received for each share of North Bancorp common stock. IBC and North Bancorp do not expect that any events necessitating such an adjustment will occur.

•	In addition, the value to be received per share of North Bancorp common stock may be adjusted downward if IBC finds significant environmental problems with the real estate owned by North Bancorp and its subsidiaries. The merger agreement gives IBC the right to conduct various investigations of the real estate owned by North Bancorp and its subsidiaries. If the reports resulting from such investigations state that remedial work will need to be performed to such real estate that in the aggregate will cost more than $100,000 but less than $500,000 (or if the environmental expert making the report is unable to estimate, with any reasonable degree of certainty, that such costs will be less than $50,000), then IBC has the right to deduct the estimated costs of the remedial work from the aggregate total consideration to be paid to all of North Bancorp’s shareholders in the merger. If the estimated costs of any remedial environmental work are expected to exceed $500,000, both IBC and North Bancorp have the right to terminate the merger agreement.

        IBC will not issue fractional shares of IBC common stock in the merger. Instead, if you would otherwise be entitled to receive a fraction of a share of IBC common stock, you will receive an amount of cash determined by multiplying the amount of the fractional share by the average closing price.

Structure of the Merger

        North Bancorp will be merged with and into IBC with IBC being the surviving corporation in accordance with the merger agreement and the Michigan Business Corporation Act. The merger will be accounted for under the purchase method of accounting.

Background of the Merger

        First National Bank of Gaylord was formed in 1975 and formed North Bancorp as its holding company in 1990. North Bancorp’s Board of Directors has periodically reviewed North Bancorp’s strategic alternatives for enhancing profitability and maximizing shareholder value, giving consideration to the changes and ongoing consolidation of the financial services industry.

        Beginning in late 2002 and early 2003, First National Bank of Gaylord began experiencing financial difficulties due, in substantial part, to significant increases in loan losses, nonperforming loans, and loan loss reserve requirements. On July 10, 2003, the bank executed a supervisory agreement with its primary federal regulator, the OCC. Pursuant to such OCC Agreement, the bank was required to comply with various directives imposed by the OCC, including requirements as to capital levels, internal audit procedures, and the improvement of assets criticized by the OCC.

        Subsequent to the execution of such OCC Agreement, North Bancorp’s Board of Directors determined that it would need to obtain additional capital in order to meet the OCC’s requirements. Pursuant to a letter agreement dated September 8, 2003, North Bancorp engaged Donnelly Penman & Partners (which we refer to in this document as “DP&P”) to act as North Bancorp’s financial advisor and investment banker. Prior to such engagement, DP&P had periodically provided consulting and investment banking services to North Bancorp. North Bancorp’s Board of Directors was familiar with the experience and expertise of DP&P in advising companies on strategic alternatives, as well as responding to business combination proposals.

        DP&P prepared an evaluation report in order to analyze various alternatives with respect to North Bancorp’s financial condition, including an analysis of the feasibility and estimated costs associated with obtaining a loan by North Bancorp, making a private placement of North Bancorp’s common stock, and selling North Bancorp to a third party.  On September 26, 2003,  DP&P presented its report to the Board of Directors of North Bancorp. Based on such evaluation report and discussions among North Bancorp’s Board of Directors, the Board determined to pursue a sale of North Bancorp.   The Board authorized DP&P to solicit potential acquirers for North Bancorp.  In early November, DP&P contacted 10 prospective parties with respect to signing a confidentiality agreement. DP&P received executed confidentiality agreements from 5 parties and distributed offering materials to them asking for non-binding indications of interest, and on December 5, 2003,  received written non-binding indications of interest from all 5 parties. Each of the 5 parties was invited to and conducted on-site due diligence.

        On January 25, 2004, IBC’s Board met and reviewed information on North Bancorp and authorized its CEO and CFO to submit a formal proposal to North Bancorp and to negotiate and execute a definitive agreement to acquire North Bancorp.

        On February 6, 2004, the date that final bids were due, DP&P received several offers, one of which was from IBC. By letter dated February 11, 2004, IBC made an amended offer to DP&P for IBC’s acquisition of North Bancorp.

         At a February 12, 2004, North Bancorp Board meeting, DP&P presented IBC's offer and the offer of one other third party to North Bancorp's Board of Directors for consideration. Other indefinite and clearly inferior offers were also reviewed. North Bancorp's Board discussed the various offers and unanimously agreed to pursue a transaction with IBC, based on the fact that IBC's offer represented the highest consideration payable to North Bancorp's shareholders. The Board also considered the dividend payout and market capitalization of IBC and reviewed information on IBC's performance. The Board authorized William Kirsten, the President and CEO of North Bancorp, and DP&P to negotiate with IBC with respect to a merger agreement to acquire North Bancorp.

        Negotiations between North Bancorp and IBC ensued, and IBC’s legal counsel began preparing the merger agreement.  During February of 2004, the details of the merger were negotiated and finalized.  IBC’s Board of Directors met on March 19, 2004, and ratified the merger agreement and all incidental actions.

        On March 2, 2004, North Bancorp’s management, along with DP&P and legal counsel, presented to the North Bancorp Board of Directors the proposed form of merger agreement by and between IBC and North Bancorp pursuant to which North Bancorp would be merged with and into IBC.  Legal counsel reviewed the fiduciary duties of the Board of Directors when considering such proposals.  North Bancorp’s legal counsel then presented a detailed review and analysis of the proposed merger agreement.  At this meeting, DP&P provided the Board of Directors with a comprehensive analysis of the proposed merger.  DP&P gave the Board of Directors its oral opinion that, as of March 2, 2004, the consideration to be received pursuant to the terms of the proposed merger agreement was fair to North Bancorp and its shareholders from a financial point of view. North Bancorp’s Board of Directors then discussed the proposed merger and voted to approve and authorize the merger and the merger agreement and all incidental actions. DP&P later issued its written opinion as of March 4, 2004.

        The merger agreement was executed on March 4, 2004.  A joint press release regarding the merger was issued prior to the opening of the stock market on March 5, 2004.

        The decision of the Board of Directors of North Bancorp to authorize and approve the merger, the merger agreement, and the related agreements was the result of extensive discussion and lengthy deliberation. In reaching its decision, the Board of Directors of North Bancorp gave particular consideration to the following factors:

•	the financial value of IBC’s proposal and the premium that value represents over the other offers for the acquisition of North Bancorp;

•	the dividend payout and market capitalization of IBC;

•	North Bancorp’s imminent need to raise capital in order to comply with the OCC’s directives in the OCC Agreement, and IBC’s ability to provide or its access to capital;

•	the conclusion of the Board of Directors, based upon its deliberations and discussions with DP&P, that there was no imminent source of capital in an amount necessary to assure North Bancorp’s survival and that would result in a transaction as favorable to the shareholders as the merger agreement;

•	the social and economic impact of IBC’s proposal on North Bancorp and its employees, customers, suppliers, and the communities in which North Bancorp and its subsidiaries operate; and

•	the perception of North Bancorp’s Board of Directors of the strategic and synergistic business opportunities for the combined IBC — North Bancorp organization to grow into an organization that provides greater value to its shareholders than the sum of the two previously separate corporations.

        Based on these considerations, the Board of Directors determined that IBC’s proposal would be in the best interests of North Bancorp and its shareholders. In the proposed merger, subject to certain possible adjustments described above, North Bancorp’s shareholders will receive shares of IBC common stock valued at $16.00 per share of North Bancorp common stock.

Merger Recommendation and Reasons for the Merger

North Bancorp

        The North Bancorp Board of Directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal, and market considerations impacting the decision to proceed with the merger. The terms of the merger, including the consideration to be paid to North Bancorp’s shareholders, are the result of arm’s-length negotiations between the representatives of North Bancorp and IBC. In deciding to proceed with the transaction, the Board of Directors considered a number of material factors with a view to maximizing shareholder value in the intermediate and long-term, including the following:

•	the viability of North Bancorp as an independent company given the possibility that if North Bancorp remained independent, regulatory authorities having jurisdiction over North Bancorp and First National Bank of Gaylord could seek a cease-and-desist order, receivership, or other remedy if First National Bank of Gaylord continued its failure to meet the requirements of such regulatory authorities with respect to its operations, financial condition, and capital requirements and that the imposition of any of these remedies could impair shareholder value;

•	the fact that the market value of the consideration to be received by North Bancorp’s shareholders in the merger represented a premium over other offers received and reviewed by North Bancorp’s Board of Directors;

•	the fact that North Bancorp shareholders would benefit from the increased liquidity and dividend payout of the shares of IBC common stock to be received;

•	the historical performance of IBC and its perceived future prospects;

•	the apparent competence, experience, community banking philosophy, and integrity of IBC's management; and

•	the opinion of DP&P that the financial terms of the merger are fair to North Bancorp shareholders from a financial point of view.

        The Board of Directors of North Bancorp also believes that, by becoming part of a larger organization with greater resources, North Bancorp will be able to better serve its customers and communities and provide a broader array of products and services that will be competitive with other financial service providers in Northern Michigan.

North Bancorp’s Board of Directors recommends that you
vote FOR the approval of the merger.

IBC

        IBC believes the proposed merger with North Bancorp will further enhance its position in the Northern Michigan banking market.

Opinion of North Bancorp’s Financial Advisor

        In September 2003, North Bancorp engaged DP&P to act as North Bancorp’s financial advisor. Prior to such engagement, DP&P had periodically provided consulting and investment banking services to North Bancorp. North Bancorp’s Board of Directors was familiar with the experience and expertise of DP&P in advising financial institutions on strategic alternatives, as well as responding to business combination proposals. DP&P is a regional investment banking and advisory firm of recognized standing. As a part of its investment banking and advisory business, DP&P is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements of debt and equity securities, and valuations for estate, corporate, and other purposes.

        On March 2, 2004, DP&P provided the Board of Directors with its oral opinion that the proposed consideration equivalent to $16.00 per share of North Bancorp common stock to be received by the North Bancorp shareholders, subject to downward adjustment due to a decline in the total shareholders' equity of North Bancorp, is fair from a financial point of view, which was confirmed in DP&P's written opinion dated as of March 4, 2004. For purposes of its analysis, DP&P assumed that no downward adjustment due to environmental matters would be made as provided for in the merger agreement.

        The written opinion of DP&P, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limits on the review undertaken by DP&P, is attached as Appendix B to this prospectus and proxy statement. Holders of North Bancorp common stock are urged to read the opinion in its entirety. DP&P’s opinion is directed only to the merger consideration described in the merger agreement and does not constitute a recommendation to any North Bancorp shareholder as to how such shareholder should vote at the North Bancorp special shareholder meeting. The summary, set forth in this prospectus and proxy statement, of the opinion of DP&P is qualified in its entirety by reference to the full text of its opinion attached to this document as Appendix B.

        In arriving at its opinion, DP&P reviewed and considered, among other things:

•	discussions with members of the management of each of North Bancorp and IBC concerning the historical and current business operations, financial condition and prospects of North Bancorp and IBC, respectively;

•	the merger agreement;

•	publicly-available information for North Bancorp and IBC, including each of the Annual Reports on Form 10-K (and, with respect to North Bancorp, Form 10-KSB) for the years ended December 31, 2001 and 2002;

•	earnings releases for both North Bancorp and IBC for the year ended December 31, 2003;

•	certain information, including financial forecasts, relating to earnings, assets, liabilities, and prospects of North Bancorp derived from discussions with North Bancorp senior management and deemed reasonable by North Bancorp senior management;

•	the financial condition of North Bancorp compared to the financial condition of certain comparable financial institutions;

•	the financial terms of the merger compared to the financial terms of selected other business combinations of comparable financial institutions;

•	various valuation analyses performed by DP&P including a discounted cash flow based on stand alone projections for North Bancorp;

•	the pro forma impact of the merger on North Bancorp shareholders; and

•	such other information, financial studies, analyses, and investigations and such other factors that DP&P deemed relevant for the purposes of its opinion.

        In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement by North Bancorp, DP&P has, with the consent of North Bancorp senior management, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by North Bancorp or IBC and upon publicly-available information. DP&P does not assume any responsibility for the accuracy, completeness, or reasonableness of, or any obligation independently to verify, such information. DP&P has also relied upon the assurance of North Bancorp senior management that they are unaware of any facts that would make the information provided by North Bancorp incomplete or misleading in any respect. DP&P did not make or obtain any independent evaluations, valuations, or appraisals of the assets or liabilities of North Bancorp or IBC, nor was DP&P furnished with such materials. DP&P did not review any individual credit files of North Bancorp or IBC and assumed, without independent verification, that the aggregate allowances for credit losses for each of North Bancorp and IBC are adequate to cover any such losses, respectively. DP&P’s opinion is necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by DP&P on the date of the opinion. DP&P does not have any obligation to update its opinion, unless requested by North Bancorp in writing to do so, and DP&P expressly disclaims any responsibility to do so in the absence of any written request by North Bancorp.

        In connection with rendering its opinion, DP&P performed a variety of financial analyses, which are summarized below. DP&P believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying DP&P’s opinion. DP&P has arrived at its opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description. With respect to the comparable company analysis and comparable merger transaction analysis summarized below, no public company utilized as a comparison is identical to North Bancorp, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the relevant financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned.

        The financial forecast information, derived from discussions with North Bancorp senior management and deemed reasonable by North Bancorp senior management, contained in or underlying DP&P’s analysis is not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. In that regard, DP&P assumed that the financial forecasts were reasonably prepared on a basis reflecting the best currently available judgment of North Bancorp senior management and that such forecasts will be realized in the amounts and at the times that they contemplate. The range of values resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by those analyses. Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. None of the analyses performed by DP&P was assigned a greater significance by DP&P than any other.

        In order to determine the fairness of the stock consideration to be received for each share of North Bancorp common stock, as outlined in the merger agreement, DP&P considered the viability of North Bancorp as an independent company. DP&P considered the possibility that if North Bancorp remained independent, regulatory authorities having jurisdiction over North Bancorp and First National Bank of Gaylord could seek a cease-and-desist order, receivership, or other remedy if the bank continued its failure to meet the requirements of such regulatory authorities with respect to its operations, financial condition, and capital requirements. DP&P recognized the possibility that shareholder value, as determined by the stock consideration to be received for each share of North Bancorp common stock, as outlined in the merger agreement, could be impaired if such regulatory authorities were to take any of the aforementioned actions. DP&P also considered the nominal value and the nature of the consideration of all other offers received by North Bancorp at the time the merger agreement was approved by the North Bancorp Board of Directors.

        The following is a brief summary of the analyses performed by DP&P in connection with its written opinion.

Summary Analysis of the Transaction

        DP&P noted that based on the proposed value of the stock consideration to be received for each share of North Bancorp common stock and IBC's average closing stock price of $27.75 for the 20 consecutive full trading days prior to the announcement of the merger, the implied exchange ratio is approximately 0.58 shares of IBC stock for each share of North Bancorp. Pursuant to the merger agreement, the Stock Consideration to be received will not be adjusted to reflect changes in the market price of IBC's common stock. However, the $16.00 per share value is subject to certain downward adjustments as defined in the merger agreement based upon the occurrence of certain events between the date of this prospectus and proxy statement and the completion of the merger. In rendering its fairness opinion, DP&P has assumed that no downward adjustments will be made to the Stock Consideration to be received for each share of North Bancorp common stock other than due to a possible decline in the total shareholders' equity of North Bancorp as of the month end prior to the Effective Date of the Merger.

        A $16.00 value for each share of North Bancorp common stock represents a multiple of 2.14 times North Bancorp’s book value ($7.48 per share) and a multiple of 2.84 times tangible book value ($5.64 per share) as of December 31, 2003. The total consideration of approximately $8.5 million represents 6.28% of North Bancorp’s total deposits, 4.94% of North Bancorp’s total assets and an excess of the purchase price over shareholders’ equity, or premium, equal to 8.03% of North Bancorp’s core deposits, represented by total deposits less certificates of deposit, as of December 31, 2003.

Analysis of Comparable Merger Transactions

        DP&P analyzed commercial bank acquisition transactions announced since January 1, 2000, for banks in the Midwest region (defined by SNL Financial as banks operating in the following states: Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota or Wisconsin) with a deal value less than $50 million and a target total equity to total assets ratio less than 7.0%. DP&P classified this group as the “Midwest Undercapitalized” comparable set. This analysis provided the following comparison points for a $16.00 value for each share of North Bancorp common stock compared to the multiples derived from the Midwest Undercapitalized group

•	2.14 times North Bancorp’s reported book value per share, compared to a high multiple of 3.14 times, a low multiple of 1.00 times, a mean multiple of 1.78 times and a median multiple of 1.54 times;

•	2.84 times North Bancorp’s tangible book value per share, compared to a high multiple of 3.30 times, a low multiple of 1.00 times, a mean multiple of 1.82 times and a median multiple of 1.65 times;

•	4.94% of North Bancorp’s total assets, compared to a high multiple of 19.06%, a low multiple of 3.38%, a mean multiple of 9.74% and a median multiple of 9.51%;

•	6.28% of North Bancorp’s total deposits, compared to a high multiple of 26.58%, a low multiple of 3.50%, a mean multiple of 11.54% and a median multiple of 11.02%; and

•	A premium to North Bancorp’s core deposits of 8.03%, compared to a high multiple of 34.64%, a low multiple of 0.00%, a mean multiple of 6.87% and a median multiple of 5.13%.

        DP&P recognized that no transaction reviewed among the Midwest Undercapitalized comparable set was identical to the merger, particularly given the recent performance of North Bancorp and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

        DP&P also analyzed national bank and thrift acquisition transactions announced since January 1, 2000, with a deal value less than $50 million, a target total equity to total assets ratio less than 7.0% and a target nonperforming assets to total assets ratio greater than 3.0%. DP&P classified this group as the “National Low Performing” comparable set. This analysis provided the following comparison points for a $16.00 value for each share of North Bancorp common stock compared to the multiples derived from the National Low Performing group.

•	2.14 times North Bancorp’s reported book value per share, compared to a high multiple of 3.48 times, a low multiple of 0.32 times, a mean multiple of 1.45 times and a median multiple of 1.15 times;

•	2.84 times North Bancorp’s tangible book value per share, compared to a high multiple of 3.48 times, a low multiple of 0.32 times, a mean multiple of 1.45 times and a median multiple of 1.15 times;

•	4.94% of North Bancorp’s total assets, compared to a high multiple of 20.13%, a low multiple of 1.80%, a mean multiple of 7.57% and a median multiple of 6.75%;

•	6.28% of North Bancorp’s total deposits, compared to a high multiple of 21.49%, a low multiple of 2.23%, a mean multiple of 8.53% and a median multiple of 7.59%; and

•	A premium to North Bancorp’s core deposits of 8.03%, compared to a high multiple of 16.97%, a low multiple of a negative 6.07%, a mean multiple of 3.52% and a median multiple of 1.23%.

        DP&P recognized that no transaction reviewed among the National Low Performing comparable set was identical to the merger particularly given the recent performance of North Bancorp and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

        DP&P reviewed the one day premiums to market for both the Midwest Undercapitalized and National Low Performing comparable sets. Given the relatively limited number of public companies and or stock premium information contained within these comparable sets, DP&P did not rely on a comparison of the stock premium paid for North Bancorp to the premiums observed in the representative transactions for purposes of its opinion. DP&P also noted that the North Bancorp merger was announced simultaneously with the release of North Bancorp’s fourth quarter and 2003 full year results, including a significant loss, which renders a misleading one day premium analysis in that the stock of North Bancorp did not trade based on the release of such information and therefore the trading value of the stock was not known based on the release of such information.

Analysis of Selected Comparable Companies

        DP&P compared selected operating results of North Bancorp to a peer group that included the following 28 banks from Illinois, Indiana, Michigan and Ohio all under $300 million in total assets: Bank of Evansville, N.A.; Belmont Bancorp; Capital Directions, Incorporated; ChoiceOne Financial Services, Inc.; Clarkston Financial Corporation; Clover Leaf Financial Corp.; Combanc Inc.; Commercial Bancshares, Incorporated; Commercial National Financial Corporation; Community National Corporation; Community Shores Bank Corporation; County Bank Corporation; Exchange Bancshares, Inc.; FC Banc Corp.; First Robinson Financial Corporation; First Shares Bancorp, Inc.; Heartland Bancshares, Inc.; ICNB Financial Corporation; Illini Corporation; Killbuck Bancshares, Inc.; Michigan Community Bancorp Limited; Michigan Heritage Bancorp, Inc.; Middlefield Banc Corp.; Ohio Legacy Corp; Ohio State Bancshares, Incorporated; St. Joseph Capital Corporation; Tri-State 1st Banc, Inc.; United Commerce Bank; and University Bancorp, Inc.

        This comparison showed, among other things, that for the year ended December 31, 2003:

•	North Bancorp's net interest margin was 3.59%, compared with the North Bancorp peer group mean of 3.84%;

•	North Bancorp's efficiency ratio was 93.14%, compared with the North Bancorp peer group mean of 73.83%;

•	North Bancorp’s ratio of nonperforming assets to total assets was 7.33%, compared with the North Bancorp peer group mean of 1.06%.

•	North Bancorp’s leverage ratio was 2.66%, compared to the North Bancorp peer group mean of 9.32%.

        No financial institution used in the above analyses as a comparison is identical to North Bancorp. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of North Bancorp and the financial institutions to which it was compared.

Discounted Cash Flow Analysis – Stand Alone

        In preparing its discounted cash flow analysis assuming North Bancorp remained independent, DP&P relied on the guidance of North Bancorp’s senior management in order to develop projections through the year ending December 31, 2008. Based on the capital adequacy provision of the OCC Agreement, DP&P assumed North Bancorp would have to raise capital sufficient to meet the minimum guidelines as established by the OCC. DP&P estimated, with guidance from the senior management of North Bancorp, a capital raise of 1,220,000 shares at $6.00 per share would be necessary, resulting in gross proceeds of approximately $7.3 million and net capital proceeds of approximately $6.7 million after accounting for an assumed brokerage commission of 6.0% and other offering expenses of $200,000. Within the context of the stand alone projections, this capital would be sufficient to satisfy the capital adequacy provision of the OCC requirement which mandates a minimum tier 1 capital to average assets, or leverage, ratio of 7.5%. The North Bancorp stand alone projections are predicated on the limitations of the OCC Agreement through the end of 2006.

        DP&P prepared a discounted dividend stream analysis of North Bancorp, which estimated the future after-tax cash flows that North Bancorp might produce over the period from March 5, 2004 through December 31, 2008, assuming North Bancorp continued to operate as an independent company. These estimates were derived from discussions with North Bancorp senior management and were deemed reasonable by North Bancorp senior management. The stand alone projections were based on the following assumptions:

•	The maintenance of North Bancorp's most recent annual net interest margin of 3.6% throughout the projection period;

•	A normalized level of non-interest income and non-interest expense throughout the projection period;

•	Total asset growth of 6.0% per year (the limitation imposed by the OCC Agreement) for the years 2004 through 2006 followed by a 10.0% growth per year for 2007 and 2008; and

•	No dividends for the years 2004 through 2006 and a 25.0% dividend payout ratio for the years 2007 and 2008.

        These dividend cash flows were then discounted to a present value using discount rates ranging from 12.0% to 20.0% viewed as appropriate for a company with North Bancorp’s particular risk characteristics. DP&P also estimated the terminal value for the North Bancorp common shares ranging from 1.80 times to 2.20 times North Bancorp’s estimated 2008 tangible book value. This range of multiples was chosen based on the multiples of price to tangible book value observed by DP&P in recent Midwest bank transactions. This discounted dividend analysis indicated an implied value range of $7.27 to $12.27 per North Bancorp common share.

        The analysis was constructed with the guidance of North Bancorp’s senior management with respect to the projections of future performance on a stand alone basis, which were based upon many factors and assumptions deemed reasonable by North Bancorp senior management. This analysis does not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. DP&P included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates and that North Bancorp would remain as a going concern throughout the period.

Closing and Effective Time of the Merger

        IBC will select the time and place for the closing and anticipates that the closing will occur in July 2004. IBC must select a date for the closing on or before the 10th day of the calendar month that follows the month in which the latter of the following occurs: (i) the Federal Reserve Board approves the merger, and (ii) the special meeting of North Bancorp shareholders occurs. (The closing may be slightly delayed in certain circumstances, as described in “What North Bancorp Shareholders Will Receive in the Merger” on page 15 above.)

        IBC will select the time that the merger will be effective, provided that the effective time must be no later than the close of business on the last day of the month in which the closing of the merger occurs.

Regulatory Approvals

        Before IBC and North Bancorp may complete the merger, IBC must receive the approval of the Federal Reserve Board. In addition, if and when the Federal Reserve Board approves the merger, IBC and North Bancorp must wait an additional 30 days before completing the merger to allow the U.S. Department of Justice to take further action to delay or block the merger. (The Department of Justice may shorten this 30-day period in its discretion.) IBC filed its application for approval of the merger with the Federal Reserve Board on or about April 15, 2004. While IBC expects to receive Federal Reserve Board approval, no assurance can be made as to whether or when the approval will be given.

Distribution of IBC Common Stock

        At the effective time of the merger, North Bancorp’s shareholders will cease to own shares of North Bancorp. Subject to certain adjustments pursuant to the merger agreement, each share of North Bancorp common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive shares of IBC common stock valued at $16.00.

        At the effective time of the merger, IBC will deliver to its exchange agent the number of shares of IBC common stock issuable in the merger and the amount of cash required to pay former shareholders of North Bancorp common stock for their rights to fractional shares of IBC common stock. Within 15 business days after the effective time of the merger (if it is approved and completed), the exchange agent will send you and other former North Bancorp shareholders transmittal materials to be used to exchange the old North Bancorp stock certificates. The transmittal materials will contain instructions with respect to the surrender of old North Bancorp stock certificates. After the effective time of the merger, once the exchange agent receives your old North Bancorp stock certificates, the exchange agent will register the shares of IBC common stock issuable to you in the name and at the address appearing on North Bancorp’s stock records as of the time of the merger or such other name or address as you request in the transmittal materials and will send you a certified check for the cash payable in exchange for any fractional share of IBC common stock you were entitled to receive. The exchange agent will not be required to register the shares in that manner or send payments for fractional shares until it has received all of your old North Bancorp stock certificates (or an affidavit of loss for such certificate or certificates and, if required by IBC or the exchange agent, an indemnity bond), together with properly executed transmittal materials. Such old North Bancorp stock certificates, transmittal materials, and affidavits must be in a form and condition reasonably acceptable to IBC and the exchange agent. The exchange agent will have discretion to determine reasonable rules and procedures relating to the exchange (or lack thereof) of old North Bancorp stock certificates and the payment of the merger consideration to you.

Exclusive Commitment to IBC

Board Recommendation

        The North Bancorp Board of Directors has approved the merger agreement and the merger and other transactions contemplated by the merger agreement. The North Bancorp Board of Directors believes that the merger agreement is in the best interests of North Bancorp and its shareholders and recommends that the North Bancorp shareholders vote FOR approval of the merger. See “Merger Recommendation and Reasons for the Merger” on page 19 above.

No Negotiations with Third Parties

        In addition to the commitment of the Board of Directors of North Bancorp to recommend the merger to its shareholders, North Bancorp has agreed that it will not directly or indirectly invite, initiate, solicit, or encourage any other party to make any proposal involving the sale of North Bancorp or First National Bank of Gaylord. Further, North Bancorp has agreed that it will not (i) negotiate with any other party regarding a possible sale of North Bancorp, except upon the receipt of an unsolicited offer from a third party as required by applicable law, or (ii) provide any nonpublic information about itself or any of North Bancorp’s subsidiaries to any party other than IBC, unless required by applicable law. North Bancorp must promptly notify IBC of all inquires and proposals that it receives relating to a proposed acquisition transaction and must keep IBC informed on the status and details of any such inquiry or proposal.

Payment after Certain Events

        If the shareholders of North Bancorp fail to approve the merger at the special shareholders meeting described in this prospectus and proxy statement, and such failure is due in whole or in part to the existence of any acquisition proposal which competes or is otherwise inconsistent with the transactions contemplated by the merger agreement, then North Bancorp is required to promptly pay to IBC a fee of $250,000. The fee would be increased to $500,000 if an inquiry or proposal was solicited, directly or indirectly, by any officer, director, shareholder, or other representative of North Bancorp or if North Bancorp otherwise breaches other covenants in the merger agreement related to its commitment to deal exclusively with IBC.

Conduct of North Bancorp Pending the Completion of the Merger

        In the merger agreement, North Bancorp made certain covenants to IBC. These covenants, which remain in effect until the merger is completed or until the merger agreement has been terminated, are summarized below.

Ordinary Course of Business

        North Bancorp has agreed to conduct its business, and manage its property only in the usual, regular, and ordinary course in substantially the same manner as before the merger agreement was signed. In particular, North Bancorp has agreed, among other things, to:

•	preserve its business organization and that of each of its subsidiaries;

•	retain the services of its employees (except as set forth in the merger agreement);

•	preserve the goodwill of customers and others with whom business relationships exist;

•	refrain from declaring, setting aside, making, or paying any dividend or other distribution;

•	refrain from issuing any shares of capital stock, issuing any rights, redeeming shares of stock, or making any changes to capitalization;

•	make no change in its Articles of Incorporation, Bylaws, or capital stock except as effected by the merger agreement;

•	take no action to increase the salary, severance or other compensation payable to, or fringe benefits of, or pay any bonus to, any officer, director, or employee as a class or group (except as set forth in the merger agreement);

•	take no action to enter into, extend, or renew any employment or consulting agreement;

•	take no action to enter into or modify any employee benefit plans relating to any director, officer, or employee, except as in the ordinary course of business and in accordance with past practices;

•	except with prior consultation with IBC, refrain from originating any consumer loan in excess of $150,000, excluding loans purchased by Freddie Mac, or any commercial loan in excess of $250,000;

•	refrain from entering into any contract or arrangement with a labor union or any contract or arrangement not made in the ordinary course of business;

•	take no action to borrow money except in the ordinary course of business;

•	take no action to change its method of accounting in effect for the year ended December 31, 2002;

•	make no capital expenditures in excess of $10,000 or $25,000 in the aggregate, except in the ordinary course of business in connection with the merger agreement, pursuant to binding commitments, or necessary to maintain existing assets in good repair;

•	refrain from entering into any lease or lease renewal of real or personal property providing for annual payments exceeding $5,000;

•	take no action with respect to any branch location;

•	refrain from purchasing any security or material investment, other than in connection with foreclosures or other repossessions, except for U.S. Treasury or Government agency securities with maturities of three years of less, or commercial paper, agreements to repurchase or federal funds with maturities of ninety days or less;

•	take no action to grant any preferential rights to purchase any assets or requiring the consent of any other party to transfer and assign such assets or rights;

•	refrain from materially changing or modifying any lending or investment policies;

•	refrain from entering into any futures, option, interest, or other hedging contract, except as necessitated by changes in interest rates and in accordance with safe and sound banking practices;

•	take no action that would cause any of the representations and warranties contained in the merger agreement to be false or would fail to cause any conditions precedent to be satisfied;

•	refrain from taking any action that would be impede or delay the merger or the ability of any party to perform under the merger agreement;

•	take no action to materially increase or decrease the interest rate on time deposits or certificates of deposit (except as permitted by the merger agreement); and

•	notify IBC in writing of any matter or event that would have a material adverse effect on North Bancorp.

Environmental Investigation

        North Bancorp has agreed to permit IBC to conduct a phase one environmental assessment of each parcel of real property currently owned or leased by North Bancorp or any of its affiliates, excluding space leased by North Bancorp or any of its subsidiaries in office or retail establishments for automatic teller machine or branch facilities, or other office leases where the space leased is less than 20% of the total space leased to all tenants. IBC may order a phase two environmental assessment if reasonably required by the phase one results.

        If the reports resulting from such investigations state that remedial work will need to be performed to such real estate that in the aggregate will cost more than $100,000 but less than $500,000 (or if the environmental expert making the report is unable to estimate, with any reasonable degree of certainty, that such costs will be less than $50,000), then IBC has the right to deduct the estimated costs of the remedial work from the aggregate total consideration that would otherwise be paid to all of North Bancorp’s shareholders in the merger. If the estimated costs of any remedial environmental work are expected to exceed $500,000, both IBC and North Bancorp have the right to terminate the merger agreement.

Insurance and Indemnification

        For a period of five years after the merger is effective, IBC has agreed to honor any and all rights to indemnification existing, at the time of the merger, in favor of the present and former directors and officers of North Bancorp and its subsidiaries under their articles of incorporation or existing bylaws. These enforceable contractual rights will remain in effect following the merger with respect to acts or omissions occurring before the merger with the same force and effect as before the merger.

        In addition, IBC has agreed to cooperate with North Bancorp to cause the officers and directors of North Bancorp immediately prior to the merger to be covered immediately following the merger by the directors’ and officers’ liability insurance policy maintained by North Bancorp with respect to acts or omissions occurring before the merger that were committed by such officers and directors in their capacities as such. IBC may substitute for North Bancorp’s current coverage new coverage under policies offering comparable coverage and amounts to IBC’s policies for its own officers and directors.

Conditions to Closing the Merger

Mutual Conditions to Close

        The obligations of each of IBC and North Bancorp to complete the merger are subject to the fulfillment of certain conditions, including the following:

•	the shareholders of North Bancorp must have approved the merger;

•	each governmental agency having jurisdiction over the merger must have approved or consented to the merger;

•	all requisite third parties must have given the appropriate approval, consent, or waiver;

•	IBC and North Bancorp must not be subject to any order, decree, or injunction by any court or governmental authority that enjoins or prohibits the completion of the merger;

•	there must be no pending or threatened proceedings before governmental authorities that attempt to prohibit, restrict, or make the merger illegal; and

•	the registration statement of which this prospectus and proxy statement is a part must have been declared effective by the SEC and must not be subject to a stop order or threatened stop order.

IBC’s Conditions to Close

        In addition to the mutual conditions to close described above, IBC’s obligation to complete the merger is subject to the fulfillment of additional conditions, including the following:

•	the representations and warranties made by North Bancorp and First National Bank of Gaylord in the merger agreement must be true and correct as of the closing date or to a specifically related earlier date;

•	North Bancorp and First National Bank of Gaylord must have performed in all material respects all of the agreements, conditions, and covenants made in the merger agreement to be completed at or before the closing;

•	North Bancorp and First National Bank of Gaylord must provide an accounting of all expenses incurred by each of them in connection with the merger;

•	IBC must have received an opinion from Bodman, Longley & Dahling, LLP (legal counsel for North Bancorp) to the effect that North Bancorp is in good standing, First National Bank of Gaylord is in good standing, the merger has been approved by the Boards of North Bancorp and the bank, the merger agreement is binding on each of them, and that upon filing of the certificate of merger, the merger will become effective;

•	any information received by IBC making the representations and warranties from North Bancorp and First National Bank of Gaylord true and correct must not have a material adverse impact on North Bancorp;

•	North Bancorp must have terminated its Director Health Care Plan and provided IBC with signed releases from each plan participant;

•	North Bancorp's stock and options must not exceed 532,896 shares at the closing date of the merger;

•	no condition, event, circumstance, fact, or occurrence may occur that reasonably may be expected to have a material adverse effect on North Bancorp; and

•	IBC must have received agreements from certain of North Bancorp’s officers releasing both North Bancorp and IBC and their respective affiliates from payment of any additional compensation.

North Bancorp’s Conditions to Close

        In addition to the mutual conditions to close described above, North Bancorp’s obligation to complete the merger is subject to the fulfillment of additional conditions, including the following:

•	the representations and warranties made by IBC in the merger agreement must be true and correct as of the closing date or to a specifically related earlier date;

•	IBC must have performed in all material respects all of the agreements, conditions, and covenants made in the merger agreement to be completed at or before the closing;

•	North Bancorp must have received an opinion from Varnum, Riddering, Schmidt & Howlett LLP (legal counsel for IBC) to the effect that IBC is in good standing; the merger agreement has been duly executed by IBC and is binding on IBC; the shares of IBC common stock to be issued to North Bancorp’s shareholders in the merger will be duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights; the merger will be treated as a reorganization under the Internal Revenue Code; and that upon filing of the certificate of merger, the merger will become effective;

•	any information received by North Bancorp making the representations and warranties from IBC true and correct must not have a material adverse impact on IBC;

•	no condition, event, circumstance, fact, or occurrence may occur that reasonably may be expected to have a material adverse effect on IBC; and

•	North Bancorp must have received an opinion from DP&P to the effect that the merger is fair from a financial standpoint.

Termination

        Prior to the merger, the merger agreement may be terminated by IBC and North Bancorp by mutual consent or may be terminated by either of them if the merger has not been completed on or before September 30, 2004.

IBC’s Right to Terminate

        In addition, IBC may terminate the merger agreement and abandon the merger on its own action upon the occurrence of additional events specified in the merger agreement including, among others, the following:

•	North Bancorp or First National Bank of Gaylord, prior to closing, breaches any covenant, undertaking, representation, or warranty in the merger agreement, and such breach remains uncured for more than 30 days after written notice from IBC;

•	the denial or withdrawal of the application for regulatory approval at the request or recommendation of a governmental entity, unless a petition for rehearing or an amended application is filed within 25 days after such denial or withdrawal;

•	the issuance of a final non-appealable order prohibiting the completion of the merger by a governmental entity with competent jurisdiction;

•	the failure of North Bancorp’s shareholders to approve the merger by the requisite vote of approval at the special shareholders meeting described in this prospectus and proxy statement; or

•	certain environmental risks exist for which the cost of remediation exceeds $500,000.

North Bancorp’s Right to Terminate

        In addition, North Bancorp may terminate the merger agreement and abandon the merger on its own action upon the occurrence of additional events specified in the merger agreement including, among others, the following:

•	IBC, prior to closing, breaches any covenant, undertaking, representation, or warranty in the merger agreement, and such breach remains uncured for more than 30 days after written notice from North Bancorp;

•	the denial or withdrawal of the application for regulatory approval at the request or recommendation of a governmental entity, unless a petition for rehearing or an amended application is filed within 25 days after such denial or withdrawal;

•	the issuance of a final non-appealable order prohibiting the completion of the merger by a governmental entity with competent jurisdiction;

•	the failure of North Bancorp’s shareholders to approve the merger by the requisite vote of approval at the special shareholders meeting described in this prospectus and proxy statement; or

•	certain environmental risks exist for which the cost of remediation exceeds $500,000.

Effect of Termination

        If either IBC or North Bancorp terminates the merger agreement as a result of a breach by the other party, the non-breaching party is entitled to reimbursement of all reasonable costs and expenses incurred in connection with the consummation of the merger in an amount not to exceed $200,000. Certain provisions of the merger agreement, including provisions regarding confidentiality, will survive termination of the merger agreement. In addition, neither company will be released from liability to the other for any liabilities or damages arising out of its breach of any provision of the merger agreement.

        In addition to the transaction costs described above, if the shareholders of North Bancorp fail to approve the merger at the special shareholders meeting described in this prospectus and proxy statement, and such failure is due in whole or in part to the existence of any acquisition proposal which competes or is otherwise inconsistent with the transactions contemplated by the merger agreement, then North Bancorp is required to promptly pay to IBC a fee of $250,000. The fee shall be increased to $500,000 if an inquiry or proposal was solicited, directly or indirectly, by any officer, director, shareholder, or other representative of North Bancorp or if North Bancorp otherwise breaches other covenants in the merger agreement related to its commitment to deal exclusively with IBC.

Description of IBC Common Stock

        IBC’s authorized capital stock consists of 30 million shares of common stock, $1.00 par value per share, and 200,000 shares of preferred stock, no par value per share. As of December 31, 2003, IBC had 19,568,867 shares of IBC common stock outstanding and no shares of IBC preferred stock outstanding. IBC expects to issue not more than 500,000 shares of IBC common stock in the merger.

        Holders of IBC common stock are entitled to dividends out of funds legally available for that purpose when, as, and if declared by IBC’s Board of Directors. Each holder of IBC common stock is entitled to one vote for each share held on each matter submitted for shareholder action. IBC common stock has no preemptive rights, cumulative voting rights, conversion rights, or redemption provisions.

        In the case of any liquidation, dissolution, or winding up of the affairs of IBC, holders of IBC common stock would be entitled to receive, pro rata, any assets distributable to common shareholders in proportion to the number of shares held by them.

        All outstanding shares of IBC common stock are, and shares to be issued pursuant to the merger will be, when issued, fully paid, and non-assessable.

        See “Comparison of Rights of IBC and North Bancorp Shareholders” below for more information relevant to the ownership of IBC common stock.

Comparison of Rights of IBC and North Bancorp Shareholders

        If the merger is completed, holders of North Bancorp common stock will become holders of IBC common stock. Holders of IBC common stock will continue to be holders of IBC common stock after the merger.

        Because both North Bancorp and IBC are incorporated under Michigan law, their respective shareholders’ rights are governed by the Michigan Business Corporation Act. As a North Bancorp shareholder, your rights are currently governed by North Bancorp’s Articles of Incorporation and Bylaws and the Michigan Business Corporation Act. However, after the merger (if approved and completed), your rights will be governed by IBC’s Restated Articles of Incorporation and Amended and Restated Bylaws and the Michigan Business Corporation Act. The following discussion compares North Bancorp’s Articles of Incorporation and Bylaws to IBC’s Restated Articles of Incorporation and Amended and Restated Bylaws.

        The following comparison is not intended to be complete and is qualified in its entirety by reference to IBC’s Restated Articles of Incorporation and Amended and Restated Bylaws and North Bancorp’s Articles of Incorporation and Bylaws. Copies of these documents are available upon request. See “Where You Can Find More Information” on page 52 below.

Anti-Takeover Provisions — In General

        North Bancorp’s Articles of Incorporation, as amended, contain provisions that could prevent or delay the acquisition of North Bancorp by means of a tender offer, proxy contest, or otherwise. These provisions could also limit shareholders’ participation in certain types of business combinations or other transactions that might be proposed in the future, regardless of whether those transactions were favored by a majority of shareholders, and could enhance the ability of officers and directors to retain their positions.

        IBC’s Restated Articles of Incorporation, as amended, contain similar types of provisions. Material differences in the companies’ organizational documents with respect to such anti-takeover provisions are discussed below under separate sections, such as “Size and Classification of the Board of Directors” and “Removal of Directors.”

Authorized Capital

        The total authorized shares of capital stock of IBC consist of 30 million shares of common stock, $1.00 par value per share, and 200,000 shares of preferred stock. As of December 31, 2003, there were 19,568,867 shares of IBC common stock outstanding. IBC has not issued any shares of preferred stock. IBC’s Restated Articles of Incorporation, as amended, authorize IBC’s Board of Directors to issue preferred stock from time to time and to fix the rights, preferences, and limitations of each series of preferred stock. This includes the designation of the series and the number of shares in it, the dividend rate, whether and when shares will be redeemable, the prices at which shares will be redeemable, rights upon liquidation, any sinking fund provisions, any conversion or exchange privileges, voting rights, any restrictions on the payment of dividends or other distributions on other classes of stock and any other rights, preferences or limitations.

        The issuance of shares of IBC preferred stock could adversely affect the rights of the holders of IBC common stock and adversely affect the availability of earnings for distribution to the holders of IBC common stock.

        The total authorized capital stock of North Bancorp consists of 3 million shares of common stock, $1.00 par value per share. As of December 31, 2003, there were 532,896 shares of North Bancorp common stock outstanding. No share of North Bancorp common stock is entitled to any preferences and all shares are equal. North Bancorp’s Articles of Incorporation, as amended, do not authorize any other shares or classes of capital stock.

Size and Classification of the Board of Directors

        Under IBC’s Restated Articles of Incorporation, as amended, IBC’s Board of Directors is divided into three classes, as nearly equal in number as possible. The term of office of one class of directors expires each year. The number of directors is determined from time to time by resolution adopted by the affirmative vote of at least 75% of the directors of IBC and a majority of the “continuing directors,” as defined in IBC’s Restated Articles of Incorporation. Currently, IBC’s Board of Directors is composed of six members. Because of the classification of IBC’s Board of Directors, it would normally take at least two annual meetings of shareholders to change a majority of the members of IBC’s Board of Directors.

        Under North Bancorp’s Articles of Incorporation, as amended, North Bancorp’s Board of Directors is divided into three classes, as nearly equal in number as possible. The term of office of one class of directors expires each year. North Bancorp’s Amended and Restated Bylaws provide that the number of directors is determined from time to time by resolution of the corporation, provided that there shall be at least five and no more than fifteen directors. Currently, North Bancorp’s Board of Directors is composed of seven directors. Because of the classification of North Bancorp’s Board of Directors, it would take at least two annual meetings of shareholders to change a majority of the members of North Bancorp’s Board of Directors. North Bancorp’s directors are elected by a plurality of the votes cast at an election.

Limitation of Personal Liability of Directors

        Both IBC’s Restated Articles of Incorporation and North Bancorp’s Articles of Incorporation, as modified by the Michigan Business Corporation Act, provide that a director will not be personally liable to the corporation for money damages for breach of the director’s fiduciary duty. However, a director’s liability cannot be limited for: (1) the amount of any financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the corporation or its shareholders; (3) an illegal dividend, distribution or loan to an officer, director or employee of the corporation that is contrary to the Michigan Business Corporation Act; or (4) an intentional criminal act.

Removal of Directors

        Under IBC’s Restated Articles of Incorporation, any one or more directors may be removed from office at any time, with or without cause, but only by either (1) the affirmative vote of a majority of the continuing directors and at least 75% of the Board of Directors or (2) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least 75% of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class.

        Under North Bancorp’s Amended and Restated Bylaws, any one or more directors may be removed from office at any time, with or without cause, by a majority in interest of the shareholders.

Shareholder Nominations of Directors

        Under IBC’s Restated Articles of Incorporation, nominations for the election of directors may be made by the Board of Directors or by a shareholder entitled to vote in the election of directors. A shareholder entitled to vote in the election of directors, however, may make such a nomination only if written notice of such shareholder’s intent to do so has been given, either by personal delivery or by United States mail, postage prepaid, and received by IBC (a) with respect to an election to be held at an annual meeting of shareholders, not later than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date IBC mails or otherwise gives notice of the date of such meeting), and (b) with respect to an election to be held at a special meeting of shareholders called for that purpose, not later than the close of business on the 10th day following the date on which notice of the special meeting was first mailed to the shareholders by IBC.

        An IBC shareholder’s notice of intent to make a nomination shall set forth: (1) the name(s) and address(es) of the shareholder who intends to make the nomination and of the person or persons to be nominated; (2) a representation that the shareholder (a) is a holder of record of stock of IBC entitled to vote at such meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (4) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934, as amended, had the nominee been nominated by the Board of Directors; and (5) the consent of each nominee to serve as a director of IBC if so elected.

        Neither North Bancorp’s Articles of Incorporation nor its Amended and Restated Bylaws contain provisions specifically dealing with director nominations.

Shareholder Proposals

        Under IBC’s Amended and Restated Bylaws, a shareholder who wishes to present a proposal for action at a shareholders’ meeting must follow certain procedures. In order to present the proposal, the shareholder must give timely notice of the matter in writing to IBC. For annual meetings, to be timely, the notice must be delivered to or mailed to and received by IBC not less than 30 days prior to the scheduled meeting, provided that if given less than 40 days prior to the meeting, IBC must receive the notice within 10 days following the notice of the meeting sent by IBC to the shareholders.

        The notice by the IBC shareholder must include the following information:  (1) the shareholder’s name and record address; (2) a representation that the shareholder (a) is a holder of record of IBC stock entitled to vote at such meeting, (b) will continue to hold such stock until the date of such meeting, and (c) intends to appear in person or by proxy at the meeting to submit the proposal to shareholder vote; (3) a brief description of the matter to be acted on; and (4) any financial or other interest that the shareholder has in the proposal.

        Neither North Bancorp’s Articles of Incorporation nor its Amended and Restated Bylaws contain provisions specifically dealing with shareholder proposals.

State Anti-Takeover Laws

        Fair Price Act. Certain provisions of the Michigan Business Corporation Act establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (referred to as the “Fair Price Act”). The Fair Price Act applies to both IBC and North Bancorp. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to include nearly any merger, consolidation, share exchange, sale of assets, stock issuance, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates” of an interested shareholder. An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

        The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (1) the purchase price to be paid for the shares of common stock in the business combination must be at least equal to the highest of either (a) the market value of the shares on the date that the business combination was announced or on the date that the interested shareholder first became an interested shareholder, whichever is higher, or (b) the highest per share price paid by an interested shareholder within the two-year period preceding the announcement of the business combination or in the transaction in which the shareholder first became an interested shareholder, whichever is higher; (2) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends; and (3) at least five years have passed between the date the interested shareholder first became an interested shareholder and the date the business combination is completed. The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the Fair Price Act by resolution before the time that the interested shareholder first became an interested shareholder.

        Control Share Act. Certain portions of the Michigan Business Corporation Act also regulate the acquisition of “control shares” of widely held Michigan corporations (referred to as the “Control Share Act”). The Control Share Act applies to IBC and North Bancorp and their shareholders. The Control Share Act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power in the election of directors of the corporation at or above any of the following thresholds: 20%, 33%, and 50%. Under the Control Share Act, an acquiror may not vote “control shares” that were acquired in a control share acquisition unless the corporation’s disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person before the control share acquisition. The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ rights upon all of a corporation’s shareholders except the acquiring person.

Amendments to Articles of Incorporation and Bylaws

        Under the Michigan Business Corporation Act, a corporation’s articles of incorporation may be amended by the affirmative vote of the majority of the outstanding shares entitled to vote. In addition, an amendment to a corporation’s articles of incorporation may require the approval of the majority of the outstanding shares of a class or series of stock if the amendment would (1) increase or decrease the authorized number of shares of that class or series or (2) alter or change the powers, preferences, or special rights of that class or series so as to affect them directly. However, a corporation’s articles of incorporation may specify that an amendment to one or more provisions of the articles must be approved by higher percentages. Neither IBC’s Restated Articles of Incorporation, nor North Bancorp’s Articles of Incorporation, contain specific provisions dealing with amendments to the Articles of Incorporation.

        Under the Michigan Business Corporation Act, a corporation’s bylaws may be amended by either the board of directors or the shareholders, unless the corporation’s articles of incorporation or bylaws provide that only the shareholders may amend the bylaws or any particular bylaw. IBC’s Amended and Restated Bylaws provide that they may be amended either by the shareholders or the Board of Directors. North Bancorp’s Amended and Restated Bylaws provide that they may be amended by a majority of the Board of Directors.

Indemnification Provisions

        Under the Michigan Business Corporation Act, a corporation is permitted to, and in some circumstances must, indemnify its officers, directors, employees, and agents, as well as persons who were serving in similar positions with another entity at the corporation’s request, in a variety of situations.

        The indemnification provisions in both IBC’s and North Bancorp’s charter documents are somewhat more limited. Generally, IBC’s Restated Articles of Incorporation provides that directors and executive officers of the corporation will be indemnified to the fullest extent permitted by the Michigan Business Corporation Act. Persons who are not directors or executive officers of IBC may be similarly indemnified, but only if the indemnification is approved by the Board of Directors. North Bancorp’s Bylaws provide that indemnification for a director, executive officer, or other party shall only be authorized by a court order, a majority of directors who are not parties or threatened to be made parties to the action, by independent legal counsel, or by a majority of the shareholders, excluding the vote of shares held by directors who are parties or threatened to be made parties to the action.

Shareholder Action by Written Consent

        Under the Michigan Business Corporation Act, the shareholders of a corporation may take an action either at a meeting or without a meeting if all of the shareholders sign a written consent authorizing the action. However, unanimous approval by written consent is not required if the corporation’s articles of incorporation allow the shareholders holding a majority of the voting power (or such higher level as may be required) to take action by written consent. In that case, certain other conditions must be met, such as providing notice of the action to all shareholders who did not sign the consent.

        Neither IBC’s Restated Articles of Incorporation nor North Bancorp’s Articles of Incorporation allow a majority of shareholders to take action without a meeting.

Public Markets for IBC’s and North Bancorp’s Shares

        IBC’s common stock is listed on the Nasdaq National Market System. Although North Bancorp’s common stock is quoted on the OTC Bulletin Board, there are only limited or sporadic quotations.

Restrictions on North Bancorp Affiliates

        All shares of IBC common stock received by North Bancorp shareholders in the merger will be freely transferable, except that shares of IBC common stock received by persons who are deemed to be “affiliates” (as such term is defined under the Securities Act of 1933) of North Bancorp before the merger may only be resold in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933 or as otherwise permitted under such Securities Act. Persons who may be deemed to be affiliates of North Bancorp generally include individuals or entities that control, are controlled by, or are under common control with, North Bancorp and may include certain officers, directors, and principal shareholders of North Bancorp.

        This prospectus and proxy statement covers IBC common stock to be issued in connection with the merger. It does not cover any resales of IBC common stock to be received by affiliates upon completion of the merger, and no person is authorized to make any use of this prospectus and proxy statement in connection with any such resale.

Material Federal Income Tax Consequences

        The following discussion addresses the material United States federal income tax consequences of the merger to holders of North Bancorp common stock. This discussion applies only to North Bancorp shareholders who hold their North Bancorp common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of his or her personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws, including: banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; and shareholders who hold North Bancorp common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and shareholders of North Bancorp common stock who acquired their shares of North Bancorp common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

        This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as currently applicable, and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local, and foreign laws are not addressed in this discussion. Tax consequences to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

        It is a condition to the obligation of North Bancorp to complete the merger that it receive from Varnum, Riddering, Schmidt & Howlett LLP, legal counsel for IBC, an opinion regarding material federal income tax consequences of the merger. IBC and North Bancorp believe, based on this opinion, that the merger will have the following federal income tax consequences:

•	the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and IBC and North Bancorp will each be a “party to a reorganization” within the meaning of Section 368(b);

•	the basis of North Bancorp’s assets in the hands of IBC will be the same as the basis of those assets • in the hands of North Bancorp immediately before the reorganization;

•	no gain or loss will be recognized by IBC on the receipt by IBC of the assets of North Bancorp in exchange for IBC common stock and the assumption by IBC of the liabilities of North Bancorp; and

•	the holding period of the assets of North Bancorp in the hands of IBC will include the holding period during which such assets were held by North Bancorp.

        The tax opinion assumes the absence of changes in existing facts and relies on assumptions, representations, and covenants, including those contained in certificates of officers of IBC and North Bancorp. The tax opinion neither binds nor precludes the Internal Revenue Service from adopting a contrary position. An opinion of counsel sets forth such counsel’s legal judgment and has no binding effect or official status of any kind and no assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local, or foreign income or other tax consequences of the merger to you.

Exchange for IBC Common Stock (and Cash in Lieu of Fractional Shares)

        A North Bancorp shareholder who receives solely IBC common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for his or her North Bancorp common stock will not recognize any gain or loss. The tax basis of the IBC common stock received in the merger will be equal (except for the basis attributable to any fractional shares of IBC common stock, as discussed below) to the tax basis of the shares of North Bancorp common stock surrendered in the merger in exchange for IBC common stock. The holding period for shares of IBC common stock received by a North Bancorp shareholder will include such shareholder’s holding period for the North Bancorp common stock surrendered in exchange for the IBC common stock, provided that such shares of North Bancorp common stock were held as capital assets of the shareholder at the effective time of the merger.

        A North Bancorp shareholder who holds North Bancorp common stock as a capital asset and who receives in the merger, in exchange for such stock, cash in lieu of a fractional share in IBC common stock, will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed below.

        In certain circumstances, a North Bancorp shareholder may receive ordinary income, rather than capital gain treatment on all or a portion of the gain recognized in the merger if receipt of the cash in lieu of a fractional share of IBC common stock “has the effect of the distribution of a dividend under the principles of Section 302 of the Internal Revenue Code.” The determination of whether a cash payment has such effect is based on a comparison of the North Bancorp shareholder’s proportionate interest in IBC after the merger with the proportionate interest the North Bancorp shareholder would have had if the shareholder had received solely IBC common stock in the merger. For purposes of this comparison, the North Bancorp shareholder may constructively own shares of IBC held by certain members of the North Bancorp shareholder’s family or certain entities in which the North Bancorp shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the North Bancorp shareholder’s shares of IBC common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of North Bancorp at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the North Bancorp shareholder’s common stock was held as a capital asset at the time of the merger. Capital gain or loss recognized by a North Bancorp shareholder in the merger will be long-term capital gain or loss if the holding period of the shares of North Bancorp common stock exceeds one year at the completion of the merger. In the case of individuals, the maximum federal income tax rate applicable to long-term capital gains generally is 15%. If a North Bancorp shareholder has to recognize ordinary income, such income for individuals is currently taxed at the maximum rate of 35%. The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each North Bancorp shareholder. You are urged to consult your own tax advisor regarding the tax treatment of any cash you receive in the merger.

        Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent is required to withhold, and will withhold, 28% of any cash payments to which you are entitled pursuant to the merger, unless you provide the appropriate form. You should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. This completed form provides the information, including your taxpayer identification number, and certification necessary to avoid backup withholding.

        The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular North Bancorp shareholder in light of such shareholder’s particular circumstances. You should consult your own tax advisor as to the particular tax consequences to you of the merger, including the application of state, local, and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.

No Dissenters’ Rights

        North Bancorp shareholders are not entitled to exercise dissenters’ rights as a result of approval of the merger, and you are not entitled to demand payment for your shares under the Michigan Business Corporation Act.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined balance sheet and income statement as of and for the year ended December 31, 2003 give effect to the merger. This pro forma financial information is based on the historical consolidated financial statements of IBC and North Bancorp and their subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheets assume the merger was consummated on December 31, 2003. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger occurred at the beginning of each period covered by such statements of income. Pro forma per share amounts are based on total merger consideration of $16.00 per share of North Bancorp common stock. The actual amount of total merger consideration is subject to some possible adjustments, as set forth in the merger agreement and as described above. The unaudited pro forma condensed combined financial statements reflect the restructuring and other merger related expenses disclosed in the notes to such statements, but do not reflect anticipated cost savings. As a result, the pro forma combined financial condition and results of operations of IBC as of and after the effective time of the merger may not be indicative of the results that actually would have occurred if the merger had been in effect during the periods presented or of the results that may be attained in the future.

        This pro forma financial information should be read in conjunction with the historical consolidated financial statements of IBC and North Bancorp, including the respective notes to those financial statements, that are included or incorporated by reference in this prospectus and proxy statement, and in conjunction with the pro forma financial data, appearing elsewhere in this prospectus and proxy statement. See “Where You Can Find More Information” on page 52.

Independent Bank Corporation
Unaudited Pro Forma Condensed Combined Statement of Financial Condition (A)
December 31, 2003
(in thousands)

			Pro Forma
	Independent Bank Corporation	North Bancorp	Adjustments		Combined
ASSETS
Cash and due from banks	61,741	5,379			67,120
Federal funds sold		13,175	(13,175)	(B)	--

Total cash and cash equivalents	61,741	18,554	(13,175)		67,120
Interest-bearing deposits		495			495
Securities available for sale	453,996	30,350	(750)	(I)	483,596
Securities held to maturity		760	7	(C)	767
Federal Home Loan Bank stock, at cost	13,895	2,606			16,501
Loans held for sale	32,642	135			32,777
Loans
Commercial and agricultural	603,558	42,358	1,600	(C)	647,516
Real estate mortgage	681,602	53,219			734,821
Installment	234,562	22,863			257,425
Finance receivables	147,671				147,671

Total Loans	1,667,393	118,440	1,600		1,787,433
Allowance for loan losses	(17,728)	(6,582)			(24,310)

Net Loans	1,649,665	111,858	1,600		1,763,123
Property and equipment, net	43,979	2,399			46,378
Bank owned life insurance	36,850				36,850
Goodwill	16,696		(1,148)	(C)	16,701
			988	(D)
			4,539	(G)
			(2,375)	(E)
			(1,999)	(F)
Other intangibles	7,523		2,375	(E)	9,898
Accrued income and other assets	41,570	5,400	(618)	(C)	48,709
			358	(D)
			1,999	(F)

Total Assets	$2,358,557	$172,557	$(8.199)		$2,522,915

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest bearing	$192,733	$16,894			$209,627
Savings and NOW	700,541	39,625			740,166
Time	809,532	79,228	79	(C)	888,839

Total Deposits	1,702,806	135,747	79		1,838,632
Federal funds purchased	53,885		(13,175)	(B)	40,710
Other borrowings	331,819	26,286	(238)	(C)	357,867
Guaranteed preferred beneficial interests in
Company's subordinated debentures	50,600	5,000	(750)	(I)	54,850
Financed premiums payable	26,340				26,340
Accrued expenses and other liabilities	30,891	1,537	1,346	(D)	33,774

Total Liabilities	2,196,341	168,570	(12,738)		2,352,173

Commitments and contingent liabilities

Shareholders' Equity
Preferred stock
Common stock	19,569	533	(533)	(G)	19,873
			304	(H)
Capital surplus	119,353	6,101	(6,101)	(G)	127,575
			8,222	(H)
Retained earnings	16,953	(2,845)	2,845	(G)	16,953
Accumulated other comprehensive income	6,341	198	(198)	(G)	6,341

Total Shareholders' Equity	162,216	3,987	4,539		170,742

Total Liabilities and Shareholders' Equity	$2,358,557	$172,557	$(8,199)		$2,522,915

See notes to pro forma combined financial statements.

Independent Bank Corporation
Unaudited Pro Forma Condensed Combined Statements of Operations
For the Year Ended December 31, 2003
(dollars in thousands, except per share amounts)

			Pro Forma
	Independent Bank Corporation	North Bancorp	Adjustments		Combined
Interest Income
Interest and fees on loans	$118,861	$10,825	$(533)	(K)	$129,153
Securities available for sale
Taxable	11,687	862			12,549
Tax-exempt	8,207	163			8,370
Securities held to maturity
Taxable		13	(7)	(K)	6
Tax-exempt		33			33
Other investments	611	210			821

Total Interest Income	139,366	12,106	(540)		150,932

Interest Expense
Deposits	27,802	4,222	(40)	(K)	31,984
Other borrowings	16,311	1,666	79	(K)	18,056

Total Interest Expense	44,113	5,888	39		50,040

Net Interest Income	95,253	6,218	(579)		100,892
Provision for loan losses	4,032	5,849			9,881

Net Interest Income After Provision for Loan
Losses	91,221	369	(579)		91,011

Non-Interest Income
Service charges on deposit accounts	14,668	515			15,183
Net gains on asset sales
Real estate mortgage loans	16,269	1,291			17,560
Securities	(779)	44			(735)
Title insurance fees	3,092				3,092
Manufactured home loan origination					1,769
fees and commissions	1,769
Other income	7,585	561			8,146

Total Non-interest Income	42,604	2,411			45,015

Non-interest Expense
Salaries and employee benefits	43,558	3,502			47,060
Occupancy, net	6,519	284			6,803
Furniture and fixtures	5,539	596			6,135
Other expenses	26,890	3,655	339	(E)	30,884

Total Non-interest Expense	82,506	8,037	339		90,882

Income Before Federal Income Tax	51,319	(5,257)	(918)		45,144
Federal income tax expense	13,727	153	(321)	(L)	11,560
			(1,999)	(M)

Net Income	$37,592	$(5,410)	$1,402		$33,584

Net income per common share
Basic	$1.91	$(10.25)			$1.68

Diluted	$1.87	$(10.25)			$1.65

Average shares outstanding	19,635	528	(528)	(J)
			304	(N)	19,939
Effect of dilutive securities - stock options	424				424

Shares outstanding - Dilutive	20,059	528	(224)		20,363

See notes to pro forma combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Statements of Financial Condition and Statements of Operations ______________________________________________________________________________

Notes

(A)
The unaudited pro forma consolidated condensed combined statement of financial condition of IBC and subsidiaries and North Bancorp and subsidiaries at December 31, 2003 has been prepared as if the merger had been consummated on that date. The unaudited pro forma consolidated condensed combined statement of income for the year ended December 31, 2003 was prepared as if the merger had been consummated at the beginning of the period presented. The unaudited pro forma consolidated condensed combined financial statements are based on the historical financial statements of IBC and the historical financial statements of North Bancorp and give effect to the merger under the purchase method of accounting and the assumptions and adjustments in the notes that follow.

Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma consolidated condensed combined financial statements are summarized as follows:

(1) Estimated fair values-- The estimated fair value and resulting net premium on loans for purposes of these pro forma financial statements is being amortized to interest income on a sum-of-the-years digits method over their remaining estimated lives, which approximates the effective yield method. The resulting adjustment on deposits and borrowings is being amortized/accreted into interest expense over their remaining estimated lives.

(2) Certain reclassifications have been made to North Bancorp's financial information in order to conform to the presentation of IBC's financial information.

(B)
It is expected that federal funds sold will pay down federal funds purchased upon the merger.

(C)
Purchase accounting fair value adjustments are estimated as follows (1)(2):

Loans Securities held to maturity	$ 1,600 7
Deposits	(79)
Other borrowings	238

Total	1,766
Tax effect at 35%	(618)

Net fair value purchase accounting adjustment	$1,148

(1)	Fair value adjustments in accordance with purchase accounting under generally accepted accounting principles.
(2)

A valuation of property and equipment has not been performed as of the date of this document. It is anticipated a valuation will be done to adjust property and equipment to fair value as of the date of the merger.

(D)
Estimated transaction costs are as follows:

Merger related compensation and benefits	875
Investment banker	221
Professional services	100
Data processing conversion	100
Other	50

Total	1,346
Tax effect (at 35%)	(358)	(1)

Total estimated transaction cost, net of tax	988

These costs are an estimate and may change due to factors of which we are not now aware.
      (1) An estimated $321 in costs are not deductible for tax purposes.

(E)
To record core deposit intangible created which is estimated to be $2,375, equal to 1.75% of North Bancorp’s deposits. This amount is an estimate of the value of the core deposit. Although we have engaged a third party to perform a valuation of this intangible asset, this valuation has not been done as of the date of this document. The core deposit intangible is being amortized on a straight-line basis over 7 years.

(F)
To record deferred tax assets at realizable value. As a result of a possible going concern at North Bancorp, net deferred tax assets were recorded at a zero balance. As a result of the merger, it is anticipated that all net deferred tax assets will be realized.

(G)
Elimination of North Bancorp’s equity.

(H)
To record common stock issued for each share of North Bancorp.

Total

Purchase price	$8,526,336

North Bancorp shares outstanding (1)	532,896
Price paid per share	$16.00

Estimated IBC stock price (2)	$28.03
Total IBC common shares issued	304,186

(1)	Outstanding at December 31, 2003.
(2)

  Estimate based on closing price of IBC on March 29, 2004. Actual will be calculated based on average of closing price of IBC common stock over a measurement period of 20 consecutive days specified in the merger agreement.

(I)
To eliminate IBC’s investment in North Bancorp’s guaranteed preferred beneficial interest in Company’s subordinated debentures.

(J)
Elimination of North Bancorp’s average shares.

(K)
Pro forma adjustments to interest income and interest expense were calculated as follows:

Amortization of premium on loans (5 year sum-of-the-years digits method)	(533)
Amortization of premium on securities held to maturity (1 year straight line)	(7)

Total adjustments - interest income	(540)

Accretion of adjustment on deposits (2 year straight line)	40
Amortization of adjustment on other borrowings (5 year sum-of-the-years digits method)	(79)

Total adjustments - interest expense	(39)

(L)
Federal income tax expense is assumed to be 35%, which is IBC’s incremental tax rate.

(M)
Represents the change in the valuation allowance included in North Bancorp’s federal income tax expense during 2003. Based on the taxable income of the pro forma combined entity, no valuation allowance would have been necessary during 2003.

(N)
Basic and fully diluted weighted average number of common and common stock equivalents utilized for the calculation of earnings per share for the periods presented were calculated using IBC’s historical weighted average basic and diluted shares plus 304,186 shares estimated to be issued to North Bancorp’s shareholders under the terms of the merger agreement. The shares to be issued were assumed to be issued at the beginning of the period presented.

INFORMATION ABOUT NORTH BANCORP

Annual Report to Shareholders

        You can find information about North Bancorp in its Annual Report to shareholders for the year ended December 31, 2003, which is included in North Bancorp’s Form 10-KSB filed with the SEC on March 30, 2004. A copy of this Form 10-KSB is being delivered with this prospectus and proxy statement.

Material Changes in North Bancorp’s Affairs

        Except for the proposed merger with IBC described in this prospectus and proxy statement, there have not been any material changes in the affairs of North Bancorp since December 31, 2003 (which is the date through which financial information is provided in the Form 10-KSB delivered with this prospectus and proxy statement). North Bancorp’s subsidiary, First National Bank of Gaylord, continues to operate under the OCC Agreement and continues to work to meet and comply with the OCC’s requirements in such agreement.

Additional Information Incorporated by Reference

        North Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, North Bancorp files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that North Bancorp files at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. North Bancorp’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. That web site contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC.

        The SEC allows North Bancorp to incorporate by reference information into this prospectus and proxy statement. This means that North Bancorp can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and proxy statement, except for any information superseded by information in this prospectus and proxy statement. This prospectus and proxy statement incorporates by reference the documents set forth below that North Bancorp has previously filed with the SEC. These documents contain important information about North Bancorp and its finances.

North Bancorp Commission Filings (File No. 0-32639)	Period
Annual Report on Form 10-KSB	Year ended December 31, 2003
Current Report on Form 8-K	Filed on March 5, 2004

        All documents subsequently filed by North Bancorp with the SEC pursuant to Sections 13(a), 13(c), 14, and 15 of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and proxy statement and the date of the special meeting of the shareholders of North Bancorp are also incorporated by reference into this prospectus and proxy statement.

        Documents of North Bancorp incorporated by reference are available from North Bancorp without charge. You may obtain these documents by requesting them in writing or by telephone from North Bancorp at the following addresses:

North Bancorp, Inc.
Attn: William A. Kirsten, President & CEO
501 West Main Street
Gaylord, Michigan 49735
(989) 732-3502

        To obtain timely delivery of this information, you must request the information no later than _____, 2004, which is five business days before the date of the special meeting at which you are requested to vote.

INFORMATION ABOUT IBC

Material Changes in IBC’s Affairs

        In addition to its acquisition of North Bancorp, IBC is currently in the process of acquiring Midwest Guaranty Bancorp, Inc., another single-bank holding company that operates primarily in the Troy, Michigan area. IBC signed a merger agreement with Midwest Guaranty Bancorp, Inc. and its wholly-owned subsidiary, Midwest Guaranty Bank, on February 4, 2004, pursuant to which the parties agreed that Midwest Guaranty Bancorp, Inc. will be merged into IBC, subject to the terms and conditions of such agreement. If the conditions of that merger are fulfilled, IBC expects that its acquisition of Midwest Guaranty Bancorp, Inc. will take place in May of 2004. IBC’s acquisition of Midwest Guaranty Bancorp, Inc. is not a condition to IBC’s acquisition of North Bancorp.

Additional Information Incorporated by Reference

        IBC has filed a registration statement on Form S-4 to register with the SEC the offering of IBC common stock to be issued by IBC in the merger. This prospectus and proxy statement is a part of that registration statement. As allowed by SEC rules, this prospectus and proxy statement does not contain all of the information contained in the registration statement or the exhibits to the registration statement. This means that this prospectus and proxy statement incorporates important business and financial information about IBC that is not included in or delivered with this document.

        IBC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, IBC files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that we file at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. IBC’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. That web site contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC.

        The SEC allows IBC to incorporate by reference information into this prospectus and proxy statement. This means that IBC can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and proxy statement, except for any information superseded by information in this prospectus and proxy statement. This prospectus and proxy statement incorporates by reference the documents set forth below that IBC has previously filed with the SEC. These documents contain important information about IBC and its finances.

IBC Commission Filings (File No. 0-7818)	Period
Annual Report on Form 10-K	Year ended December 31, 2003
Current Report on Form 8-K	Filed on January 22, 2004
Current Report on Form 8-K	Filed on January 22, 2004
Current Report on Form 8-K	Filed on February 5, 2004
Current Report on Form 8-K	Filed on March 5, 2004
Current Report on Form 8-K	Filed on April 22, 2004
Current Report on Form 8-K	Filed on April 22, 2004

        All documents subsequently filed by IBC with the SEC pursuant to Sections 13(a), 13(c), 14, and 15 of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and proxy statement and the date of the special meeting of the shareholders of North Bancorp are also incorporated by reference into this prospectus and proxy statement.

        Documents of IBC incorporated by reference are available from IBC without charge. You may obtain these documents by requesting them in writing or by telephone from IBC at the following addresses:

          Independent Bank Corporation
           Attn: Robert N. Shuster, Chief Financial Officer
           230 West Main Street
          Ionia, Michigan 48846
           (616) 527-9450

        To obtain timely delivery of this information, you must request the information no later than _____, 2004, which is five business days before the date of the special meeting at which you are requested to vote.

VOTING AND MANAGEMENT INFORMATION

Voting Securities and Principal Shareholders of North Bancorp

        Shareholders of record of North Bancorp common stock as of the close of business on _____________, 2004, are entitled to one vote for each share then held. As of that date, North Bancorp had 532,896 shares of its common stock outstanding.

Major Shareholders

        To the knowledge of North Bancorp, and based upon Schedules 13G filed with the SEC, the only persons who may, in accordance with definitions of the federal securities laws, beneficially own 5% or more of North Bancorp’s common stock as of _______________, 2004 are Keith H. Gornick and Financial & Investment Management Group, Ltd., as follows:

Amount and Nature of Beneficial Ownership of North Bancorp Common Stock (1)(2)
Name and Address of Beneficial Owner	Total Beneficial Ownership	Percent of Class

The Gornick Fund	28,900	5.42%
P.O. Box 957
Bloomfield Hills, Michigan 48303

Financial & Investment Management Group, Ltd.	43,775	8.21%
111 Cass St
Traverse City, Michigan 49684

Keith H. Gornick	13,972	2.62%
P.O. Box 85
Gaylord, Michigan 49734

(1)

  Unless otherwise indicated, each person has sole investment and voting power with respect to such shares. The Gornick Fund is a nonprofit corporation. Mr. Gornick shares voting and investment power over the stock of North Bancorp held by The Gornick Fund and in such capacity shares the power to vote, or to direct the voting of, such stock and the power to dispose, or to direct the disposition of, such stock. Financial & Investment Management Group, Ltd. reported in a Schedule 13G filed with the SEC on February 18, 2004, that it shares voting and investment power over 43,775 shares of North Bancorp’s common stock. Financial & Investment Management Group, Ltd. further reported that it is a registered investment advisor managing individual client accounts, that all of such shares are held in accounts owned by its clients, and that it disclaims beneficial ownership.

(2)

  The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by North Bancorp are not included unless otherwise indicated. North Bancorp and the directors and officers of North Bancorp and First National Bank of Gaylord disclaim beneficial ownership of shares held by North Bancorp or First National Bank of Gaylord in fiduciary capacities.

Directors and Executive Officers

        The following table sets forth certain information concerning the number of shares of North Bancorp common stock held as of _________________, 2004, by each of North Bancorp’s directors, each of the named executive officers of North Bancorp, and all of North Bancorp’s directors and executive officers as a group.

Amount and Nature of Beneficial Ownership of North Bancorp Common Stock (1)(2)
Name of Beneficial Owner	Total Beneficial Ownership	Percent of Class

Matthew H. Nowicki	9,802	1.84%
Fred T. Burns	6,200	1.16%
Timothy W. Freeman	1,250	Less than 1%
Keith H. Gornick	42,872	8.05%
Larry B. Higgins	2,345	Less than 1%
Douglas C. Johnson	19,499	3.66%
Kellie A. Puroll	500	Less than 1%
William A. Kirsten	366	Less than 1%
Susan A. Norris	62	Less than 1%

All directors and executive officers as a group (9 persons)	82,896	15.56%

(1)

  Unless otherwise indicated, each individual has sole investment and voting power with respect to such shares. Mr. Nowicki owns 6,612 shares individually, 56 shares jointly with his children, and has an interest in 1,702 shares in a trust account. He also has an interest in 1,432 shares held in a trust for his spouse. Mr. Freeman has an interest in 1,250 shares held in a trust for his wife. Mr. Gornick owns 13,972 shares individually and shares voting and investment power over the 28,900 shares of stock of North Bancorp held by The Gornick Fund. Mr. Higgins owns 2,345 shares jointly with his wife. Mr. Johnson owns 17,799 shares individually, 560 jointly with his wife, and has an interest in 1,140 shares owned by his wife. Ms. Puroll owns 300 shares individually and 200 shares jointly with her husband. Mr. Kirsten owns 300 shares individually and 66 shares jointly with his wife. Ms. Norris owns 62 shares jointly with her husband.

(2)

  The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by North Bancorp are not included unless otherwise indicated. North Bancorp and the directors and officers of North Bancorp and First National Bank of Gaylord disclaim beneficial ownership of shares held by North Bancorp or First National Bank of Gaylord in fiduciary capacities.

Interests of Certain Persons in the Merger

        Certain members of management and the Board of Directors of North Bancorp and its subsidiaries may be deemed to have interests in the merger in addition to their interests as shareholders of North Bancorp generally. The North Bancorp Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Deferred Compensation and Severance Payments Agreements

        Three executives of First National Bank of Gaylord, William A. Kirsten (President and CEO), Katherine L. Taskey (Senior Vice President), and Susan A. Norris (Vice President and CFO), each currently has an Executive Salary Continuation Agreement with the bank that provides him or her with certain deferred compensation if he or she remain employed by the bank until retirement. Each such agreement provides that, upon a change in control of the bank, if the executive’s employment is terminated for any reason (except in the situation where the executive is fired, for cause), the executive will be entitled to the deferred compensation payable upon retirement as if he or she had been employed by the bank from the time of the change in control until retirement at age 65. Thus, as a result of the proposed merger, these three executives would be entitled to receive certain payments upon reaching the retirement age of 65, whether or not they remained employed by IBC or any of its subsidiaries after the completion of the proposed merger. These agreements were put into place by First National Bank of Gaylord in order to ensure the continued employment of these executives, which the bank believed was essential to its operations.

        IBC is requiring, as a condition to its obligation to complete the merger, that First National Bank of Gaylord terminate these agreements with these three executives. In settlement for the amounts that would otherwise become payable to the executives under these agreements and as an additional severance payment for the executives’ service to the bank, North Bancorp intends to pay each of these three executives a lump sum payment at the closing of the merger in consideration for their written agreement with North Bancorp and IBC (and their respective affiliates) that the executive will not be entitled to any further payment under their respective Executive Salary Continuation Agreements or otherwise with respect to their prior services for the bank.

        In addition to these three executives, North Bancorp intends to pay to Ernest E. Paulick (Senior Vice President and Senior Lender) and Theresa F. Brown (Loan Review Officer) a severance payment in consideration for their past services to North Bancorp and First National Bank of Gaylord. It is a condition to IBC’s obligation to complete the merger that each of these executives enter into a written agreement pursuant to which the executive agrees that he or she will not be entitled to any further compensation or amounts based on his or her prior service to North Bancorp or the bank.

        The total amount of severance payments to be made to these executives is approximately $600,000. The merger agreement provides that, to the extent that IBC negotiates with any of these executives to continue his or her employment by IBC (or any of its affiliates) after the completion of the merger, and in connection with such continued employment arrangement, the executive agrees to forego all or any portion of the severance payment he or she would otherwise be entitled to receive (as described above), then the aggregate consideration to be paid by IBC to North Bancorp shareholders would be increased by the amount of severance payments that would otherwise be payable to such executive.

IBC Common Stock

        Directors and executive officers of North Bancorp collectively were the beneficial owners of a total of ___________ shares of IBC common stock as of the record date.

Indemnification; Directors’ and Officers’ Liability Insurance

        For a period of five years, IBC has agreed to honor the rights to indemnification and advancement of expenses now existing in favor of the directors and officers of North Bancorp and its subsidiaries under their articles of incorporation or bylaws. These provisions are contractual rights enforceable by North Bancorp directors and officers which will remain in effect following the merger and will continue with respect to acts or omissions occurring before the effective time of the merger.

        IBC has agreed to cooperate with North Bancorp to cause the officers and directors of North Bancorp immediately prior to the merger to be covered immediately following the merger by the directors’ and officers’ liability insurance policy maintained by North Bancorp with respect to acts or omissions occurring before the merger. IBC may substitute new coverage for North Bancorp’s current coverage under policies offering at least the same coverage and amounts. For a description of the specific terms of the merger agreement concerning indemnification and insurance, see “The Merger and Merger Agreement — Insurance and Indemnification” above.

Information About Principal Shareholders, Executive Officers, and Directors of IBC

        The information set forth in IBC’s Annual Report on Form 10-K (filed with the SEC on March 10, 2004) under the captions “Security Ownership of Certain Beneficial Owners and Management,” “Directors and Executive Officers of the Registrant,” “Executive Compensation,” and “Certain Relationships and Related Transactions” is hereby incorporated in this prospectus and proxy statement by reference.

North Bancorp Shareholder Proposals

        If the merger is approved by North Bancorp shareholders and completed as planned, North Bancorp will not hold an annual shareholders meeting during 2004, and North Bancorp shareholders receiving shares of IBC common stock in the merger would be entitled to attend and vote at the 2005 IBC annual meeting (if shares of IBC common stock are still held as of the record date for such meeting). In that case, any shareholder proposal intended to be presented at the 2005 IBC annual shareholder meeting must be received by IBC no later than November 19, 2004, in order to be included in the proxy statement relating to that meeting. If any shareholder proposal intended to be presented at the 2005 IBC annual shareholder meeting without inclusion in IBC’s proxy statement for such meeting is received by IBC after February 2, 2005, then any proxy that IBC solicits for such meeting will confer discretionary authority to vote on such proposal so long as such proposal is properly presented at the meeting.

        If the merger is not approved by North Bancorp shareholders or is otherwise not completed, North Bancorp would intend to hold its 2004 annual meeting as soon as practicable after the merger is not approved or it is otherwise determined that the merger won’t be completed.

GENERAL INFORMATION

Experts

        The consolidated financial statements of IBC and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in the method of accounting for derivative financial instruments and hedging activities in 2001.

        The consolidated financial statements of North Bancorp and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of Plante & Moran PLLC, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Legal Opinions

        Certain legal matters in connection with the proposed merger will be passed upon for IBC by its general counsel, Varnum, Riddering, Schmidt & Howlett LLP of Grand Rapids, Michigan. It is a condition to the completion of the merger that North Bancorp receive an opinion from Varnum, Riddering, Schmidt & Howlett LLP with respect to the tax treatment of the merger.

        As of March 19, 2004, partners in and attorneys employed by or associated with Varnum, Riddering, Schmidt & Howlett LLP and their associates were beneficial owners of a total of approximately 20,448 shares of IBC common stock having an approximate aggregate market value of $557,208 as of such date and no shares of North Bancorp common stock. Shares reported as beneficially owned include all shares as to which such persons have direct or indirect, sole or shared, power to direct voting of disposition, including personal shares as well as shares held in fiduciary capacities.

Sources of Information

        IBC has supplied all information contained or incorporated by reference in this prospectus and proxy statement relating to IBC. North Bancorp has supplied all such information relating to itself, First National Bank of Gaylord, and their respective officers and directors.

WHERE YOU CAN FIND MORE INFORMATION

        Documents of IBC incorporated by reference in this prospectus and proxy statement are available from IBC without charge. (See “Information About IBC” on page 45 above.) You may obtain any such documents by requesting them in writing or by telephone from IBC at the following addresses:

          Independent Bank Corporation
           Attn: Robert N. Shuster, Chief Financial Officer
           230 West Main Street
          Ionia, Michigan 48846
           (616) 527-9450

        Documents of North Bancorp incorporated by reference in this prospectus and proxy statement are available from North Bancorp without charge. (See “Information About North Bancorp” on page 44 above.) You may obtain any such documents by requesting them in writing or by telephone from North Bancorp at the following addresses:

           North Bancorp, Inc.
           Attn: William A. Kirsten, President & CEO
           501 West Main Street
           Gaylord, Michigan 49735
           (989) 732-3502

        To obtain timely delivery of this information, you must request the information no later than ______________, 2004, which is five business days before the date of the special meeting at which you are requested to vote.

        You should rely only on the information contained or incorporated by reference in this prospectus and proxy statement to vote on the merger and the related issuance of IBC common stock. Neither IBC nor North Bancorp has authorized anyone to provide you with information that is different from what is contained in this prospectus and proxy statement.

        This prospectus and proxy statement is dated as of the date set forth on the cover page. You should not assume that the information contained in this prospectus and proxy statement is accurate as of any date other than that date, and neither the mailing of this prospectus and proxy statement to you nor the issuance of IBC common stock in the merger shall create any implication to the contrary.

FORWARD-LOOKING STATEMENTS

        This prospectus and proxy statement and the documents incorporated in this prospectus and proxy statement by reference contain forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the financial services industry, the economy, and about IBC and North Bancorp themselves. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied, or forecasted in such forward-looking statements.

        Future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behaviors as well as their ability to repay loans; changes in the national economy; and the possibility that expected efficiencies and cost savings from the merger of North Bancorp with IBC and other mergers and acquisitions in which IBC may be involved might not be fully realized within the expected time frame. Neither IBC nor North Bancorp undertakes any obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Appendix A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

        WHEREAS, the Boards of Directors of Buyer, Seller, and Seller Bank (all terms as defined in Article I below) have determined to consummate certain business combination transactions subject to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

        The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

        “Acquisition Transaction” shall mean a transaction between Seller and any person or entity other than Buyer or an affiliate of Buyer involving (a) the sale or other disposition of more than 10% of the shares of the capital stock or any class of voting securities of Seller, (b) the sale or other disposition of 25% or more of the consolidated assets or deposits of Seller or Seller Bank, or (c) a merger or consolidation involving Seller other than the transactions described in this Agreement.

        “Agreement” shall mean this Agreement and Plan of Merger dated as of March 4, 2004, among Buyer, Seller, and Seller Bank, including all schedules, exhibits, and other attachments hereto.

        “Bank Consolidation” shall mean the consolidation of the Seller Bank with and into the Buyer Bank, under the charter of the Buyer Bank, pursuant to the Consolidation Agreement attached as Exhibit B.

        “BIF” shall mean the Bank Insurance Fund administered by the FDIC or any successor thereto.

        “Buyer” shall mean Independent Bank Corporation, a Michigan corporation.

        “Buyer Bank” shall mean Independent Bank, a Michigan banking corporation and wholly owned Subsidiary of Buyer.

        “Buyer Financial Statements” shall mean the audited consolidated statements of financial condition (including related notes and schedules, if any) of Buyer as of December 31, 2003 and 2002, and the consolidated statements of income, shareholders’ equity, and cash flows (including related notes and schedules, if any) of Buyer for the years ended December 31, 2003 and 2002.

        “Buyer Stock” shall mean the common stock of Buyer, $1.00 par value per share.

        “Certificate” shall mean any certificate that, prior to the Effective Time, represented shares of Seller Stock.

        “Certificate of Merger” shall mean the Certificate of Merger to be filed with the Michigan Bureau with respect to the Corporate Merger.

        “Closing” shall mean the closing of the Corporate Merger, which shall occur at a time and place selected by Buyer, but in no event later than the tenth (10th) day of the calendar month that follows the month in which the latter of the following occurs: (i) the receipt of all Requisite Regulatory Approvals, and (ii) the approval of the Corporate Merger by the Seller’s shareholders at the Shareholders Meeting, in accordance with the Michigan Business Corporation Act. Notwithstanding the foregoing, the deadline for the Closing Date is subject to extension pursuant to Section 2.3(f).

        “Closing Date” shall mean the date on which the Closing occurs.

        “Closing Equity” shall mean the total stockholders’ equity of the Seller as determined under GAAP at the end of the month immediately preceding the Closing Date and excluding the securities issued to Seller by Gaylord Partners, Limited Partnership.

        “Closing Price of Buyer Stock” shall mean the per share average of the last reported sale price of a share of Buyer Stock, as quoted on the NASDAQ National Market System, for the twenty (20) consecutive full trading days ending at the close of trading on the last trading day immediately prior to the Closing Date.

        “Code” shall mean the Internal Revenue Code of 1986, as amended.

        “Commissioner” means the Commissioner of the Michigan Office of Financial and Insurance Services.

        “Corporate Merger” shall mean the merger of Seller with and into Buyer, with Buyer surviving.

        “CRA” shall mean the Community Reinvestment Act.

        “Director Health Care Plan” shall mean the Seller’s defined benefit plan that provides post retirement health care benefits to certain retired directors, current directors and their spouses.

        “DOJ” shall mean the United States Department of Justice.

        “Effective Time” shall mean the effective time of the Corporate Merger, as specified in the Certificate of Merger.

        “Environmental Claim” shall mean any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

        “Environmental Laws” shall mean any federal, state, or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation, or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Materials of Environmental Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. §9601, et seq); the Resource Conservation and Recovery Act, as amended (42 U.S.C. §6901, et seq); the Clean Air Act, as amended (42 U.S.C. §7401, et seq); the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251, et seq); the Toxic Substances Control Act, as amended (15 U.S.C. §9601, et seq); the Emergency Planning and Community Right to Know Act, as amended (42 U.S.C. §1101, et seq); the Safe Drinking Water Act, as amended (42 U.S.C. §300f, et seq); and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

        “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

        “Exchange Agent” shall mean EquiServe Trust Company, N.A.

        “FDIA” shall mean the Federal Deposit Insurance Act, as amended.

        “FDIC” shall mean the Federal Deposit Insurance Corporation.

        “FHLB” shall mean the Federal Home Loan Bank of Indianapolis.

        “FRS” shall mean the Board of Governors of the Federal Reserve System.

        “GAAP” shall mean generally accepted accounting principles.

Appendix A - 2

        “Governmental Entity” shall mean any federal or state court, administrative agency, commission, or other governmental authority or instrumentality.

        “Include” (whether or not capitalized) shall mean “include without limitation.”

        “IRS” shall mean the Internal Revenue Service or any successor thereto.

        “Material Adverse Effect” shall mean, with respect to any Party, any effect that is material and adverse to the financial condition, results of operations, business, and/or prospects of that Party and its Subsidiaries taken as whole, or that materially impairs the ability of any Party to consummate the Corporate Merger or any other transaction described in this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in GAAP that are generally applicable to the banking industry, (b) expenses incurred in connection with the transactions contemplated by this Agreement, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party or Parties in contemplation of the transactions contemplated by this Agreement, or (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

        “Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

        “MBCA” shall mean the Michigan Business Corporation Act, as amended.

        “Michigan Bureau” shall mean the Michigan Department of Labor and Economic Growth, Bureau of Commercial Services.

        “NASD” shall mean the National Association of Securities Dealers, Inc., or any successor thereto.

        “OCC” shall mean the Office of the Comptroller of the Currency.

        “Parties” shall mean Buyer, Seller, and Seller Bank.

        “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

        “Per Share Stock Consideration” shall mean a number of shares of Buyer Stock equal to the quotient obtained by dividing (i) the Total Merger Consideration divided by 532,896, by (ii) the Closing Price of Buyer Stock.

        “Plan of Merger” shall mean the form of Plan of Merger by and between Buyer and Seller attached as Exhibit A to this Agreement.

        “Proxy Statement” shall mean the proxy statement to be delivered to shareholders of Seller in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

        “Registration Statement” shall have the meaning assigned in Section 5.2.

        “Regulatory Authority” shall mean, collectively, the DOJ, FRS, FDIC, OCC and the Commissioner.

        “Requisite Regulatory Approvals” shall mean all consents and approvals required from all Regulatory Authorities or other Governmental Entities having jurisdiction over the Parties as shall be necessary for the completion of the Corporate Merger and the continuation by Buyer after the Effective Time of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time.

        “Rights” shall mean warrants, options, rights, convertible securities, and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

        “SEC” shall mean the Securities and Exchange Commission.

        “Securities Act” shall mean the Securities Act of 1933, as amended.

Appendix A - 3

        “Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements, and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

        “Securities Laws” shall mean the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder.

        “Seller” shall mean North Bancorp, Inc., a Michigan corporation.

        “Seller Bank” shall mean First National Bank of Gaylord, a national banking corporation and wholly owned Subsidiary of Seller.

        “Seller Employee Plans” shall mean all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus, or group insurance contract, or any other incentive, health and welfare, or employee benefit plan or agreement maintained for the benefit of employees or former employees of Seller, or any Subsidiary of Seller, whether written or oral.

        “Seller Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of Seller as of December 31, 2002 and 2001, and the consolidated statements of income, shareholders’ equity, and cash flows (including related notes and schedules, if any) of Seller for the years ended December 31, 2002 and 2001, (ii) the unaudited consolidated statements of financial condition and the consolidated statements of income, shareholders’ equity, and cash flows of Seller with respect to the period ended September 30, 2003, and (iii) any financial statements of Seller and/or any of its Subsidiaries delivered to Buyer after the date of this Agreement, but prior to the Effective Time, including the financial statements to be delivered pursuant to Section 5.9(a).

        “Seller Stock” shall mean the common stock of Seller, par value $1.00 per share.

        “Subsidiary” and “Significant Subsidiary” shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

        “Surviving Corporation” shall mean Buyer after the Corporate Merger.

        “Total Merger Consideration” shall mean the amount of $8,526,336, subject to adjustment pursuant to Sections 2.3, 5.13, and 5.19.

ARTICLE II
THE MERGERS

2.1 The Corporate Merger

    (a)        Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall be merged into Buyer in accordance with the provisions of Section 701 of the MBCA and the Plan of Merger, and the separate corporate existence of Seller shall cease. Buyer shall be the Surviving Corporation of the Corporate Merger and shall continue its corporate existence under the laws of the State of Michigan. The name of the Surviving Corporation shall be as stated in the Articles of Incorporation of Buyer immediately prior to the Effective Time.

    (b)        The Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

    (c)            The directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

2.2 Effective Time; Closing

        The Corporate Merger shall become effective at the Effective Time, which shall be the close of business on the date specified by Buyer, but not later than the last day of the month in which the Closing occurs. The Certificate of Merger shall be filed as soon after the Closing as is practicable.

Appendix A - 4

2.3 Treatment of Capital Stock

    (a)        Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Corporate Merger and without any action on the part of either Buyer, Seller, any shareholder of either Buyer or Seller, or any other party:

(i) Each share of Buyer Stock issued and outstanding immediately prior to the Effective Time shall continue unchanged as the same share of Buyer Stock.

    (ii)        Each share of Seller Stock issued and outstanding immediately prior to the Effective Time, other than shares canceled pursuant to Section 2.3(d) below, shall be converted into the right to receive the Per Share Stock Consideration.

    (b)        If either Buyer or Seller changes (or establishes a record date for changing) the number of shares of Buyer Stock or the number of shares of Seller Stock issued and outstanding as of the date of this Agreement as a result of a stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction with respect to such issued and outstanding shares, and the record date for such transaction is after the date of this Agreement and prior to the Effective Time, then the Per Share Stock Consideration shall be appropriately and proportionately adjusted such that the aggregate consideration to be paid by Buyer to holders of shares of Seller Stock pursuant to Section 2.3(a) above would be the same as would have been paid if the Effective Time had been the close of business on the date of this Agreement.

    (c)        No fractional shares of Buyer Stock shall be issued. Each holder of Seller Stock who would otherwise be entitled to receive a fractional share of Buyer Stock pursuant to Section 2.3(a) shall instead be entitled to receive cash (in the form of a check) in an amount equal to the product resulting from multiplying such fraction (rounded to the nearest tenth of a share) by the Closing Price of Buyer Stock.

    (d)        Any and all shares of Seller Stock owned by any of the Parties or any of their respective Subsidiaries, other than shares held in a fiduciary capacity that are beneficially owned by third parties and other than shares owned as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange for such shares.

    (e)        If the Closing Equity is less than $ 3,800,000 (the “Minimum Equity”), then the Total Merger Consideration shall be reduced dollar for dollar by the difference between the Minimum Equity and the Closing Equity. If the Closing Equity is greater than or equal to the Minimum Equity, then there will not be an adjustment to the Total Merger Consideration pursuant to this subsection (e)

    (f)        Seller shall deliver to Buyer Seller’s determination of the Closing Equity within five days after Buyer notifies Seller of the Closing Date; provided, however, that if the Closing Date is to occur in the calendar month following the month in which Buyer notifies Seller of the Closing Date, then Seller shall deliver its determination of the Closing Equity within the first five days of the month in which the Closing Date is to occur. Buyer shall then have five days from its receipt of Seller’s determination of the Closing Equity to notify Seller if Buyer disputes Seller’s determination of the Closing Equity and the basis for the dispute. If Buyer fails to notify Seller of a dispute within such five day period, then Seller’s determination of the Closing Equity shall be deemed to be final. If, however, Buyer notifies Seller of a dispute with Seller’s determination of the Closing Equity within such five day period, then the determination of Closing Equity shall be immediately submitted (and, in any event, within three days of Buyer’s notice to Seller of Buyer’s dispute with respect to the Closing Equity) to Ernst & Young LLP, who shall be instructed to determine the Closing Equity within five business days of their engagement by Seller and Buyer. The determination by Ernst & Young LLP of the Closing Equity shall be final and binding upon the parties. The fees payable to Ernst & Young LLP in connection with such determination shall be paid by the party (either Buyer or Seller) whose determination of the Closing Equity was furthest from the determination made by Ernst & Young LLP, or equally by Buyer and Seller in the event the determination made by Ernst & Young LLP is equidistant between the determinations made by Buyer and Seller. If Buyer objects to Seller’s determination of the Closing Equity pursuant to this subsection, then the deadline for the Closing Date shall be extended until three business days after receiving the final determination of Closing Equity from Ernst & Young LLP.

Appendix A - 5

2.4 Shareholder Rights; Stock Transfers

        At the Effective Time, holders of Seller Stock shall cease to be and shall have no rights as shareholders of Seller, other than to receive the Per Share Stock Consideration for each share of Seller Stock held. After the Closing, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of shares of Seller Stock and if Certificates are presented to either Seller or the Surviving Corporation for transfer after the Closing, they shall be delivered to Buyer or the Exchange Agent for cancellation against delivery of the Per Share Stock Consideration. No interest shall be paid on the Per Share Stock Consideration.

2.5 Exchange Procedures

    (a)        Within fifteen (15) business days after the Effective Time, Buyer shall cause the Exchange Agent to mail or make available to each holder of record of any Certificate issued and outstanding as of the close of business on the Closing Date a notice and letter of transmittal disclosing the effectiveness of the Corporate Merger and the procedure for exchanging a Certificate for the Per Share Stock Consideration. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

    (b)        At the Effective Time, Buyer shall make available to the Exchange Agent an amount of cash and a number of shares of Buyer Stock sufficient to make payments of the Per Share Stock Consideration (and cash in lieu of fractional shares of Buyer Stock) for each outstanding share of Seller Stock.

    (c)        Each holder of any outstanding Certificate who surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent and no earlier than the Effective Time, be entitled to the Per Share Stock Consideration for each share represented by such Certificate. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to affect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate that is not surrendered to the Exchange Agent shall, except as otherwise provided in this Agreement, evidence ownership of only the right to receive the Per Share Stock Consideration for each share represented by any such Certificate.

    (d)        The Exchange Agent shall not be obligated to deliver the Per Share Stock Consideration until the holder surrenders a Certificate or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Exchange Agent or Buyer. The Exchange Agent shall not deliver any Per Share Stock Consideration to any person until the Effective Time has occurred. If any check or share of Buyer Stock is to be issued in a name other than that in which the Certificate is registered or issued, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check or share of Buyer Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (e)        Any portion of the cash or shares of Buyer Stock delivered to the Exchange Agent by Buyer that remains unclaimed by the shareholders of Seller for one year after the Closing Date shall be delivered by the Exchange Agent to Buyer. Any shareholders of Seller who have not theretofore surrendered their Certificates shall thereafter look only to Buyer for any Per Share Stock Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property, escheat, and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any holder of Seller Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive the Per Share Stock Consideration. Seller’s stock transfer books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of Seller Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Per Share Stock Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

Appendix A - 6

    (f)        Buyer shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any holder of a Certificate, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction and withholding was made.

2.6 The Bank Consolidation

        Within five (5) business days following the Effective Time, Seller Bank shall be consolidated and merged with and into Buyer Bank, under the charter of Buyer Bank, pursuant to the Consolidation Agreement attached as Exhibit B.

2.7 Additional Actions

        If, at any time after the Effective Time, Buyer shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in Buyer right, title, or interest in, to, or under any of the rights, properties, or assets of Seller acquired or to be acquired by Buyer as a result of, or in connection with, the Corporate Merger or any other transaction described in this Agreement, or (ii) otherwise carry out the purposes of this Agreement, Seller and Seller Bank and their respective proper officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in Buyer and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Buyer are fully authorized in the name of Seller and Seller Bank or otherwise to take any and all such action.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER BANK

        Seller and Seller Bank jointly and severally represent and warrant to Buyer as follows:

3.1 Capital Structure

        The authorized capital stock of Seller consists of 3,000,000 shares of Seller Stock, which is the only class of capital stock that Seller is authorized to issue. As of the date of this Agreement, 532,896 shares of Seller Stock are issued and outstanding. There are no other shares of stock of Seller outstanding. All issued and outstanding shares of Seller Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Seller Stock have been issued in violation of the preemptive rights of any person, firm, or entity. There are no Rights authorized, issued, or outstanding with respect to the capital stock of Seller as of the date of this Agreement. Seller has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction that has not become effective prior to the date of this Agreement. Seller has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any of its securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

3.2 Organization, Standing, and Authority of Seller

        Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Seller is a bank holding company, duly registered under the Bank Holding Company Act of 1956, as amended, and subject to the regulation and supervision by the FRS. Seller has delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of Seller as in effect as of the date of this Agreement. The minute books and other corporate books and records of Seller and all of its Subsidiaries, as previously made available to Buyer (and as shall be delivered to Buyer at Closing), are true, correct, and complete in all respects.

Appendix A - 7

3.3 Ownership of Seller Subsidiaries

        Set forth on Schedule 3.3 is a list of the name, jurisdiction of incorporation, and percentage ownership of each direct or indirect Subsidiary of Seller. Seller Bank is Seller’s only Significant Subsidiary. Except for (x) capital stock of Subsidiaries of Seller, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (z) securities and other interests set forth on Schedule 3.3, Seller does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture, or other organization, other than investment securities representing not more than 5% of any entity. The outstanding shares of capital stock or other ownership interests of each Subsidiary of Seller have been duly authorized and validly issued, are fully paid and nonassessable (except to the extent the stock of Seller Bank is assessable by the OCC pursuant to Section 55 of the National Bank Act, 12 U.S.C. § 1 et seq.), and are owned by Seller free and clear of all liens, claims, encumbrances, charges, pledges, restrictions, or rights of third parties of any kind whatsoever. No Rights are authorized, issued, or outstanding with respect to the capital stock or other ownership interests of any Subsidiary of Seller and there are no agreements, understandings, or commitments relating to the right of Seller to vote or to dispose of such capital stock or other ownership interests.

3.4 Organization, Standing, and Authority of Subsidiaries of Seller

    (a)        Seller Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America pursuant to a charter issued by the OCC with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Seller Bank is not required to be duly licensed or qualified to do business in any foreign jurisdiction. Seller Bank is a member of the Federal Reserve. The deposit accounts of Seller Bank are insured by the BIF to the maximum extent permitted by the FDIA, and Seller Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Seller has delivered to Buyer true and complete copies of the Articles of Association and Bylaws of Seller Bank as in effect as of the date of this Agreement.

    (b)        Each Subsidiary of Seller, other than Gaylord Partners, Limited Partnership, is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan or the United States of America with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. No Subsidiary of Seller is required to be duly licensed or qualified to do business in any foreign jurisdiction. Gaylord Partners, Limited Partnership is a Michigan limited partnership duly organized, validly existing, and in good standing under the laws of the State of Michigan with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted.

3.5 Authorized and Effective Agreement; No Conflicts

    (a)        Each of Seller and Seller Bank has all requisite power and authority to enter into this Agreement and (subject to receipt of all Requisite Regulatory Approvals and, with respect to Seller, the approval of Seller’s shareholders of this Agreement) to perform all of their respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been approved by the Boards of Directors of Seller and Seller Bank and have been duly authorized and approved by all necessary corporate action in respect thereof on the part of Seller and Seller Bank, except for the approval of this Agreement by Seller’s shareholders. This Agreement has been duly and validly executed and delivered by Seller and Seller Bank and, assuming due authorization, execution, and delivery by Buyer, constitutes a legal, valid, and binding obligation of each of Seller and Seller Bank, enforceable against each of them in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. §1818(b) or by the appointment of a conservator by the FDIC.

    (b)        Neither the execution and delivery of this Agreement, nor completion of the transactions contemplated hereby, nor compliance by Seller and Seller Bank with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Seller or the equivalent documents of any Subsidiary of Seller, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any property or asset of Seller or any Subsidiary of Seller pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seller or any Subsidiary of Seller is a party, or by which any of their respective properties or assets may be bound or affected, (iii) subject to receipt of all Requisite Regulatory Approvals and the requisite approval of the shareholders of Seller, violates any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or any Subsidiary of Seller, or (iv) result in termination or any impairment of any permit, license, franchise, contractual right, or other authorization maintained or required to be maintained by Seller or any of its Subsidiaries.

Appendix A - 8

    (c)        Except for (i) the Requisite Regulatory Approvals, (ii) the adoption of this Agreement and the approval of the Plan of Merger by the holders of a majority of the outstanding shares of Seller Stock, (iii) the filing of the Certificate of Merger with the Michigan Bureau in connection with the Corporate Merger, and (iv) review of the Corporate Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Seller or Seller Bank in connection with (x) the execution and delivery by Seller and Seller Bank of this Agreement, or (y) the completion of the Corporate Merger.

    (d)        As of the date of this Agreement, neither Seller nor Seller Bank is aware of any reasons relating to Seller or Seller Bank (including CRA compliance) why all Requisite Regulatory Approvals shall not be procured free of any conditions or requirements which could materially impair the value of Seller to Buyer.

3.6 Regulatory Reports

        Each of Seller and Seller Bank has duly filed with each Regulatory Authority and any other applicable Governmental Entity all reports, notices, and other documents required to be filed under applicable laws and regulations. All such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable laws and regulations. Except as set forth on Schedule 3.6, in connection with the most recent examinations of Seller and Seller Bank by the FRS and the OCC, neither Seller nor Seller Bank was required to correct or change any action, procedure, or proceeding which Seller or Seller Bank believes has not been corrected or changed as required.

3.7 Financial Statements

        Seller has previously delivered or made available to Buyer accurate and complete copies of the Seller Financial Statements, the audited portions of which are accompanied by the audit reports of Plante & Moran, PLLC, independent certified public accountants with respect to Seller. The Seller Financial Statements (i) are true, complete, and correct in all material respects, (ii) have been prepared in conformity with GAAP, consistently applied during the periods involved, except as stated therein, and (iii) fairly present the consolidated financial position and results of operations of Seller and its Subsidiaries, on a consolidated basis, on the dates and for the periods indicated therein. The Seller Financial Statements do not include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders the Seller Financial Statements, in light of the circumstances under which they were made, misleading in any material respect. The audits of Seller and its Subsidiaries have been conducted, in all material respects, in accordance with generally accepted auditing standards. The books and records of Seller and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities, and affairs of Seller and its Subsidiaries.

3.8 Material Adverse Change

        Except as set forth on Schedule 3.8, since December 31, 2002, (i) Seller and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding for the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Seller.

3.9 Environmental Matters

    (a)        Seller and its Subsidiaries are in compliance with all Environmental Laws with respect to real estate owned or occupied by Seller or any of its Subsidiaries. Neither Seller nor any of its Subsidiaries has received any communication alleging that Seller or any such Subsidiary is not in such compliance and, to the best knowledge of Seller, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

Appendix A - 9

    (b)        To the best of Seller’s knowledge, none of the properties owned or occupied by Seller or any of its Subsidiaries has been or is in violation of or liable under any Environmental Law.

    (c)        There are no past or present actions, activities, circumstances, conditions, events, or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Seller or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Seller or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

    (d)        Except as set forth on Schedule 3.9, Seller has not conducted any environmental studies during the past five (5) years with respect to any properties owned or occupied by Seller or any of its Subsidiaries. Seller has delivered to Buyer true, correct, and complete copies of all reports and studies listed on Schedule 3.9.

3.10 Tax Matters

    (a)        Seller and its Subsidiaries have timely filed all federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns, including the Michigan Single Business Tax returns, required by applicable law to be filed by them (including estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Seller nor any of its Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

    (b)        All federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns filed by Seller and its Subsidiaries are complete and accurate in all material respects. Neither Seller nor any of its Subsidiaries is delinquent in the payment of any tax, assessment, or governmental charge or has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof. There are currently no agreements in effect with respect to Seller or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any tax. As of the date of this Agreement, no audit, examination, or deficiency or refund litigation with respect to any such return is pending or, to the best of Seller’s knowledge, threatened.

    (c)        Neither Seller nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or any of its Subsidiaries (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11 Legal Proceedings

        Except as set forth on Schedule 3.11, there are no actions, suits, claims, governmental investigations, or proceedings instituted, pending or, to the best knowledge of Seller, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against Seller or any of its Subsidiaries or against any asset, interest, or right of Seller or any of its Subsidiaries, or against any officer, director, or employee of any of them. Neither Seller nor any of its Subsidiaries is a party to any order, judgment, or decree that is reasonably likely to have a Material Adverse Effect on Seller. A copy of each audit letter response received by Seller from any attorneys for Seller or any of its Subsidiaries in connection with the preparation of Seller’s financial statements or otherwise since December 31, 2001, relating to any litigation pending as of the date of this Agreement to which Seller or any of its Subsidiaries is a party and which deems Seller or any of its Subsidiaries as a defendant or cross-defendant, and a brief summary report of any such litigation that is not discussed in any such audit letter responses, are attached to Schedule 3.11.

Appendix A - 10

3.12 Compliance with Laws

    (a)        Each of Seller and its Subsidiaries has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and will not be adversely affected by virtue of the completion of the Corporate Merger. To the best knowledge of Seller, no suspension or cancellation of any of the same is threatened.

    (b)        Neither Seller nor any of its Subsidiaries is in violation of its respective Articles of Incorporation, Bylaws, or other charter documents, or in material violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any Governmental Entity (including all regulatory capital requirements), truth-in-lending, usury, fair credit reporting, equal credit opportunity, community reinvestment, redlining, loan insurance and guarantee programs, consumer protection, securities, safety, health, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations, or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any Governmental Entity, except as set forth on Schedule 3.12(b). Neither Seller nor any of its Subsidiaries has received any notice or communication from any Governmental Entity asserting that Seller or any of its Subsidiaries is in violation of any of the foregoing, except as set forth on Schedule 3.12(b). Except as set forth on Schedule 3.12(b), neither Seller nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding, or written commitment (other than those of general applicability issued by Governmental Entities), and none of them has received any written communication requesting that it enter into any of the foregoing or that any existing item listed on Schedule 3.12(b) will be amended or modified in any way. Seller has delivered true and complete copies of each item listed on Schedule 3.12(b) to Buyer. Except as set forth on Schedule 3.12(b), Seller and each of its Subsidiaries are in compliance with each item listed on Schedule 3.12(b).

3.13 Certain Information

        None of the information relating to Seller or any of its Subsidiaries in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Neither this Agreement nor any schedule, statement, list, certificate, or other written information furnished or to be furnished by Seller in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

3.14 Employee Benefit Plans

    (a)        Set forth on Schedule 3.14 is a list of all Seller Employee Plans. Seller has delivered to Buyer accurate and complete copies of each of such Seller Employee Plans (including amendments and agreements relating thereto) together with, in the case of tax-qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

    (b)        Neither Seller nor any of its Subsidiaries has maintained a defined benefit pension plan, as defined in ERISA §3(35), since 1990, and any such defined pension plans maintained before that date have been terminated and liquidated in compliance with procedures imposed by the Code and ERISA. Seller has furnished Buyer with applicable letters from the IRS and the PBGC.

    (c)        Neither Seller nor any of its Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

    (d)        Seller has applied for but has not yet received a determination letter from the IRS with respect to each Seller Employee Plan that is intended to qualify under Section 401 of the Code to the effect that such Seller Employee Plan and associated trust include all applicable provisions required by the Code and that the trust associated with such Seller Employee Plan is exempt from tax under Section 501 of the Code. Seller does not know of any ground on which such letter would not be issued. Neither Seller nor any of its Subsidiaries has any liability under any such Seller Employee Plans that is not reflected in the Seller Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

Appendix A - 11

    (e)        No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Seller Employee Plan that would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on Seller.

    (f)        Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date of this Agreement, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date of this Agreement and prior to the Effective Time, under the terms of each Seller Employee Plan or ERISA.

    (g)        The Seller Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings, and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. All contributions required to be made to Seller Employee Plans as of the date of this Agreement have been made, and all contributions required to be made to Seller Employee Plans as of the Effective Time will have been made as of such time.

    (h)        There are no pending or, to the best knowledge of Seller, threatened claims (other than routine claims for benefits) by, on behalf of, or against any Seller Employee Plans or any trust related thereto or any fiduciary thereof. No administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the PBGC, the IRS or other Federal or state governmental agencies are pending, in progress, or, to the best of Seller’s knowledge, threatened.

3.15 Certain Contracts

    (a)        Except as set forth on Schedule 3.15(a), neither Seller nor any of its Subsidiaries is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement, or commitment, including any agreement, indenture, or other instrument, relating to the borrowing of money by Seller or any of its Subsidiaries (other than, in the case of Seller Bank, deposits, FHLB advances, federal funds purchased, and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Seller or any of its Subsidiaries of any obligation, other than by Seller Bank in the ordinary course of its banking business; (ii) any agreement, arrangement, or commitment relating to the employment of a consultant or the employment, election, or retention in office of any present or former director, officer, or employee of Seller or any of its Subsidiaries; (iii) any agreement, arrangement, or understanding (other than as set forth in this Agreement) pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer, or employee of Seller or any of its Subsidiaries upon execution of this Agreement or upon or following completion of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement, or understanding pursuant to which Seller or any of its Subsidiaries is obligated to indemnify any director, officer, employee, or agent of Seller or any of its Subsidiaries, other than as set forth in Seller Employee Plans and in the Articles of Incorporation and Bylaws of Seller and its Subsidiaries; (v) any agreement, arrangement, or understanding to which Seller or any of its Subsidiaries is a party or by which any of the same is bound that limits the freedom of Seller or any of its Subsidiaries to compete in any line of business or with any person; (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by any Regulatory Authority (other than those of general applicability); (vii) any bonus, pension, profit sharing, retirement, stock option, stock purchase, hospitalization, insurance, or other similar plan providing for benefits for any current or former employees. officers, or directors of Seller or any of its Subsidiaries; (viii) any lease, installment purchase agreement, or other contract with respect to any property (whether real or personal or mixed) used or proposed to be used in Seller’s or any of its Subsidiaries’ operations; (ix) any contract or agreement for the purchase or disposition of material, supplies, equipment, or services that has a remaining term in excess of one year or that requires aggregate expenditures in excess of $10,000 in any consecutive 12-month period of the contract; (x) any contract or agreement that by its terms requires the consent of any party thereto to the consummation of the transactions contemplated by this Agreement; or (xi) any contract, except ordinary and customary banking relationships, with any executive officer, director, or holder of more than 5% of outstanding Seller Stock.

Appendix A - 12

    (b)        Except as set forth on Schedule 3.15(b), neither Seller nor any of its Subsidiaries is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise, and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or non-compliance.

    (c)        Each of Seller and its Subsidiaries has all licenses and approvals required by contracts with third parties that are required in order to permit each to carry on its business as it is presently being conducted.

3.16 Brokers and Finders

        Except for payments due to Donnelly Penman & Partners for services rendered in connection with the transactions contemplated by this Agreement, which payments do not and will not exceed $221,000, neither Seller nor any of its Subsidiaries nor any of their respective directors, officers, or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.17 Insurance

        Set forth on Schedule 3.17 is an accurate and complete list (including the name of the insurer and the amounts, types, and dates of coverage) of each insurance policy that covers Seller and/or any of its Subsidiaries and/or any of their respective businesses, properties, assets, directors, or employees (including self-insurance). All of such policies are in full force and effect, all premiums due to date on such policies have been paid, and Seller and each of its Subsidiaries is otherwise in compliance in all material respects with the terms and provisions of such policies. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which Seller and its Subsidiaries and their respective properties and assets have been normally exposed in the ordinary course of business. Each of Seller and its Subsidiaries has maintained all insurance required by applicable laws and regulations.

3.18 Properties

        Schedule 3.18 contains a list of all real property owned, leased, or occupied by Seller or any of its Subsidiaries. All such real property and all personal property owned or used by Seller or any of its Subsidiaries in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and its Subsidiaries in the ordinary course of business consistent with their past practices. Seller and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities (other than equities of redemption under applicable foreclosure laws), to all of its properties and assets, real and personal, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title that, individually and on an aggregate basis, are not likely to have a Material Adverse Effect on Seller, and (iv) as reflected in the Seller Financial Statements. All real and personal property that is material to Seller’s business and the business of its Subsidiaries on a consolidated basis and leased or licensed by Seller or any of its Subsidiaries is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms. All rents and other amounts due under such leases and licenses have been paid; neither Seller nor any of its Subsidiaries is in material default in any of their covenants or obligations under any such lease or license; all such leases and licenses are unmodified and in full force and effect; and none of such leases or licenses will terminate or lapse prior to the Effective Time. All improved real property owned or leased by Seller or any of its Subsidiaries is in compliance with all applicable zoning laws. Seller is currently insured under owner’s title insurance policies showing title in Seller or one of its Subsidiaries for all real estate owned by Seller or any of its Subsidiaries in amounts not less than the purchase price as of the time such property was acquired.

3.19 Labor

        No work stoppage involving Seller or any of its Subsidiaries is pending or, to the best knowledge of Seller, threatened. Neither Seller nor any of its Subsidiaries is involved in or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit, or administrative proceeding involving the employees of Seller or any of its Subsidiaries. No employees of Seller or any of its Subsidiaries are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Seller’s knowledge, there have been no efforts to unionize or organize any employees of Seller or any of its Subsidiaries during the past five years.

Appendix A - 13

3.20 Allowance for Loan Losses; Loan Guarantees

        In the opinion of Seller’s management and to the best of Seller’s knowledge, the allowances for loan losses reflected on Seller’s consolidated statements of financial condition included in the Seller Financial Statements have been calculated, in all material respects, as of their respective dates, in a manner consistent with the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries. The real estate owned reflected in the Seller Financial Statements is carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP. To the best of Seller’s knowledge, all material guarantees of indebtedness owed to Seller or any of its Subsidiaries, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration, the Farmers Home Administration, or other federal agencies, are valid and enforceable in accordance with their respective terms.

3.21 Material Interests of Certain Persons

        No officer or director of Seller or any of its Subsidiaries or any “associate” (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such person has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any of its Subsidiaries.

3.22 No Undisclosed Liabilities

        Neither Seller nor any of its Subsidiaries has any liabilities, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, including any liability for taxes (and there is no past or present fact, situation, circumstance, condition, or other basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim, or demand against Seller or any of its Subsidiaries giving rise to any such liability) except and to the extent (i) reflected, disclosed, or provided for in the Seller Financial Statements, (ii) of liabilities incurred in the ordinary course of business since the date of this Agreement, and (iii) of liabilities incurred in connection with completion of the transactions contemplated by this Agreement.

3.23 Loan Portfolio

        To the best of Seller’s knowledge, except as set forth on Schedule 3.23, all loans and discounts shown on the Seller Financial Statements or that were entered into after the date of the most recent balance sheet included in the Seller Financial Statements were and shall be made for good, valuable, and adequate consideration in the ordinary course of the business of Seller and its Subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, set-offs, or counter-claims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency, or similar laws or by general principles of equity. To the best of Seller’s knowledge, except as set forth on Schedule 3.23, the notes or other evidence of indebtedness evidencing such loans and all forms of pledges, mortgages, and other collateral documents and security agreements are valid, true, and genuine and perfected and what they purport to be. Seller and its Subsidiaries have complied and shall, prior to the Effective Time, comply with all material laws and regulations relating to such loans.

3.24 Investment Portfolio

        All investment securities held by Seller or any of its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with GAAP, specifically including but not limited to, Financial Accounting Standard 115.

3.25 Interest Rate Risk Management Instruments

        Schedule 3.25 sets forth a list of all interest rate swaps, caps, floors, option agreements, or other interest rate risk management arrangements or agreements to which Seller or any of its Subsidiaries is a party or has any obligations or rights. All such arrangements and agreements were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations, and policies and with counter parties believed to be financially responsible at the time and are legal, valid, and binding obligations of Seller or its Subsidiary in force in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors rights generally from time to time and effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Seller and its Subsidiaries have duly performed all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and, to the best of Seller’s knowledge, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder.

Appendix A - 14

3.26 Conduct of Business; Interim Events

        Since December 31, 2002, Seller and its Subsidiaries have conducted their respective businesses only in the ordinary course of business. Since September 30, 2003, neither Seller nor any of its Subsidiaries has paid or declared any dividend or made any other distribution to shareholders or taken any action which, if taken after the date of this Agreement, would require the prior written consent of Buyer pursuant to Section 5.7 below.

3.27 Duties as Fiduciary

        Seller Bank, in its capacity as trustee, escrow agent, executor, administrator, custodian, guardian, receiver, or other fiduciary, has performed all of its material duties in accordance with all legal standards applicable to such duties, whether imposed by contract, statute, or common law.

3.28 Community Reinvestment Act Compliance

        Neither Seller nor Seller Bank has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Seller Bank has received a CRA rating of satisfactory or better from the FDIC. Seller knows of no fact or circumstance or set of facts or circumstances that would cause Seller Bank to fail to comply with such provisions or to cause the CRA rating of Seller Bank to fall below satisfactory.

3.29 Disclosure of Deeds, Leases, Agreements, Etc.

        Seller has furnished to Buyer true and complete copies of the following documents:

    (a)        Deeds or other relevant title documents relating to all real estate currently owned by Seller or any of its Subsidiaries in the conduct of their businesses and a complete and correct list of all items of personal property which had a net after depreciation book value in excess of $10,000 as of December 31, 2002, reflected in the books and records of Seller as being owned by Seller or any of its Subsidiaries (including those reflected in the balance sheet of Seller as of December 31, 2002, except as since disposed of in the ordinary course of business).

    (b)        All leases pursuant to which Seller or any of its Subsidiaries leases real or personal property, excepting leases as to personal property under which the aggregate lease payments do not exceed $10,000 for the current term of the lease.

    (c)        (i) All contracts and agreements with respect to any real property used or proposed to be used in the operations of Seller or any of its Subsidiaries which obligate Seller or any of its Subsidiaries to make aggregate annual payments in excess of $10,000 or are not terminable at least annually without penalty; (ii) all material data processing agreements, service agreements, consulting agreements, or any similar arrangements not terminable by Seller or any of its Subsidiaries upon thirty (30) days or less notice without penalties; and (iii) all contracts or agreements for the purchase or disposition of material, equipment, supplies, or other personal property or the purchase of services which obligate Seller or any of its Subsidiaries to make aggregate payments in excess of $10,000 or are not terminable at least annually without penalty.

    (d)        All material policies of insurance maintained by Seller or any of its Subsidiaries with respect to assets, properties, premises, operations, or personnel, and copies of the most recent insurance audit, review, or report, if any.

    (e)        The charter of Seller Bank and the Articles of Incorporation of Seller and its other Subsidiaries, together with their respective Bylaws, including all amendments to date.

Appendix A - 15

3.30 Charter Provisions

        Seller has taken all action so that the entering into of this Agreement and the consummation of the Corporate Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any person under the governing documents of Seller or any of its Subsidiaries or restrict or impair the ability of Buyer or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Seller that may be directly or indirectly acquired or controlled by Buyer or any of its Subsidiaries.

3.31 Names; Predecessors

        Schedule 3.31 contains a list of all names currently or previously used by either Seller or Seller Bank or under which either of them has conducted business. Schedule 3.31 contains a list of all predecessor companies of Seller or Seller Bank.

3.32 Director Health Care Plan

        Schedule 3.32 sets forth an accurate description of the Director Health Care Plan and contains a list of all documents that contain the terms of such Director Health Care Plan or that are otherwise binding on Seller or Seller Bank with respect to such Director Health Care Plan. Also set forth on Schedule 3.32 is a list of all persons that are or may become entitled to receive any benefits pursuant to such Director Health Care Plan. As of Closing, neither Seller nor Seller Bank will have any liability of any nature with respect to such Director Health Care Plan.

3.33 Securities Documents

        Seller has timely filed with the SEC all Securities Documents required by the Securities Laws. Such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller has otherwise materially complied with all Securities Laws.

3.34 Preferred Securities Issued by Subsidiary

        All preferred securities issued by Gaylord Partners, Limited Partnership, were issued in material compliance with all applicable laws, rules, and regulations. Neither Seller; Gaylord Partners, Limited Partnership; or any other party is in default under the Limited Partnership Agreement for Gaylord Partners, Limited Partnership, nor any other document, agreement, or instrument related to the issuance by Gaylord Partners, Limited Partnership of its preferred securities or the issuance by Seller of the related subordinated debenture to Gaylord Partners, Limited Partnership. Except as set forth on Schedule 3.34, Gaylord Partners, Limited Partnership has paid all interest, dividends, and/or other distributions payable with respect to its preferred securities.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

4.1 Organization, Standing, and Authority of Buyer

        Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer.

4.2 Organization, Standing, and Authority of Buyer Bank

        Buyer Bank is a banking corporation, duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The deposit accounts of Buyer Bank are insured by the BIF to the maximum extent permitted by the FDIA, and Buyer Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder.

Appendix A - 16

4.3 Authorized and Effective Agreement

    (a)        Buyer has all requisite power and authority to enter into this Agreement and (subject to receipt of all Requisite Regulatory Approvals) to perform all of its obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been deemed advisable by the Board of Directors of Buyer and duly authorized and approved by all necessary corporate action in respect thereof on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution, and delivery by Seller and Seller Bank, constitutes a legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

    (b)        Neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Buyer or the equivalent documents of any of Buyer’s Subsidiaries, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any property or asset of Buyer or any of its Subsidiaries pursuant to any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all Requisite Regulatory Approvals and the requisite approval of the shareholders of Seller, violates any order, writ, injunction, decree, statute, rule, or regulation applicable to Buyer, or (iv) results in termination or any impairment of any permit, license, franchise, contractual right, or other authorization maintained or required to be maintained by Buyer or any of its Subsidiaries.

    (c)        Except for (i) the Requisite Regulatory Approvals, (ii) the filing of the Certificate of Merger with the Michigan Bureau in connection with the Corporate Merger, and (iii) review of the Corporate Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Buyer in connection with (x) the execution and delivery by Buyer of this Agreement, or (y) the completion of the Corporate Merger.

    (d)        As of the date of this Agreement, Buyer is not aware of any reason relating to Buyer (including CRA compliance) why all Requisite Regulatory Approvals shall not be procured.

    (e)        No vote of the stockholders of Buyer is required by law, Buyer’s Restated Articles of Incorporation, Buyer’s bylaws, or otherwise to approve this Agreement and the Corporate Merger.

4.4 Regulatory Reports

    (a)        Buyer has timely filed with the SEC and the NASD all Securities Documents required by the Securities Laws, and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer has otherwise materially complied with all Securities Laws.

    (b)        Buyer has duly filed with the FRS and the Commissioner and any other applicable Regulatory Authority the reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Buyer by the FRS and Commissioner, Buyer was not required to correct or change any action, procedure or proceeding which has not been corrected or changed as required.

Appendix A - 17

4.5 Material Adverse Change

        Since December 31, 2003, except as disclosed in Securities Documents filed by Buyer and except for Buyer’s agreement to acquire Midwest Guaranty Bancorp, Inc. pursuant and subject to an Agreement and Plan of Merger dated February 4, 2004, (i) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Buyer.

4.6 Legal Proceedings

        There are no actions, suits, claims, governmental investigations, or proceedings instituted, pending, or, to the best knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or against any asset, interest, or right of Buyer or any of its Subsidiaries, or against any officer, director, or employee of any of them that are reasonably likely to have a Material Adverse Effect on Buyer. Neither Buyer nor any of its Subsidiaries is a party to any order, judgment, or decree that is reasonably likely to have a Material Adverse Effect on Buyer.

4.7 Certain Information

        None of the information relating to Buyer and its Subsidiaries supplied or to be supplied by them for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.8 Financial Statements

        The Buyer Financial Statements (i) are true, complete, and correct in all material respects, (ii) have been prepared in conformity with GAAP, consistently applied during the periods involved, except as stated therein, and (iii) fairly present the consolidated financial position and results of operations of Buyer and its Subsidiaries, on a consolidated basis, on the dates and for the periods indicated therein. The Buyer Financial Statements do not include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders the Buyer Financial Statements, in light of the circumstances under which they were made, misleading in any material respect. The audits of Buyer and its Subsidiaries have been conducted, in all material respects, in accordance with generally accepted auditing standards.

4.9 Community Reinvestment Act Compliance

        Neither Buyer nor Buyer Bank has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Buyer Bank has received a CRA rating of satisfactory or better from the FDIC. Buyer knows of no fact or circumstance or set of facts or circumstances that would cause Buyer Bank to fail to comply with such provisions or to cause the CRA rating of Buyer Bank to fall below satisfactory.

4.10 Financing

        Buyer has and as of the Effective Time will have sufficient cash and a sufficient number of authorized but unissued shares of Buyer Stock to make the payments of the Per Share Stock Consideration (and cash in lieu of fractional shares of Buyer Stock) for each outstanding share of Seller Stock.

4.11 Capital Structure

        The authorized capital stock of Buyer consists of 30,000,000 shares of Buyer Stock and 200,000 shares of preferred stock (no par value), which are the only classes of capital stock that Buyer is authorized to issue. As of December 31, 2003, 19,568,867 shares of Buyer Stock were issued and outstanding. Buyer has not issued any shares of preferred stock. There are no other shares of stock of Buyer outstanding. All issued and outstanding shares of Buyer Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Buyer Stock have been issued in violation of the preemptive rights of any person, firm, or entity. Except as disclosed in Securities Documents filed by Buyer, there are no Rights authorized, issued, or outstanding with respect to the capital stock of Buyer as of the date of this Agreement. Buyer has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction that has not become effective prior to the date of this Agreement. The shares of Buyer to be issued pursuant to the Corporate Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

Appendix A - 18

ARTICLE V
COVENANTS

5.1 Reasonable Best Efforts

        Subject to the terms and conditions of this Agreement, each of the Parties (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Corporate Merger as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end.

5.2 Registration Statement; Proxy Statement and Prospectus

        As soon as practicable after execution of this Agreement, Buyer shall file a Registration Statement with the SEC on an appropriate form under the Securities Act and shall use its reasonable efforts to cause the Registration Statement to become effective under the Securities Act, and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same and take any action required to be taken under applicable state securities laws in connection with the issuance of the shares of Buyer Stock upon consummation of the Corporate Merger. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” Seller and Seller Bank shall furnish all information concerning it and its shareholders as Buyer may reasonably request in connection with the preparation of the Registration Statement. In advance of filing the Registration Statement, Buyer shall provide Seller and its counsel with a copy of the Registration Statement and thereafter shall promptly advise Seller and its counsel of any material communication received by Buyer or its counsel from the SEC with respect to the Registration Statement.

5.3 Shareholder Meeting

        Seller shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date of this Agreement to consider and vote upon this Agreement and the transactions contemplated hereby (the “Shareholders Meeting”). The Board of Directors of Seller shall recommend that the shareholders of Seller approve this Agreement and the transactions contemplated hereby, provided, however, that nothing in this Agreement shall prevent the Board of Directors of Seller from withholding, withdrawing, amending, or modifying its recommendation if the Board of Directors reasonably believes, upon the written opinion of its legal counsel, that such action is required in order for the directors to comply with their fiduciary duties to the shareholders of Seller. Buyer shall cooperate with Seller in the preparation of the Proxy Statement relating to the meeting of shareholders of Seller. In advance of distributing its Proxy Statement to its shareholders, Seller shall provide Buyer and its counsel with a copy of the Proxy Statement and provide a reasonable opportunity for Buyer to comment thereon. Seller shall use its reasonable best efforts to have the Proxy Statement approved for mailing in definitive form as promptly as practicable and thereafter Seller shall promptly mail to its shareholders the Proxy Statement.

5.4 Regulatory Matters

    (a)        The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, within thirty (30) days after the date of this Agreement or as soon thereafter as is reasonably practicable, all necessary documentation to obtain all Requisite Regulatory Approvals and all permits, consents, approvals, and authorizations of any other third parties that are necessary or advisable to consummate the transactions contemplated by this Agreement. Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on (in each case subject to applicable laws relating to the exchange of information), all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Notwithstanding the foregoing, Buyer shall be primarily responsible for and shall bear all expenses in connection with preparing and filing all applications for the Requisite Regulatory Approvals.

Appendix A - 19

    (b)        Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, and officers, the shareholders of Seller, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, or application made by or on behalf of Buyer, Buyer Bank, Seller, or Seller Bank to any Governmental Entity in connection with the transactions contemplated hereby.

    (c)        Buyer and Seller shall promptly furnish each other with copies of written communications received by Buyer or Seller, as the case may be, or any of their respective Subsidiaries from, or delivered by, any of the foregoing to any Governmental Entity in respect of the transactions contemplated hereby.

5.5 Investigation and Confidentiality

    (a)        Seller shall permit Buyer and its representatives reasonable access to the properties and personnel of Seller and its Subsidiaries and shall disclose and make available to Buyer and its representatives, upon Buyer’s reasonable request, all books, papers, and records relating to the assets, stock ownership, properties, operations, obligations, and liabilities of Seller and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any Governmental Entity, accountants’ work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Buyer may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of Seller, will not unduly interfere with normal operations or constitute a waiver of the attorney-client privilege. Seller and its Subsidiaries shall make their respective directors, officers, employees, agents, and authorized representatives (including counsel and independent public accountants) available to confer with Buyer and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of Seller, will not unduly interfere with normal operations or constitute a waiver of the attorney-client privilege. Representatives of Buyer or Buyer Bank shall be given notice of and shall be entitled to attend meetings of the Boards of Directors of Seller and Seller Bank after the date of this Agreement, provided, that the Chairman of such meetings shall be entitled to exclude such representatives of Buyer or Buyer Bank from discussions at such meetings, if the Board of Directors determines, consistent with the exercise of its fiduciary duties, that it is in the best interests of Seller and its shareholders to exclude such representatives.

    (b)        All information furnished in connection with the transactions contemplated by this Agreement or pursuant to this Agreement shall be treated as the sole property of the Party furnishing the information until completion of the Corporate Merger and, if the Corporate Merger shall not occur, the Party receiving the information shall either destroy or return to the Party that furnished such information all documents or other materials containing, reflecting, or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five (5) years from the date this Agreement is terminated but shall not apply to (i) any information which (x) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the Party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party that is the subject of any such legal requirement or order shall use its best efforts to give the furnishing Party at least ten business days prior notice thereof.

5.6 Press Releases

        Each of the Parties agrees that it will not issue any press release or make any public disclosure related to this Agreement or the Corporate Merger without obtaining the prior written consent of the other Parties, provided, however, that nothing contained herein shall prohibit any party, following notification to the other Parties, from making any disclosure that is required by law or regulation. The only person authorized to give the consent required by this Section 5.6 on behalf of Seller and Seller Bank is William A. Kirsten. The only person authorized to give the consent required by this Section 5.6 on behalf of Buyer is Charles C. Van Loan.

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5.7 Business of the Parties

    (a)        During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. During such period, Seller will use all reasonable efforts to (x) preserve its business organization and that of each of its Subsidiaries intact, (y) keep available to itself and Buyer the present services of the employees of Seller and each of its Subsidiaries, and (z) preserve for itself and Buyer the goodwill of the customers of Seller and each of its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, and except as expressly contemplated in this Agreement, between the date of this Agreement and the Effective Time, Seller shall not, and shall cause each of its Subsidiaries not to:

(i) declare, set aside, make, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of Seller Stock;

    (ii)        issue any shares of its capital stock; issue, grant, modify, or authorize any Rights; purchase or redeem any shares of Seller Stock; or effect any recapitalization, reclassification, stock dividend, stock split, or like change in capitalization;

    (iii)        amend its Articles of Incorporation, Bylaws, or similar organizational documents; impose, or suffer the imposition, on any share of stock or other ownership interest held by Seller in a Subsidiary of any lien, charge, or encumbrance or permit any such lien, charge, or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

    (iv)        increase the rate of compensation of any of its directors, officers, or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers, or employees other than in the ordinary course of business and in accordance with past practice; or enter into or amend any employment or consulting agreement or extend the term of or renew any existing employment or consulting agreement;

    (v)        enter into or, except as may be required by law and for amendments contemplated by this Agreement, modify any Seller Employee Plan or other employee benefit, incentive, or welfare contract, plan, or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers, or employees;

    (vi)        without consultation with Buyer (which shall not be construed to require Buyer’s consent), with respect to any customer relationship (which for purposes hereof shall include the customer and any person attributed to such customer when computing the limitation on loans to a single borrower under the terms of Buyer’s loan policy as disclosed to Seller), originate, renew, refinance, or purchase any loan in excess of $150,000 with respect to loans secured by one-to-four-family properties, excluding loans purchased by Freddie Mac; or in excess of $250,000 with respect to commercial loans;

    (vii)        enter into (w) any transaction, agreement, arrangement, or commitment not made in the ordinary course of business, (x) any agreement, indenture, or other instrument relating to the borrowing of money by Seller or any of its Subsidiaries or guarantee by Seller or any of its Subsidiaries of any such obligation, except in the case of Seller Bank for deposits, FHLB advances, federal funds purchased, and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement, or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement, or commitment, provided that Seller and Seller Bank may employ an employee in the ordinary course of business if the employment of such employee is terminable by Seller or Seller Bank at will without liability, other than as required by law; or (z) any contract, agreement, or understanding with a labor union;

    (viii)        change its method of accounting in effect for the year ended December 31, 2002, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

Appendix A - 21

    (ix)        make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than (a) in the ordinary course of business, (b) in connection with the transactions contemplated by this Agreement, (c) pursuant to binding commitments disclosed on Schedule 3.15 and are existing on the date of this Agreement, and (d) expenditures necessary to maintain existing assets in good repair; or enter into any new lease or lease renewal of real property or any new lease or lease renewal of personal property providing for annual payments exceeding $5,000;

(x) file any applications or make any contract with respect to branching or site location or relocation;

    (xi)        except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three (3) years or less, or commercial paper, agreements to repurchase or federal funds, which in all cases shall have maturities of ninety (90) days or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly owned Subsidiary of Seller, or otherwise acquire direct or indirect control over any person, other than in connection with foreclosures or other repossessions in the ordinary course of business;

    (xii)        enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

    (xiii)        except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

    (xiv)        except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement, or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

    (xv)        take any action that would result in any of the representations and warranties of Seller or Seller Bank contained in this Agreement not to be true and correct at the Effective Time or that would cause any of the conditions precedent to effect closing of the transactions contemplated by this Agreement not to be satisfied;

(xvi) take any action that would materially impede or delay the completion of the Corporate Merger or the ability of any Party to perform its covenants and agreements under this Agreement;

    (xvii)        materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates; or

(xviii) agree to do any of the foregoing.

    (b)        Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and involving Seller or any of its Subsidiaries that would have, either individually or in the aggregate, a Material Adverse Effect on Seller.

    (c)        Except with the prior written consent of Seller, or as required by applicable law or any rule, regulation, order, or directive of any Governmental Entity, or as expressly contemplated hereby, between the date of this Agreement and the Effective Time, Buyer shall not, and shall cause each of its Subsidiaries not to:

    (i)       take any action that would result in any of the representations and warranties of Buyer contained in this Agreement not to be true and correct at the Effective Time or that would cause any of the conditions precedent to effect closing of the transactions contemplated by this Agreement not to be satisfied;

Appendix A - 22

(ii) take any action that would materially impede or delay the completion of the Corporate Merger or the ability of any Party to perform its covenants and agreements under this Agreement; or

(iii) agree to do any of the foregoing.

5.8 Nonsolicitation

        Seller shall not solicit or encourage, or authorize any individual, corporation, or other entity to solicit or encourage, from any third party any inquires or proposals relating to or which may be reasonably expected to lead to an Acquisition Transaction. Seller shall not negotiate with or entertain any proposals from any other person for any such Acquisition Transaction, except upon the receipt of an unsolicited offer from a third party where the Board of Directors of Seller reasonably believes, upon the written opinion of its legal counsel, that its fiduciary duties require it to enter into discussions with such party. Neither Seller nor any of its affiliates or representatives shall furnish any non-public information that it is not legally obligated to furnish in connection with, or enter into any contract with respect to, any Acquisition Transaction, except to the extent the Board of Directors of Seller reasonably believes, upon the written opinion of its legal counsel, that such action is required in order for the directors to comply with their fiduciary duties to the shareholders of Seller. Seller will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties previously conducted with respect to any of the foregoing and agrees to enforce its rights under any confidentiality agreements to which it or any of its Subsidiaries is a party. Seller shall promptly notify Buyer of all of the relevant details relating to all inquiries and proposals that it may receive relating to any Acquisition Transaction or proposed Acquisition Transaction, shall keep Buyer informed of the status and details of any such inquiry or proposal, and shall give Buyer five (5) days’ advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry or proposal.

5.9 Current Information

    (a)        During the period from the date of this Agreement to the Effective Time, Seller and Buyer shall, upon the request of the other, cause one or more of their respective designated representatives to confer on a monthly or more frequent basis with the other’s representatives regarding their respective consolidated financial condition, operations, business, and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably practicable, Seller will deliver to Buyer each Call Report or similar report filed by it with the FRS, OCC or the Commissioner concurrently with the filing of such Call Report. Within twenty (20) days after the end of each month, Seller will deliver to Buyer an unaudited consolidated balance sheet and an unaudited consolidated statement of income, without related notes, for such month prepared in accordance with GAAP. Promptly after they have been completed, Seller shall deliver to Buyer the audited consolidated statement of financial condition (including related notes and schedules, if any) of Seller as of December 31, 2003, and the consolidated statements of income, shareholders’ equity, and cash flows (including related notes and schedules, if any) of Seller for the year ended December 31, 2003.

    (b)        Each Party agrees to give prompt written notice to the other Parties upon becoming aware of any change or any condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, that may reasonably be expected to result in a Material Adverse Effect on such Party, or which would cause or constitute a material breach of any of such Party’s representations, warranties, or covenants contained in this Agreement. Any Party giving such notice shall use its reasonable efforts to prevent or promptly to cure such change, condition, event, circumstance, fact, or occurrence, to the extent the same is within the Party’s reasonable control.

5.10 Indemnification by Buyer; Insurance

    (a)        Buyer agrees that, for a period of five (5) consecutive years beginning at the Effective Time, to indemnify and hold harmless the past and present directors, officers, and employees of Seller and its Subsidiaries (the “Indemnified Parties”) for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified and held harmless under the respective Articles of Incorporation or Bylaws of Seller and its Subsidiaries in the form in effect at the date of this Agreement. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation or Bylaws of Seller or any of its Subsidiaries as of the date of this Agreement, to the extent permissible under applicable law as of the date of this Agreement, arising out of matters existing or occurring at or prior to the Effective Time, shall survive the Corporate Merger and shall continue in full force and effect.

Appendix A - 23

    (b)        Seller and Buyer shall cooperate to obtain “tail coverage” covering the acts and omissions of the officers and directors of Seller and Seller Bank occurring prior to the Effective Time under the existing directors’ and officers’ liability insurance policy maintained by Seller at the Effective Time, or through a rider to be added to Buyer’s existing directors’ and officers’ liability insurance policy, at Buyer’s expense, provided that any coverage obtained through Buyer’s policy shall provide no less than the same coverages, amounts, and other terms as the Seller’s existing coverage. In the event Seller purchases such tail coverage under its existing liability insurance policy prior to the Effective Time, the Minimum Equity shall be reduced by an amount equal to the cost thereof.

    (c)        The provisions of (a) and (b) above shall have no effect on any act or omission that constitutes a breach of a warranty, representation, or covenant contained in this Agreement or any document related to this Agreement.

5.11 Agreement to Vote Shares

        As soon as practicable after the date of this Agreement, Seller shall use its best efforts to cause each of its directors to execute an agreement, substantially in the form of the attached Exhibit C, by which each of such directors shall covenant and agree to vote the shares of Seller Stock owned by them (including all shares of Seller Stock over which such directors exercise direct or indirect voting control) in favor of this Agreement at the Shareholders Meeting.

5.12 Transaction Expenses

        Except as otherwise set forth in this Agreement, each of the parties shall pay their own expenses associated with the transactions contemplated by this Agreement. If the Closing occurs, Buyer agrees to pay the fees (or reimburse Seller if Seller has already paid such fees) owing to Donnelly Penman & Partners for services rendered to Seller in connection with the transactions described in this Agreement, up to a maximum amount of $221,000.

5.13 Employees and Employee Benefit Plans

    (a)        Employees of Seller or any of its Subsidiaries whose employment is terminated by Buyer or any of Buyer’s Subsidiaries, without cause, within 30 days following the Effective Time shall be entitled to receive a lump sum cash severance payment equal to the following: (i) corporate officers shall be entitled to receive a severance payment equal to three (3) weeks’ base salary (at rates existing as of the date of this Agreement) multiplied by the number of years of continuous service of such officer with Seller or any of Seller’s Subsidiaries as of the Effective Time; and (ii) employees other than corporate officers shall be entitled to receive a severance payment equal to two (2) weeks’ base salary (at rates existing as of the date of this Agreement) multiplied by the number of years of continuous service of such employee with Seller or any of Seller’s Subsidiaries as of the Effective Time. For purposes of determining the number of years of service of an employee under this Section 5.13(a), an employee shall be credited for a year of service in the current year if the most recent anniversary of the employee’s hire date is at least 180 days prior to the Effective Time. Notwithstanding the foregoing, no employee (whether or not a corporate officer) shall be entitled to a severance payment in excess of one-half of the base salary actually received by such employee during calendar year 2003. Buyer agrees that all employees of Seller or any of Seller’s Subsidiaries whose employment is terminated as a result of the Corporate Merger shall be given the opportunity to apply for employment by Buyer, Buyer Bank, or any of their affiliates. Notwithstanding anything to the contrary, this subsection (a) shall not apply to William A. Kirsten, Susan A. Norris, Ernest E. Paulick, Katherine L. Taskey, Theresa F. Brown, or Katherine E. Morris.

    (b)        Immediately prior to Closing, Seller shall terminate the employment of, and shall pay severance, health insurance and deferred compensation benefits to, each of the officers or employees listed on Schedule 5.13(b), in the amounts set forth on Schedule 5.13(b), upon receipt of an agreement, in a form satisfactory to Buyer’s legal counsel, from each such officer or employee that contains an acknowledgment that such officer is not entitled to any further amounts, benefits, or consideration from Seller or Buyer or any of their respective Subsidiaries. Nothing in this Section 5.13(b) shall prohibit Buyer and any such officer or employee whom Buyer may elect to continue to employ after the Closing, from negotiating alternative arrangements, provided, however, that the Total Merger Consideration shall be increased by the amount of any severance that otherwise would have been payable to such officer or employee pursuant to this Section 5.13(b) if his or her employment had not been continued. The total amount paid by Seller to the officers and employees listed in this subsection (b) shall not exceed $600,000 and shall not be taken into account in determining the Closing Equity.

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    (c)        Employees of Seller will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the medical plan of Seller covering such employee immediately prior to the Effective Time or any waiting period relating to coverage under Buyer’s medical plan, provided that, to the extent that the initial period of coverage for employees of Seller, under any plan of Buyer that is an “Employee Welfare Benefit Plan” as defined in Section 3(1) of ERISA, is not a full 12-month period of coverage, employees of Seller shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such employees of Seller or under the corresponding welfare plan during the balance of such 12-month period of coverage. With respect all qualified employee benefit plans, the prior service of employees of Seller with Seller or any Subsidiary of Seller shall be taken into account for purposes of eligibility and vesting. With respect to employee benefits such as vacation, sick pay, personal days, and the like, the prior service of employees with Seller or any Subsidiary of Seller shall be applied for purposes of eligibility, vesting, and the level of benefit to which the employee is entitled.

5.14 Bank Consolidation

        Buyer, Seller, and Seller Bank shall take all necessary and appropriate actions to make it possible for the Bank Consolidation to be authorized, agreed to, and accomplished in the time frame set forth in Section 2.6.

5.15 Conforming Entries

    (a)        Seller recognizes that Buyer may have adopted different loan, accrual, and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable laws, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual, and reserve policies of Seller and its Subsidiaries to those policies of Buyer, as specified in each case in writing to Seller, based upon such consultation and subject to the conditions in subsection (c) of this Section.

    (b)        Subject to applicable laws and regulations, Seller and Buyer shall consult and cooperate with each other with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and subject to the conditions in subsection (c) of this Section, the amount and the timing for recognizing for financial accounting purposes Seller’s expenses of the Corporate Merger and the restructuring charges relating to or to be incurred in connection with the Corporate Merger.

    (c)        Subject to applicable laws and regulations, Seller shall (i) establish and take such reserves and accruals immediately prior to the Effective Time as Buyer shall reasonably request to conform Seller’s loan, accrual, and reserve policies to Buyer’s policies, and (ii) establish and take such accruals, reserves, and charges in order to implement such policies and to recognize for financial accounting purposes: (A) such expenses of the Corporate Merger and (B) restructuring charges related to or to be incurred in connection with the Corporate Merger, in each case at such times as are reasonably requested by Buyer; provided, however, that on the date such reserves, accruals, and charges are to be taken, Buyer shall certify to Seller that all conditions to Buyer’s obligation to consummate the Corporate Merger set forth in this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to Buyer’s obligation to consummate the Corporate Merger) have been satisfied or waived; and provided, further, that Seller shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

    (d)        No reserves, accruals, or charges taken in accordance with this Section may (i) be a basis to assert a violation of a breach of a representation, warranty, or covenant of Seller or Seller Bank contained in this Agreement, nor (ii) result in any decrease of the Closing Equity.

5.16 Integration of Data Processing

        At the request of Buyer, during the period from the date of this Agreement to the Effective Time, Seller and Seller Bank shall, and shall cause their directors, officers, and employees to, and shall make all reasonable efforts to cause their respective data processing service providers to, cooperate and assist Buyer in connection with preparation for an electronic and systematic conversion of all applicable data regarding Seller and its Subsidiaries to Buyer’s system of electronic data processing; provided, however, that no such conversion shall occur until the Effective Time. In furtherance of the foregoing, Seller shall make reasonable arrangements during normal business hours to permit representatives of Buyer to train Seller and Seller Bank employees in Buyer’s system of electronic data processing. Any amounts paid by Seller to its outside data processing service providers in providing assistance to Buyer under this Section shall not result in any decrease of the Closing Equity.

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5.17 Disclosure Supplements

        From time to time prior to the Effective Time, each Party shall promptly supplement or amend any schedules to this Agreement with respect to any matter arising after the date of this Agreement which, if existing, occurring, or known as of the date of this Agreement, would have caused any representation or warranty made by such Party in this Agreement to not be true and accurate or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby. No such supplement or amendment to such materials shall be deemed to have modified the representations, warranties, and covenants of the Parties for the purpose of determining whether the conditions precedent of this Agreement have been satisfied.

5.18 Failure to Fulfill Conditions

        In the event that any of the Parties determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it will promptly notify each other Party. Each Party will promptly inform the other Parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Corporate Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of such transactions.

5.19 Environmental Reports

        Seller shall have furnished to Buyer before the date of this Agreement any environmental reports related to any property owned or being used by Seller. Buyer, in its sole discretion, may obtain, at its expense, a report of a phase one environmental investigation on real property owned or leased by Seller or any of its Subsidiaries (but excluding space in office or retail and similar establishments leased by Seller or any of its Subsidiaries for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one investigation, in Buyer’s reasonable opinion, Buyer may require, at its expense, a report of a phase two investigation on properties requiring such additional study. Buyer shall have five (5) business days from the receipt of any such phase two investigation report to notify Seller of any reasonable dissatisfaction with the contents of such report. Buyer shall provide Seller with copies of all phase one and phase two investigation reports promptly after Buyer’s receipt of such reports. Buyer shall indemnify and hold harmless Seller from and against any and all damages, losses, claims, actions, or lawsuits arising from or related to any acts or omissions of Seller’s environmental experts and their agents. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonably likely to be required by applicable law, or (ii) reasonably recommended or suggested by such report or reports or reasonably prudent in light of serious life, health, or safety concerns, in the aggregate, exceed the sum of $100,000 but be less than $500,000, as reasonably estimated by an environmental expert retained for such purpose by Buyer, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $50,000 or less with any reasonable degree of certainty, then the Total Merger Consideration shall be reduced by an amount equal to the estimated cost of such remedial or corrective actions, provided, however, that in the event Seller, at its expense, retains its own environmental expert who disagrees with Buyer’s expert regarding (x) whether any remedial actions are required, reasonably likely to be required, or reasonably prudent, or (y) the estimated cost of remedial actions, then such disagreement(s) shall be settled by a third environmental expert, selected, retained, and compensated jointly by Buyer and Seller, whose determination shall be final. If such remedial or other corrective actions and measures are or can reasonably be estimated by such environmental expert to be less than $100,000, then Buyer shall be obligated to consummate the Corporate Merger, subject to the satisfaction of all other conditions to Closing set forth herein, without a reduction in the Total Merger Consideration. If such remedial or other corrective actions and measures are or can reasonably be estimated by such environmental expert to be in excess of $500,000, then Buyer or Seller, upon providing not less than ten (10) business days’ notice to the other Parties, shall have the right to terminate this Agreement.

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ARTICLE VI
CONDITIONS PRECEDENT

6.1 Conditions Precedent — Buyer and Seller

        The respective obligations of Buyer and Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, unless waived by both Buyer and Seller pursuant to Section 7.3:

    (a)        All corporate action necessary to authorize the execution and delivery of this Agreement and completion of the Corporate Merger shall have been duly and validly taken by Buyer and Seller, including approval and adoption of this Agreement (including the Plan of Merger) by the requisite vote of the shareholders of Seller.

    (b)        All Requisite Regulatory Approvals shall have been received, all notices to any Regulatory Authority or other Governmental Entity that are required to be given in connection with the Corporate Merger shall have been given, and all statutory or regulatory waiting periods in respect of any such approvals, consents, or notices shall have expired.

    (c)        The Parties shall have received all approvals, consents, and waivers of each person (other than the Requisite Regulatory Approvals) whose approval, consent, or waiver is required for the completion of the Corporate Merger; provided, however, that no such approval, consent, or waiver shall be deemed to have been received if it shall include any nonstandard condition or requirement that, either individually or all such conditions and requirements in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer that had, such condition(s) or requirement(s) been known, Buyer, in its reasonable judgment, would not have entered into this Agreement.

    (d)        None of the Parties shall be subject to any statute, rule, regulation, injunction, order, or decree enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits, restricts, or makes illegal the completion of the Corporate Merger.

    (e)        No proceeding shall be pending or threatened before any Governmental Authority that seeks to prohibit, restrict, or make illegal the completion of the Corporate Merger.

    (f)        The Registration Statement shall be effective under the Securities Act; no stop orders suspending the effectiveness of the Registration Statement shall have been issued; no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing; and all necessary approvals under the Securities Act, the Exchange Act, and all applicable state securities laws relating to the issuance or trading of the shares of Buyer Stock issuable pursuant to the Corporate Merger shall have been received.

6.2 Conditions Precedent — Seller

        The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived by Seller pursuant to Section 7.3:

    (a)        The representations and warranties of Buyer set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation or warranty that specifically relates to an earlier date.

    (b)        Buyer shall have performed, in all material respects, all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

    (c)        Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

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    (d)        Buyer shall have furnished Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 (as such conditions relate to Buyer) as Seller may reasonably request.

    (e)        Seller shall have received the opinion of Varnum, Riddering, Schmidt & Howlett LLP, counsel to Buyer, dated the Closing Date, to the effect that, on the basis of the facts, representations, and assumptions set forth in the opinion, (i) Buyer is a corporation in good standing under the laws of the State of Michigan, (ii) this Agreement has been duly executed by Buyer and constitutes the binding obligation of Buyer, enforceable in accordance with its terms against Buyer, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), and by an implied covenant of good faith and fair dealing, and (iii) that the shares of Buyer Stock to be issued to the shareholders of Seller in the Corporate Merger have been duly authorized and validly issued and, at the Effective Time, such shares will be fully paid, nonassessable, and free of preemptive rights, and (iv) that the Corporate Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (v) that upon the filing of the Certificate of Merger, the Corporate Merger will become effective.

    (f)        Buyer and Buyer Bank shall have provided to Seller any information necessary to make the representations and warranties set forth in Article IV of this Agreement true and correct as of the Closing Date, and such information, in the aggregate, shall not reflect a Material Adverse Effect on Buyer.

    (g)        Between the date of this Agreement and the Closing Date, there shall not have occurred any change or condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, which may reasonably be expected to have a Material Adverse Effect on Buyer.

    (h)        Seller shall have received from Donnelly Penman & Partners, or such other investment banking firm retained by Seller, an opinion letter dated not more than five business days prior to the date of the Proxy Statement to the effect that the Per Share Stock Consideration to be received by the shareholders of Seller is fair from a financial point of view.

6.3 Conditions Precedent — Buyer

        The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived by Buyer pursuant to Section 7.3:

    (a)        The representations and warranties of Seller and Seller Bank set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation or warranty that specifically relates to an earlier date.

    (b)        Seller and Seller Bank shall have performed, in all material respects, all obligations and complied with all covenants required to be performed and complied with by them pursuant to this Agreement on or prior to the Effective Time.

    (c)        Seller and Seller Bank each shall have delivered to Buyer a certificate, dated the Closing Date and signed by their respective Presidents and Chief Executive Officers and by their respective Chief Financial Officers, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

    (d)        Seller and Seller Bank each shall have furnished Buyer with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 (as such conditions relate to Seller and/or Seller Bank) as Buyer may reasonably request.

    (e)        Seller and Seller Bank shall have provided Buyer with an accounting of all expenses incurred by each of them in connection with the transactions described in this Agreement through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date.

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    (f)        Buyer shall have received the opinion of Bodman, Longley & Dahling LLP counsel to Seller, and Seller Bank, dated the Closing Date, to the effect that, on the basis of the facts, representations, and assumptions set forth in the opinion, (i) Seller is a corporation in good standing under the laws of the State of Michigan, (ii) Seller Bank is a national banking association in good standing under the laws of the United States of America, (iii) this Agreement has been duly approved by the respective Boards of Directors of Seller and Seller Bank, (iv) this Agreement has been duly executed by Seller and Seller Bank and constitutes a binding obligation of each of them, enforceable in accordance with its terms against each of them, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), and by an implied covenant of good faith and fair dealing, and (v) that upon the filing of the Certificate of Merger, the Corporate Merger will become effective.

    (g)        Seller and Seller Bank shall each have provided to Buyer any information necessary to make the representations and warranties set forth in Article III of this Agreement true and correct as of the Closing Date, and such information, in the aggregate, shall not reflect a Material Adverse Effect on Seller.

    (h)        Not later than the last business day of the month immediately preceding the Closing Date, the Seller shall have terminated the Director Health Care Plan and shall have obtained from each participant and/or beneficiary in the Director Health Care Plan a signed release and waiver in a form satisfactory to Buyer. Seller, Seller Bank and each Subsidiary shall not have any remaining obligation, liability or expense pursuant to the Director Health Care Plan.

    (i)        The number of shares of Seller Stock outstanding at the Closing Date shall not exceed 532,896 shares.

    (j)        Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, which may reasonably be expected to have a Material Adverse Effect on Seller.

    (k)        Buyer shall have received all of the agreements referenced in Section 5.13(b).

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT

7.1 Termination

    This Agreement may be terminated:

    (a)        at any time on or prior to the Effective Time, by the mutual consent in writing of the Parties;

    (b)        at any time on or prior to the Effective Time, by Buyer in writing if Seller has, or by Seller in writing if Buyer has, breached any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within 30 days after written notice by the non-breaching party to the breaching party of such breach;

    (c)        at any time, by either Buyer or Seller in writing, (i) if any application for a Requisite Regulatory Approval is denied or withdrawn at the request or recommendation of the Governmental Entity that is required to grant such Requisite Regulatory Approval, unless within the 25-day period following any such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no Party shall have the right to terminate this Agreement pursuant to this subsection if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the Corporate Merger;

    (d)        at any time, by either Buyer or Seller in writing, if the shareholders of Seller do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof), unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such Party at or prior to the time of such meeting;

Appendix A - 29

    (e)        by either Buyer or Seller in writing if the Effective Time has not occurred by the close of business on September 30, 2004, provided that this right to terminate shall not be available to any Party whose failure to perform such Party’s obligations under this Agreement has been the cause of, or resulted in, the failure of the Corporate Merger to be consummated by such date; and

    (f)        by Buyer or Seller to the extent provided by Section 5.19, by giving timely written notice thereof to the other Parties.

7.2 Effect of Termination

    (a)        Except as set forth below, if this Agreement is terminated pursuant to Section 7.1, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel, provided that, notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor Seller shall be released from any liabilities or damages arising out of its breach of any provision of this Agreement.

    (b)        Seller and Seller Bank hereby agree that, if this Agreement is terminated as a result of a breach by Seller or Seller Bank, except pursuant to Section 7.2(c) below, then Seller or Seller Bank shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable expenses of Buyer in an amount not to exceed $200,000. Buyer hereby agrees that if this Agreement is terminated as a result of a breach by Buyer, then Buyer shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable expenses of Seller and Seller Bank in an amount not to exceed $200,000, $48,750 of which may be payable directly to Donnelly Penman & Partners on behalf of Seller under the terms of the investment banking services agreement between Donnelly Penman & Partners and Seller dated September 8, 2003, provided that such amount has not previously been paid by Seller. For purposes of this Section 7.2(b) and Section 7.2(c), the “expenses” of a Party shall include all reasonable out-of-pocket expenses of that Party (including all fees and expenses of counsel, accountants, financial advisors, experts, and consultants to that Party) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement. For purposes of this Section 7.2(b) and Section 7.2(c), in the event any payment required by Seller is prohibited by the written directive of a Regulatory Authority issued after the date of this Agreement, then such payment shall not be due until the earlier of (i) the lifting or removal of such prohibition, or (ii) the consummation of an Acquisition Transaction.

    (c)        If this Agreement is terminated by Buyer or Seller in accordance with Section 7.1(d) and the failure of Seller’s shareholders to approve this Agreement is due in whole or in part to the existence of any proposal or inquiry for an Acquisition Transaction, then Seller shall, upon demand, pay to Buyer in immediately available funds the amount of $250,000 plus all expenses incurred by Buyer in connection with the transactions contemplated by this Agreement. If the proposal or inquiry for an Acquisition Transaction was directly or indirectly solicited by any officer, director, shareholder, agent, or other representative of Seller or any of Seller’s Subsidiaries, or Seller otherwise breached any covenant set forth in Section 5.8, then the $250,000 amount in the preceding sentence shall be increased to $500,000.

    (d)        In the event that this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 5.5(b) and this Section shall survive any such termination, and (ii) a termination pursuant to Section 7.1(b), (c), (d), or (e) shall not relieve the breaching Party from any liability or damages arising out of its breach of any provision of this Agreement giving rise to such termination.

7.3 Waiver

        Each Party, by written instrument signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the shareholders of Seller) extend the time for the performance of any of the obligations or other acts of the other Party and may waive (i) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein, or (iv) the performance by the other Party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.4 hereof executed after shareholders of Seller have approved this Agreement, shall not modify either the amount or form of the Per Share Stock Consideration or otherwise materially adversely affect holders of either Seller Stock or Seller Options without the approval of such holders who would be so affected.

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7.4 Amendment or Supplement

        This Agreement may be amended or supplemented at any time by mutual agreement of the Parties, provided that any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of the Parties.

ARTICLE VIII
MISCELLANEOUS

8.1 Non Survivability of Representations and Warranties

        The representations and warranties of the Parties contained in Article III and Article IV shall not survive the Effective Time.

8.2 Entire Agreement

        This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties and their respective successors, any rights, remedies, obligations, or liabilities.

8.3 No Assignment

        None of the Parties may assign any of its rights or obligations under this Agreement to any other person.

8.4 Notices

        All notices or other communications that are required or permitted pursuant to this Agreement shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

If to Buyer:	Independent Bank Corporation
230 West Main Street
PO Box 491
Ionia, MI 48846
Attn: President and CEO
616-527-2400 - Phone
616-527-5833 - Facsimile

With a required copy to:	Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street, NW
PO Box 352
Grand Rapids, MI 49504
Attn: Michael G. Wooldridge
616-336-6903 - Phone
616-336-7000 - Facsimile

If to Seller:	North Bancorp, Inc.
501 West Main Street
Gaylord, Michigan 49735
Attn. President
989-732-3502 - Phone
989-731-4372 - Facsimile

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With a required copy to:	Bodman, Longley & Dahling LLP
229 Court Street
P.O. Box 405
Cheboygan, MI 49721
Attn: David W. Barton
231-627-4351 - Phone
231-627-2802 - Facsimile

8.5 Alternative Structure

        Notwithstanding any provision of this Agreement to the contrary, Buyer may: (i) with the written consent of Seller, which shall not be unreasonably withheld, at any time modify the structure of the acquisition of Seller set forth in this Agreement, provided that (A) the Total Merger Consideration is not thereby changed in kind or reduced in amount as a result of such modification, and (B) such modification will not materially delay the Closing or jeopardize or delay the receipt of any Requisite Regulatory Approvals or any other condition to the obligations of Buyer set forth in Sections 6.1 and 6.3.

8.6 Interpretation

        The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.7 Counterparts

        This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8 Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to agreements made and entirely to be performed within such jurisdiction.

8.9 Severability

        Any term, provision, covenant, or restriction contained in this Agreement held to be invalid, void, or unenforceable shall be ineffective to the extent of such invalidity, voidness, or unenforceability, but neither the remaining terms, provisions, covenants, nor restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant, or restriction contained in this Agreement that is found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

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        IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers as of March 4, 2004.

North Bancorp, Inc.

/s/ William A. Kirsten
By: William A. Kirsten
Its: President & CEO

First National Bank of Gaylord

/s/ William A. Kirsten
By: William A. Kirsten
Its: President & CEO

Independent Bank Corporation

/s/ Robert N. Shuster
By: Robert N. Shuster
Its: Executive Vice President & CFO

Appendix A - 33

Exhibit A

PLAN OF MERGER

        This PLAN OF MERGER (the “Plan”), dated , 2004, has been adopted by Independent Bank Corporation, a Michigan corporation (“Buyer”), and North Bancorp, Inc., a Michigan corporation (“Seller”). When used in this Plan, “Constituent” refers to each of Buyer and Seller, and “Constituents” refers to both Buyer and Seller.

        WHEREAS, the Board of Directors of Buyer has determined that it is in the best interests of Buyer and its shareholders that Seller be merged with and into Buyer (the “Merger”), and has adopted this Plan; and

        WHEREAS, the Board of Directors of Seller has determined that it is in the best interests of Seller and its shareholders that the Merger occur, and therefore has adopted this Plan and recommends to the shareholders of Seller that they approve of this Plan; and

        WHEREAS, Buyer, Seller, and First National Bank of Gaylord, a national banking association and a wholly-owned subsidiary of Seller (“Seller Bank”), have entered into an Agreement and Plan of Merger, dated March 4, 2004 (the “Merger Agreement”), pursuant to which Seller shall be merged with and into Buyer, subject to the approval of the Seller’s shareholders and the other terms and conditions set forth the Merger Agreement, in accordance with the Michigan Business Corporation Act (the “Act”), Seller’s Articles of Incorporation, Seller’s Bylaws, the Merger Agreement, and this Plan;

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, the parties agree as follows:

    1.               Definitions. When used in this Plan, the following terms shall have the following meanings:

     "Closing Equity" shall mean the total stockholders’ equity of the Seller as determined under GAAP at the end of the month immediately preceding the Closing Date and excluding the securities issued to Seller by Gaylord Partners, Limited Partnership.

     "Closing Price of Buyer Stock" shall mean the per share average of the last reported sale price of a share of Buyer Stock (as defined below), as quoted on the NASDAQ National Market System, for the twenty (20) consecutive full trading days ending at the close of trading on the last trading day prior to the Closing Date (as defined below).

     "Per Share Stock Consideration" shall mean a number of shares of Buyer Stock equal to the quotient obtained by dividing (i)  the Total Merger Consideration divided by 532,896, by (ii) the Closing Price of Buyer Stock.

     "Requisite Regulatory Approvals" shall mean all consents and approvals required from all regulatory authorities or other governmental entities having jurisdiction over the parties (and/or their respective subsidiaries) as shall be necessary for the completion of the Merger and the continuation by Buyer after the Effective Time (as defined below) of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time.

"Total Merger Consideration" shall mean the amount of $8,526,336, subject to adjustment pursuant to Sections 10 and 11 below.

    2.        Merger. The Constituents agree that Seller shall be merged with and into Buyer in accordance with the provisions of the Act and pursuant to the terms and conditions of the Merger Agreement and this Plan.

Appendix A - A-1

    3.        Closing Date; Effective Time. The “Closing Date” shall be the date specified by Buyer, but shall be no later than tenth (10th) day of the calendar month that follows the month in which the latter of the following occur: (i) the receipt of all Requisite Regulatory Approvals, and (ii) the approval of this Plan by the Seller’s shareholders, as required by the Act. Notwithstanding the foregoing, the Closing Date may occur on a later date if Buyer and Seller dispute the amount of the Closing Equity, as set forth in Section 2.3(f) of the Merger Agreement. The merger shall be effective (the “Effective Time”) on the close of business of the date specified by Buyer, but no later than the last day of the month in which the Closing Date falls.

    4.        Surviving Entity. At the Effective Time, the separate existence of Seller shall cease, and Seller shall be merged with and into Buyer (sometimes referred to hereinafter as the “Surviving Corporation”).

    5.        Principal Place of Business of the Surviving Corporation. The principal place of business of the Surviving Corporation shall be 230 W. Main St., Ionia, Michigan 48846.

    6.        Articles of Incorporation of the Surviving Corporation. The Articles of Incorporation of Buyer shall be the Articles of Incorporation of the Surviving Corporation, without amendment.

    7.        Bylaws of the Surviving Corporation. The Bylaws of Buyer shall be the Bylaws of the Surviving Corporation, without amendment.

    8.        Directors and Officers of the Surviving Corporation. The directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

    9.        Designation and Number of Shares. The issued and outstanding capital stock of Buyer consists of __________________ shares of a single class of voting common stock, par value $1.00 per share (each, a share of “Buyer Stock”). The issued and outstanding capital stock of Seller consists of 532,896 shares of a single class of voting common stock, par value $1.00 per share (each, a share of “Seller Stock”).

    10.        Conversion of Shares.

    (a)         Subject to the provisions of this Plan and the Merger Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of either Buyer, Seller, any shareholder of either Buyer or Seller, or any other party:

(i) Each share of Buyer Stock issued and outstanding immediately prior to the Effective Time shall continue unchanged as the same share of Buyer Stock.

    (ii)         Each share of Seller Stock issued and outstanding immediately prior to the Effective Time, other than shares canceled pursuant to subsection (d) below, shall be converted into the right to receive the Per Share Stock Consideration.

    (b)         If either Buyer or Seller changes (or establishes a record date for changing) the number of shares of Buyer Stock or the number of shares of Seller Stock issued and outstanding as of the date of this Agreement as a result of a stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction with respect to such issued and outstanding shares, and the record date for such transaction is after the date of this Agreement and prior to the Effective Time, then the Per Share Stock Consideration shall be appropriately and proportionately adjusted such that the aggregate consideration to be paid by Buyer to holders of shares of Seller Stock pursuant to subsection (a) above would be the same as would have been paid if the Effective Time had been the close of business on the date of this Plan.

    (c)         No fractional shares of Buyer Stock shall be issued. Each holder of Seller Stock who would otherwise be entitled to receive a fractional share of Buyer Stock pursuant to subsection (a) above shall instead be entitled to receive cash (in the form of a check) in an amount equal to the product resulting from multiplying such fraction (rounded to the nearest tenth of a share) by the Closing Price of Buyer Stock.

Appendix A - A-2

    (d)         Any and all shares of Seller Stock owned by any of the parties or any of their respective subsidiaries, other than shares held in a fiduciary capacity that are beneficially owned by third parties and other than shares owned as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange for such shares.

    (e)         If the Closing Equity is less than $3,800,000 (the “Minimum Equity”), then the Total Merger Consideration shall be reduced dollar for dollar by the difference between the Minimum Equity and the Closing Equity. If the Closing Equity is greater than or equal to the Minimum Equity, then there will not be an adjustment to the Total Merger Consideration pursuant to this subsection (e). The Minimum Equity is subject to adjustment pursuant to Section 5.10 of the Merger Agreement.

    11.        The Total Merger Consideration is also subject to adjustment prior to the Effective Time as follows:

    (a)         Seller shall have furnished to Buyer before the date of this Agreement any environmental reports related to any property owned or being used by Seller. Buyer, in its sole discretion, may obtain, at its expense, a report of a phase one environmental investigation on real property owned or leased by Seller or any of its Subsidiaries (but excluding space in office or retail and similar establishments leased by Seller or any of its Subsidiaries for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one investigation, in Buyer’s reasonable opinion, Buyer may require, at its expense, a report of a phase two investigation on properties requiring such additional study. Buyer shall have five (5) business days from the receipt of any such phase two investigation report to notify Seller of any reasonable dissatisfaction with the contents of such report. Buyer shall provide Seller with copies of all phase one and phase two investigation reports promptly after Buyer’s receipt of such reports. Buyer shall indemnify and hold harmless Seller from and against any and all damages, losses, claims, actions, or lawsuits arising from or related to any acts or omissions of Seller’s environmental experts and their agents. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonably likely to be required by applicable law, or (ii) reasonably recommended or suggested by such report or reports or reasonably prudent in light of serious life, health, or safety concerns, in the aggregate, exceed the sum of $100,000 but be less than $500,000, as reasonably estimated by an environmental expert retained for such purpose by Buyer, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $50,000 or less with any reasonable degree of certainty, then the Total Merger Consideration shall be reduced by an amount equal to the estimated cost of such remedial or corrective actions, provided, however, that in the event Seller, at its expense, retains its own environmental expert who disagrees with Buyer’s expert regarding (x) whether any remedial actions are required, reasonably likely to be required, or reasonably prudent, or (y) the estimated cost of remedial actions, then such disagreement(s) shall be settled by a third environmental expert, selected, retained, and compensated jointly by Buyer and Seller, whose determination shall be final. If such remedial or other corrective actions and measures are or can reasonably be estimated by such environmental expert to be less than $100,000, then Buyer shall be obligated to consummate the Corporate Merger, subject to the satisfaction of all other conditions to Closing set forth herein, without a reduction in the Total Merger Consideration. If such remedial or other corrective actions and measures are or can reasonably be estimated by such environmental expert to be in excess of $500,000, then Buyer or Seller, upon providing not less than ten (10) business days’ notice to the other Parties, shall have the right to terminate this Merger Agreement.

    (b)         Pursuant to Section 5.13(b) of the Merger Agreement, Seller is obligated to pay certain severance, health insurance, and deferred compensation benefits to certain of its officers and employees. If Buyer negotiates with any of such officers or employees with respect to the continued employment of such officer or employee after the Effective Time, and the agreement reached between Buyer and such officer and employee provides that such officer or employee is not entitled to the benefits that would otherwise be payable pursuant to Section 5.13(b) of the Merger Agreement, then the Total Merger Consideration will be increased by the amount of the benefits that were otherwise payable to such officer or employee.

Appendix A - A-3

    12.        Effect of the Merger. At the Effective Time, Seller shall cease to exist and shall be merged with and into Buyer, in accordance with the terms of this Plan and the Merger Agreement. The Surviving Corporation shall possess all of the rights, privileges, immunities, powers, and franchises, both public and private, and shall be subject to all restrictions, disabilities, and duties, of each of the Constituents. The rights, privileges, powers, and franchises of each Constituent and all property, real, personal, and mixed, and all debts due to each Constituent of whatever account, shall be vested in the Surviving Corporation. All property, rights, privileges, powers, and franchises, and all and every other interest belonging to or due to each of the Constituents shall thereafter be considered to be transferred to and shall be the property of the Surviving Corporation, without further act or deed and the title to any real estate, whether by deed or otherwise, vested in each of such Constituents shall be vested in the Surviving Corporation and shall not revert or be in any way impaired because of the Merger. All of the rights of creditors and all liens upon any property of either of the Constituents shall be preserved unimpaired, and all debts, liabilities, and duties of the respective Constituents shall attach to the Surviving Corporation and may be enforced against it to the same extent as if the debts, liabilities, or duties have been incurred or contracted by it. The Merger shall otherwise have the effects set forth in Section 736(9) of the Act.

    13.        Assets and Liabilities. The assets and liabilities of the Constituents at the Effective Time shall be carried on the books of the Surviving Corporation in the amounts at which they are carried at that time on the books of the respective Constituents.

    14.        Supplementary Actions. If at any time after the Effective Time any further assignments or assurances in law or any other things are necessary or desirable to vest or to protect or confirm of record in the Surviving Corporation the title to any property or rights of Seller, or otherwise carry out the provisions of this Plan or the Merger Agreement, the officers of the Surviving Corporation are each hereby authorized and empowered on behalf of and in the name of Seller, to execute and deliver any and all documents or other things necessary or advisable to vest, perfect, or confirm title to such property or rights in the Surviving Corporation, and to otherwise to carry out the purpose and provisions of this Plan and the Merger Agreement.

    15.        Applicable Law. The terms and conditions of this Plan shall be governed, construed, interpreted, and enforced in accordance with the domestic laws of the State of Michigan.

    16.        Severability. The parties believe that every provision of this Plan is effective and valid under applicable law, and whenever possible, each provision of this Plan shall be interpreted in such a manner as to be effective and valid. If any provision of this Plan is held, in whole or in part, to be invalid, the remainder of such provision and this Plan shall remain in full force and effect, with the offensive term or condition being stricken to the extent necessary to comply with any conflicting law. To the extent any provisions of this Plan are inconsistent with the provisions of the Merger Agreement, the provisions of the Merger Agreement shall control.

    17.        Termination. At any time prior to the Effective Time, this Plan may be terminated by either party pursuant to the termination rights granted to such party (if any) in the Merger Agreement, notwithstanding approval of the Merger and this Plan by the shareholders of Seller.

        IN WITNESS WHEREOF, this Plan of Merger has been adopted by the respective Boards of Directors of Buyer and Seller.

BUYER:	.	SELLER:
Independent Bank Corporation		North Bancorp, Inc.

By: Charles C. Van Loan	.	By: William A. Kirsten
Its: President & CEO	.	Its: President & CEO

Appendix A - A-4

Exhibit B

CONSOLIDATION AGREEMENT

        This CONSOLIDATION AGREEMENT, dated as of the _____ day of ______________, 2004, is entered into by and between Independent Bank, a Michigan banking corporation (“Buyer Bank”), and First National Bank of Gaylord, a national banking association (“Seller Bank”), and joined in by Independent Bank Corporation, a Michigan corporation (“Buyer”)

RECITALS

        Buyer Bank is a Michigan banking corporation with its principal office in Bay City, Michigan, with an authorized capital of $___________, consisting of __________ shares of common stock, par value $________ per share, of which __________ shares are issued and outstanding. Seller Bank is a national banking association with its principal office in Gaylord, Michigan, with an authorized capital of $___________, consisting of __________ shares of common stock, par value $________ per share, of which ___________ shares are issued and outstanding. All of the outstanding stock of Buyer Bank and Seller Bank is owned by Buyer.

        A majority of the entire Board of Directors of Buyer Bank and Seller Bank have, respectively, approved this Consolidation Agreement and authorized its execution by authorized officers of Buyer Bank and Seller Bank, and Buyer, the sole shareholder of Seller Bank and Buyer Bank, has approved this Consolidation Agreement.

        Accordingly, the parties agree as follow:

    1.               Consolidation. Buyer Bank and Seller Bank shall be consolidated into a single bank under the charter of Buyer Bank (the “Consolidation”) in accordance with the provisions of the Michigan Banking Code of 1999, as amended, and the National Bank Act, as amended. The consolidated organization is sometimes hereinafter referred to as the “Consolidated Bank.”

    2.               Charter. The charter of the Consolidated Bank shall be the charter of Buyer Bank with changes and amendments as may be made by this Consolidation Agreement or as may be required in order to conform such charter to the provisions of this Consolidation Agreement.

    3.               Name. The name of the Consolidated Bank shall be “Independent Bank.”

    4.               Effect of Consolidation. At the effective date of the Consolidation (“Consolidation Date”), the corporate existence of Buyer Bank and Seller Bank shall be merged into and continue in the Consolidated Bank which shall be deemed to be the same corporation as each of the consolidating banks, possessing all the rights, interests, privileges, power and franchises and being subject to all the restrictions, disabilities and duties of each of the consolidating banks; and all and singular the rights, interests, privileges and franchises of each of the consolidating banks and all property, real, personal and mixed, and all debts due to either of the consolidating banks on whatever account, shall be transferred to and vested in the Consolidated Bank without any deed or other transfer and without any order or other action on the part of any court or otherwise; and all property, rights, privileges, powers, franchises and interests and each and every other interest shall be thereafter as effectually the property of the Consolidated Bank as they were of each of the consolidating banks. The title to any real estate, whether by deed or otherwise, vested in either Buyer Bank or Seller Bank, shall not revert or be in any way impaired by reason of the Consolidation. The Consolidated Bank, by virtue of the Consolidation, and without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, guardian of mentally incompetent persons and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each consolidating bank at the Consolidation Date.

    5.               Principal Office and Branches. The principal office of the Consolidated Bank shall be the principal banking office of Buyer Bank, which shall be located at 623 Washington Avenue, Bay City, Michigan. The branches of the Consolidated Bank shall be all of the branches of Buyer Bank and Seller Bank in operation at the Consolidation Date, except for such branches of Seller Bank as determined to be closed by the Consolidated Bank, and such other branches as may be duly authorized and established from time to time.

Appendix A - B-1

    6.               Capital. The authorized capital of the Consolidated Bank shall be $__________, consisting of __________ shares of common stock, par value $_____ per share.

    7.               Directors and Officers. The Board of Directors and the officers of the Consolidated Bank shall initially consist of the Board of Directors and the officers of Buyer Bank who are serving in these capacities immediately prior to the Consolidation Date.

    8.               Bylaws. The Bylaws of the Consolidated Bank shall be the Bylaws of Buyer Bank in effect immediately prior to the Consolidation Date.

    9.               Conversion of Shares of Stock. The manner of converting the shares of Buyer Bank and Seller Bank shall be as follows:

    (a)         Seller Bank Shares. As of the Consolidation Date, the ________ shares of $_______ par value common stock of Seller Bank issued and outstanding shall be cancelled and the capital and surplus of Seller Bank shall become surplus of the Consolidated Bank and the undivided profits of Seller Bank shall become undivided profits of the Consolidated Bank.

    (b)         Buyer Bank Shares. As of the Consolidation Date, the ________ shares of $_______ par value common stock of Buyer Bank issued and outstanding shall remain outstanding as ________ shares of $_______ par value common stock of the Consolidated Bank and the capital, surplus and undivided profits of Buyer Bank shall be capital, surplus and undivided profits of the Consolidated Bank.

    10.               Further Documentation. The directors of Seller Bank and Buyer Bank shall, from time to time, as and when requested by the Consolidated Bank or its successors or assigns, execute and deliver or cause to be executed and delivered such deeds, instruments, assignments or assurances as the Consolidated Bank may deem necessary, desirable or convenient in order to vest in and confirm to the Consolidated Bank title to or possession of any property or rights of Seller Bank or Buyer Bank acquired or to be acquired by reason of or as a result of the Consolidation, or otherwise to carry out the purposes of this Agreement. Any person who, immediately before the Consolidation Date, was an officer or director of Seller Bank or Buyer Bank is hereby fully authorized, in the name of such institution, to execute any and all such deeds, instruments, assignments or assurances, or to take any and all such action as may be requested by the Consolidated Bank.

    11.               Shareholder Approval. This Consolidation Agreement has been approved by Buyer, which owns all of the issued and outstanding capital stock of Buyer Bank and Seller Bank.

    12.               Conditions Precedent to Consolidation. The consummation of the Consolidation herein contemplated is conditioned upon each of the following events:

(a) The approval of the Office of the Comptroller of the Currency and the Commissioner of the Michigan Office of Financial and Insurance Services; and

(b) The approval of the Federal Deposit Insurance Corporation pursuant to the Federal Deposit Insurance Act, as amended.

    13.               Termination of Agreement. This Consolidation Agreement may be terminated at any time before the Consolidation Date by written notice of either Seller Bank or Buyer Bank; provided that such notice has been authorized and approved by the Board of Directors of the party giving such notice. Upon such termination, neither Seller Bank, Buyer Bank nor Buyer, nor any of their respective directors or officers, shall have any liability by reason of this Consolidation Agreement or the termination thereof.

Appendix A - B-2

    14.               Expenses. Upon consummation of the Consolidation, the Consolidated Bank will pay the expenses of Seller Bank and Buyer Bank incident hereto. If the Consolidation is not consummated, Seller Bank and Buyer Bank will each pay its own expenses.

    15.               Effective Date of Consolidation. The Consolidation shall be effective on such date as may be designated by the Michigan Office of Financial and Insurance Services.

        IN WITNESS WHEREOF, Seller Bank and Buyer Bank have caused this Consolidation Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

BUYER BANK:
Independent Bank

By: Michael M. Magee, Jr.
Its: President and CEO

SELLER BANK:
First National Bank of Gaylord

By: William A. Kirsten
Its: President and CEO

        INDEPENDENT BANK CORPORATION hereby joins in the foregoing Consolidation Agreement and undertakes that it has approved the Consolidation as the sole Shareholder of Seller Bank and Buyer Bank.

        IN WITNESS WHEREOF, Independent Bank Corporation has caused this undertaking to be executed in counterparts by its duly authorized officers and its corporate seal to be hereto affixed as of the date first above written.

BUYER:
Independent Bank Corporation

Attest:
By: Charles C. Van Loan
Its: President and CEO

Appendix A - B-3

Exhibit C

AGREEMENT TO VOTE SHARES

        This Agreement to Vote Shares relates to that certain Agreement and Plan of Merger, dated as of March 4, 2004, among Independent Bank Corporation, a Michigan corporation; North Bancorp, Inc., a Michigan corporation; and First National Bank of Gaylord, a national banking association (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

        The undersigned directors of Seller hereby covenant and agree to vote the shares of Seller Stock owned by them (including all shares of Seller Stock over which such directors exercises direct or indirect voting control) in favor of the Agreement at the Shareholders Meeting called to approve the Agreement.

Director Name and Address	# Shares of Seller Owned
_________________	_________________
_________________	_________________
_________________	Signature
_________________	_________________
_________________	_________________
_________________	Signature
_________________	_________________
_________________	_________________
_________________	Signature
_________________	_________________
_________________	_________________
_________________	Signature
_________________	_________________
_________________	_________________
_________________	Signature
_________________	_________________
_________________	_________________
_________________	Signature

Appendix A - C-1

Appendix B

Opinion of North Bancorp’s Financial Advisor

March 4, 2004

Board of Directors
North Bancorp, Inc.
501 West Main Street
Gaylord, MI 49735

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of North Bancorp, Inc. (“North Bancorp” or the “Company”) of the stock consideration (“Stock Consideration”) provided for pursuant to the Merger Agreement dated March 4, 2004 (the “Merger Agreement”), by and between North Bancorp and Independent Bank Corporation (“IBC”). Pursuant to the terms of the Merger Agreement, North Bancorp will be merged with and into IBC (the “Merger”) and each outstanding share of common stock of North Bancorp will be converted into the right to receive shares of IBC common stock valued at $16.00, subject to certain possible downward adjustments as provided in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In rendering our fairness opinion, we assumed that no downward adjustments to the Stock Consideration would be made on account of environmental matters, and that each North Bancorp shareholder will receive IBC stock equivalent to $16.00 for each North Bancorp share based on the formula described in the Merger Agreement, subject to downward adjustment in the event that the total shareholders’ equity of North Bancorp is less than $3,800,000 as of the month end prior to the Effective Date of the Merger. In addition, we have assumed the Merger will be consummated in accordance with the terms set forth in the Merger Agreement.

Donnelly Penman & Partners (“DP&P”) is a regional investment banking and advisory firm of recognized standing. As a part of our investment banking and advisory business services, we are continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements of debt and equity securities and valuations for estate, corporate and other purposes. We are acting as financial advisor and investment banker to North Bancorp in connection with the Merger and will receive a fee from North Bancorp for our services pursuant to the terms of our engagement letter with North Bancorp, dated as of September 8, 2003.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have reviewed and considered, among other things: (i) discussions with members of the management of each of North Bancorp and IBC concerning the historical and current business operations, financial condition and prospects of North Bancorp and IBC, respectively; (ii) the Merger Agreement; (iii) publicly-available information for North Bancorp and IBC, including each of the Annual Reports on Form 10-K for the years ended December 31, 2001 and 2002; (iv) earnings releases for both North Bancorp and IBC for the year ended December 31, 2003; (v) certain information, including financial forecasts, relating to earnings, assets, liabilities and prospects of North Bancorp derived from discussions with North Bancorp senior management and deemed reasonable by North Bancorp senior management; (vi) the financial condition of North Bancorp compared to the financial condition of certain comparable financial institutions; (vii) the financial terms of the Merger compared to the financial terms of selected other business combinations of comparable financial institutions; (viii) various valuation analyses prepared by us including a discounted cash flow analysis based on stand alone projections for North Bancorp; (ix) the pro forma impact of the Merger on North Bancorp shareholders; and (x) such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of our opinion.

In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement with North Bancorp, we have, with the consent of North Bancorp senior management, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by North Bancorp or IBC and upon publicly-available information. We do not assume any responsibility for the accuracy,

Appendix B - 1

completeness or reasonableness of, or any obligation independently to verify, such information. We have also relied upon the assurance of North Bancorp senior management that they are unaware of any facts that would make the information provided by North Bancorp incomplete or misleading in any respect.

We did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of North Bancorp or IBC, nor were we furnished with such materials. We did not review any individual credit files of North Bancorp or IBC and assumed, without independent verification, that the aggregate allowances for credit losses for each of North Bancorp and IBC are adequate to cover any such losses, respectively. Our opinion is necessarily based upon economic and market conditions and other circumstances as they existed on the date hereof. We do not have any obligation to update our opinion, unless requested by North Bancorp in writing to do so, and we expressly disclaim any responsibility to do so in the absence of any written request by North Bancorp.

In connection with rendering our opinion, we performed a variety of financial analyses. We believe that our analyses must be considered as a whole and that selecting portions of our analyses and the factors considered, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying our opinion. We have arrived at our opinion based on the results of all the analyses we undertook, assessed as a whole, and we did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description. With respect to the comparable company analysis and comparable merger transaction analysis summarized below, no public company utilized as a comparison is identical to North Bancorp, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the relevant financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned.

The financial forecast information, derived from discussions with North Bancorp senior management and deemed reasonable by North Bancorp senior management, contained in or underlying our analysis is not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions. In that regard, we assumed that the financial forecasts were reasonably prepared on a basis reflecting the best currently available judgment of North Bancorp senior management and that such forecasts will be realized in the amounts and at the times that they contemplate. The range of values resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by those analyses. Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. None of the analyses we performed were assigned a greater significance than any other.

In order to determine the fairness of the Stock Consideration as outlined in the Merger Agreement, we considered the viability of North Bancorp as an independent company. We considered the possibility that if North Bancorp remained independent, bank regulatory authorities having jurisdiction over North Bancorp and its subsidiary, The First National Bank of Gaylord (“FNB”), could seek a cease-and-desist order, receivership, or other remedy if FNB continued its failure to meet the requirements of such regulatory authorities with respect to its operations, financial condition and capital requirements. We recognized the possibility that shareholder value, as determined by the Stock Consideration proposed in the Merger Agreement, could be impaired if such regulatory authorities were to take any of the aforementioned actions. We also considered the nominal value and the nature of the consideration of all other offers received by North Bancorp at the time the Merger Agreement was approved by the North Bancorp Board of Directors.

Our opinion is for the information of the Board of Directors and shareholders of North Bancorp and may be included in its entirety in any proxy statement to be circulated to shareholders in connection with the Merger and in other required regulatory filings by North Bancorp and IBC. With the exception of the aforementioned purposes, this opinion may not be summarized, referred to or reproduced at any time or in any manner, without our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Further, we express no view as to the price or trading range for shares of the common stock of IBC following the consummation of the Merger.

Appendix B - 2

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Stock Consideration as contained in the Merger Agreement is fair, from a financial point of view, to the shareholders of North Bancorp.

Very truly yours,

/s/ Donnelly Penman & Partners

DONNELLY PENMAN & PARTNERS

Appendix B - 3

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The Articles of Incorporation of Independent Bank Corporation provide that its directors and officers are to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act (“MBCA”). Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys’ fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys’ fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys’ fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

        The MBCA specifically provides that it is not the exclusive source of indemnity. As a result, Independent Bank Corporation adopted individual indemnification agreements with its directors. Approved by Independent Bank Corporation’s shareholders, the indemnification agreements provide a contractually enforceable right for prompt indemnification, except that indemnification is not required where: (i) indemnification is provided under an insurance policy, except for amounts in excess of insurance coverage; (ii) indemnification is provided by Independent Bank Corporation outside of the agreement; (iii) the claim involved a violation of Section 16(b) of the Securities Exchange Act of 1934 or similar provision of state law; or (iv) indemnification by Independent Bank Corporation is otherwise prohibited by law. In the case of a derivative or other action by or in the right of Independent Bank Corporation where a director is found liable, indemnity is predicated on the determination that indemnification is nevertheless appropriate, by majority vote of a committee of disinterested directors, independent legal counsel, or a court where the claim is litigated, whichever the indemnitee chooses. The protection provided by the indemnification agreements is broader than that under the MBCA, where indemnification in such circumstances is available only where specifically authorized by the court where the claim is litigated.

        In addition to the available indemnification, Independent Bank Corporation’s Articles of Incorporation, as amended, limit the personal liability of the members of its Board of Directors for monetary damages with respect to claims by Independent Bank Corporation or its shareholders resulting from certain negligent acts or omissions.

        Under an insurance policy maintained by Independent Bank Corporation, the directors and officers of Independent Bank Corporation are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, action, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Part II - 1

Item 21. Exhibits and Financial Statement Schedules.

A.	Exhibits. The following exhibits are filed as part of this Registration Statement:

Number	Exhibit

2	Agreement and Plan of Merger dated March 4, 2004. Included as Appendix A to the prospectus and proxy statement which is part of this Registration Statement.

3.1	Restated Articles of Incorporation of Independent Bank Corporation, incorporated by reference to Exhibit 3(i) to the Independent Bank Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, as amended by the amendments included in and incorporated by reference from Exhibit 3.1(a) to the Annual Report on Form 10-K for the year ended December 31, 2000.

3.2	Amended and Restated Bylaws of Independent Bank Corporation, incorporated by reference to Exhibit 3(ii) to the Independent Bank Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

5.1	Opinion of Varnum, Riddering, Schmidt & Howlett LLP.

8.1	Opinion of Varnum, Riddering, Schmidt & Howlett LLP (as to tax matters).

23.1	Consent of IBC's Independent Accountants, KPMG LLP.

23.2	Consent of North Bancorp's Independent Accountants, Plante & Moran PLLC.

23.3	Consent of IBC's Legal Counsel, Varnum, Riddering, Schmidt & Howlett LLP (included in Exhibit 5.1).

23.4	Consent of North Bancorp's Financial Advisor, Donnelly Penman & Partners.

24	Powers of Attorney (included on the signature page on page II-4 of this Registration Statement on Form S-4).

99.1	Form of Proxy for North Bancorp.

99.2	Annual Report to Shareholders of North Bancorp, Inc. for fiscal year ended December 31, 2003, included in Form 10-KSB (filed with the SEC on March 30, 2004).

B.	Financial Statements and Schedules.

        All schedules for which provision is made in Regulation S-X of the SEC have been omitted because they either are not required under the related instructions or the required information has been included in the financial statements of IBC or notes thereto.

C.	Opinions of Financial Advisor.

        The form of opinion of Donnelly Penman & Partners is included as Appendix B to the prospectus and proxy statement.

Part II - 2

Item 22. Undertakings.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

****

Part II - 3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ionia, State of Michigan, on the 23rd day of April, 2004.

INDEPENDENT BANK CORPORATION By: /s/ Charles C. Van Loan —————————————— Charles C. Van Loan President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles C. Van Loan and Robert N. Shuster, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC granting unto said attorneys-in-fact and agents and each of them, full power and authority to do so and perform each and every act and thing required and necessary to be done in and about the premises, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

/s/ Charles C. Van Loan —————————————————————
Charles C. Van Loan, President and Chief Executive Officer
and a Director (Principal Executive Officer)	Dated: April 23, 2004

/s/ Robert N. Shuster —————————————————————
Robert N. Shuster, Executive Vice President and Chief
Financial Officer (Principal Financial Officer)	Dated: April 23, 2004

/s/ James J. Twarozynski —————————————————————
James J. Twarozynski, Senior Vice President and Controller
(Principal Accounting Officer)	Dated: April 23, 2004

/s/ Terry L. Haske —————————————————————
Terry L. Haske, Director	Dated: April 23, 2004

/s/ Robert L. Hetzler —————————————————————
Robert L. Hetzler, Director	Dated: April 23, 2004

/s/ James E. McCarty —————————————————————
James E. McCarty, Director	Dated: April 23, 2004

/s/ Charles A. Palmer —————————————————————
Charles A. Palmer, Director	Dated: April 23, 2004

/s/ Jeffrey A. Bratsburg —————————————————————
Jeffrey A. Bratsburg, Director	Dated: April 23, 2004

Part II - 4

EXHIBIT INDEX

Number

2	Agreement and Plan of Merger dated March 4, 2004. Included as Appendix A to the prospectus and proxy statement which is part of this Registration Statement.

3.1	Restated Articles of Incorporation of Independent Bank Corporation, incorporated by reference to Exhibit 3(i) to the Independent Bank Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 1994, as amended by the amendments included in and incorporated by reference from Exhibit 31(a) to the Annual Report on Form 10-K for the year ended December 31, 2000.

3.2	Amended and Restated Bylaws of Independent Bank Corporation, incorporated by reference to Exhibit 3(ii) to the Independent Bank Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

5.1	Opinion of Varnum, Riddering, Schmidt & Howlett LLP.

8.1	Opinion of Varnum, Riddering, Schmidt & Howlett LLP (as to tax matters).

23.1	Consent of IBC's Independent Accountants, KPMG LLP.

23.2	Consent of North Bancorp's Independent Accountants, Plante & Moran PLLC.

23.3	Consent of IBC's Legal Counsel, Varnum, Riddering, Schmidt & Howlett LLP (included in Exhibit 5.1).

23.4	Consent of North Bancorp's Financial Advisor, Donnelly Penman & Partners.

24	Powers of Attorney (included on the signature page on page II-4 of this Registration Statement on Form S-4).

99.1	Form of Proxy for North Bancorp.

99.2	Annual Report to Shareholders of North Bancorp, Inc. for fiscal year ended December 31, 2003, included in Form 10-KSB (filed with the SEC on March 30, 2004).

Part II - 5

Exhibit 5.1

April 21, 2004

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

Subject:	Registration Statement on Form S-4
500,000 Shares of Common Stock, $1.00 Par Value per Share

Gentlemen:

        We are counsel to Independent Bank Corporation (“IBC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of IBC common stock, $1.00 par value (“Common Stock”), pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on or about April 23, 2004.

        We are familiar with the proceedings taken by IBC in connection with the authorization of up to 500,000 shares of Common Stock to be issued to the shareholders of North Bancorp, Inc. We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

        Based upon the foregoing, we are of the opinion that the Common Stock will be, when duly registered under the Securities Act and issued and delivered as described in the Registration Statement, legally issued, fully paid, and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.

        This opinion is rendered for the purposes of Item 21 of Form S-4 and Item 601 of Regulation S-K, may be relied upon only by you and the SEC and may not be used, quoted, or referred to or filed for any other purpose without our prior written permission.

Very truly yours,

VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

/s/ Varnum, Riddering, Schmidt & Howlett LLP

Exhibit 5.1

Exhibit 8.1

April 21, 2004

Board of Directors
Independent Bank Corporation

Board of Directors
North Bancorp, Inc.

       Re:        Tax Opinion Regarding Merger/Internal Revenue Code Section 368(a)(1)(A)

Gentlemen:

        We have acted as counsel to Independent Bank Corporation, a Michigan corporation (“Buyer”), in connection with the proposed statutory merger (the “Merger”) of North Bancorp, Inc., a Michigan corporation (“Target”), with and into Buyer, pursuant to which the shareholders of Target will receive shares of common stock of Buyer (“Buyer Shares”) subject to the Agreement and Plan of Merger dated as of March 4, 2004, between Target and Buyer (the “Merger Agreement”), in exchange for their outstanding common shares of Target (“Target Shares”). At your request, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Terms not otherwise defined herein shall have the same meaning as when used in the Merger Agreement.

        In that connection, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, and other instruments, and such other matters of fact and law, as we have considered necessary or appropriate for the purposes of this opinion, including an examination of: (i) the Merger Agreement and the other documents and agreements referred to therein; and (ii) the prospectus and proxy statement (the “Prospectus”) relating to the Merger and included in the Registration Statement of Buyer on Form S-4, as amended (the “Registration Statement”), filed by Buyer with the Securities and Exchange Commission. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        For purposes of the opinions set forth below, we have assumed and are relying upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified, and upon which we are entitled to rely) contained, respectively, in certain certificates of the officers of Buyer and Target. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement, the Merger will constitute a statutory merger pursuant to the applicable provisions of the laws of the State of Michigan, and the facts, statements, and other information contained in the Prospectus relating to the Merger are true, correct, and complete in all material respects.

        The opinions set forth below are based upon, and the section numbers cited herein refer to, the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, the administrative interpretations thereof and the judicial decisions with respect thereto, all as currently in effect, and are further based upon the continued accuracy and completeness of the documents, certifications, and representations referred to above as of the Effective Time.

        In reliance on the assumptions and the representations stated herein, and subject to the limitations and qualifications stated herein, we are of the opinion that:

Exhibit 8.1 - 1

1.                        The Merger of Target with and into Buyer will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Code, and Buyer and Target will each be a “party to a reorganization” within the meaning of section 368(b).

2.                The basis of the assets of Target acquired by and in the hands of Buyer will be, in each case, the same as the basis of such assets in the hands of Target immediately before the consummation of the Merger.

3.                No gain or loss will be recognized by Buyer upon the receipt by Buyer of substantially all of the assets of Target in exchange for the Buyer Shares and the assumption by Buyer of the liabilities of Target.

4.                The holding period of Target’s assets in the hands of Buyer will, in each case, include the holding period during which such assets were held by Target immediately before the consummation of the Merger.

5.                No gain or loss will be recognized by the shareholders of Target who receive Buyer Shares in exchange for all of their shares of Target common stock, except to the extent of any cash received in exchange for Target common stock or in lieu of fractional Buyer Shares.

6. The basis of Buyer Shares to be received by Target shareholders will, in each instance, be the same as the basis of the respective shares of Target common stock surrendered in exchange therefor.

7.                The holding period of Buyer Shares received by Target shareholders will, in each instance, include the holding period for Target Shares surrendered in exchange therefor, provided that Target Shares surrendered were, in each instance, held as capital assets in the hands of Target shareholders on the date of the consummation of the Merger.

        Our opinion may not be applicable to all shareholders, including, without limitation, (1) a Target shareholder whose Target Shares are not held as a capital asset; or (2) a Target shareholder who is subject to special treatment under the Code, including without limitation, an insurance company, a dealer in securities, a financial institution, a tax-exempt investor, or a non-United States citizen.

        Our opinion is based upon the facts as they have been represented to us or determined by us as of this date. If any of the facts, representations, or assumptions on which this opinion is based is determined to be untrue or incorrect, our opinion may be adversely affected. We express no opinion as to the accuracy of the facts, representations, and assumptions stated herein.

        Our opinion is based upon existing law and currently applicable authority, including Treasury regulations, and administrative and judicial interpretations of the law and regulations. Administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and other authorities, including statutory provisions and judicial decisions interpreting them, are subject to change, with possible retroactive effects, and we undertake no obligation to advise you of any change in any matter set forth herein.

        Our opinion is limited to the specific issues addressed above and is not intended to address any other issues. No opinion is expressed herein concerning the effect of state, local, and foreign tax laws. Furthermore, no opinion is expressed herein about the tax treatment of the transaction under other provisions of the Code or the Treasury regulations issued thereunder or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically addressed by the foregoing opinion, including, without limitation, the exchange of any Target Shares in the Merger that were acquired by the holder pursuant to an employee stock option or employee stock purchase plan or otherwise as compensation.

        No advance ruling has been obtained from the Internal Revenue Service regarding the Merger described herein. An opinion of counsel represents counsel’s best legal judgment, but has no binding effect or official status of any kind. Accordingly, there can be no assurance that the Internal Revenue Service or courts will not take positions contrary to our opinion; however, we believe that the positions stated in our opinion will be sustained.

Exhibit 8.1 - 2

        No person other than the addressees named herein may rely on this opinion for any purpose. This opinion is solely for the benefit of the parties to whom it is addressed, and may not be relied upon by any other party, nor for any purpose other than in connection with the Merger described herein.

        We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Buyer with the Securities and Exchange Commission for the purpose of registering Buyer Shares under the Securities Act of 1933, as amended.

Respectfully submitted,

VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

/s/ Varnum, Riddering, Schmidt & Howlett LLP

Exhibit 8.1 - 3

Exhibit 23.1

Consent of Independent Accountants

The Board of Directors
Independent Bank Corporation:

        We consent to the use of our report dated February 27, 2004, with respect to the consolidated balance sheets of Independent Bank Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the method of accounting for derivative financial instruments and hedging activities in 2001.

/s/ KPMG LLP

Detroit, Michigan
April 19, 2004

Exhibit 23.1

Exhibit 23.2

Consent of Independent Accountants

        We do hereby consent to the use in this Registration Statement (Form S-4) of Independent Bank Corporation and related Prospectus and Proxy Statement of our report dated February 13, 2004 on the consolidated balance sheets of North Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year in the period ended December 31, 2003, contained therein.

        We also consent to the reference to us under the caption “Experts” in the Prospectus and Proxy Statement.

/s/ PLANTE & MORAN PLLC

Kalamazoo, Michigan
April 19, 2004

Exhibit 23.2

Exhibit 23.4

Consent of Donnelly Penman & Partners

        We hereby consent to the use of our opinion letter to the Board of Directors of North Bancorp, Inc., included as Appendix B to the prospectus and proxy statement which forms part of the Registration Statement dated as of the date hereof on Form S-4 relating to the proposed merger of North Bancorp, Inc. and Independent Bank Corporation and to the references to such opinion therein.

        In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term experts as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Donnelly Penman & Partners

DONNELLY PENMAN & PARTNERS

April 21, 2004
Grosse Pointe, Michigan

Exhibit 23.5

Exhibit 99.1

REVOCABLE PROXY

NORTH BANCORP, INC.
Special Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints ___________________ and ____________________, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of North Bancorp, Inc. that the undersigned is entitled to vote at the Special Meeting of Shareholders of North Bancorp, Inc., to be held on _______________, 2004, at _____________________________, located at _______________________, at ______ a.m., local time, and any and all adjournments and postponements thereof.

        The undersigned acknowledges receipt from North Bancorp, Inc., prior to the execution of this proxy, of Notice of the Special Meeting and a prospectus and proxy statement.

(Continued and to be signed on reverse side)

NORTH BANCORP, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. (X)

Approval of the Agreement and Plan of Merger, dated as of March 4, 2004 (the "Merger Agreement"), between Independent Bank Corporation, North Bancorp., Inc., and First National Bank of Gaylord.
                                              For ( )     Against ( )     Abstain ( )

The Board of Directors recommends a vote “FOR” approval of the Agreement and Plan of Merger.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Dated: _____________________________
Print Name:__________________________
Signature:___________________________
Print Name:__________________________
Signature:___________________________

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

YOUR VOTE IS IMPORTANT!

PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

Exhibit 99.2

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 10-KSB

[X]      ANNUAL REPORT UNDER SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT
         OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003

                                       OR

[ ]      TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES  EXCHANGE
         ACT OF 1934

                         Commission file number: 0-32639

                               NORTH BANCORP, INC.
                 (Name of small business issuer in its charter)

               Michigan                               38-2995259
    (State or other jurisdiction            (I.R.S. employer identification no.)
   of incorporation or organization)

                  501 West Main Street, Gaylord, Michigan 49735
             (Address of principal executive offices with zip code)

                                  (989)732-3502
              (Registrant's telephone number, including area code)

Securities registered pursuant to
Section 12(b) of the Act:                         None
Securities registered pursuant to
Section 12(g) of the Act:                         Common Stock, $1.00 par value

Check whether the issuer: (1) filed all reports required to be filed by Section
13 or 15 (d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes: [X] No: [ ]

Check if there is no disclosure of delinquent filers in response to Item 405 of
Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

State issuer's revenues for its most recently completed fiscal year: $14,517,000

The aggregate market value of the voting and non-voting common equity held by non-affiliates, computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of
February 29, 2004, was $7,461,000.

As of February 28, 2004, there were 532,896 shares of Common Stock of the Issuer issued and outstanding.

Transitional Small Business Disclosure Format (check one): Yes: [ ] No: [X]

                                                                            PAGE
PART I

Item 1      Description of Business                                           2
Item 2      Description of Property                                          13
Item 3      Legal Proceedings                                                14
Item 4      Submission of Matters to a Vote of Security Holders              14

PART II

Item 5      Market for Common Equity, Related Stockholder Matters,
               and Small Business Issuer Purchases of Equity Securities      15
Item 6      Management's Discussion and Analysis or Plan of Operation        17
Item 7      Financial Statements                                             34
Item 8      Changes in and Disagreements with Accountants on Accounting
              and Financial Disclosure                                       34
Item 8A     Controls and Procedures                                          34

PART III

Item 9      Directors and Executive Officers of the Registrant               35
Item 10     Executive Compensation                                           36
Item 11     Security Ownership of Certain Beneficial Owners and
               Management, and Related Stockholder Matters                   36
Item 12     Certain Relationships and Related Transactions                   38
Item 13     Exhibits and Reports on Form 8-K                                 38
Item 14     Principal Accountant Fees and Services                           38

Signatures                                                                   40

Exhibit Index                                                                41

Financial Statements                                                        F-1

         WITH THE EXCEPTION OF THE STATEMENTS REGARDING HISTORICAL MATTERS AND
STATEMENTS REGARDING THE CORPORATION'S CURRENT STATUS, CERTAIN MATTERS DISCUSSED
HEREIN ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND
UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF
THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE", "PLAN", "EXPECT", "INTEND", AND
SIMILAR EXPRESSIONS. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER
MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR
CONTRIBUTE TO SUCH MATERIAL DIFFERENCES INCLUDE INTEREST RATE FLUCTUATIONS AND
ECONOMIC CONDITIONS, LOSS OF KEY PERSONNEL, COMPETITION, TECHNOLOGICAL CHANGES
AND CHANGES IN FEDERAL OR STATE REGULATIONS.

                                       1

PART I

ITEM 1. DESCRIPTION OF BUSINESS.

THE CORPORATION

North Bancorp, Inc. (the "Corporation") is a bank holding company under the Bank
Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). As a bank holding company, the Corporation is subject to regulation by the Federal
Reserve Board of Governors. In 1975, First National Bank of Gaylord ("Bank") was
organized to offer a new banking alternative to the people of Otsego County,
Michigan. In 1991, North Bancorp, Inc. was organized to provide the Bank with the corporate governance options of a one-bank holding company. The Bank formed a wholly owned subsidiary, First of Gaylord Financial Services, Inc. in 1997 to
provide limited insurance agency services to the Bank. In 2002, Gaylord
Partners, Limited Partnership ("Gaylord Partners"), was formed as a special purpose subsidiary of the Corporation to issue preferred securities to investors. The Corporation exists primarily for the purpose of holding all the stock of the Bank, and of such other subsidiaries as it may acquire or establish. On March 4, 2004, the Corporation executed a definitive agreement in which the Corporation and its wholly owned subsidiaries will be acquired by
Independent Bank Corporation. For more information, please refer to Bank
Regulatory Developments located in Item 6, "Managements Discussion and Analysis or Plan of Operation."

The Bank's primary market area is Otsego County and Roscommon County. The majority of the Bank's deposits are derived from Otsego County. Similarly, the majority of loans are to individuals and businesses located in Otsego County.
However, a significant amount of business is conducted in the various neighboring counties, including Crawford, Montmorency, Cheboygan, Antrim,
Charlevoix, Kalkaska, Oscoda, and Roscommon counties.

Otsego County, located in the northern portion of the Lower Peninsula in
Michigan, is 230 miles north of Detroit, Michigan. Otsego County's population of approximately 23,000 has a median age of 37.7 years, according to the 2000
Census. The area's largest employers include Otsego Memorial Hospital, Gaylord
Community Schools, Cooper Standard (manufacturer), Reptron (component manufacturer) and Georgia-Pacific (industrial wood products). The most prominent industries in Otsego County include the manufacturing, tourism, retail, and service industries. Roscommon County, located approximately 180 miles north of
Detroit, Michigan, has a population of approximately 25,500 and a median age of
47.2, according to the 2000 Census. The area's largest employers include
Houghton Lake Community Schools, Gerrish Higgins Community Schools and Lear
Corporation. Prominent industries include tourism, manufacturing and various retail and service-related industries.

THE BANK

The Bank is a national banking association, which operates under the laws of the
United States of America, pursuant to a charter issued by the Office of the
Comptroller of the Currency. The Bank's deposits are insured to the maximum extent allowed by the Federal Deposit Insurance Corporation ("FDIC").

The Bank provides a wide variety of commercial and consumer banking services to individuals and small- to medium-sized businesses and governmental units. The
Bank's services include accepting time, demand and savings deposits, including regular checking accounts, NOW and money market accounts, and certificates of deposit. In addition, the Bank makes secured and unsecured commercial, construction, mortgage and consumer loans and provides safe deposit facilities.
The Bank operates two locations in Gaylord, one location in Houghton Lake
(opened in 2002) and operates four automated teller machines (ATM's) in Otsego
County. All of the Bank's ATM's participate in the NYCE system, a regional network, as well as other ATM networks throughout the country. The Bank has a website at www.fnbgaylord.com.

LENDING ACTIVITIES

The Bank offers a diverse range of commercial, real estate and personal lending products and services that emphasizes real estate supported loans. Loans are concentrated in three major areas: (1) commercial real estate and commercial loans; (2) residential real estate loans; and (3) consumer loans. The Bank's board of directors has adopted a loan policy

                                       2

that contains general and specific lending standards and is subject to review and revision. Extension of credit is governed by this loan policy.

The goal of the lending program is to meet the credit needs of the Bank's community while using sound credit principles to protect asset quality. The
Bank's business and credit strategy is relationship-driven to provide a reliable source of credit and a variety of lending alternatives. When extending credit, decisions are based upon the client's ability to repay the loan from non-speculative sources. The quality and integrity of the borrower is crucial in the loan approval process. Management monitors the performance of the loan portfolio through regular contacts with clients, continual portfolio review, careful monitoring of delinquency reports and reliance on the loan review function.

The Bank's legal lending limit is approximately $2,269,000 at December 31, 2003, which limits the size loan the Bank is able to offer to potential customers, which is less than the loan size many competitors are able to offer. These limits affect to some degree its ability to seek relationships with the area's larger businesses. The Bank seeks to accommodate loan volumes in excess of its lending limits through the sale of participations in such loans to other banks.
However, there is no assurance that such loan participations will be available or be on terms favorable to the Bank.

Substantially all of the Bank's loans are to customers located within its primary market area. The Bank has no foreign loans. The Bank conducts its lending activities pursuant to a loan policy adopted by its board. This loan policy grants individual loan officers authority to make secured and unsecured loans in specific dollar amounts.

While the Bank's policies and procedures require the various activities mentioned above, internal loan reviews completed in 2002 and throughout 2003 noted that policies and procedures were not being consistently adhered to in loans originated prior to 2003. This failure to follow underwriting procedures and other deficiencies and underwriting weaknesses have resulted in subprime consumer and mortgage portfolios that have required significant additional internal controls and administration.

The term "subprime" refers to the credit characteristics of individual borrowers. Subprime borrowers typically have weakened credit histories that include payment delinquencies, and possibly more severe problems such as charge-offs, judgments, and bankruptcies. They may also display reduced repayment capacity as measured by credit scores, debt-to-income ratios, or other criteria that may encompass borrowers with incomplete credit histories. Such loans have a higher risk of default than loans to prime borrowers.

Please refer to "Material Conditions Affecting the Corporation and Its
Performance" within "Management's Discussion and Analysis of Financial Condition
or Plan of Operation" for additional information regarding the lending function and loan administration and underwriting weaknesses.

COMMERCIAL LOANS

The commercial loan portfolio consists primarily of loans secured by owner occupied or investor commercial real estate. The portfolio also contains a substantial amount of loans secured by other types of collateral, such as equipment, inventory, golf courses, and other business assets.

The risks associated with commercial loans vary depending on the borrower's experience and financial situation, repayment ability, collateral, the economic environment, competitive factors, type of business, and other related factors.
The Bank attempts to mitigate these risks by documenting as much information about the borrower, any guarantor, collateral, loan purpose, financial strength, and other information that management believes to be relevant. All information is gathered and taken into account to develop an analysis of the overall risk associated with a proposed commercial loan and whether approval is appropriate.
If a commercial loan is granted, the Bank's loan policy requires management to maintain on-going monitoring of the various risks originally identified, as well as any new risks. This on-going analysis may consist of subsequent, periodic reviews of the borrower's financial statements and tax returns, and credit history and internal loan review. Additionally, conversations with the borrower and periodic inspections of any facilities may provide relevant information.

Lines of credit typically are limited to a percentage of the value of the assets securing the line and are usually priced by

                                       3

a floating rate formula. Lines of credit typically are reviewed annually and are supported by commercial real estate, accounts receivable, inventory and equipment. Depending on the risk profile of the borrower, the Bank may require periodic aging of receivables, and inventory and equipment listings prior to advancing funds. Term loans are typically also secured by the assets of the clients' businesses. Term loans typically have maturities between one to five years, with either floating or fixed rates of interest. The Bank issues standby or performance letters of credit on a limited basis following the terms and requirements written in the loan policy.

RESIDENTIAL LOANS

The residential real estate portfolio consists primarily of first and second mortgage loans for 1-4 family residential properties. The Bank does not maintain the majority of residential real estate portfolio in long-term fixed rate loans due to interest rate risk considerations, but originates a substantial amount of these loans for sale into the secondary market. This is a significant business activity. The Bank's portfolio contains "adjustable rate mortgage" ("ARM") loans typically structured with 30-year maturities and initial rates fixed for between one to three years with subsequent repricing also between one and three years beyond the initial term. It also contains a significant amount of fixed rate residential mortgage loans with balloon features of five years or less. The Bank does, from time to time, originate long-term fixed rate loans for its portfolio, when the individual situation warrants.

Because of the stable, homogeneous nature of residential real estate, the risk associated with this type of loan is considered lower than other types of loans.
There are three primary areas of risk associated with residential real estate loans. The first risk is the borrower's ability to repay the loan from current income sources. Because of the lengthy nature of these loans, with maturities up to 30 years, the borrower's ability to generate sufficient income over a long period of time is critical to ensure overall repayment ability. To mitigate this risk, the Bank obtains and analyzes complete information about each prospective borrower's employment situation, income level, and continued employment prospects from the borrower and/or his/her employer. Next, determining a reasonably accurate approximation of the collateral's value is vital. Again, because of the long nature of these types of loans, collateral that fully supports the loan amount is critical to ensuring a high quality loan. The Bank manages this risk by utilizing licensed, reputable real estate appraisers to aid in the collateral's valuation estimate. Third, an appropriate loan structure is also important for risk management purposes. Conventional banking standards maintain that there should be a reasonable cushion between the collateral value and the loan amount. Management mitigates this risk by requiring senior officers to approve loans above a certain dollar amount to ensure that this, and all other risks are appropriately identified, analyzed, and taken into consideration.

Residential mortgage products range from 30-year fixed rate products to personal construction lending. The home mortgage market is very competitive and frequently service quality distinguishes competitors from one another.
Residential lending is an excellent vehicle to attract new clients.

The residential construction mortgage portfolio consists of single residential properties. Construction lending has greater inherent risk. Currently, each project is closely monitored throughout its term. Typically, full investment of the borrower's equity in the construction project is required prior to injecting
Bank funds. Title companies are utilized to disburse periodic draws from the construction line to help ensure that there will be no title problems at the end of the project. Due to the increased risk inherent in construction lending, this type of lending was curtailed during 2003.

CONSUMER LOANS

The consumer loan portfolio consists of loans to acquire personal assets such as automobiles, boats and recreational vehicles. A key factor in originating consumer loans is knowing the borrowers. When consumer loans are unsecured, the character and integrity of the borrower become as important as the borrower's financial statement.

Consumer customers request primarily fixed-rate term loan products. Consumer loans are subject to the same approval process as all other types of loans. Each client is underwritten to ensure that he or she has adequate collateral coverage and cash flow. Exceptions to formal underwriting guidelines and loan policies require Senior Lending Officer or CEO approval, to ensure adequate risk management.

The home equity loan portfolio, a significant component of the consumer loan portfolio, consists of traditional home

                                       4

equity lines of credit prevalent in the market today and closed-end term loans.
In general, the Bank advances up to 85% on the value of a home, less the amount of prior liens. Home equity loans are closed-end loans while home equity lines of credit are funded by drafts that function as bank checks. Home equity loans are approved using the same standards as residential mortgage loans. Each borrower's personal cash flow is compared to debt service requirements to determine his/her ability to repay. Home equity lines of credit are competitively priced and are based on a floating rate formula. Closed-end home equity loans are usually fixed rate loans with a term of 5 years or less.

Typically, consumer loans carry less risk, on an individual loan basis, than other types of loans because the loan amounts tend to be smaller. However, in the aggregate, unidentified or unmanaged risks can become significant even with smaller individual loan amounts. These risks center around the borrowers and any collateral. While the Bank requires collateral on most consumer loans, the collateral tends to be mobile in nature (i.e. an automobile or motorcycle) and may not necessarily be located, if required. Further, unlike real estate, the collateral used for consumer loans depreciates over time (except for consumer loans secured by real estate). Consumers tend to finance vehicles and recreational vehicles for up to five years, and sometimes longer. Thus, in a loan default situation, the collateral's value may not be sufficient to fully repay its corresponding loan because consumer collateral typically depreciates more rapidly than the loan balance decreases. Consequently, the credit history, employment history, and repayment ability of the borrower is critical to maintaining sound credit quality. The Bank has established underwriting criteria for loan officers to rely upon to help mitigate this risk. Additionally, an independent internal loan review process has been implemented to monitor compliance with underwriting standards. The Bank also maintains an active collection process for loans that are past due. Management believes that by communicating as early as possible with past due loan customers and learning about their current individual situations, more workout solutions are possible.

DEPOSITS

The Bank offers a broad range of deposit products, including checking, business checking, savings and money market accounts, certificates of deposit and direct-deposit services. Transaction accounts and certificates of deposit are tailored to the primary market area at rates competitive with those offered in
Otsego County. All deposit accounts are insured by the FDIC up to the maximum amount permitted by law. Individuals, businesses, associations, financial institutions and government entities are solicited for deposits. Additionally, the Bank utilizes several sources for national market certificates of deposit.
The Bank no longer uses brokered funds. Additionally, any bank whose capital status falls below well-capitalized, must apply for and receive a waiver from the FDIC before it can accept, or renew brokered deposits.

INVESTMENT ACTIVITIES

The Bank invests primarily in direct obligations of the United States, obligations guaranteed as to principal and interest by the United States, obligations of agencies of the United States, bank-qualified tax-exempt obligations of state and local political subdivisions and mortgage-backed securities. The Bank may invest from time to time in certificates of deposit of other financial institutions, corporate debt or other securities as permitted by the investment policy. In addition, management may enter into federal funds transactions with principal correspondent banks, and primarily act as a net seller of such funds. The sale of federal funds are effectively short-term loans to other banks.

The investment policy conforms to regulatory restrictions with regard to corporate debt or other securities. In general, bank ownership of corporate debt securities is limited to 10% of the Bank's capital for any single issuer.
Additionally, the Bank's policy sets a minimum bond rating of "A" for corporate securities.

The investment portfolio also includes equity investments in the Federal Home
Loan Bank of Indianapolis and the Federal Reserve Bank of Chicago. The Bank
invests in the Federal Home Loan Bank of Indianapolis in order to be a member, which qualifies the Bank to use its services including Federal Home Loan Bank borrowings. Investment in the Federal Reserve Bank of Chicago is a requirement of membership. Membership in the Federal Reserve System is a requirement of national banks.

                                       5

EFFECT OF GOVERNMENT MONETARY POLICIES

The earnings of the Corporation are affected by domestic economic conditions and the monetary and fiscal policies of the United States government, its agencies, and the Federal Reserve Board. The Federal Reserve Board's monetary policies have had, and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy. Monetary policy is used to, among other things, attempt to curb inflation or combat a recession. The policies of the Federal Reserve Board have a major effect upon the levels of bank loans, investments and deposits through its open market operations in United States Government securities, and through its regulation of, among other things, the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature and impact of future changes in monetary and fiscal policies.

REGULATION AND SUPERVISION

The Corporation, as a bank holding company under the Bank Holding Company Act, is required to file an annual report with the Federal Reserve Board. It may be required to file additional information as the Federal Reserve Board may require, pursuant to the Bank Holding Company Act, and is subject to examination by the Federal Reserve Board.

The Bank Holding Company Act limits the activities which may be engaged in by the Corporation (and its subsidiaries) to those of banking and the management of banking organizations, and to certain non-banking activities, including those activities which the Federal Reserve Board may find, by order or regulation, to be closely related to banking or managing or controlling banks. The Federal
Reserve Board is empowered to differentiate between activities by a bank holding company, or a subsidiary thereof, and activities commenced by acquisition of a going concern.

With respect to non-banking activities, the Federal Reserve Board has, by regulation, determined that certain non-banking activities are closely related to banking within the meaning of the Bank Holding Company Act. These activities include, among other things, operating a mortgage company, finance company, credit card company or factoring company, performing certain data processing operations, providing certain investment and financial advice, acting as an insurance agent for certain types of credit related insurance, leasing property on a full-payout, non-operating basis; and, subject to certain limitations, providing discount securities brokerage services for customers. The Corporation has no current plans to engage in non-banking activities.

The Bank is subject to certain restrictions imposed by federal law on any extension of credit to the Corporation for investments in stock or other securities, and on the taking of such stock or securities as collateral for loans to any borrower. Federal law prevents the Corporation from borrowing from the Bank unless the loans are secured in designated amounts.

With respect to the acquisition of banking organizations, the Corporation is required to obtain the prior approval of the Federal Reserve Board before it can acquire all or substantially all of the assets of any bank, or acquire ownership or control of any voting shares of any bank, if, after such acquisition, it will own or control more than 5% of the voting shares of such bank. Acquisitions across state lines are subject to certain state and Federal Reserve Board restrictions.

BANK SUPERVISION

The Bank is subject to the supervisory activities of the Office of the
Comptroller of the Currency as its primary federal regulator and the FDIC. The
OCC regularly examines the condition and the operations of the Bank, including
(but not limited to) its capital adequacy, reserves, loans, investments, earnings, liquidity, compliance with laws and regulations, record of performance under the Community Reinvestment Act of 1977 and management practices. In addition, the Bank is required to furnish quarterly and annual reports of income and condition to the FDIC and OCC as well as periodic reports to the OCC. The enforcement authority of the OCC and/or the FDIC includes the power to impose civil money penalties, terminate insurance coverage, remove officers and directors and issue cease-and-desist orders to prevent unsafe or unsound practices or violations of laws or regulations. In addition, the OCC and the
FDIC have authority to impose additional restrictions and requirements with respect to banks that do not satisfy applicable regulatory capital requirements.
Please refer to the "Prompt Corrective Action" section below.

                                       6

On July 10, 2003, the Bank's Board of Directors entered into a supervisory
Agreement ("Agreement") with the Bank's primary federal regulator, the Office of the Comptroller of the Currency ("OCC"). Please refer to "Bank Regulatory
Developments" in the "Management's Discussion and Analysis of Financial
Condition or Plan of Operation" section for additional information on the
Agreement.

FDIC INSURANCE ASSESSMENTS

The Bank is subject to FDIC deposit insurance assessments. On January 1, 1994, a risk-based deposit premium assessment system became effective under which each depository institution is placed in one of nine assessment categories based on certain capital and supervisory measures. The deposit insurance assessment schedule published by the FDIC for the assessment period commencing January 1,
1998, maintained the nine categories but provided for major reductions in the assessment rates for institutions insured by the Bank Insurance Fund of the FDIC
("BIF"). These reductions occurred because the balance in BIF had reached or surpassed the "designated reserve ratio" set by law for the balance in the fund to maintain with respect to BIF-insured deposits. The FDIC has continued these reduced assessment levels. As of December 31, 2003, the Bank was adequately capitalized, which represents a change from December 31, 2002, when the Bank was well capitalized. Bank management expects to continue to pay higher FDIC premiums due to the Bank's overall capitalization and other regulatory factors.
FDIC premiums have increased significantly from quarterly billings in January
2003 of $6,700 to $70,000 in January 2004.

COMMUNITY REINVESTMENT ACT

Under the Community Reinvestment Act of 1977 and implementing regulations of the banking agencies, a financial institution has a continuing and affirmative obligation, consistent with safe and sound operation, to meet the credit needs of its entire community, including low- and moderate- income neighborhoods. The
CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services it believes to be best suited to its particular community. The CRA requires that bank regulatory agencies conduct regular CRA examinations and provide written evaluations of institutions' CRA performance.
The CRA also requires that an institution's CRA performance rating be made public. CRA performance evaluations are based on a four-tiered rating system:
Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance.
Although CRA examinations occur on a regular basis, CRA performance evaluations have been used principally in the evaluation of regulatory applications submitted by an institution. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Over the 26 years that the CRA has existed, and particularly in the last few years, institutions have faced increasingly difficult regulatory obstacles and public interest group objections in connection with their regulatory applications, including institutions that have received the highest possible CRA ratings. A bank holding company cannot elect to be a "financial holding company" with the expanded securities, insurance and other powers that designation entails unless all of the depository institutions owned by the holding company have a CRA rating of satisfactory or better. The
Gramm-Leach-Bliley Act also provides that a financial institution with total assets of $250 million or less, such as the Bank, will be subject to CRA examinations no more frequently than every 5 years if its most recent CRA rating was "outstanding," or every 4 years if its rating was "satisfactory." Following a CRA examination as of November 6, 1997, the Bank received a rating of
"outstanding."

PROMPT CORRECTIVE ACTION

To resolve the problems of undercapitalized institutions and to prevent a recurrence of the banking crisis of the 1980s and early 1990s, the Federal
Deposit Insurance Corporation Improvement Act of 1991 established a system known as "prompt corrective action." Under the prompt corrective action provisions and implementing regulations, every institution is classified into one of five categories, depending on its total risk-based capital ratio, its Tier 1 risk-based capital ratio, its leverage ratio and subjective factors. The categories are "well-capitalized," "adequately capitalized," "undercapitalized,"
"significantly undercapitalized" and "critically undercapitalized." A financial institution's operations can be significantly affected by its capital classification. For example, an institution that is not "well-capitalized"
generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized institution must guarantee, in part, aspects of the institution's capital plan. Financial institution regulatory agencies generally are required to appoint a receiver or conservator shortly after an institution enters the category of weakest capitalization. The Federal Deposit
Insurance Corporation Improvement Act of 1991 also authorizes the regulatory agencies to reclassify an institution

                                       7

from one category into a lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Undercapitalized institutions are required to take specified actions to increase their capital or otherwise decrease the risks to the federal deposit insurance funds. To be considered "well-capitalized," a financial institution must have a total risk-based capital ratio of at least 10%, a Tier 1 capital ratio of at least 6%, and a leverage ratio of at least 5%, and must not be subject to any written agreement from any regulatory agency requiring it to meet or maintain any specific capital levels. As of December 31, 2003, the Bank was adequately-capitalized.

An adequately capitalized bank must apply for and receive a waiver from the FDIC before it can accept, renew or rollover brokered deposits. Such a waiver has not been applied for to date. The Bank has no plans to apply for a waiver, but may choose to do so, if necessary. The Bank is also limited, by regulation, to paying rates of deposits no more than 75 basis points over the average rate of local financial institutions.

Please refer to "Bank Regulatory Developments" within "Management's Discussion and Analysis of Financial Condition or Plan of Operation" for additional information regarding the Agreement and any additional capital requirements placed on the Corporation by the regulatory body.

GRAMM-LEACH-BLILEY ACT

In 1999 the Gramm-Leach-Bliley Act ( "G-L-B Act") was enacted. The G-L-B Act is a major financial services modernization law that, among other things, facilitates broad new affiliations among securities firms, insurance firms and bank holding companies by repealing the 66-year old provisions of the
Glass-Steagall Act. The major provisions of the G-L-B Act became effective March
11, 2000. The G-L-B Act permits the formation of financial holding companies
("FHCs"), which are bank holding companies with substantially expanded powers, under which affiliations among bank holding companies, securities firms and insurance firms may occur, subject to a blend of umbrella supervision and regulation of the newly formed consolidated entity by various regulators. The
Bank Holding Company Act requires, among other things, the prior approval of the
Federal Reserve in any case where a bank holding company proposes to (i) acquire all or substantially all of the assets of a bank, (ii) acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of any bank (unless it already owns a majority of such bank's voting shares), (iii)
merge or consolidate with any other bank holding company, or (iv) establish, or become, a FHC.

FHCs may engage in any activity that is financial in nature or incidental to that financial activity, or complementary to a financial activity and that does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. Activities that are financial in nature include acting as principal, agent or broker for insurance, underwriting, dealing in or making a market in securities, and providing financial and investment advice. The Federal Reserve Board and the Secretary of the Treasury
have authority to decide that other activities are also financial in nature or incidental to financial activity, taking into account changes in technology, changes in the banking marketplace, competition for banking services and so on.

A bank holding company cannot be a financial holding company unless it satisfies the following criteria:

         1. All of the depository institution subsidiaries must be
well-capitalized and well managed,

         2. The holding company must file with the Federal Reserve a declaration that it elects to be a financial holding company to engage in activities that would not have been permissible before the Gramm-Leach-Bliley Act, and

         3. All of the depository institution subsidiaries must have a Community
Reinvestment Act rating of "satisfactory" or better.

The Corporation is engaged solely in activities that were permissible for a bank holding company before enactment of the Gramm-Leach-Bliley Act, and has not filed an election with the Federal Reserve to become a financial holding company. The Corporation has no immediate plans to use the expanded authority provided by the G-L-B Act to engage in activities other than those in which it is currently engaged.

                                       8

SARBANES-OXLEY ACT OF 2002

     In 2002 the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") was
     enacted. The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act is applicable to all companies with equity or debt securities registered under the Exchange Act. In particular, the Sarbanes-Oxley Act establishes: (i) new requirements for audit committees, including independence, expertise, and responsibilities; (ii)
     additional responsibilities regarding financial statements for the chief executive officer and chief financial officer of the reporting company;
     (iii) new standards for auditors and regulation of audits; (iv) increased disclosure and reporting obligations for the reporting company and their directors and executive officers; and (v) new and increased civil and criminal penalties for violation of the securities laws. Many of the provisions became effective immediately while other provisions become effective over a period of time and are subject to rulemaking by the SEC.

EMPLOYEES

As of December 31, 2003, the Bank employed 71 persons (68 full time equivalents).

COMPETITION

All phases of the business of the Bank are highly competitive. The Bank competes with numerous financial institutions, including other commercial banks, savings banks and credit unions in Otsego County, Michigan and Roscommon County,
Michigan. The Bank and other commercial banks compete with respect to their lending activities, and compete in attracting deposits with savings banks, savings and loan associations, insurance companies, small loan companies, credit unions and with the issuers of commercial paper and other securities, such as various mutual funds. Many of these institutions are substantially larger and have greater financial resources than the Bank.

The competitive factors among financial institutions can be classified into two categories; competitive rates and competitive services. Interest rates are widely advertised and thus competitive, especially in the area of time deposits.
From a service standpoint, financial institutions compete against each other in types and quality of services.

The Bank is generally competitive with other financial institutions in its area with respect to interest rates paid on time and savings deposits, fees charged on deposit accounts, and interest rates charged on loans. With respect to services, the Bank offers a customer service oriented atmosphere which management believes is better suited to its customers' needs than that which is offered by other institutions in the local market.

The Bank is a customer-driven organization, emphasizing personalized customer relationships, complemented by the convenience of technology. Various segments of the market are targeted, as management believes certain segments provide greater opportunities for profit than others. The Bank currently targets real estate supported loans such as 1-4 family residential mortgages, certain commercial real estate loans, home equity loans and consumer-related loans.
Management anticipates continuing to offer a full line of deposit services such as demand deposit accounts, savings accounts, certificates of deposit and money market accounts. By avoiding multiple lines of non-traditional products the
Bank's staff has the opportunity to develop substantial expertise. Management believes that significant opportunities are available by providing traditional banking services.

LEGAL LENDING LIMIT

Pursuant to federal banking regulations, the Bank is limited in the amount that it may lend to a single borrower. As of December 31, 2003, the legal lending limit was approximately $2,269,000. One insider credit relationship is in non-conformance with the Bank's legal lending limit, due to the performance of the Bank and the decline in earnings and capital in 2003, and is classified. The loan was in conformance with the legal lending limit when originated. The Bank is taking appropriate steps to bring the loan back into conformance.

REPORTS TO SECURITY HOLDERS

The Corporation is required to furnish an annual report to all security holders.
You may read and copy any materials the Corporation files with the SEC at the
SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.
You may also request information regarding the operation of the Public Reference
Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the
SEC's Internet site is www.sec.gov.

                                       9

SELECTED STATISTICAL INFORMATION

The following selected consolidated financial data of the Corporation and its subsidiaries is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto (000s omitted, except per share data).

RECLASSIFICATION

Certain prior period amounts have been reclassified to conform with the current period presentation.

                                                                At or for the Year Ended December 31,
                                                  2003           2002           2001           2000           1999
                                                ---------      ---------      ---------      ---------     ---------
Selected Financial Condition Data:
    Assets                                      $ 172,557      $ 212,862      $ 187,800      $ 133,279      $ 91,226
    Loans                                         118,575        172,089        157,106        111,036        71,835
    Deposits                                      135,747        162,230        136,618         85,652        64,139
    Borrowed funds                                 26,286         34,906         39,271         40,252        21,555
    Stockholders' Equity                            3,987          9,441         10,798          5,987         4,456

Selected Operations Data:
    Interest income                             $  12,106      $  15,258      $  13,521      $   9,712      $  5,871
    Interest expense                               (5,888)        (7,887)        (7,168)        (5,057)       (2,407)
                                                ---------      ---------      ---------      ---------     ---------
    Net interest income                             6,218          7,371          6,353          4,655         3,464
    Provision for loan losses                      (5,849)        (5,337)          (886)          (523)         (300)
                                                ---------      ---------      ---------      ---------     ---------
    Net interest income after provision
       for loan losses                                369          2,034          5,467          4,132         3,164
    Noninterest income                              2,411          1,959          1,332            896           808
    Noninterest expenses                           (8,037)        (6,171)        (4,686)        (3,379)       (2,801)
    Federal income tax (expense) benefit             (153)           803           (697)          (534)         (357)
                                                ---------      ---------      ---------      ---------     ---------
    Net Income (loss)                           $  (5,410)     $  (1,375)     $   1,416      $   1,115      $    814
                                                =========      =========      =========      =========     =========
Per Share Data (1):
    Earnings (loss) per share                   $  (10.25)     $   (2.62)     $    3.12      $    3.57      $   2.63
    Book value                                  $    7.48      $   17.95      $   20.56      $   18.20      $  14.38
    Dividends per share                         $       -      $    0.40      $    0.40      $    0.33      $   0.30
    Weighted average shares outstanding           527,680        525,545        454,486        312,157       309,670
    Actual shares outstanding                     532,896        525,896        525,295        329,007       309,772

Other Data:
    Net interest margin                              3.59%          3.74%          4.26%          4.43%        5.03%
    Net interest rate spread                         3.62%          3.25%          3.61%          3.76%        4.41%
    Allowance for loan losses to total loans         5.55%          2.62%          0.78%          0.76%        0.81%
    Nonperforming loans to total loans              10.67%          1.32%          0.52%          0.13%        0.11%
    Efficiency ratio                                93.14%         66.14%         60.98%         60.87%       65.57%
    Return on average assets                        (2.55%)        (0.66%)         0.90%          1.00%        1.05%
    Return on average equity                       (68.17%)       (12.10%)        15.80%         22.25%       19.50%
    Dividend payout ratio                               -%        (15.27%)        12.82%          9.24%       11.41%
    Average equity to average assets                 3.74%          5.45%          5.70%          4.49%        5.56%

(1) Adjusted for the 5-for-4 stock split declared March 24, 2000 and the 2-for-1 stock split declared June 23, 2000.

                                       10

I.       DISTRIBUTION OF ASSETS, OBLIGATIONS, AND SHAREHOLDERS' EQUITY; INTEREST
         RATES AND INTEREST DIFFERENTIAL

         The key components of net interest income, the average daily balance sheet for each year, the related interest income on a fully tax equivalent basis and interest expense, as well as the average rates earned and paid on these assets and obligations is contained under the caption "Results of Operations - Net Interest Income" within
         "Management's Discussion and Analysis of Financial Condition or Plan of
         Operation" included elsewhere in this report.

         An analysis of the changes in net interest income from year-to-year and the relative effect of the changes in interest income and expense due to changes in the average balances of earning assets and
         interest-bearing obligations and changes in interest rates is contained under the caption "Results of Operations - Net Interest Income" within
         "Management's Discussion and Analysis of Financial Condition or Plan of
         Operation" included elsewhere in this report.

II.      INVESTMENT PORTFOLIO

         A.       INVESTMENT PORTFOLIO COMPOSITION

         An analysis of the amortized cost and estimated fair market value of the Corporation's investment portfolio is contained in Note 3 under the caption "Notes to Consolidated Financial Statements" included elsewhere in this report.

         B.       RELATIVE MATURITIES AND WEIGHTED AVERAGE INTEREST RATES

                  The following table presents the maturity schedule of
                  securities (based on amortized cost) held and the weighted average yield of those securities, as of December 31, 2003
                  (fully tax equivalent, 000s omitted):

                                                  From One to Five   From Five to Ten
                               One Year or Less          Years              Years             Equity            Total
                               ----------------   ----------------   ----------------   ----------------   ----------------
                                Dollar    Yield    Dollar    Yield    Dollar    Yield    Dollar    Yield    Dollar    Yield
                               --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
U.S. treasury notes            $  1,716    3.85%  $  7,338    1.88%         -       -%                      $ 9,054    2.26%
Obligations of other
    U.S. government agencies      4,117    3.55      2,186    3.88          -       -                         6,303    3.66
Obligations of states and
    political subdivisions        1,317    3.71      2,038    5.17   $  2,812    5.98                         6,167    5.23
Mortgage-backed securities            -       -      3,844    3.55      5,294    3.35                         9,138    3.43
Corporate                             -       -          -       -        250    5.29                           250    5.29
Equity securities                     -       -          -       -          -       -   $ 2,606    7.16%      2,606    7.16
                               --------           --------           --------           --------           --------
Total                          $  7,150    3.65%  $ 15,406    3.02%  $  8,356    4.29%  $  2,606    7.16%  $ 33,518    3.79%
                               ========           ========           ========           ========           ========

III.     LOAN PORTFOLIO

         A.       TYPE OF LOANS

         The following table presents the types of loans as of December 31, 2003 and 2002 (000s omitted):

                                       11

                                        2003        2002
                                      --------    --------
Commercial                            $ 12,326    $ 19,515
Commercial mortgages                    30,032      37,187
Residential mortgages                   48,555      62,006
Residential construction mortgages       4,799      16,437
Consumer                                22,863      36,944
                                      --------    --------
  Total                               $118,575    $172,089
                                      ========    ========

                  The Bank does not engage in lease financing or foreign loans.

         B.       MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST
                  RATES

                  The following table presents the remaining maturity of total loans outstanding for the categories shown at December 31,
                  2003, based on scheduled principal repayments (000s omitted).
                  The columns labeled "More Than 1 Year" represent loans with maturities greater than one year split out by whether they have fixed or variable rates.

                                                                                                                More Than 1 Year
                                                        After 1 Year to                                     -----------------------
                                      1 Year or Less        5 Years        After 5 Years       Total           Fixed       Variable
                                      --------------    ---------------    -------------    ------------    -----------    --------
Commercial                            $        3,286    $         7,655    $       1,385    $     12,326    $    1,720    $  7,320
Commercial mortgages                           8,515             17,559            3,958          30,032        21,517           -
Residential mortgages                          2,262              8,634           37,659          48,555        19,697      26,596
Residential construction mortgages             4,799                  -                -           4,799             -           -
Consumer                                       1,485             16,858            4,520          22,863        21,378           -
                                      --------------    ---------------    -------------    ------------    -----------    --------
  Total                               $       20,347    $        50,706    $      47,522    $    118,575    $   64,312    $ 33,916
                                      ==============    ===============    =============    ============    ===========    ========

         C.       RISK ELEMENTS

                  An analysis of the Corporation's non-performing assets and problem loans is contained under the caption "Financial
                  Condition - Loans and Allowance for Loan Losses" within
                  "Management's Discussion and Analysis of Financial Condition
                  or Plan of Operation" included elsewhere in this report.
                  Additional risks associated with the lending function are
                  discussed under the caption "Material Conditions Affecting the
                  Corporation and Its Performance" within "Management's
                  Discussion and Analysis of Financial Condition or Plan of
                  Operation" included elsewhere in this report.

IV.      SUMMARY OF LOAN LOSS EXPERIENCE

         A.       ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

                  An analysis of the Corporation's allowance for loan losses is contained under the caption "Financial Condition - Loans and
                  Allowance for Loan Losses" within "Management's Discussion and
                  Analysis of Financial Condition or Plan of Operation" included elsewhere in this report. Additional risks associated with the allowance for loan losses are discussed under the caption
                  "Material Conditions Affecting the Corporation and Its
                  Performance" within "Management's Discussion and Analysis of
                  Financial Condition or Plan of Operation" included elsewhere in this report.

                                       12

         B.       ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                  The allocation of the allowance for loan losses, and the
                  percent of each loan category to total loans, is contained under the caption "Financial Condition - Loans and Allowance for Loan Losses" within "Management's Discussion and Analysis of Financial Condition or Plan of Operation" included
                  elsewhere in this report. Additional risks associated with the allowance for loan losses are discussed under the caption
                  "Material Conditions Affecting the Corporation and Its
                  Performance" within "Management's Discussion and Analysis of
                  Financial Condition or Plan of Operation" included elsewhere in this report.

V.       DEPOSITS

     The following table presents the average balances of deposits and the average rates paid on each of the deposit categories for the years ended
     December 31, 2003 and 2002 (000s omitted):

                                              2003                  2002
                                     --------------------   --------------------
                                      Average    Average     Average    Average
                                      Balance   Rate Paid    Balance   Rate Paid
                                     ---------  ---------   --------- ---------
Noninterest-bearing demand deposits  $  17,583          -%  $  16,533         -%
NOW accounts                            26,844        1.9%     18,292       3.1%
Savings accounts                        21,086        1.8%     22,225       3.1%
Certificates of deposit                 93,379        3.6%     97,496       4.4%
                                     ---------  ---------   --------- ---------
  Total deposits                     $ 158,892        2.7%  $ 154,546       3.6%
                                     =========  =========   ========= =========

         The following table presents the maturities of certificates of deposits and other time deposits of $100,000 or more as of December 31, 2003 (000s omitted):

Three months or less                      $  13,177
Over three months through six months          6,345
Over six months through twelve months         9,560
Over twelve months                            6,506
                                          ---------
Total                                     $  35,588
                                          =========

VI.      RETURN ON EQUITY AND ASSETS

         Selected financial data of the Corporation is located elsewhere in Item
         1 of this report.

ITEM 2. DESCRIPTION OF PROPERTY.

The Bank currently has two physical banking offices located in Otsego County, both within the City of Gaylord and one office located in Houghton Lake,
Michigan. The main office, which is located at 501 West Main Street, Gaylord,
Michigan, is a two story building of approximately 13,500 square feet. It houses the main office, executive offices of the Bank and the Corporation, and the lending and operations departments. This office provides complete banking services including depository, safe deposit, consumer loan, residential mortgage, and commercial loan services. The other Gaylord office is located at
1157 South Otsego Street, Gaylord, Michigan. This office is a single story structure of approximately 2,700 square feet. Full depository services and consumer, residential mortgage, and commercial loan services are offered at this office since a renovation project was completed in late 2001. Both Gaylord offices have drive-up facilities. The Houghton Lake office is located at 3225
West Houghton Lake Drive, Houghton Lake, Michigan. This office is approximately
1,500 square feet and provides 1-4 family residential mortgage loans, consumer loan and home equity loan services. This location also provides deposit services including checking

                                       13

accounts, savings and money market accounts and certificates of deposit. The
Houghton Lake office does not offer drive-up services or safe deposit box services.

The Bank owns an office building adjacent to the Bank's main office. This building totals approximately 2,700 square feet and houses the accounting department as well as other administrative departments of the Bank. The Bank also owns approximately two acres of land adjacent to the main office. Use of this land includes future expansion of the Bank's facilities when determined necessary by the Corporation.

All properties and buildings are well maintained and are owned by the Bank free of any encumbrances, except for the Houghton Lake office, which is leased. The
Bank also operates four automated teller machines at various locations in Otsego
County.

ITEM 3. LEGAL PROCEEDINGS.

As a depository of funds, the Bank could occasionally be named as a defendant in a lawsuit (such as garnishment proceedings) involving claims to the ownership of funds in particular accounts. All such litigation is incidental to the Bank's business.

There is no current litigation pending which would materially affect the
Corporation's capital resources, results of operations, or liquidity as presented herein.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

No matters were submitted during the fourth quarter of 2003 to a vote of the
Corporation's stockholders.

                                       14

PART II

ITEM 5. MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS, AND SMALL
        BUSINESS ISSUER PURCHASES OF EQUITY SECURITIES.

The authorized common stock of the Corporation consists of 3,000,000 shares of common stock, $1.00 par value, of which 532,896 shares were outstanding at
December 31, 2003.

The Corporation's market for its common stock is the OTC bulletin board with ticker symbol NBCP. At December 31, 2003, the Corporation had 686 shareholders.

In order to satisfy the third quarter interest expense payment for Gaylord
Partners' subordinated debentures, 7,000 shares of stock were issued by the
Corporation to two board members on September 30, 2003. A price was established equal to the most recent book value, or $14.19 per share. No commission or placement fees were paid. The offering was made solely to persons who are bona fide residents of the State of Michigan, pursuant to the exemption from registration provided by Section 3(a)(11) of the Securities Act of 1933, as
amended, and Rule 147 promulgated thereunder.

In 2002, the Corporation engaged Registrar & Transfer Company to serve as registrar and transfer agent for the Corporation's common stock. The following data is based upon sales that have come to the attention of the Corporation's management and reflect sales of the Corporation's common stock for the years ended December 31, 2003 and 2002. Because shares are sold infrequently, the data shown below is not necessarily an accurate reflection of the true market value.
Shares may also have been sold in transactions, the price and terms of which are not known to the Corporation.

                                        Average Price Per
     Period         Number of Shares          Share
----------------    ----------------    -----------------
4th Quarter 2003               1,750    $           13.66
3rd Quarter 2003               9,800                13.85
2nd Quarter 2003               2,947                18.97
1st Quarter 2003               4,280                25.81

4th Quarter 2002               9,500    $           25.26
3rd Quarter 2002               1,474                23.91
2nd Quarter 2002               3,352                25.00
1st Quarter 2002                 946                24.89

In 2002 $5,000,000 in preferred securities were issued by a special purpose subsidiary, Gaylord Partners, Limited Partnership ("Gaylord Partners"). Gaylord
Partners used the proceeds from the issuance of these preferred securities to purchase junior subordinated debentures of the Corporation of the same amount.
For additional detail, please refer to Note 10 of the Corporation's financial statements contained elsewhere in this report. Donnelly, Penman, French,
Haggarty & Co. of Detroit, Michigan was retained to act as sales agent in the offering. The agent was paid a total of $150,000 in placement fees. The offering was made solely to financial institutions and was exempt from registration pursuant to Rule 506 of Regulation D.

The Bank's capital management policy allows for cash dividends to be paid to the
Corporation. The Corporation is primarily dependent upon dividends from the Bank for funds to pay dividends on common stock to its shareholders.

The amount and frequency of dividends declared by the Corporation for the years ended December 31, 2003 and 2002 is as follows:

                                       15

                    Cash Dividend
     Period           Per Share
----------------    -------------
4th Quarter 2003    $           -
3rd Quarter 2003                -
2nd Quarter 2003                -
1st Quarter 2003                -

4th Quarter 2002    $        0.10
3rd Quarter 2002             0.10
2nd Quarter 2002             0.10
1st Quarter 2002             0.10

Because of the Bank's earnings performance in 2002 and the acknowledged risks inherent in the loan portfolio, on March 28, 2003, the board of directors voted to suspend the payment of dividends to shareholders in an effort to rebuild capital. Various regulatory restrictions, some of which are included within the
Agreement, further limit the Bank's ability to pay dividends to the Corporation.

The Bank made first and second quarter dividend payments to the Corporation to fulfill the debt service requirements of the junior subordinated debentures issued by the Corporation to Gaylord Partners through its normal avenue of business. Gaylord Partners' ability to pay required distributions to preferred security owners is dependent on payment of interest from the Corporation. The third quarter payment was possible only by selling additional common equity shares to two directors, as discussed above.

The restrictions placed on the Corporation at the direction of the Federal
Reserve Bank of Chicago will restrict, among other things, the Corporation from making any distributions on the trust preferred securities, without the approval of the Federal Reserve Bank of Chicago. The Agreement limits the Bank's ability to issue cash dividends to the Corporation. As a result of the restrictions, the
Corporation has exercised its option to extend the interest payment period until
December 31, 2004.

                                       16

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

FORWARD LOOKING STATEMENTS

In addition to historical information, the following "Management's Discussion and Analysis of Financial Condition or Plan of Operation" contains
"forward-looking statements" that involve risks and uncertainties. All statements regarding the expected financial position, business, and strategies are forward-looking statements and the Corporation intends for them to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The words
"anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends,"
and similar expressions, as they relate to the Corporation or management, are intended to identify forward-looking statements. Although the Corporation believes that the expectations reflected in these forward-looking statements are reasonable, and have based these expectations on beliefs and assumptions that have been made, these expectations may prove to be incorrect. Important factors that could cause actual results to differ materially from expectations, include, without limitation, the failure of a significant number of borrowers to repay their loans, demand for loan products, deposit flows, competition, general changes in economic conditions and interest rates, as well as restrictions imposed by regulations or regulators of the banking industry, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

The following "Management's Discussion and Analysis of Financial Condition or
Plan of Operation" is intended to assist in understanding the results of operations of the Corporation. The information contained in this section should be read in conjunction with the consolidated financial statements and accompanying notes contained in this report.

BANK REGULATORY DEVELOPMENTS

On July 10, 2003 the Bank's Board of Directors entered into a supervisory
Agreement ("Agreement") with the Bank's primary federal regulator, the Office of the Comptroller of the Currency ("OCC"). The Agreement contains substantive requirements and restrictions regarding the Bank's overall capitalization and its ability to issue cash dividends to the Corporation. The Agreement also contains significant requirements to improve credit administration, management of criticized and classified assets, evaluation of Bank management, internal audit activities, management information systems, strategic planning, asset/liability management, interest rate risk management and adherence to laws and regulations. The Agreement also prohibits average loans during any calendar quarter from growing by more than 1.50% compared to the previous quarterly average, until December 31, 2004.

The Agreement requires the Bank to achieve by December 31, 2003 a risk-based capital to risk-weighted assets ratio of 10.00% and a risk-based capital to adjusted total assets ratio of 7.50%. As of that date, the Bank did not comply.
The OCC has denied a request to extend the due date of this requirement. The
Corporation retained an investment banking firm in September 2003 to assist it in its investigation of its options to comply with the capital requirements of the Agreement, which included the viability of selling the Corporation and its
Bank subsidiary. A definitive agreement was executed on March 4, 2004 for
Independent Bank Corporation to acquire the Corporation and its wholly owned subsidiaries, subject to regulatory approvals and approvals of the Corporation's shareholders. A report on Form 8-K was filed on March 5, 2004, and is incorporated herein by reference. For additional information on the
Corporation's and the Bank's capital ratios, please refer to the section entitled "Capital Resources," within "Management's Discussion and Analysis or
Plan of Operation."

While Bank management believes the Bank is in compliance with the majority of the articles of the Agreement, the matter is currently under review by the regulatory authorities. For more information regarding progress made toward requirements of the Agreement, please refer to Item 2 of the September 30, 2003
Form 10-QSB, which is incorporated herein by reference.

As previously noted, the Agreement restricts the Bank's ability to issue cash dividends to the Corporation. This restriction is significant in that it adversely affects the Corporation's ability to maintain its debt service obligations

                                       17

with regard to the $5,000,000 in junior subordinated debentures. See Item 5,
"Market for Common Equity and Related Stockholder Matters," for a discussion of dividend distribution requirements.

See "Corporation Regulatory Developments" for certain restrictions placed on the
Corporation regarding distributions on securities.

Please refer to Exhibit 99.3 of the June 30, 2003 Form 10-QSB to view the
Agreement in its entirety. The discussion of the Agreement herein is subject to the complete terms of the Agreement.

CORPORATION REGULATORY DEVELOPMENTS

On October 24, 2003, at the direction of the Federal Reserve Bank of Chicago, the Board of Directors passed a resolution requiring the Corporation to request approval from the Federal Reserve Bank of Chicago to: declare or pay corporate dividends; make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities; increase borrowings or incur debt; and redeem shares of stock. This resolution will remain in effect until such time as the Federal Reserve Bank of Chicago determines. These restrictions placed on the Corporation will restrict, among other things, the
Corporation from making any distributions on the trust preferred securities, without the approval of the Federal Reserve Bank of Chicago.

CRITICAL ACCOUNTING POLICIES

As described in Item 1 under "Regulation and Supervision," the banking industry is highly regulated. Furthermore, the nature of the banking industry is such that, other than described below, the use of estimates and management judgment are not likely to present a material risk to the financial statements. In cases where estimates or management judgment are required, internal controls and processes are established to provide assurance that such estimates and management judgments are materially correct to the best of management's knowledge.

Allowance for loan losses - Accounting for loan classifications, accrual status, and determination of the allowance for loan losses is based on regulatory guidance. This guidance includes, but is not limited to, accounting principles generally accepted in the United States of America, the uniform retail credit classification and account management policy issued by the Federal Financial
Institutions Examination Council, and the joint policy statement on the allowance for loan losses methodologies issued by the Federal Financial
Institutions Examination Council. Accordingly, the allowance for loan losses includes a reserve calculation based on an evaluation of loans determined to be impaired, risk ratings, historical losses, peer loan loss rates, loans past due, and other subjective factors. For additional information on the allowance for loan losses and the estimates employed by the Bank please refer to the section entitled "Material Conditions Affecting the Corporation and its Performance,"
within "Management`s Discussion and Analysis of Financial Condition or Plan of
Operation."

Loan rating system and identification of impaired loans - The Bank has a defined risk rating system that is designed to assess the risk of individual loans and overall risk of the loan portfolio. The system considers factors such as cash flow, collateral, financial condition, operating performance, repayment history, management, employment history and strength of the industry. An assessment of risk is performed as a part of the loan approval process as well as periodic updates based on the circumstances of the individual loan. The Bank has an internal loan review associate, workout specialists and to a lesser extent, an external loan review service to assess risk ratings, with improvement noted with early problem loan identification system implemented throughout 2003. The Bank's loan rating system and identification of impaired loans was the subject of regulatory and auditor criticism with significant recommendations for improvement. Please refer to "Material Conditions Affecting the Corporation and its Performance."

Other real estate owned ("OREO")-Other real estate includes properties acquired through foreclosure proceedings or by acceptance of a deed in lieu of foreclosure. OREO is recorded at the lower of its cost or the estimated fair market value less estimated selling cost. Fair market value may be determined using an available appraisal, less any adjustment management deems necessary and prudent. Any initial write-down of the loan balance to estimated fair market value less estimated selling costs when the property is foreclosed is charged to the allowance for loan losses.

                                       18

Subsequent market write-downs of any properties are charged to current period earnings. Real estate market conditions existing at any time may have an effect on the fair market value of the property. The overall condition of the property once the Bank has possession of the property may have an effect on the estimated fair value of the property. In no event, will the property exceed book value once transferred to OREO.

Mortgage-servicing rights ("MSR") - The Bank records the original MSR based on market data. The MSR is amortized over the shorter of five years or actual loan repayment of the underlying mortgages. Additionally, an independent third party valuation is completed quarterly to determine potential impairment of the MSR as a result of changes in interest rates and expected future loan repayment speeds.
Significant changes in interest rates or repayment speeds could have a significant impact of the carrying value of the mortgage servicing assets

Income taxes - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

MATERIAL CONDITIONS AFFECTING THE CORPORATION AND ITS PERFORMANCE

The Corporation incurred a substantial net loss in 2003 caused by the deteriorating quality of the loan portfolio. A net loss of ($5,410,000), or
($10.25) per share, was caused by several factors that negatively affected the quality of the Corporation's loan portfolio. The deteriorated quality of the loan portfolio has had a significant adverse impact on the capital resources, liquidity and profitability of the Corporation. The Corporation will continuously monitor and analyze the allowance for loan losses and record an appropriate amount of loan loss provisions to ensure the allowance for loan losses remains adequate. As a result, loan loss provisions may remain elevated in 2004, though not necessarily to the extent of loan loss provisions incurred in 2003 and 2002.

NET CHARGE-OFFS, LOAN LOSS PROVISIONS AND THE ALLOWANCE FOR LOAN LOSSES

For the year ended December 31, 2003 the Corporation incurred net charge-offs of
$3,779,000, compared to $2,053,000 for the same period in 2002. In response to the increased volume of net charge-offs the Corporation increased the level of loan loss provisions to $5,849,000 for the year ended December 31, 2003, compared to $5,337,000 for the same period in 2002.

Provisions for loan losses are determined with the goal of ensuring that the allowance for loan losses remains at a sufficient level after accounting for estimates of potential net charge-offs from the increased amount of nonperforming loans and anticipated troubled debt restructured loans.

The allowance for loan losses is management's estimate of net charge-offs inherent in the loan portfolio at a given date. The increased level of loan loss provisions has elevated the total of the allowance for loan losses to recognize the additional risk of increased net charge-offs inherent in the loan portfolio.
The Corporation's management believes the allowance for loan losses is sufficient to absorb the net charge-offs inherent in the portfolio as of
December 31, 2003, but substantial uncertainty remains as to the amount of overall risk in the loan portfolio. Therefore, management will continue to monitor and analyze the allowance for loan losses and incur loan loss provisions as necessary to maintain an adequate allowance for loan losses. Please refer to the "Loans and Allowance for Loan Losses" for additional information.

Internal and external loan reviews concluded that previous risk identification systems were not followed or were inadequate. Consequently, inadequate risk identification in the loan portfolio adversely affected the quality of overall risk analysis to determine an appropriate level of the allowance for loan losses. Please refer to the "Loans and Allowance for Loan Loss" section below for additional information.

                                       19

LOAN UNDERWRITING PRACTICES AND INTERNAL CONTROLS

Primarily, loans originated prior to 2003 were found to have deficient loan underwriting and failed to comply with policy and established procedures and were the substantial reasons for the net charge-offs noted above. The effect of these failures, though corrected in new loan originations, may continue to have a significant adverse impact on the Corporation's financial performance in 2004.
Internal and external loan reviews discovered a significant number of deficient loan underwriting practices in loan originated prior to 2003, including a lack of adherence to loan policies and procedures, insufficient credit analysis, poor judgment, inappropriate exceptions to policies and procedures, inappropriate loan structures, liberal repayment terms, improper forbearance of interest and principal payments, lack of proper approval of a significant amount of loans, lack of or insufficient supporting documentation, inadequate and inaccurate collateral evaluation, insufficient collateral, unperfected liens on collateral, disregard of disbursement standards and procedures on construction loans and other weaknesses. Because of these problems, the employment of the Bank's senior vice president and senior lending officer Steven D. Riozzi and his status as an officer of the Corporation were terminated January 21, 2003.

Additionally, the internal and external reviews concluded that the existing procedures and processes to identify impaired loans and other potential risks were either not being adhered to so as to alert management outside of the lending area of the problems identified above, or were insufficient.
Consequently, management's ability to identify and account for increased risk in the loan portfolio in a timely manner was inhibited.

The Board of Directors and management have taken the following steps to correct the various deficiencies and weaknesses previously noted:

-    A new senior lender, experienced in workout situations and problematic loan credit quality issues, was hired in April 2003.

-    All loan policies and procedures have been reviewed and modified to strengthen underwriting standards, pricing practices, collateral evaluation, loan approval procedures, individual loan approval authorities and approval of underwriting exceptions. Other actions were instituted to improve the quality of the Bank's underwriting practices. On-going evaluation of all aspects of the lending function is being performed to identify and correct any additional potential weaknesses.

-    An internal independent loan review program was instituted in January 2003.
     The loan review function is independent of management and reports directly to the Audit Committee of the Board of Directors of the Corporation. The
     policy, authority, scope of review and reporting procedures of the loan review function have been reviewed and formally approved by the Board of
     Directors and the Audit Committee

-    The Board of Directors implemented a full time, independent internal audit program in April 2003. The internal audit function is independent of management, reports directly to the Board of Directors and the Audit
     Committee, which has reviewed and approved the policy, authority, scope and reporting procedures.

-    Management has instituted several administrative review processes to review compliance with updated loan underwriting standards.

-    Management has modified data collection procedures to allow for increased ability to identify and track adherence to policies and procedures.

Management has hired additional personnel to contribute to the increased overall loan administration requirements it is currently implementing. The additions include a fully functional credit department and workout specialists retained in
May 2003, specifically to help in the process of identifying high risk credits, meet with certain customers and develop workout strategies

The above mentioned items are not an exhaustive list of corrective actions being implemented. It is possible that additional loan underwriting and internal control weaknesses will be identified. Additional reporting requirements to the
Board of Directors will serve as an additional internal control to ensure that all policies and procedures are adhered to and that all necessary corrective action of previously mentioned deficiencies is implemented.

SUPERVISORY ACTIVITIES

During fourth quarter of 2003, a safety and soundness exam was conducted by representatives of the Office of the Comptroller of the Currency ("OCC"), the
Bank's principal federal regulator. The purpose of the exam was in part, to

                                       20

monitor progress made on the Agreement, and to monitor progress made on other issues and concerns raised during the previous exam. The OCC has not issued its examination report to date.

See Item 5, "Market for Common Equity and Related Stockholder Matters," for
discussion of shareholder dividends for 2003.

                                       21

SELECTED QUARTERLY FINANCIAL DATA
Unaudited
000s omitted, except per share data

                                                        For the Quarters Ended
                                           March 31    June 30     September 30    December 31
                                           --------    --------    ------------    ------------
2003

Selected Operations Data:
    Interest income                        $  3,496    $  3,236    $      2,931    $      2,443
    Interest expense                         (1,770)     (1,584)         (1,364)         (1,170)
                                           --------    --------    ------------    ------------
    Net interest income                       1,726       1,652           1,567           1,273
    Provision for loan losses                  (709)     (2,640)           (549)         (1,951)
                                           --------    --------    ------------    ------------
    Net interest income after provision
       for loan losses                        1,017        (988)          1,018            (678)
    Noninterest income                          693         761             600             357
    Noninterest expenses                     (1,692)     (2,305)         (1,820)         (2,220)
    Federal income tax expense                   12         838             123          (1,126)
                                           --------    --------    ------------    ------------
    Net Income (loss)                      $     30    $ (1,694)   $        (79)   $     (3,667)
                                           ========    ========    ============    ============

Per Share Data:
    Earnings (loss) per share              $   0.06    $  (3.22)   $      (0.15)   $      (6.94)
    Dividends per share                           -           -               -               -

2002

Selected Operations Data:
    Interest income                        $  3,697    $  3,823    $      3,897    $      3,841
    Interest expense                         (1,933)     (1,979)         (2,010)         (1,965)
                                           --------    --------    ------------    ------------
    Net interest income                       1,764       1,844           1,887           1,876
    Provision for loan losses                  (180)       (205)           (980)         (3,972)
                                           --------    --------    ------------    ------------
    Net interest income after provision
       for loan losses                        1,584       1,639             907          (2,096)
    Noninterest income                          382         376             479             722
    Noninterest expenses                     (1,332)     (1,516)         (1,400)         (1,923)
    Federal income tax expense                 (207)       (150)             20           1,140
                                           --------    --------    ------------    ------------
    Net Income (loss)                      $    427    $    349    $          6    $     (2,157)
                                           ========    ========    ============    ============
Per Share Data:
    Earnings (loss) per share              $   0.81    $   0.66    $       0.01    $      (4.10)
    Dividends per share                        0.10        0.10            0.10            0.10

Refer to the "Federal Income Tax Expense" discussion for the valuation allowance recorded against the deferred tax asset during the quarter ended December 31,
2003.

FINANCIAL OVERVIEW

Total assets decreased by $40,305,000 or 19% from December 31, 2002 to December
31, 2003. This decrease was primarily the result of a decrease in net loans of
$55,584,000 or 33% since December 31, 2002, while total investments increased
$7,299,000 or 28%. Certificates of deposit purchased from other financial institutions totaled $495,000 as of December 31, 2003. These deposits are comprised of $99,000 individual certificates of deposit and provide an additional outlet for excess liquidity. Each instrument is fully insured up to
$100,000 by the Federal Deposit Insurance Corporation or the National Credit
Union Administration. Due to the excess funds from the loan decrease, deposits were decreased by $26,483,000 since December 31, 2002, while borrowed funds also decreased by $8,620,000 or 25%.

                                       22

Year-to-date consolidated net loss was ($5,410,000) through December 31, 2003 compared to ($1,375,000) for the same period in 2002. Basic loss per share was
($10.25) for the year ended December 31, 2003 compared to ($2.62) for the year ended December 31, 2002.

FINANCIAL CONDITION

INVESTMENTS

Total investments, including securities available for sale, securities held to maturity, and other securities, were $33,716,000 at December 31, 2003, as compared to $26,417,000 at December 31, 2002. The increase of $7,299,000, or
28%, is primarily the result of increased cash flows available from steep declines in the overall loan portfolio that exceeded decreases in deposits and other borrowings. The investment increase is in the available for sale portfolio; therefore these investments may be available to support future growth, if they have not been pledged as collateral to the Federal Home Loan
Bank of Indianapolis ("FHLB"). Please refer to Note 3 of the Corporation's financial statements, located elsewhere in this report, for additional detail on pledged investments. Held to maturity securities decreased to $760,000 at
December 31, 2003 from $1,992,000 at December 31, 2002. Investment securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Except in limited situations, securities classified as held to maturity cannot be sold before maturity and still be recorded at amortized cost. Investment securities provide a source of liquidity as well as a means to diversify the risk inherent in the balance sheet. See Note 3 to the accompanying financial statements for more detail on the investment portfolio.

The Corporation also maintained $13,175,000 in Fed funds sold at December 31,
2003 as a source of liquidity for any unanticipated funding needs.

LOANS AND ALLOWANCE FOR LOAN LOSSES

Following is a summary of the loan mix at December 31, 2003 and 2002 (000s omitted):

                                    2003          2002
                                 ----------    ----------
Mortgage loans on real estate
   Residential 1-4 family        $   45,218    $   57,709
   Construction                       4,799        16,437
   Second mortgage                    1,254         2,339
   Equity lines of credit             2,083         1,958
   Commercial                        30,032        37,187

Commercial loans                     12,326        19,515

Consumer installment loans
   Direct
      Automobile loans                4,274         7,474
      Recreational vehicles           2,047         3,243
      Home equity closed end          4,398         7,322
      Unsecured                         808         1,594
      Equipment loans                   674         1,226
      Other                           1,822         1,464
      Mobile homes                      944         1,013
Indirect
      Automobile loans                4,595         8,388
      Recreational vehicles           2,989         4,824
Personal lines of credit                312           396
                                 ----------    ----------
      Total loans                $  118,575    $  172,089
                                 ==========    ==========

                                       23

The Corporation's loan portfolio decreased by $53,514,000, or 31%, from
$172,089,000 at December 31, 2002 to $118,575,000 at December 31, 2003.
Decreases in the portfolio came from all areas with consumer loans registering the largest decrease of $14,081,000 or 38% from $36,944,000 at December 31, 2002 to $22,863,000 at December 31, 2003. Commercial mortgages decreased by
$7,155,000 or 19% from $37,187,000 at December 31, 2002 to $30,032,000 at
December 31, 2003. Non real estate related commercial loans decreased by
$7,189,000 or 37% from $19,515,000 at December 31, 2002 to $12,326,000 at
December 31, 2003. Residential construction loans decreased $11,638,000 or 71%
from $16,437,000 at December 31, 2002 to $4,799,000 at December 31, 2003.
Management does not anticipate growth in the loan portfolio in 2004.

Year over year, the overall mix of the loan portfolio has changed moderately.
Loans secured by 1-4 family real estate mortgages represents 41% of the loan portfolio at December 31, 2003 compared to 33% at December 31, 2002. Loans for construction of 1-4 family residences decreased to 4% of the loan portfolio at
December 31, 2003 from 10% at December 31, 2002. The proportion of the loan portfolio represented by consumer installment loans declined from 21% at
December 31, 2002 to 19% at December 31, 2003. Commercial loans represent 36% of the loan portfolio at December 31, 2003, a slight increase from 33% at December
31, 2002. While moderate changes to the overall mix of loans will occur, management believes a diversified loan portfolio decreases risk as it relates to economic conditions, the interest rate environment and liquidity risk.

The Bank generally places loans on non-accrual status when the loan is past due as to the payment of interest and/or principal in excess of 90 days. The Bank also places loans on non-accrual status when it deems the collection of such interest unlikely. Loans are returned to a full accrual status when (1) none of its principal and interest due remains unpaid, and the Bank expects repayment of the remaining contractual principal and interest or (2) when it otherwise becomes well secured and in the process of collection. The evaluation must include consideration of the borrower's sustained payment history for a reasonable period of time, which is generally a minimum of six months.

At December 31, 2003, non-performing loans, which include nonaccrual loans, totaled $12,650,000. The increase in nonaccrual loans is comprised of various nonaccrual residential mortgage loans, construction loans, commercial loans and consumer loans. Uncertain overall local economic conditions in the Corporation's marketplace exacerbated and added to the negative effect of the failure to follow loan underwriting practices and other deficiencies noted above in the
"Material Conditions Affecting the Corporation and Its Performance" section and caused a substantial increase in consumer loan charge-off activity, foreclosure actions, repossession activity, impaired commercial loan volume and loans with payments past due 30 days or more. The Corporation expects the amount of nonperforming and impaired loans to remain elevated into the foreseeable future, as management expects loan restructuring and collection activity of such loans will take an extended period of time. Local economic conditions will also have an effect on the Corporation's ability to mitigate losses from such loans. The
Corporation maintains an active loan collection process that attempts to mitigate net charge-offs. Additionally, underwriting standards for all loan types have been modified to correct identified loan underwriting deficiencies and better account for a more difficult economic climate. Please refer to the
"Material Conditions Affecting the Corporation and Its Performance" section for additional discussion of changes to loan underwriting standards, internal controls and loan administration procedures.

The following table shows the detail of non-performing loans as of December 31,
2003 and 2002 (000s omitted).

                                               2003         2002
                                             --------     --------
Non-accrual loans                            $ 12,650     $  2,139
Loans past due 90 or more days                      -          128
                                             --------     --------
Total non-performing loans                   $ 12,650     $  2,267
                                             ========     ========

Total non-performing loans to total loans       10.67%        1.32%

The Corporation had troubled debt restructurings of $4,867,000 as of December
31, 2003 and no troubled debt restructurings as of 2002; however, the
Corporation was in process of negotiating loan restructurings with customers

                                       24

with existing nonperforming loans in 2002. Troubled debt restructuring refers to the granting of a concession to a borrower, such as reducing the interest rate, the principal balance outstanding and/or accrued interest, or by extending the maturity of the loan, that would lower the present value of expected future cash flows to less than the book value of the original loan. As such, loan loss provisions were increased substantially compared to previous years. Please refer to the "Results of Operations - Provisions for Loan Losses" section of this
"Management's Discussion and Analysis of Financial Condition or Plan of
Operation" for additional information.

The existing level of nonperforming and impaired loans has had a material negative effect on the Corporation's operating results, liquidity, and capital resources. The above mentioned failure to follow underwriting procedures and other deficiencies have resulted in subprime consumer and mortgage portfolios that has required significant additional internal controls and administration.
The subprime loans have resulted in a greater amount of nonperforming loans and charge-off activity.

The following highlights the allocations of allowances for loan losses as of
December 31, 2003 and 2002 (000s omitted):

                                                         2003                                    2002
                                         -------------------------------------   -------------------------------------
                                         Allowance    Percent of    Percent of    Allowance    Percent of   Percent of
                                         for Loan       Total          Total      for Loan        Total        Total
                                          Losses      Allowance        Loans       Losses       Allowance      Loans
                                         ---------    ----------    ----------    ---------    ----------  ----------
Domestic:
   Commercial loans                      $   2,994          45.5%         35.7%   $   2,594        57.4%       32.9%
   Residential real estate mortgages         2,137          32.5%         41.0%         382         8.5%       36.0%
   Residential construction mortgages           32           0.5%          4.0%         165         3.7%        9.6%
   Consumer loans                            1,193          18.1%         19.3%       1,171        26.0%       21.5%
Foreign                                          -           n/a                          -         n/a
Unallocated                                    226           3.4%                       200         4.4%
                                         ---------    ----------    ----------    ---------    ----------   ----------
   Total                                 $   6,582         100.0%        100.0%   $   4,512       100.0%      100.0%
                                         =========    ==========    ==========    =========    ==========   ==========

The allowance for loan losses as a percentage of total loans was 5.55% at
December 31, 2003, compared to 2.62% at December 31, 2002. The unallocated portion of the allowance for loan losses as a percentage of the entire allowance for loan losses was 3.4% at December 31, 2003 as compared to 4.4% at December
31, 2002. The decline in the unallocated portion of the allowance for loan losses as a percentage of the allowance is due to overall growth in the allocated amount of the allowance.

The amount of provisions for loan losses recognized by the Corporation is based on management's evaluation as to the amounts required to maintain an allowance adequate to provide for potential losses inherent in the loan portfolio. The level of the allowance is dependent upon the total amount of past due and non-performing loans, historical charge-off experience, peer loss rate experience, regulatory guidance, general economic conditions and management's assessment of potential losses based upon internal credit evaluation of the loan portfolio and particular loans. In determining the provision for loan losses, management first determines the estimated allowance for loan losses required for any specifically identified problem loans graded watch, substandard or doubtful.
To this, management estimates potential charge-offs based on analysis of historical experience and historical experience of the Bank's peer group of similarly sized institutions. Management then may add, at its discretion, a factor to the historical charge-off ratios to adjust for current economic conditions, additional perceived credit risk in the portfolio, an evaluation of current and past loan underwriting practices or other information that management considers relevant. The unallocated portion of the allowance for loan losses involves the exercise of judgment by management and reflects various considerations, including management's view that the allowance for loan losses should have a margin that recognizes the imprecision inherent in the process of estimating credit losses.

                                       25

Management maintains an allowance for loan losses believed to be sufficient to absorb credit losses inherent in the loan portfolio. The allowance for loan losses represents management's estimate of probable net charge-offs in the portfolio at each balance sheet date and is supported by all available and relevant information. The allowance for loan losses contains provisions for probable losses that have been identified relating to specific borrowing relationships as well as probable losses believed to be inherent in the loan portfolio and loan relationships not specifically identified. Despite the problems noted in the "Material Conditions Affecting the Corporation and Its
Performance" section, management believes that the allowance for loan losses is adequate to provide for estimated probable credit losses inherent in the loan portfolio, acknowledging the uncertainties previously noted.

The increase in the allowance allocated to residential real estate mortgages is due to the number of properties currently in the process of foreclosure, and a large number of improperly underwritten, high loan-to-value properties currently in the Bank's loan portfolio. The increase in foreclosures can be attributed to economic factors, and an elevated occurrence of borrowers declaring bankruptcy.
Throughout the remainder of 2004, the number and dollar amount of other real estate properties may continue to increase. As the Bank gains possession of these properties, write-downs to the allowance for loans losses and additional market value write-downs and losses on sale of such properties may occur.

DEPOSITS

Total deposits decreased $26,483,000, or 16%, from $162,230,000 at December 31,
2002 to $135,747,000 at December 31, 2003. Deposits decreased as the Bank purposely allowed wholesale certificates of deposits and brokered funds to mature. Because of the Agreement the Bank is under, the Bank must obtain permission from the FDIC to acquire additional brokered funds. It is the intent of Bank management to no longer utilize brokered funds; however, the Bank may resume use of wholesale certificates of deposits, should the need arise.
Noninterest-bearing deposits increased from $16,484,000 at December 31, 2002 to
$16,894,000 at December 31, 2003. At December 31, 2003 various local municipalities had deposited $2,983,000 in certificates of deposit and
$6,057,000 in non-maturity deposits at the Bank. Bank management has planned for the possibility that these municipalities may withdraw a substantial portion of these funds in response to the financial performance of the Corporation, by maintaining an elevated amount of liquid investments, as noted above in the
"Investments" section of this Report.

BORROWED FUNDS

In addition to deposits, the Corporation also utilized the Federal Home Loan
Bank of Indianapolis ("FHLB") as a primary funding source. The Corporation considers the FHLB a stable source of funding at competitive rates. FHLB advances decreased by $8,620,000 or 25% from $34,906,000 at December 31, 2002 to
$26,286,000 at December 31, 2003. The Bank also has a line of credit with the
FHLB for $2,000,000 and a Federal Funds Sold line at LaSalle Bank for
$3,750,000. There were no borrowings on either line as of December 31, 2003.

Details of the outstanding borrowings of the Corporation as of December 31, 2003 and 2002 are contained in the following table (000s omitted):

                                       26

                                           2003                      2002
                        Year      ----------------------    ----------------------
       Type            Matures    Amount    Average Rate    Amount    Average Rate
-------------------    -------    ------    ------------    ------    ------------
Bank Line of Credit       2003         -               -         -            3.75%

FHLB Line of Credit       2003         -               -         -            1.33%
                          2004         -            1.11%        -               -

FHLB Term Advances        2003         -               -    12,231            5.25%
                          2004     8,375            4.72%    7,264            4.97%
                          2005     8,911            5.01%    8,911            5.01%
                          2006     6,000            4.64%    5,500            4.88%
                          2007     1,000            3.58%    1,000            3.58%
                          2008     1,500            3.27%        -               -
                          2009       500            3.10%        -               -

The Bank has pledged U.S. Treasury securities and U.S. government-sponsored agencies' securities and certain real estate and commercial real estate loans as collateral for the line of credit and term advances at the FHLB. As of December
31, 2003, securities with a carrying value of $5,088,000 (market value of
$5,173,000) were pledged. These investment securities consist primarily of available-for-sale securities, as listed in Note 3 of the Corporation's financial statements. As such, they are not available to fund on-going liquidity requirements of the Corporation, except to the extent that they support borrowings from the FHLB. Additionally, $29,820,000 of 1-4 family residential mortgage loans, $9,968,000 commercial loans and $1,682,000 home equity lines of credit were pledged as collateral to the FHLB.

CAPITAL

The Corporation's total stockholders' equity decreased $5,454,000 or 58% for the year ended December 31, 2003 to $3,987,000 at December 31, 2002 from $9,441,000 at December 31, 2002. The majority of the decrease in stockholders' equity was due to the net loss of $5,410,000 for the year 2003. Contributing to the decrease was the change in accumulated other comprehensive income offset by the sale of 7,000 shares of stock.

To be considered a "well-capitalized" bank by the FDIC, the institution must have a total risk-based capital ratio of at least 10%, a Tier 1 capital ratio of at least 6%, and a leverage ratio of at least 5%, and must not be subject to any written agreement from any regulatory agency requiring it to meet or maintain any specific capital levels. As of December 31, 2003 the Bank was considered adequately capitalized. See Note 19 to the Consolidated Financial Statements
included elsewhere in this report.

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income for the year ended December 31, 2003 totaled $6,218,000, with fully-taxable equivalent income of $6,319,000, and represented a decrease of $1,153,000, or 16%, compared to the same period one year ago. The decrease in net interest income was primarily attributable to the decrease in the volume of loans; however, the decrease was offset by a decrease in deposits and borrowings. The Corporation's net interest margin (on a tax equivalent basis)
narrowed from 3.74% for the year ended December 31, 2002 to 3.59% for the year ended December 31, 2003. The net interest margin has been impacted by the current economic conditions as well as the competitive nature of the
Corporation's market. The Corporation has experienced tighter interest margins as lending rates remained historically low in 2003 as they continued at their decreased 2002 levels. A substantial increase in nonperforming loans and loan charge-off activity in 2003 also adversely affected the Corporation's interest margins. Interest income from loans represented 89% of total interest income for the year ended December 31, 2003 compared to 92% for the same period in 2002.

                                       27

The following table presents the Corporation's consolidated average balances of interest-earning assets, interest- bearing liabilities, and the amount of interest income or interest expense attributable to each category, the average yield or rate for each category, and the net interest margin for the years ended
December 31, 2003, 2002, and 2001 (000s omitted). Average loans are presented net of unearned income and gross of the allowance for loan losses. Interest on loans includes loan fees. Interest income is presented on a tax-equivalent basis. Nonaccrual loans are included in the average balance of loans.

                                                   2003                          2002
2001
                                       ---------------------------   ---------------------------
---------------------------
                                        Average                       Average                       Average
                                        Balance    Interest   Rate    Balance    Interest   Rate    Balance
Interest   Rate
                                       ---------   --------   ----   ---------   --------   ----   ---------
--------   ----

Federal funds sold                     $  20,931   $    210   1.00%  $   5,108   $     81   1.59%  $     493
$     18   3.65%
Int bearing cash and due from banks        1,769         43   2.43%      1,082         27   2.50%
-          -
Investment securities-taxable             23,216        832   3.58%     19,167        872   4.55%
14,043        814   5.80%
Investment securities-tax-exempt           5,397        297   5.50%      5,362        298   5.57%
2,404        150   6.24%
Loans, net of unearned income            124,716     10,825   8.68%    169,214     14,081   8.32%    133,417
12,590   9.44%
                                       ---------   --------          ---------   --------          ---------
--------
Total earning assets                   $ 176,029   $ 12,207   6.93%  $ 199,933   $ 15,359   7.68%  $ 150,357   $
13,572   9.03%
                                       =========   --------          =========   --------          =========
--------
Interest bearing deposits              $ 141,309   $  4,222   2.99%  $ 138,013   $  5,577   4.04%  $  93,674   $
4,722   5.04%
Borrowed funds                            31,467      1,413   4.49%     36,959      2,143   5.80%     38,595
2,446   6.34%
Subordinated debentures                    5,000        253   5.06%      2,917        167   5.73%
-          -
                                       ---------   --------          ---------   --------          ---------
--------
Total interest bearing liabilities     $ 177,776   $  5,888   3.31%  $ 177,889   $  7,887   4.43%  $ 132,269   $
7,168   5.42%
                                       =========   --------          =========   --------          =========
--------
Net interest income (FTE)                          $  6,319                      $  7,472                      $
6,404
                                                   ========                      ========
========
FTE adjustment                                     $    101                      $    101
$     51

Net interest spread                                           3.62%
3.25%                         3.61%
Net interest margin (as a percentage
    of earning assets) (FTE)                                  3.59%
3.74%                         4.26%

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Corporation's interest income and interest expense during the periods years indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate
(changes in rate multiplied by prior volume); and (iii) the net change (the sum of the prior columns). The changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume (000s omitted).

                                                       2003 Compared to 2002            2002 Compared to 2001
                                                   ------------------------------   ------------------------------
                                                     Increase (Decrease) Due to       Increase (Decrease) Due to
                                                   ------------------------------   ------------------------------
                                                     Rate      Volume       Net       Rate      Volume      Net
                                                   --------   --------   --------   --------   --------   --------

Federal funds sold                                 $    (29)  $    158   $    129   $    (10)  $     73   $     63
Interest bearing balances due from banks                 (1)        17         16          -         27         27
Investment securities-taxable                          (185)       145        (40)      (175)       233         58
Investment securities-tax-exempt                         (3)         2         (1)       (17)       165        148
Loans, net of unearned income                           606     (3,862)    (3,256)    (1,488)     2,979      1,491
                                                   --------   --------   --------   --------   --------   --------
   Total interest earning assets                        388     (3,540)    (3,152)    (1,690)     3,477      1,787
                                                   --------   --------   --------   --------   --------   --------
Interest-bearing deposits                            (1,453)        98     (1,355)      (937)     1,792        855
Borrowed funds                                         (484)      (246)      (730)      (208)       (95)
(303)
Subordinated debentures                                 (20)       105         85          -        167        167
                                                   --------   --------   --------   --------   --------   --------
   Total interest-bearing liabilities                (1,957)       (43)    (2,000)    (1,145)     1,864        719
                                                   --------   --------   --------   --------   --------   --------
Increase (decrease) in net interest income (FTE)   $  2,345   $ (3,497)  $ (1,152)  $   (545)  $  1,613   $  1,068
                                                   ========   ========   ========   ========   ========   ========

PROVISION FOR LOAN LOSSES

The activity in the allowance for loan losses for the years ended December 31,
2003 and 2002 is presented in the following table (000s omitted):

                                       28

                                 2003       2002
                               --------   --------

Balance - beginning of year    $  4,512   $  1,228

Loans charged-off:
  Commercial loans                1,555        427
  Real estate mortgage loans        597        238
  Consumer loans                  2,150      1,538
                               --------   --------
    Total charge-offs             4,302      2,203

Recoveries:
  Commercial loans                   84         33
  Real estate mortgage loans         83          2
  Consumer loans                    356        115
                               --------   --------
    Total recoveries                523        150

Provision for loan losses         5,849      5,337
                               --------   --------
Balance - end of year          $  6,582   $  4,512
                               ========   ========

The provision for loan losses charged to operations was $5,849,000 for the year ended December 31, 2003 as compared to $5,337,000 for the year ended December
31, 2002. Net charge-offs for the year ended December 31, 2003 totaled
$4,302,000 as compared to $2,203,000 for the same period of 2002. Further discussion of net charge-offs, loan loss provisions and loan underwriting issues are included in the "Material Conditions Affecting the Corporation and Its
Performance" section, located above, within "Management's Discussion and
Analysis of Financial Condition or Plan of Operation".

NONINTEREST INCOME

Noninterest income increased by $452,000 to $2,411,000 for the year ended
December 31, 2003 as compared to $1,959,000 for the year ended December 31,
2002. The increase in noninterest income was primarily due to the increased activity on the sale of real estate mortgage loans originated for sale. The gain on the sale of such loans was $1,291,000 for the year ended December 31, 2003 as compared to $960,000 for the year ended December 31, 2002. The income recognized in connection with the recording of the mortgage servicing rights asset is included in the gain on sale of loans; this amount totaled $782,000 for the year ended December 31, 2003 as compared to $644,000 for the same period in 2002.

The Corporation generally sells the 15- to 30-year, fixed rate, residential real estate loans it originates and receives a gain on the sale of such loans. In addition, since the loans are sold with servicing retained, the Corporation records the servicing asset at the time the loans are sold. With the low interest rate environment experienced during 2003, activity in mortgage refinancings continued to remain elevated, resulting in increased income to the
Corporation. While the rate environment remains low, the likely pool of borrowers with sufficient opportunity to refinance their mortgage loan has decreased. Management, therefore, does not expect mortgage refinancing volume to remain at previous levels. As a result the Corporation will likely recognize less noninterest income from this source in 2004.

NONINTEREST EXPENSE

Noninterest expenses increased by $1,866,000 to $8,037,000 for the year ended
December 31, 2003 as compared to $6,171,000 for the year ended December 31,
2002.

The increase was attributed to an increase of $764,000, or 28%, in personnel costs as full time equivalent employees increased from sixty-four at December
31, 2002 to sixty-eight at December 31, 2003. Management determined that additional staffing was necessary to implement additional administrative processes to manage credit risk, maintain proper internal control and adherence to policy and procedures. A loan review function, a fully functional credit department, and an internal audit function were added early in the year.
Additionally, personnel costs increased due the retirement benefit costs of
$140,000 related to the retirement of former President John R. Kluck, which were fully

                                       29

accounted for during the second quarter of 2003. Please refer to the press release dated May 14, 2003, as filed as exhibit 99.2 of the 10-QSB, filed May
15, 2003 and herein incorporated by reference, for more information regarding the retirement of former President John R. Kluck.

Professional fees increased by $469,000 to $901,000 for the year ended December
31, 2003 as compared to $432,000 for the same period a year ago. This increase is primarily attributable to workout specialist fees and an increase in legal fees associated with loan collection activities and various litigation efforts.
Loss on the sale and write downs of foreclosed assets totaled $410,000 for the year ended December 31, 2003 as compared to $88,000 for the year ended December
31, 2002, as the volume of foreclosures and the associated costs have increased, and market values in the area have declined. Amortization of mortgage servicing rights increased from $295,000 for the year ended December 31, 2002 to $543,000 for the year ended December 31, 2003, as residential mortgage loan customers took increasing advantage of the low rate environment to refinance their loans.
The remaining increases are related to the growth of the Corporation during the past year.

While management continues to identify cost-saving opportunities, the Bank is likely to incur additional expenses associated with loan collection activities, legal fees, CPA fees, and OCC and FDIC fees.

FEDERAL INCOME TAX EXPENSE

The Corporation had a federal income tax provision expense of $153,000 for the year ended December 31, 2003 as compared to a tax benefit of $803,000 for the year ended December 31, 2002.

The income tax provision for the year ended December 31, 2003 includes a valuation allowance of $1,999,000 against the deferred tax asset. This valuation allowance was established due to the uncertainty of the ability of the
Corporation to realize the deferred tax asset in the future. The difference between the 2002 effective tax rates and the federal corporate income tax rate of 34% is primarily due to tax-exempt interest earned on investments and loans.

NET LOSS

Net loss totaled ($5,410,000) for the year ended December 31, 2003 as compared to ($1,375,000) for the same period in 2002. Basic loss per share totaled
($10.25) for the year ended December 31, 2003 as compared to ($2.62) for the year ended December 31, 2002. The Corporation does not have any dilutive stock plans; therefore, basic and dilutive earnings per share are the same.

LIQUIDITY

At December 31, 2003, the Corporation held cash and cash equivalents of
$18,554,000, and $30,350,000 of the Corporation's investment securities were classified as available for sale. However, $5,173,000 of available-for-sale investment securities are pledged as collateral to the FHLB. The amortized cost of the available for sale securities was less than the fair value at year-end, primarily as the result of decreasing interest rates, which resulted in an unrealized gain within the investment portfolio. Management does not believe the sale of any of the Corporation's securities would materially affect the overall financial condition of the Corporation.

The Corporation had net increases in cash and cash equivalents of $10,262,000 and $1,060,000 for the years ended December 31, 2003 and 2002. Net loss was
($5,410,000) and ($1,375,000) for years ended December 31, 2003 and 2002. After adjustments for noncash items - which consist primarily of the provision for loan losses, deferred federal income taxes, depreciation and amortization - and changes in other assets and other liabilities, the net cash provided by operating activities totaled $2,798,000 and $1,757,000 for the years ended
December 31, 2003 and 2002.

The Corporation's investing activities relate to interest bearing deposits in banks, available for sale and held to maturity investment securities, loans, and premises and equipment. The net cash provided by/(used in) investing activities totaled $42,468,000 and ($26,748,000) for the years ended December 31, 2003 and
2002. The $69,216,000 increase between years is directly related to the net decrease in loans of $48,177,000 for 2003 as compared to an increase of
$17,036,000 for 2002.

                                       30

Net cash provided by/(used in) financing activities totaled ($35,004,000) and
$26,051,000 for the years ended December 31, 2003 and 2002. Financing sources for the Corporation include deposits, borrowings, subordinated debentures, and common stock. Financing activities and investing activities are closely related.
As such, the cash provided by financing activities decreased from 2002 to 2003 in a similar amount as the decrease in investing activities. The net decrease in deposits was $26,483,000 for 2003 as compared to an increase of $25,612,000 for
2002. The net decrease in borrowings totaled $8,620,000 for 2003 as compared to
$4,365,000 for 2002. In 2002, the Corporation issued $5,000,000 of subordinated debentures.

CONTRACTUAL OBLIGATIONS

                                                                   Payments Due by Period
                                               -------------------------------------------------------------
                                                                        (Dollars in
                                                                         Thousands)
                                               -------------------------------------------------------------
                                                            Less than      1 - 3        4 - 5       After 5
                                                 Total        1 year       years        years        years
                                               ---------    ---------    ---------    ---------    ---------

Time Deposits                                  $  79,228    $  48,642    $  19,961    $   1,230    $   9,395
Notes Payable                                     26,286        8,375       14,911        2,500          500
Guaranteed preferred beneficial interest in
  subordiated debentures                           5,000            -            -            -        5,000
                                               ---------    ---------    ---------    ---------    ---------
Total contractual cash
  obligations                                  $ 110,514    $  57,017    $  34,872    $   3,730    $  14,895
                                               =========    =========    =========    =========    =========

The long-term debt obligations consist of certificates of deposit, advances from the Federal Home Loan Bank, and preferred securities. The above schedule represents principal payments only and does not include interest.

The Corporation has contractual payments due on time deposits and Federal Home
Loan Bank advances of $48,642,000 and $8,375,000, respectively, in 2004. The
Corporation anticipates that a significant portion of the maturing time deposits will be renewed and retained. Depending on the economic and competitive conditions at the time of maturity, the rates paid on renewed time deposits may differ from the rates currently paid. Under the current regulatory framework, the Bank is not allowed to accept brokered deposits as a source of liquidity without prior approval from the FDIC. Federal Home Loan Bank advances can be renewed, and additional advances may be obtained, at prevailing market rates. At
December 31, 2003, the Corporation had the ability to borrow an additional
$5,042,000 from the Federal Home Loan Bank based on the current levels of collateral pledged. The availability to borrow from the Federal Home Loan Bank varies depending on the amount collateral available for pledging.

LOAN COMMITMENTS

                                                    Amount of Commitment Expiration Per Period
                                            -------------------------------------------------------------
                                                                     (Dollars in
                                                                      Thousands)
                                            -------------------------------------------------------------
                                                         Less than      1 - 3        4 - 5       After 5
                                              Total       1 year        years        years        years
                                            ---------    ---------    ---------    ---------    ---------

Commitments to grant loans                  $   2,936    $   2,936    $       -    $       -    $       -
Unfunded commitments under lines
  of credit                                     4,479        4,479            -            -            -
Commercial and standby letters of credit          146          146            -            -            -
                                            ---------    ---------    ---------    ---------    ---------
Total loan commitments                      $   7,561    $   7,561    $       -    $       -    $       -
                                            =========    =========    =========    =========    =========

All of the loan commitments are underwritten using the commercial loan underwriting guidelines.

The primary impact of inflation on the Corporation's operations is increased asset yields, deposit costs and operating overhead. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are

                                       31

monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than they would on non-financial companies. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets and if significant, require that equity capital increase at a faster rate than would otherwise be necessary.

Managing rates on interest earning assets and interest bearing liabilities focuses on maintaining the net interest margin, an important factor in earnings growth and stability. Emphasis is placed on maintaining a controlled rate sensitivity position, to avoid wide swings in margins and to manage risk due to changes in interest rates.

The following table shows the maturity and repricing distribution of the
Corporation's interest earning assets and interest bearing liabilities at
December 31, 2003 (000s omitted). The table displays the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and the cumulative interest rate sensitivity gap ratio.

                                                              After 3 Months     After 1 Year
                                                  Within 3     But Within 1      But Within 5      Over 5
                                                   Months          Year              Years          Years       Total
                                                  --------    --------------    --------------    --------    --------

Interest-earning assets:
   Interest bearing deposits in banks             $    198    $          198    $           99    $      -    $    495
   Loans                                            11,470             8,877            50,706      47,522     118,575
   Investments                                         957             6,385            15,324      11,050      33,716
   Federal funds sold                               13,175                 -                 -           -      13,175
                                                  --------    --------------    --------------    --------    --------
   Total interest-earning assets                  $ 25,800    $       15,460    $       66,129    $ 58,572    $165,961
                                                  ========    ==============    ==============    ========    ========

Interest-bearing liabilities:
   Interest-bearing demand                        $      -    $        6,002    $            -    $ 18,004    $ 24,006
   Savings and money market                          1,562             3,905             1,562       8,590      15,619
   Time deposits < $100,000                          1,003            28,117             5,125       9,395      43,640
   Time deposits > $100,000                         13,177             6,345            16,066           -      35,588
   Notes payable                                     2,982             5,393            17,411         500      26,286
   Guaranteed preferred beneficial interest in
      subordinated debentures                            -                 -                 -       5,000       5,000
                                                  --------    --------------    --------------    --------    --------
   Total interest-bearing liabilities             $ 18,724    $       49,761    $       40,164    $ 41,489    $150,139
                                                  ========    ==============    ==============    ========    ========

Period:
   Rate sensitive assets (RSA)                    $ 25,800    $       15,460    $       66,129    $ 58,572
   Rate sensitive liabilities (RSL)                 18,724            49,761            40,164      41,489
                                                  --------    --------------    --------------    --------
   Interest rate sensitivity GAP (RSA-RSL)        $  7,076    $      (34,301)   $       25,965    $ 17,083
                                                  --------    --------------    --------------    --------
   Interest rate sensitivity GAP ratio                1.38              0.31              1.65        1.41
                                                  ========    ==============    ==============    ========

Cumulative:
   Rate sensitive assets (RSA)                    $ 25,800    $       41,260    $      107,389    $165,961
   Rate sensitive liabilities (RSL)                 18,724            68,485           108,649     150,138
                                                  --------    --------------    --------------    --------
   Interest rate sensitivity GAP (RSA-RSL)        $  7,076    $      (27,225)   $       (1,260)   $ 15,823
                                                  --------    --------------    --------------    --------
   Interest rate sensitivity GAP ratio                1.38              0.60              0.99        1.11
                                                  ========    ==============    ==============    ========

Currently, the Corporation is "liability-sensitive". This means that the
Corporation's rate sensitive liabilities will reprice or mature faster than rate sensitive assets for a given time period. The table above indicates that within one year's time, over $27 million more of liabilities will reprice than assets.
With interest rates at historically low levels, the Corporation believes it likely that interest rates will rise in 2004. In such a situation, the risk to the Corporation's net interest income is greater because rate sensitive liabilities will reprice faster than rate sensitive assets. The table

                                       32

above does not factor in any prepayment of loans and investments that may occur, which could mitigate the interest rate risk associated with a liability-sensitive position in a rising rate environment.

The Corporation must maintain an adequate liquidity position in order to respond to extensions of credit, the short-term demand for funds caused by withdrawals from deposit accounts, and for the payment of operating expenses. Maintaining adequate liquidity is accomplished through the management of a combination of liquid assets - those which can be converted into cash - and access to additional sources of funds. Primary liquid assets of the Corporation are cash and due from banks, federal funds sold, unpledged investments held as "available for sale," and maturing loans. Federal funds purchased and advances from the
FHLB represent the Corporation's primary source of immediate liquidity and are maintained at a level to meet immediate needs. Maturities in the Corporation's loan and investment portfolios are monitored regularly to avoid matching short-term deposits with long-term investments and loans. Other assets and liabilities are also monitored to provide the proper balance between liquidity, safety, and profitability. This monitoring process must be continuous due to the constant flow of cash that is inherent in a financial institution.

                                       33

ITEM 7. FINANCIAL STATEMENTS

The consolidated financial statements of the Corporation and its Subsidiaries, together with the report thereon of Plante & Moran, PLLC, begin on page F-1 and are filed as part of this report.

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

There were no disagreements with the Corporation's independent accountant in
2003 or 2002.

ITEM 8A. CONTROLS AND PROCEDURES.

         Evaluation of disclosure controls and procedures. The Corporation maintains disclosure controls and procedures designed to ensure that information required to be disclosed in the reports that the Corporation files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time period specified in the rules and forms of the
Securities and Exchange Commission. Based upon their evaluation of those controls and procedures performed within 90 days of the filing date of this report, the chief executive and chief financial officers of the Corporation concluded that the Corporation's disclosure controls and procedures were adequate.

                                       34

PART III

ITEM 9. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

The following is information about the directors and the other individuals who are executive officers of the Corporation. The Corporation's directors also are directors of the corporation's wholly-owned subsidiary, First National Bank of
Gaylord (the "Bank"). The dates as director shown prior to the Corporation's formation in 1991 are the dates which the director began serving as a director of the Bank.

                               Director       Term
        Name            Age     Since      Expiring in      Principal Occupation
--------------------    ---    --------    -----------    ------------------------

Matthew H. Nowicki       55      1979         2006        Former President
                                                          M&M Excavating

Fred T. Burn             68      1979         2004        President Burns Plumbing
                                                          & Heating, Inc.

Timothy W. Freeman       37      2002         2004        President Freeman Family
                                                          Enterprises, LLC

Keith Hardin Gornick     50      1988         2005        President, Otsego Club &
                                                          Resort

Larry B. Higgins         51      1995         2006        President, H & H Tube
                                                          Manufacturing, Inc.

Douglas C. Johnson       52      1986         2005        President, Mid-North
                                                          Printing, Inc.

Kellie A. Puroll         41      2002         2004        President, Alpine
                                                          Chiropractic, P.C

The following is information about the Corporation's executive officers:

William A. Kirsten       38    President and Chief Executive Officer
Susan A. Norris          44    Chief Financial Officer

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Corporation's directors, executive officers and persons who own more than
10% of the registered class of the Corporation's equity securities file reports of stock ownership and any subsequent changes in stock ownership with the SEC no later than specified deadlines. During 2003, all of the required reports were filed by the specified deadlines. In making this disclosure, the Corporation relied on the directors' and executive officers' written representations and a review of copies of the reports filed with the SEC on Forms 3, 4, and 5 and any amendments thereto.

                                 Code of Ethics

The Corporation has not adopted a code of ethics that applies to its President and Chief Executive Officer, and Chief Financial Officer as the Corporation
believes that the requirements of the Agreement adequately address all necessary concerns at this time.

                                       35

                        Audit Committee Financial Expert

The Corporation's Board of Directors has determined that the audit committee does not have an "audit committee financial expert," as defined by applicable law. The cost to retain an audit committee financial expert at this time is viewed as prohibitive. However, the Board of Directors believes that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the committee. The committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

ITEM 10. EXECUTIVE COMPENSATION.

                            Compensation of Directors

All Directors other than the Chairman of the Board receive a director's fee of
$500 per Board meeting attended and $175 for each Committee meeting attended.
The Chairman of the Board receives $1,250 per Board meeting and $175 for each
Committee meeting attended. Additionally, the Bank will pay for health insurance coverage for each Director and his or her spouse (if applicable). If a Director chooses not to obtain coverage through the Bank he or she is reimbursed 100% of the premium for single person coverage. Currently, Ms. Puroll and Messrs.
Nowicki, Burns, Higgins, Gornick and Freeman do not obtain coverage through the
Bank and are reimbursed $299.53 per month. Mr. Johnson obtains coverage through the Bank for himself and his spouse. Such coverage costs $820.91 per month.

Directors who became members of the Board of Directors of the Bank before
January 1, 2002 are entitled to participate in a deferred compensation plan where Directors who are members for at least ten years receive health insurance coverage for themselves and their spouses during their lifetimes upon reaching age sixty-five.

                             Executive Compensation

The following table sets forth the executive compensation of the Corporation's named executive officer who received compensation of $100,000 or more for each of the last three years. No other forms of compensation, stock options or stock awards are provided to the named executive, except under the nonqualified deferred compensation plan, which is discussed below.

                                        Annual Compensation
                                       ---------------------
Name and Principal Position    Year     Salary*       Bonus     Other Annual Compensation
---------------------------    ----    ---------    --------    -------------------------

William A. Kirsten             2003    $ 108,888    $  1,009              none
President of the Bank          2002    $  81,523    $    923              none
and Corporation                2001    $  72,720    $ 13,330              none

*Included deferred salary under the Corporation's 401(k) plan.

The Corporation has a nonqualified deferred compensation plan with Mr. Kirsten, whereby Mr. Kirsten or his designated beneficiary will receive approximately
$30,000 per year for fifteen years in the event of retirement, disability, or death. To fund this obligation, the Corporation has purchased insurance on the life of Mr. Kirsten with the Corporation as the owner and beneficiary of the policy.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
         RELATED STOCKHOLDER MATTERS.

The following table sets forth as of December 31, 2004, the beneficial ownership of the Corporation's Common Stock by: (i) each director, (ii) each person named in the summary compensation table under Item 10 above, and (iii) all directors and Executive Officers as a group, together with their respective percentage ownership of the outstanding shares.

                                       36

                                        Amount and Nature of
      Name of Beneficial Owner          Beneficial Ownership*    Percent of Class
      ------------------------          ---------------------    ----------------

Matthew H. Nowicki                              9,802                 1.84%

Fred T. Burns                                   6,200                 1.16%

Timothy W. Freeman                              1,250                   **

Keith H. Gornick                               42,872                 8.05%

Larry B. Higgins                                2,345                   **

Douglas C. Johnson                             19,499                 3.66%

Kellie A. Puroll                                  500                   **

William A. Kirsten                                366                   **

Susan A. Norris                                    62                   **

        Directors and Executive
     Officers as a Group (consisting           82,896                15.56%
          of all of the above)

*Unless otherwise indicated, each individual has sole investment and voting power with respect to such shares. Mr. Nowicki owns 6,612 shares individually,
56 shares jointly with his children, and has an interest in 1,702 shares in a trust account. He also has an interest in 1,432 shares held in a trust for his spouse. Mr. Freeman has an interest in 1,250 shares held in a trust for his wife. Mr. Gornick owns 13,972 shares individually and shares voting and investment power over the 28,900 shares of stock of the Corporation held by The
Gornick Fund. Mr. Higgins owns 2,345 shares jointly with his wife. Mr. Johnson owns 17,799 shares individually, 560 jointly with is wife, and has an interest in 1,140 shares owned by his wife. Ms. Puroll owns 300 shares individually and
200 shares jointly with her husband. Mr. Kirsten owns 300 shares individually and 66 shares jointly with his wife. Ms. Norris owns 62 shares jointly with her husband.

**Less than 1%

To the knowledge of the Corporation, and based upon Schedules 13G filed with the
Securities and Exchange Commission, the only persons who may, in accordance with definitions of the federal securities laws, beneficially own 5% or more of the
Corporation's common stock are Keith H. Gornick and Financial & Investment
Management Group, Ltd., as follows:

                                               Amount and Nature of
         Name                  Address         Beneficial Ownership*    Percent of Class
----------------------    -----------------    ---------------------    ----------------

The Gornick Fund          P.O. Box 957                28,900                  5.42%
                          Bloomfield Hills,
                          Michigan  48303

Keith H. Gornick          P.O. Box 85                 13,972                  2.62%
                          Gaylord, Michigan
                          49734

Financial & Investment    111 Cass St.                43,775                  8.21%
Management Group, Ltd.    Traverse City, MI
                          49684

                                       37

*Unless otherwise indicated, each person has sole investment and voting power with respect to such shares. The Gornick Fund is a nonprofit corporation. Mr.
Gornick shares voting and investment power over the stock of the Corporation held by The Gornick Fund and in such capacity shares the power to vote, or to direct the voting of, such stock and the power to dispose, or to direct the disposition of, such stock. Financial & Investment Management Group, Ltd.
reported in a Schedule 13G which was filed with the Securities and Exchange
Commission on February 18, 2004 that it shares voting and investment power over
43,775 shares of the Corporation's stock. Financial & Investment Management
Group, Ltd. further reported that it is a registered investment advisor managing individual client accounts, that all of such shares are held in accounts owned by its clients and that it disclaims beneficial ownership.

ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The information appearing in Note 4 of the Notes to Consolidated Financial
Statements on page F-15 of this Form 10-K, is also incorporated herein by reference in response to this Item.

In the ordinary course of the Bank's business, the Bank has had, and expects to have in the future, transactions with some of the Corporation's directors, principal officers and shareholders, their families and the companies with which they are associated (herein collectively called "Affiliates"). All such transactions, which included commitments to loan and loans by the Bank, were based on terms, including rates, collateral and repayment terms substantially the same as those prevailing at the time for comparable transactions with other persons, and in the opinion of the Board and the management of the Corporation and the Bank, such transactions did not and do not involve more than the normal risk of collectibility or present other unfavorable features. All future transactions of the Bank or the Corporation with Affiliates, including loans, will be based on terms, including interest rates, collateral and repayment terms, substantially the same as those prevailing at the time for comparable transaction with other persons and will be approved by a majority of the Bank's or the Corporation's independent directors, as the case may be, who do not have an interest in the transaction and who had access, at the Corporation's expense, to the Corporation's or independent legal counsel. Any loan transaction currently in effect with any director or executive officer of the Bank is current as of this date.

ITEM 13. EXHIBITS AND REPORTS ON FORM 8-K

(a)      Reference is made to the exhibit index, which follows the signature page of this report.

(b)      Reports on Form 8-K.

A report on Form 8-K was filed March 5, 2004 under Items 5, 7, 9 and 12 of Form
8-K. In this report, the Corporation announced its consolidated financial results for the three and twelve months ended December 31, 2003, The Corporation also announced that Independent Bank Corporation, the Corporation and the Bank
have entered into an Agreement and Plan of Merger under which Independent Bank
Corporation has agreed to acquire the Corporation. The transaction is subject to, and contingent upon, regulatory approvals and approval of the shareholders of the Corporation.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

Aggregate fees billed to the Corporation by Plante & Moran, PLLC, the
Corporation's independent accountants, for the years ended December 31, 2003 and
2002 were as follows:

                        2003         2002
                      ---------    ---------

Audit Fees            $  71,050    $  81,620

Audit-Related Fees       17,850        3,190

                                       38

Tax Fees                  8,000       10,055

All Other Fees           25,145      134,995

Audit-related fees include consultation on financial accounting and reporting standards and also services performed in connection with the activities of a former employee of the Corporation. Tax fees relate to the tax return preparation and tax consulting. All other fees for 2003 include loan review services, validation of the Corporation's asset/liability management model, and consultation on various matters. All other fees for 2002 include loan review services, agreed upon procedures engagement for internal audit services, validation of the Corporation's asset/liability management model, consultation on regulatory compliance, consultation services relating to the Corporation's preferred securities offering, and consultation on miscellaneous matters.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Corporation's independent accountants. In accordance with such practice, all of the services proved by the Corporation's independent accountants set forth above were approved by the Audit Committee.

The Committee may delegate to one or more designated members of the Committee the authority to grant required pre-approvals. The decisions of any member to whom authority is delegated under this paragraph to pre-approve an activity under this subsection shall be presented to the full Committee at its next scheduled meeting.

                                       39

                                   SIGNATURES

         In accordance with Section 13 or 15(d) of the Exchange Act, the
Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORTH BANCORP, INC.

/s/ William A. Kirsten
-------------------------------------
William A. Kirsten
President and Chief Executive Officer

Dated: March 26, 2004

         In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated. Each director of the Corporation, whose signature appears below, hereby appoints William A. Kirsten and Susan A. Norris, and each of them severally, as his attorney-in-fact, to sign in his name and on his behalf, as a director of the Corporation, and to file with the Commission any and all Amendments to this Report on Form 10-KSB.

/s/ William A. Kirsten                            /s/ Susan A. Norris
----------------------------                      ------------------------------
William A. Kirsten                                Susan A. Norris
President, Chief Executive Officer and Director   Chief Financial Officer
Dated: March 26, 2004                             Dated: March 26, 2004

/s/ Matthew H. Nowicki                            /s/ Fred T. Burns
----------------------------                      ------------------------------
Matthew H. Nowicki, Director                      Fred T. Burns, Director
Dated: March 30, 2004                             Dated: March 30, 2004

/s/ Timothy W. Freeman                            /s/ Keith Hardin Gornick
----------------------------                      ------------------------------
Timothy W. Freeman, Director                      Keith Hardin Gornick, Director
Dated: March 26, 2004                             Dated: March 30, 2004

/s/ Larry B. Higgins                              /s/ Douglas C. Johnson
----------------------------                      ------------------------------
Larry B. Higgins, Director                        Douglas C. Johnson, Director
Dated: March 26, 2004                             Dated: March 26, 2004

/s/ Kellie A. Puroll
----------------------------
Kellie A. Puroll, Director
Dated: March 30, 2004

                                       40

                               NORTH BANCORP, INC.
                                AND SUBSIDIARIES
                     --------------------------------------

                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2003

NORTH BANCOP, INC. AND SUBSIDIARIES

                                                                        CONTENTS

REPORT LETTER                                                           F-2

CONSOLIDATED FINANCIAL STATEMENTS

    Consolidated Balance Sheet                                          F-3

    Consolidated Statement of Operations                                F-4

    Consolidated Statement of Changes in Stockholders' Equity           F-5

    Consolidated Statement of Cash Flows                                F-6

    Notes to Consolidated Financial Statements                          F-7 - F-35

[PLANTE MORAN LOGO]                                          PLANTS & MORAN,PLLC
                                                                       Suite 70C
                                                            107 W. Michigan Ave.
                                                              Kalamazoo,MI 49007
                                                               Tel: 269.385.1858
                                                               Fax: 269.385.2936
                                                                 plantemoran.com

                          Independent Auditor's Report

Stockholders and Board of Directors
North Bancorp, Inc. and Subsidiaries
Gaylord, Michigan

We have audited the accompanying consolidated balance sheet of North Bancorp,
Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated results of its operations, changes in stockholders' equity and cash flows for each year in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Bancorp, Inc.
and Subsidiaries as of December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each year in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Note 19 to the consolidated financial statements, the Corporation has suffered significant losses from operations resulting in a decrease to regulatory capital below the minimum required in the Formal Agreement by the Bank's federal regulator, the Office of the Comptroller of the Currency. Losses are expected to continue in 2004. These capital concerns raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 22. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                            /s/ Plante & Moran, PLLC

Kalamazoo, Michigan
February 13, 2004, except for Note 23, as to
   which the date is March 4, 2004

                                                          [A MEMBER OF MRI LOGO]

                                      F-2

NORTH BANCORP, INC. AND SUBSIDIARIES

                              CONSOLIDATED BALANCE SHEET
                         (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                December 31
                                                            -------------------
                                                              2003      2002
                                                            --------   -------

                        ASSETS

Cash and cash equivalents:
     Cash and due from banks (Note 2)                       $  5,379     4,888
     Federal funds sold                                       13,175     3,404
                                                            --------   -------
               Total cash and cash equivalents                18,554     8,292

Interest-bearing deposits in banks                               495     2,671
Securities available for sale (Note 3)                        30,350    21,905
Securities held to maturity (Note 3)                             760     1,992
Other securities (Note 3)                                      2,606     2,520

Loans (Note 4)                                               118,575   172,089
     Less: Allowance for loan losses (Note 5)                  6,582     4,512
                                                            --------   -------
              Net loans                                      111,993   167,577

Foreclosed assets (Note 6)                                       978       646
Bank premises and equipment - Net (Note 8)                     2,399     2,586
Accrued interest receivable                                      756     1,275
Other assets (Notes 7, 13, and 16)                             3,666     3,398
                                                            --------   -------
              Total assets                                  $172,557   212,862
                                                            ========   =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
     Deposits :
          Noninterest-bearing                                $ 16,894  $ 16,484
          Interest-bearing (Note 9)                           118,853   145,746
                                                             --------  --------
               Total deposits                                 135,747   162,230

     Notes payable (Note 11)                                   26,286    34,906
     Guaranteed preferred beneficial interests in
          subordinated debentures (Note 12)                     5,000     5,000
     Other liabilities (Notes 16 and 17)                        1,537     1,285
                                                             --------  --------
               Total liabilities                              168,570   203,421

STOCKHOLDERS' EQUITY (Notes 19 and 20)
     Common stock, $1 par value:
          Authorized - 3,000,000 at December 31, 2003
               and 2002
          Issued and outstanding - 532,896 at December 31,
               2003 and 525,896 at December 31, 2002              533       526
     Additional paid-in capital                                 6,101     6,009
     Retained earnings (Accumulated deficit)                   (2,845)    2,565
     Accumulated other comprehensive income                       198       341
                                                             --------  --------
                    Total stockholders' equity                  3,987     9,441
                                                             --------  --------
                    Total liabilities and stockholders'
                         equity                              $172,557  $212,862
                                                             ========  ========

See Notes to Consolidated Financial Statements.

                                      F-3

NORTH BANCORP, INC. AND SUBSIDIARIES

                                         CONSOLIDATED RESULTS OF OPERATIONS
                                        (000S OMITTED, EXCEPT PER SHARE DATA)

                                                             Year Ended December 31
                                                       --------------------------------
                                                         2003        2002        2001
                                                       --------    --------    --------

INTEREST INCOME
     Interest and fees on loans                        $ 10,825    $ 14,081    $ 12,590
     Investment securities:
          Taxable                                           875         899         814
          Tax-exempt                                        196         197          99
     Federal funds sold                                     210          81          18
                                                       --------    --------    --------
                    Total interest income                12,106      15,258      13,521

INTEREST EXPENSE
     Deposits                                             4,222       5,577       4,722
     Borrowings                                           1,413       2,143       2,446
     Subordinated debentures                                253         167           -
                                                       --------    --------    --------
                    Total interest expense                5,888       7,887       7,168
                                                       --------    --------    --------

NET INTEREST INCOME                                       6,218       7,371       6,353
     Provision for loan losses (Note 5)                   5,849       5,337         886
                                                       --------    --------    --------
NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES                              369       2,034       5,467

NONINTEREST INCOME
     Service charges on deposit accounts                    515         558         447
     Loan servicing fees                                    228          93          54
     Gain on sale of real estate mortgages
          originated for sale                             1,291         960         517
     Gain on sale of securities available for sale           44           -          36
     Other income                                           333         348         278
                                                       --------    --------    --------
                    Total noninterest income              2,411       1,959       1,332

NONINTEREST EXPENSES
     Salaries, wages and benefits
          (Notes 15, 16, and 17)                          3,502       2,738       2,197
     Occupancy expense                                      284         267         185
     Equipment and data processing expense                  596         580         412
     Advertising and public relations                        76         187         136
     Professional fees                                      901         432         260
     Office supplies and postage                            238         233         206
     Foreclosed assets, net (Note 6)                        410          88          17
     Mortgage servicing rights amortization (Note 7)        543         295         155
     Other expenses                                       1,487       1,351       1,118
                                                       --------    --------    --------
                    Total noninterest expenses            8,037       6,171       4,686
                                                       --------    --------    --------

INCOME (LOSS) - Before income taxes                      (5,257)     (2,178)      2,113

FEDERAL INCOME TAX EXPENSE (BENEFIT) (Note 13)              153        (803)        697
                                                       --------    --------    --------
NET INCOME (LOSS)                                      $ (5,410)   $ (1,375)   $  1,416
                                                       ========    ========    ========
BASIC EARNINGS (LOSS) PER SHARE                        $ (10.25)   $  (2.62)   $   3.12
                                                       ========    ========    ========

See Notes to Consolidated Financial Statements.

                                      F-4

NORTH BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (000S OMITTED, EXCEPT PER SHARE DATA)

                                                                                                Accumulated Other     Total
                                       Number of      Common     Additional Paid-     Retained   Comprehensive    Stockholders'
                                        Shares        Stock         In Capital        Earnings      Income          Equity
                                       ---------     --------    ----------------     -------- -----------------  -------------

BALANCE - January 1, 2001               329,007      $    329        $  2,675         $  2,926      $    57         $  5,987

Net income                                                  -               -            1,416            -            1,416

Change in net unrealized gain on
    securities available for sale,
    net of tax                                              -               -                -           70               70
                                                                                                                    --------
       Total comprehensive income                                                                                      1,486

Cash dividend ($0.40 per share)                             -               -             (192)           -             (192)

Issuance of common stock, net of
    offering expenses of $409           196,288           196           3,321                -            -            3,517
                                       --------      --------        --------         --------     --------         --------
BALANCE - December 31, 2001             525,295           525           5,996            4,150          127           10,798

Net loss                                                    -               -           (1,375)           -           (1,375)

Change in net unrealized gain on
    securities available for sale,
    net of tax                                              -               -                -          214              214
                                                                                                                    --------
        Total comprehensive loss                                                                                      (1,161)

Cash dividend ($ 0.40 per share)                            -               -             (210)           -             (210)

Issuance of common stock                    601             1              13                -            -               14
                                       --------      --------        --------         --------     --------         --------
BALANCE - December 31, 2002             525,896           526           6,009            2,565          341            9,441

Net loss                                                    -               -           (5,410)           -           (5,410)

Change in net unrealized gain on
    securities available for sale                           -               -                -         (143)            (143)
                                                                                                                    --------
        Total comprehensive loss                                                                                      (5,553)

Issuance of common stock                  7,000             7              92                -            -               99
                                       --------      --------        --------         --------     --------         --------
BALANCE - December 31, 2003             532,896      $    533        $  6,101         $ (2,845)     $   198         $  3,987
                                       ========      ========        ========         ========     ========         ========

See Notes to Consolidated Financial Statements.

                                       F-5

NORTH BANCORP, INC. AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
                                                                  (000S OMITTED)

                                                                                         Year Ended December 31
                                                                                  ------------------------------------
                                                                                    2003          2002          2001
                                                                                  --------      --------      --------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                              $ (5,410)     $ (1,375)     $  1,416
   Adjustments to reconcile net income (loss) to net
     cash from operating activities:
        Depreciation                                                                   266           250           237
        Provision for loan losses                                                    5,849         5,337           886
        Deferred federal income taxes                                               (1,094)         (937)           22
        Valuation allowance for deferred tax asset                                   1,999             -             -
        Amortization of securities - Net                                               318           223            55
        Gain on sale of securities available for sale                                  (44)            -           (36)
        Accrued interest receivable and other assets                                   572          (815)         (652)
        Stock dividend received - Other securities                                     (86)            -             -
        Accrued interest payable and other liabilities                                 428          (926)         (311)
                                                                                  --------      --------      --------
               Net cash provided by operating activities                             2,798         1,757         1,617

CASH FLOWS FROM INVESTING ACTIVITIES
   Net change in interest-bearing deposits in banks                                  2,176        (2,671)            -
   Purchases of securities available for sale                                      (19,775)      (11,416)      (14,888)
   Proceeds from maturities of securities available for sale                         8,969         5,978         6,376
   Proceeds from sale of securities available for sale                               1,770             -         2,667
   Purchases of securities held to maturity                                           (300)       (1,400)         (300)
   Proceeds from maturities of securities held to maturity                           1,530           445         2,206
   Purchases of other securities                                                         -          (186)         (310)
   Net decrease (increase) in loans                                                 48,177       (17,036)      (46,571)
   Purchases of premises and equipment                                                 (79)         (462)         (817)
                                                                                  --------      --------      --------
               Net cash provided by
                    (used in) investing activities                                  42,468       (26,748)      (51,637)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                                             (26,483)       25,612        50,966
   Net change in short-term borrowings                                                   -        (2,139)       (4,310)
   Proceeds from notes payable                                                       5,425        14,275        16,961
   Repayment of notes payable                                                      (14,045)      (16,501)      (13,632)
   Proceeds from issuance of subordinated debentures                                     -         5,000             -
   Dividends paid to stockholders                                                        -          (210)         (192)
   Proceeds from issuance of common stock                                               99            14         3,517
                                                                                  --------      --------      --------
               Net cash provided by
                     (used in) financing activities                                (35,004)       26,051        53,310

NET INCREASE IN CASH AND CASH EQUIVALENTS                                           10,262         1,060         3,290

CASH AND CASH EQUIVALENTS - Beginning of year                                        8,292         7,232         3,942
                                                                                  --------      --------      --------
CASH AND CASH EQUIVALENTS - End of year                                           $ 18,554      $  8,292      $  7,232
                                                                                  ========      ========      ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash paid (received) during the year:
     Interest                                                                     $  6,012      $  7,816      $  7,138
                                                                                  ========      ========      ========
     Federal income taxes                                                         $   (937)     $    554      $    750
                                                                                  ========      ========      ========
     Loans transferred to foreclosed assets                                       $  1,557      $    609      $     95
                                                                                  ========      ========      ========

See Notes to Consolidated Financial Statements.

                                      F-6

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION AND CONSOLIDATION - The consolidated financial statements include the accounts of North Bancorp, Inc. and its wholly-owned subsidiaries, First National Bank of Gaylord (the Bank);
         Gaylord Partners, Limited Partnership (the Partnership); and First of
         Gaylord Financial Services, Inc., collectively referred to as the
         Corporation. All significant intercompany transactions and accounts have been eliminated in consolidation.

         USE OF ESTIMATES - The accounting and reporting policies of the
         Corporation conform to accounting principles generally accepted in the
         United States of America. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, foreclosed assets, impaired loans, deferred tax assets, and postretirement health benefits.

         NATURE OF OPERATIONS - First National Bank of Gaylord is engaged in the business of commercial and retail banking. The Bank offers a variety of deposit products, including checking accounts, savings accounts, time deposits and short-term deposits. The Bank conducts lending activities in the residential and commercial mortgage markets, in the general commercial market and in the consumer installment marketplace.
         Substantially all loans are secured by business or personal assets.
         These financial services and products are delivered through its main office and one branch office in Gaylord, Michigan (Otsego County) and a branch office in Houghton Lake, Michigan (Roscommon County). First of
         Gaylord Financial Services, Inc., provides limited insurance services for the Bank. Gaylord Partners, Limited Partnership, was formed in 2002 to issue guaranteed preferred beneficial interests in junior subordinated debentures.

         SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the
         Corporation's activities are with customers located within Michigan.
         Note 3 discusses the types of securities the Corporation invests in.
         Note 4 discusses the types of lending that the Corporation engages in.
         The Corporation has one industry classification where a concentration exists. At December 31, 2003, loans to golf courses represent 2.6 percent of the Bank's loan portfolio.

         CASH AND CASH EQUIVALENTS - For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within 90 days.

                                      F-7

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES (CONTINUED)

         INTEREST-BEARING DEPOSITS IN BANKS - Interest-bearing deposits in banks mature from May 2004 through April 2006.

         SECURITIES - Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity"
         and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

         Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of securities held to maturity and securities available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

         LOANS - The Corporation grants mortgage, commercial and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

         The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued, but not collected, for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

         ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management determines the uncollectibility of a loan balance. Subsequent recoveries, if any, are credited to the allowance.

                                      F-8

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, industry experience, regulatory guidance, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

         The allowance consists of specific, general, and unallocated components. The specific components relate to certain loans that are classified as either doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower that the carrying value of that loan. The general component covers classified and non-classified loans and is based on industry experience, regulatory guidance, and historical loss experience, adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

         A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.
         Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower including length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral, if the loan is collateral dependent.

         Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

                                      F-9

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         SERVICING - Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported as other assets and are amortized into noninterest expense in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost.
         Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar
         characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

         OFF BALANCE SHEET INSTRUMENTS - In the ordinary course of business, the
         Corporation has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

         FORECLOSED ASSETS - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value
         (less cost to sell) at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

         PREMISES AND EQUIPMENT - Land is carried at cost. Bank premises and equipment are stated at cost, less accumulated depreciation.
         Depreciation, computed on the straight-line method, is charged to operations over the estimated useful lives of the assets.

         INCOME TAXES - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

         POSTRETIREMENT BENEFITS - Postretirement benefits are recognized in the financial statements as earned over the participants' active service period.

                                      F-10

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         ADOPTION OF FIN 46 - The Corporation adopted the provisions of FASB
         Interpretation No. 46, "Consolidation of Variable Interest Entities"
         ("FIN 46"). FIN 46 related to the consolidation of a finance entity involved in the issuance of preferred securities. As a result, the issuing entity has been deconsolidated. For further information on the adoption of FIN 46, see Note 12.

         EARNINGS PER SHARE - Earnings per share are based on the weighted average number of shares outstanding during each period. Weighted average number of shares outstanding totaled 527,680, 525,545, and
         454,486 for the years ended December 31, 2003, 2002, and 2001, respectively. The Corporation does not have any dilutive stock plans;
         therefore, basic and dilutive earnings per share are the same.

         COMPREHENSIVE INCOME (LOSS) - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in the results of operations. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheet, such items, along with the results of operations, are components of comprehensive income (loss).

         The components of other comprehensive income (loss) and related tax effects are as follows (000s omitted):

                                          2003      2002     2001
                                         -----      ----     ----

Unrealized holding gains (losses) on
   securities available for sale         $(275)     $324     $142
Reclassification adjustment for gains
   realized in income                       44         -       36
                                         -----      ----     ----
Net unrealized gains (losses)             (319)      324      106
Tax effect                                (109)      110       36
                                         -----      ----     ----
     Subtotal                             (210)      214       70

Change in valuation allowance              (67)        -        -
                                         -----      ----     ----
Net-of-tax amount                        $(143)     $214     $ 70
                                         =====      ====     ====

         RECLASSIFICATION - Certain amounts from prior years have been reclassified to conform to the current year presentation.

                                      F-11

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 2 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

         Cash and cash equivalents in the amount of $371,000 and $300,000 were restricted at December 31, 2003 and 2002, respectively, to meet the reserve requirements of the Federal Reserve System.

NOTE 3 - SECURITIES

         The amortized cost and estimated fair market values of securities are as follows at December 31, 2003 and 2002 (000s omitted):

                                                               2003
                                ------------------------------------------------------------------
                                                Gross Unrealized   Gross Unrealized
                                Amortized Cost       Gains               Losses         Fair Value
                                --------------  ----------------   ----------------     ----------

Securities available for sale:
   U.S. treasury notes            $ 9,054          $    39               $    25          $ 9,068
   Obligations of other U.S.
     government agencies            6,303               63                     5            6,361
   Obligations of states and
     political subdivisions         5,657              185                     4            5,838
   Mortgage-backed securities       9,138               51                   106            9,083
                                  -------          -------               -------          -------
       Total  securities
          available for sale      $30,152          $   338               $   140          $30,350
                                  =======          =======               =======          =======
Securities held to maturity:
   Obligations of states and
     political subdivisions       $   510          $     4               $     -          $   514
   Corporate                          250                3                     -              253
                                  -------          -------               -------          -------
       Total  securities
          held to maturity        $   760          $     7               $     -          $   767
                                  =======          =======               =======          =======

                                      F-12

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 3 - SECURITIES (CONTINUED)

                                                                       2002
                                      ----------------------------------------------------------------------
                                                       Gross Unrealized    Gross Unrealized
                                      Amortized Cost         Gains              Losses            Fair Value
                                      --------------   ----------------    ----------------       ----------

Securities available for sale:
   U.S. treasury notes                    $ 4,001            $    99            $     -            $ 4,100
   Obligations of other U.S.
     government agencies                    7,278                172                  -              7,450
   Obligations of states and
     political subdivisions                 5,341                147                 13              5,475
   Mortgage-backed securities               3,187                 92                  2              3,277
   Corporate                                1,581                 22                  -              1,603
                                          -------            -------            -------            -------
       Total  securities
          available for sale              $21,388            $   532            $    15            $21,905
                                          =======            =======            =======            =======

Securities held to maturity:
   Obligations of states and
     political subdivisions               $ 1,742            $    17            $     -            $ 1,759
   Corporate                                  250                  3                  -                253
                                          -------            -------            -------            -------
       Total  securities
          held to maturity                $ 1,992            $    20            $     -            $ 2,012
                                          =======            =======            =======            =======

         The amortized cost and estimated market values of securities at
         December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted).

                                      Available for Sale               Held to Maturity
                                  -------------------------       --------------------------
                                  Amortized                       Amortized
                                    Cost         Fair Value          Cost         Fair Value
                                  ---------      ----------       ---------       ----------

Due in one year or less            $ 6,640         $ 6,728         $   510         $   514
Due after one year
    through five years              11,562          11,597               -               -
Due after five years
    through ten years                2,812           2,942             250             253
                                   -------         -------         -------         -------
           Total                    21,014          21,267             760             767

Mortgage-backed securities           9,138           9,083               -               -
                                   -------         -------         -------         -------
           Total                   $30,152         $30,350         $   760         $   767
                                   =======         =======         =======         =======

                                      F-13

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 3 - SECURITIES (CONTINUED)

         Securities with a book value of $5,088,000 and $8,565,000 (market value of $5,173,000 and $8,790,000) were pledged at December 31, 2003 and
         2002, respectively, to secure borrowings from the Federal Home Loan
         Bank.

         Other securities consist of restricted Federal Home Loan Bank of
         Indianapolis stock and Federal Reserve Bank of Chicago stock. These securities are carried at cost, which approximates market.

         Following is a summary of the sales of securities available for sale for the years ended December 31, 2003, 2002, and 2001 (000s omitted):

                                               2003                2002             2001
                                              ------               ----            ------

Gross proceeds                                $1,771               $ -             $2,667
Gross gains                                       44                 -                 36
Applicable income tax provision                   15                 -                 12

                                      F-14

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 4 - LOANS

         Major categories of loans in the portfolio are as follows at December
         31, 2003 and 2002 (000s omitted):

                                                    2003             2002
                                                  --------         --------

Mortgage loans on real estate:
      Residential 1-4 family                      $ 45,218         $ 57,709
      Construction                                   4,799           16,437
      Second mortgages                               1,254            2,339
      Equity lines of credit                         2,083            1,958
      Commercial                                    30,032           37,187

Commercial loans                                    12,326           19,515

Consumer installment loans:
      Direct
            Automobile loans                         4,274            7,474
            Recreational vehicles                    2,047            3,243
            Home equity closed end                   4,398            7,322
            Unsecured                                  808            1,594
            Equipment loans                            674            1,226
            Other                                    1,822            1,464
            Mobile homes                               944            1,013
      Indirect
            Automobile loans                         4,595            8,388
            Recreational vehicles                    2,989            4,824
      Personal lines of credit                         312              396
                                                  --------         --------
                              Total loans         $118,575         $172,089
                                                  ========         ========

         Certain directors and executive officers of the Corporation, including their related entities, were loan customers of the subsidiary bank during 2003 and 2002. Management believes such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balances for these individuals at December 31, 2003 and 2002 amounted to $4,443,000 and $2,909,000, respectively. During 2003, $6,749,000 of new loans were made and repayments totaled $5,216,000. At December 31, 2003, $2,415,000 of loans to directors and executive officers were classified substandard.

                                      F-15

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

         Changes in the allowance for loan losses were as follows (000s omitted):

                                         2003             2002             2001
                                        -------          -------          -------

Balance - Beginning of year             $ 4,512          $ 1,228          $   843

Provision charged to operations           5,849            5,337              886
Loans charged off                        (4,302)          (2,203)            (601)
Recoveries of loans charged off             523              150              100
                                        -------          -------          -------
Balance - End of year                   $ 6,582          $ 4,512          $ 1,228
                                        =======          =======          =======

         The following is a summary of information pertaining to impaired loans
         (000s omitted):

                                                  2003            2002           2001
                                                --------         -------         ----

As of December 31:

Recorded investment in impaired
   loans for which there is a related
   allowance for loan losses                    $ 10,154         $ 2,009         $442

Recorded investment in impaired
   loans for which there is no related
   allowance for loan losses                       1,807               -           95
                                                --------         -------         ----

Recorded investment in impaired loans           $ 11,961         $ 2,009         $537
                                                ========         =======         ====
Valuation allowance related to
   impaired loans                               $  1,620         $   668         $163
                                                ========         =======         ====

Total non-accrual loans                         $ 12,650         $ 2,139         $513
                                                ========         =======         ====
Total loans past due 90 days or
   more and still accruing                      $      -         $   128         $313
                                                ========         =======         ====
For the year ended December 31:

Average recorded investment
   in impaired loans during the year            $  7,236         $   714         $132
                                                ========         =======         ====
Interest income recognized during the
   time the loans were impaired                 $      -         $     2         $  -
                                                ========         =======         ====
Interest income recognized using a cash
   basis method of accounting during
   the time the loans were impaired             $      -         $     -         $  -
                                                ========         =======         ====

                                      F-16

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 6 - FORECLOSED ASSETS

         Expenses applicable to foreclosed assets include the following for the years ended December 31, 2003, 2002, and 2001 (000s omitted):

                                               2003         2002         2001
                                               ----         ----         ----

Net loss on sales of foreclosed assets         $ 20         $  9         $  2
Write-down of foreclosed assets                 231            -            -
Operating expenses                              159           79           15
                                               ----         ----         ----

                        Total                  $410         $ 88         $ 17
                                               ====         ====         ====

NOTE 7 - MORTGAGE LOAN SERVICING

         Mortgage loans serviced for Freddie Mac are not included in the accompanying consolidated balance sheet. The unpaid principal balances of loans serviced for others totaled $111,573,000 and $73,363,000 at
         December 31, 2003 and 2002, respectively.

         The following summarizes mortgage servicing rights capitalized and amortized and the asset recorded as of December 31 (000s omitted):

                                               2003           2002           2001
                                              -----          -----          -----

Mortgage servicing rights
       Beginning of year                      $ 599          $ 393          $ 160

Mortgage servicing rights capitalized           782            644            388

Change in valuation allowance                   143           (143)             -

Servicing rights written down due
       to prepayment and amortization          (543)          (295)          (155)
                                              -----          -----          -----
Mortgage servicing rights
        End of year                           $ 981          $ 599          $ 393
                                              =====          =====          =====

         The fair value of servicing rights was determined using discount rates of 7.25 percent and prepayment speeds ranging from 7.72 percent to
         16.77 percent, depending on the stratification of the specific right.

                                      F-17

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 7 - MORTGAGE LOAN SERVICING (CONTINUED)

         In the event of any customer default on loans that have been sold to
         Freddie Mac, the Corporation may be required to repurchase those loans based on its agreement with Freddie Mac. In the event of
         nonperformance, the Corporation has the rights to the underlying collateral values attached to the loans.

NOTE 8 - BANK PREMISES AND EQUIPMENT

         Major classifications of bank premises and equipment are summarized as follows at December 31, 2003 and 2002 (000s omitted):

                                             2003             2002
                                           -------          -------

Land and land improvements                     842              842
Building and building improvements           1,646            1,614
Furniture and equipment                      1,979            1,932
                                           -------          -------
            Total                            4,467            4,388

Less accumulated depreciation               (2,068)          (1,802)
                                           -------          -------
            Total                          $ 2,399          $ 2,586
                                           =======          =======

NOTE 9 - DEPOSITS

         The following is a summary of interest-bearing deposits at December 31,
         2003 and 2002 (000s omitted):

                                                      2003             2002
                                                    --------         --------

NOW accounts                                        $ 24,006         $ 21,042
Savings                                               15,619           24,912
Certificates of deposit:
      $100,000 and over                               35,588           43,371
      Under $100,000                                  43,640           56,421
                                                    --------         --------
            Total interest-bearing deposits         $118,853         $145,746
                                                    ========         ========

                                      F-18

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE  9 - DEPOSITS (CONTINUED)

         At December 31, 2003, the scheduled maturities of time deposits are as follows (000s omitted):

2004         $61,093
2005          10,800
2006           3,813
2007           2,691
2008             831
             -------
  Total      $79,228
             =======

NOTE 10 - SHORT-TERM BORROWINGS

         The Corporation has a line of credit for short-term borrowings available from the Federal Home Loan Bank of Indianapolis (FHLB)
         totaling $2,000,000. The line of credit agreement expires on March 5,
         2004. The FHLB reserves the right at any time with advance notice to immediately terminate the line of credit.

         Interest is computed using a variable interest rate (1.11 percent and
         1.33 percent at December 31, 2003 and 2002, respectively) established by the FHLB. The collateral for the line of credit is the same as that described in Note 11 for the term advances. The Corporation had no outstanding borrowings under this agreement at December 31, 2003 and
         2002.

NOTE 11 - NOTES PAYABLE

         The Corporation has various term advances from the FHLB with fixed interest rates ranging from 1.70 percent to 7.33 percent at December
         31, 2003, and 1.55 percent to 7.55 percent at December 31, 2002.
         Maturity dates range from January 2004 to June 2009. Interest on these borrowings is payable monthly. The Corporation has a specific collateral agreement with the FHLB covering certain investment securities (book value of $5,088,000 at December 31, 2003) and certain qualifying residential mortgage loans (book value of $42,872,000 at
         December 31, 2003).

                                      F-19

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 11 - NOTES PAYABLE (CONTINUED)

         Maturities of notes payable are as follows as of December 31, 2003
         (000s omitted):

2004         $ 8,375
2005           8,911
2006           6,000
2007           1,000
2008           1,500
2009             500
             -------
  Total      $26,286
             =======

NOTE 12 - GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE CORPORATION'S JUNIOR
          SUBORDINATED DEBENTURES

         In March 2002, the Corporation formed Gaylord Partners, Limited
         Partnership (the "Partnership"), a special-purpose subsidiary of North
         Bancorp, Inc. Effective May 30, 2002, the Partnership privately placed
         $5,000,000 of preferred securities, which are reflected on the consolidated balance sheet as guaranteed preferred beneficial interests in the Corporation's junior subordinated debentures (the "preferred securities"). The preferred securities were sold in two series. Series
         A totaled $1,150,000 and carries a variable interest rate equal to one month LIBOR plus 3.6 percent. Series B totaled $3,850,000 and carries a variable interest rate equal to the prime rate, as reported on certain dates in the Wall Street Journal, Midwest Edition, plus 1 percent. For both Series A and Series B, the interest rates reprice quarterly and are not to exceed 12 percent annually. The preferred securities mature in 2032 and are redeemable at par at any time on or after May 31, 2007, at the option of the Corporation.

         The Partnership used the proceeds from the sale of the preferred securities to purchase junior subordinated deferrable interest debentures issued by the Corporation. The Corporation used the proceeds from the junior subordinated debentures for the retirement of debt and for a capital contribution to the Bank to support future growth.
         Subject to certain limitations, these securities qualify as Tier I capital for the Corporation.

         The debt issuance costs associated with the preferred securities totaled $241,000 and are being amortized over ten years.

                                      F-20

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 12 - GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE CORPORATION'S JUNIOR
          SUBORDINATED DEBENTURES (CONTINUED)

         Distributions on the preferred securities are to be paid quarterly on
         March 31, June 30, September 30, and December 31. The preferred subordinated debenture agreement allows for suspension of these payments for up to 20 quarters. The OCC has restricted the Bank's ability to pay dividends to the Corporation, which has limited the
         Corporation's available funds. Due to limited sources of liquidity for the payment of the quarterly distributions, the Board of Directors exercised the right to defer distributions effective December 31, 2003.
         Future distributions on the preferred securities are dependent on the
         Bank's ability to pay dividends to the Corporation. It is anticipated that all such distributions in 2004 will be deferred, as the Bank will not likely have the ability to pay dividends to the Corporation.

         The Partnership meets the FIN 46 definition of a variable interest entity, but the Corporation is not the primary beneficiary in this entity. As discussed in Note 1, the Corporation deconsolidated the
         Partnership as a result of FIN 46. The Corporation is not exposed to loss related to this variable interest entity. Banking regulators announced that, until notice is given to the contrary, this debt will continue to qualify as Tier I capital for the Corporation.

NOTE 13 - INCOME TAXES

         The Corporation and its subsidiaries file a consolidated federal income tax return. At December 31, 2003, the Corporation has a net operating loss carryforward for federal tax purposes of $1,706,000 and a net operating loss carryforward for alternative minimum tax purposes of
         $153,000. These carryforwards are available to reduce future taxable income through the years ended December 31, 2023.

         A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. At December 31, 2003, the Corporation established a valuation allowance against the net deferred tax asset that would require future taxable income in order to be utilized.

                                      F-21

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 13 - INCOME TAXES (CONTINUED)

         The following is a summary of the income tax expense (benefit) for the years ended December 31, 2003, 2002, and 2001 (000s omitted):

                                               2003             2002             2001
                                             -------          -------          -------

Current expense  (benefit)                   $  (752)         $   134          $   675
Deferred expense  (benefit)                   (1,094)            (937)              22
                                             -------          -------          -------
                  Subtotal                    (1,846)            (803)             697
 Change in valuation allowance                 1,999                -                -
                                             -------          -------          -------
                  Income tax expense
                         (benefit)           $   153          $  (803)         $   697
                                             =======          =======          =======

         The reasons for the differences between the income tax expense
         (benefit) at the federal statutory income tax rate and the recorded income tax expense (benefit) are summarized as follows (000s omitted):

                                                  Years Ended December 31
                                        -----------------------------------------
                                          2003             2002            2001
                                        -------          -------          -------

Income tax (benefit) at federal
      statutory rate of 34%             $(1,746)         $  (740)         $   718

Decreases resulting
      from non-taxable income              (109)             (76)             (42)

Increases resulting from
       non-deductible expense                 9               13               21
                                        -------          -------          -------
                  Subtotal               (1,846)            (803)             697

Change in valuation allowance             1,999                -                -
                                        -------          -------          -------
Income tax expense (benefit)            $   153          $  (803)         $   697
                                        =======          =======          =======

                                      F-22

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 13 - INCOME TAXES (CONTINUED)

         The significant components of the Corporation's deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows (000s omitted):

                                                                 2003             2002
                                                               -------          -------

Deferred tax assets:
      Accrued postretirement benefit cost                      $   106          $    83
      Allowance for loan losses                                  1,782            1,320
      Deferred compensation                                        105               58
      Net operating loss carry forward                             580                -
      Alternative minimum tax credit carry forward                  52                -
      Other                                                         78                2
                                                               -------          -------
                  Total deferred tax assets                      2,703            1,463

Deferred tax liabilities:
      Fixed assets                                                (217)            (201)
      Mortgage servicing rights                                   (333)            (204)
      Net loan fees                                               (154)            (153)
      Unrealized gain on securities available for sale               -             (176)
                                                               -------          -------
                  Total deferred tax liabilities                  (704)            (734)

                  Subtotal                                       1,999              729
                                                               -------          -------
     Valuation allowance                                        (1,999)               -
                                                               -------          -------
                  Net deferred tax assets                      $     -          $   729
                                                               =======          =======

NOTE 14 - OFF BALANCE SHEET ACTIVITIES

         CREDIT RELATED FINANCIAL INSTRUMENTS - The Corporation is a party to credit related financial instruments with off balance sheet risk in the normal course of business to meet the financing need of its customers.
         These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

         The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for balance sheet instruments.

                                      F-23

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 14 - OFF BALANCE SHEET ACTIVITIES (CONTINUED)

         At December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

                                                      Contract Amount
                                                   ----------------------
                                                    2003           2002
                                                   ------         -------

Commitments to grant loans                         $2,936         $13,761
Unfunded commitments under lines of credit          4,479           9,785
Commercial and standby letters of credit              146             310

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon.
         Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the customer.

         Unfunded commitments under commercial lines of credit and revolving credit lines are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

         Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The Corporation generally holds collateral supporting those commitments if deemed necessary.

NOTE 15 - RETIREMENT PLAN

         The Corporation has a 401(k) plan that is a defined contribution savings plan for employees. Employer contributions are discretionary and are determined by the Board of Directors. The Corporation matches
         30 percent of the participants' first 3 percent of compensation contributed. For the years ended December 31, 2003, 2002, and 2001, the expense attributable to this plan was $43,000, $39,000 and $30,000, respectively.

                                      F-24

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 16 - DEFERRED COMPENSATION AGREEMENTS

         The Corporation has a nonqualified deferred compensation agreement with a former officer, whereby the former officer or designated beneficiary receives payments of $33,000 per year for 15 years. The accrued deferred compensation benefit cost at December 31, 2003 and 2002 corresponding to this agreement was $292,000 and $170,000, respectively. Expense in the amount of $142,000, $38,000, and $27,000 has been charged to operations for the years ended December 31, 2003,
         2002, and 2001, respectively.

         The Corporation has nonqualified deferred compensation agreements with certain current officers, whereby the officers or designated beneficiaries will receive between $30,000 and $50,000 per year for 15 years in the event of retirement, disability, or death. The present value of the future benefits will be accrued to the full eligibility dates of the officers. The benefits vest over ten years; however, in the event of a change in control and a participant is subsequently terminated, the benefits are payable upon normal retirement age as if the participant had been continuously employed by the Corporation until normal retirement age. The accrued deferred compensation benefit cost at December 31, 2003 and 2002 corresponding to these agreements was
         $18,000 and $8,000, respectively. Expense in the amount of $11,000,
         $8,000, and $0 has been charged to operations for the years ended
         December 31, 2003, 2002, and 2001, respectively.

         To fund the above obligations, the Corporation has purchased insurance on the lives of the participants with the Corporation as the owner and beneficiary of the policies. The cash surrender value of the life insurance contracts totaled $891,000 and $702,000 at December 31, 2003 and 2002, respectively. Income in the amount of $41,000, $23,000, and
         $18,000 has been earned and recorded for the years ended December 31,
         2003, 2002, and 2001, respectively.

         The Corporation has an agreement with a former officer whereby the former officer receives payments of $2,600 per month for the period
         July 2003 to May 2005. The accrued liability for this agreement at
         December 31, 2003 is $44,000.

                                      F-25

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 17 - POSTRETIREMENT HEALTH CARE PLAN

         The Corporation sponsors a defined benefit postretirement plan that provides postretirement health care benefits to certain retired directors, current directors and their spouses. The plan is currently not funded. The expected cost of providing these benefits is accrued over the years in which participants' services are provided to the
         Corporation.

         The accumulated obligation for post-retirement benefits attributable to active and retired directors was $314,000 and $243,000 at December 31,
         2003 and 2002, respectively. Expenses for these benefits were $117,000,
         $120,000, and $86,000 for the years ended December 31, 2003, 2002, and
         2001, respectively.

         Actuarial assumptions include a discount rate of 6.5 percent and a health care inflation rate of 12 percent graded down to 5 percent over seven years. The effect of an increase or decrease of 1 percent in the health care inflation rate on the expense recognized for the year ended
         December 31, 2003 is not significant.

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS

         The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.
         Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. The aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

         The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

         CASH AND CASH EQUIVALENTS - The carrying amounts of cash and short-term instruments approximate fair values.

         INTEREST-BEARING DEPOSITS IN BANKS - The carrying amounts of interest-bearing deposits maturing within 90 days approximate their fair values. Fair values of other interest-bearing deposits are estimated using discounted cash flow analysis based on current rates for similar types of deposits.

                                      F-26

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

         SECURITIES - Fair values for securities, excluding Federal Home Loan
         Bank of Indianapolis stock and Federal Reserve Bank of Chicago stock, are based on quoted market prices. The carrying value of Federal Home
         Loan Bank of Indianapolis stock and Federal Reserve Bank of Chicago stock approximate fair value based on the redemption provisions of the
         Federal Home Loan Bank of Indianapolis and the Federal Reserve Bank of
         Chicago.

         LOANS RECEIVABLE - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics.

         Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans)
         are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         DEPOSIT LIABILITIES - The fair values disclosed for demand deposits
         (e.g., interest and non-interest checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts).
         The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         NOTES PAYABLE - The fair values of the Corporation's notes payable are estimated using discounted cash flow analyses based on the
         Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

         PREFERRED SECURITIES - The fair values of the Corporation's preferred securities are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

         ACCRUED INTEREST - The carrying amounts of accrued interest approximate fair value.

                                      F-27

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

         OFF BALANCE SHEET INSTRUMENTS - Fair values for off balance sheet, credit related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

         The estimated fair values, and related carrying or notional amounts, of the Corporation's financial instruments at December 31, 2003 and 2002 are as follows (000s omitted):

                                                          2003                             2002
                                               --------------------------        --------------------------
                                               Carrying        Estimated         Carrying        Estimated
                                               Amounts         Fair Value        Amounts         Fair Value
                                               --------        ----------        --------        ----------

Financial Assets:
    Cash and cash equivalents                  $ 18,554         $ 18,554         $  8,292         $  8,292
    Interest-bearing deposits in banks              495              495            2,671            2,671
    Securities available for sale                30,350           30,350           21,905           21,905
    Securities held to maturity                     760              767            1,992            2,012
    Other securities                              2,606            2,606            2,520            2,520
    Loans - Net                                 111,993          114,914          167,577          170,433
    Accrued interest receivable                     756              756            1,275            1,275

Financial Liabilities:
    Customer deposits                           135,747          135,826          162,230          162,275
    Notes payable                                26,286           26,048           34,906           36,923
    Accrued interest payable                        318              318              442              442
    Preferred securities                          5,000            2,932            5,000            5,000

NOTE 19 - REGULATORY MATTERS

         The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

                                      F-28

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 19 - REGULATORY MATTERS (CONTINUED)

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts, and ratios (set forth in the following table) of total and
         Tier 1 capital (as defined in the regulations) to risk-weighted assets
         (as defined) and of Tier 1 capital (as defined) to average assets (as defined).

         Nominally, the Bank is considered to be adequately capitalized under the regulatory framework for prompt corrective action. Under the framework, the Bank's capital levels do not allow the Bank to accept brokered deposits without prior approval from the FDIC. In addition, as a result of this classification, the Bank's premiums for deposit insurance will increase in 2004.

         Exclusive of the Formal Agreement, to be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. The Corporation's and the Bank's actual capital amounts and ratios as of December 31, 2003 and 2002 are also presented in the table
         (000s omitted).

                                                                                                    Minimum Required to be Well
                                                                     Minimum Required for Capital     Capitalized  Under Prompt
                                                    Actual                 Adequacy Purposes        Corrective   Action Provisions
                                         ------------------------    ----------------------------   ----------------------------
                                          Amount            Ratio      Amount              Ratio      Amount              Ratio
                                         -------            -----    ----------            ------   ---------            -------

As of December 31, 2003:

Total Capital
(to Risk Weighted Assets)
  Consolidated                           $ 9,908             9.34%      $ 8,489            8.00%         N/A               N/A
  First National Bank of Gaylord           9,929             9.38%        8,472            8.00%     $10,590            10.00%

Tier 1 Capital
(to Risk Weighted Assets)
  Consolidated                           $ 4,954             4.67%      $ 4,244            4.00%         N/A               N/A
  First National Bank of Gaylord           8,542             8.07%        4,236            4.00%      $6,354             6.00%

Tier 1 Capital
(to Average Assets)
  Consolidated                           $ 4,954             2.66%      $ 7,452            4.00%         N/A               N/A
  First National Bank of Gaylord           8,542             4.59%        7,444            4.00%      $9,305             5.00%

As of December 31, 2002:

Total Capital
(to Risk Weighted Assets)
  Consolidated                           $15,968            10.53%      $12,135            8.00%         N/A               N/A
  First National Bank of Gaylord          15,675            10.35%       12,115            8.00%     $15,144            10.00%

Tier 1 Capital
(to Risk Weighted Assets)
  Consolidated                           $12,073             7.96%      $ 6,068            4.00%         N/A               N/A
  First National Bank of Gaylord          13,750             9.08%        6,057            4.00%      $9,086             6.00%

Tier 1 Capital
(to Average Assets)
  Consolidated                           $12,073             5.80%      $ 8,325            4.00%         N/A               N/A
  First National Bank of Gaylord          13,750             6.61%        8,319            4.00%     $10,398             5.00%

                                      F-29

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 19 - REGULATORY MATTERS (CONTINUED)

         On July 10, 2003 the Bank's Board of Directors entered into a Formal
         Agreement ("Agreement") with the Bank's primary federal regulator, the
         Office of the Comptroller of the Currency ("OCC"). The Agreement
         contains substantive requirements and restrictions regarding the Bank's overall capitalization and its ability to issue cash dividends to the
         Corporation. The Agreement also contains significant requirements to improve credit administration, management of criticized and classified assets, evaluation of Bank management, internal audit activities, management information systems, strategic planning, asset/liability management, interest rate risk management, and adherence to laws and regulations. The Agreement also prohibits average loans during any calendar quarter from growing by more than 1.5 percent compared to the previous quarterly average, until December 31, 2004. At December 31,
         2003, the Bank is not in compliance with certain provisions of the
         Agreement.

         Among other provisions, the Agreement requires the Bank to achieve, by
         December 31, 2003, a Tier 1 capital to risk-weighted assets ratio of 10 percent and a Tier I capital to adjusted total assets ratio of 7.5 percent. As of December 31, 2003, the Bank is not in compliance with the capital requirements of the Agreement. The OCC has denied a request to extend the December 31, 2003 compliance date for the capital requirements. The Bank is subject to material adverse effects, including the OCC placing the Bank into receivership with the FDIC, as a result of its deteriorating financial condition.

NOTE 20 - RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

         Federal banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. At
         December 31, 2003, the Bank was not authorized to pay dividends to the
         Corporation without prior regulatory approval from the OCC.
         Additionally, due to restrictions in the preferred security documents, dividends are prohibited during the period in which distributions are deferred.

                                      F-30

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 20 - RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES (CONTINUED)

         As of June 30, 2003, a dividend in the amount of $65,000 was paid by the Bank to the Corporation to pay the quarterly distributions on the preferred securities. Due to the losses incurred by the Bank, prior approval from the OCC was required for the payment of this dividend.
         Retroactive approval was requested in August 2003 and the OCC denied the request for approval in October 2003. As of December 31, 2003, the
         Bank capital has not been restored for the amount of this dividend.

         Loans or advances by the Bank to the Corporation are subject to significant regulatory requirements. No such loans or advances were outstanding as of December 31, 2003 and 2002.

NOTE 21 - PARENT-ONLY FINANCIAL STATEMENTS

         The following represents the condensed financial statements of North
         Bancorp, Inc., ("Parent") only. The Parent-only financial information should be read in conjunction with the Corporation's consolidated financial statements.

         The condensed balance sheet at December 31, 2003 and 2002 is as follows
         (000s omitted):

                                                                      2003           2002
                                                                     ------         -------

                          ASSETS

Cash at subsidiary bank                                              $   22         $   130
Investment in subsidiary                                              8,889          14,202
Other                                                                   203             227
                                                                     ------         -------
            Total assets                                             $9,114         $14,559
                                                                     ======         =======

          LIABILITIES AND STOCKHOLDERS' EQUITY

Guaranteed preferred beneficial interest in
      junior subordinated debentures                                 $5,051         $ 5,051
Other                                                                    76              67
Stockholders' equity                                                  3,987           9,441
                                                                     ------         -------
           Total liabilities and stockholders' equity                $9,114         $14,559
                                                                     ======         =======

                                      F-31

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 21 - PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)

         The condensed statement of operations for the years ended December 31,
         2003, 2002, and 2001 is as follows (000s omitted):

                                                               2003            2002                 2001
                                                              -------        ---------           ---------

Dividends from subsidiary                                     $   131        $     479           $     510
Operating expense                                                 371              317                 305
                                                              -------        ---------           ---------
        Income(loss) - Before income taxes and
                equity in undistributed net income(loss)
                of subsidiary                                    (240)             162                 205
Income tax benefit                                                  -             (104)               (101)
                                                              -------        ---------           ---------
        Income (loss) - Before equity in undistributed
                net income(loss) of subsidiary                   (240)             266                 306
        Equity in undistributed net income(loss)
                of subsidiary                                  (5,170)          (1,641)              1,110
                                                              -------        ---------           ---------
                        Net income(loss)                      $(5,410)       $  (1,375)          $   1,416
                                                              =======        =========           =========

                                      F-32

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 21 - PARENT-ONLY FINANCIAL STATEMENTS (CONTINUED)

         The condensed statement of cash flows for the years ended December 31,
         2003, 2002, and 2001 is as follows (000s omitted):

                                                             2003             2002            2001
                                                           -------          -------          -------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                       $(5,410)         $(1,375)         $ 1,416
   Adjustments to reconcile net income (loss)
       to net cash from operating activities:
         Equity in undistributed net (income) loss
           of subsidiary                                     5,170            1,641           (1,110)
         Change in other assets                                 24             (327)             (26)
         Change in other liabilities                             9               (2)             (13)
                                                           -------          -------          -------
              Net cash provided by
                  (used in) operating activities              (207)             (63)             267

CASH FLOWS FROM INVESTING ACTIVITIES
   Capital downstreamed to subsidiary                            -           (2,613)          (2,750)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in short-term borrowings                           -           (2,139)            (911)
   Proceeds from issuance of junior
      subordinate debentures                                     -            5,051                -
   Dividends paid to stockholders                                -             (210)            (192)
   Proceeds from issuance of common stock,
      net of offering expenses                                  99               14            3,517
                                                           -------          -------          -------
              Net cash provided by
                  financing activities                          99            2,716            2,414
                                                           -------          -------          -------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                       (108)              40              (69)

CASH AND CASH EQUIVALENTS
   Beginning of year                                           130               90              159
                                                           -------          -------          -------
CASH AND CASH EQUIVALENTS
   End of year                                             $    22          $   130          $    90
                                                           =======          =======          =======

                                      F-33

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 22 - GOING CONCERN

         The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of
         America, which contemplate continuation of the Corporation as a going concern. The Corporation has suffered substantial operating losses in
         2003 and 2002 that significantly reduced regulatory capital. Losses are expected to continue in 2004. As discussed in Note 19, the Bank's capital levels at December 31, 2003 are significantly less than the requirements imposed by the Office of the Comptroller of the Currency
         (OCC) in a Formal Agreement entered into on July 10, 2003. Requests for extension of the capital requirements were denied by the OCC. Due to noncompliance with the Formal Agreement, the OCC reserves the right to take any action it deems necessary to remedy this noncompliance, including placing the Bank into receivership with the FDIC. In view of these matters, there is substantial doubt as to the Corporation's ability to continue as a going concern.

         In the fourth quarter of 2003, the Board of Directors initiated a possible sale of the Corporation. In the event a sale of the
         Corporation does not occur, management may attempt to raise additional capital. Implementation of the foregoing alternatives, among other things, would require prior regulatory approval under terms of applicable banking regulations.

         The Board of Directors and management have implemented operational changes to effect corrective action of regulatory concerns noted in the
         Formal Agreement. These measures include, but are not limited to, substantial changes to the following: policy and operating procedures, operational expense efficiencies, strategic planning, asset/liability management, liquidity management, product offerings and development, staffing analyses, asset contraction and capital management. In the event that a sale of the Corporation does not occur, there are no guarantees that these measures will successfully improve the condition of the Bank and result in the termination of the Formal Agreement. In addition, while these measures are designed to improve the condition of the Bank, there are no guarantees that such measures will successfully enable the Corporation to continue as a going concern.

                                      F-34

NORTH BANCORP, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                               DECEMBER 31, 2003, 2002, AND 2001

NOTE 23 - SUBSEQUENT EVENT

         On March 4, 2004, the Corporation executed a definitive agreement with
         Independent Bank Corporation. Under the agreement, stockholders of
         North Bancorp, Inc. will receive $16.00 per share all payable in
         Independent Bank Corporation common stock. Based on the number of outstanding shares of North Bancorp, Inc. and subject to certain contingent purchase price adjustments, the aggregate transaction value is $8.5 million. The primary contingency that could impact the aggregate transaction value is that, at the month end immediately prior to closing, North Bancorp, Inc. must have at least $3.8 million of total stockholders' equity. In the event that North Bancorp, Inc.'s total stockholders' equity is below $3.8 million, the total transaction value is reduced dollar for dollar by the amount that North Bancorp,
         Inc.'s total stockholders' equity is below $3.8 million and the per share transaction value would be adjusted accordingly.

         The agreement provides for the merger of North Bancorp, Inc. into
         Independent Bank Corporation, and the subsequent consolidation of First
         National Bank of Gaylord into Independent Bank, a wholly-owned subsidiary of Independent Bank Corporation.

         It is anticipated that the transaction will be completed by July 31,
         2004, pending regulatory approvals, the approval of the stockholders of
         North Bancorp, Inc., and completion of other customary closing conditions.

                                      F-35

                                  EXHIBIT INDEX

Number   Exhibit

2        Agreement and Plan of Merger dated March 4, 2004 among Independent Bank
         Corporation, North Bancorp, Inc. and First National Bank of Gaylord.

3(i)     Articles of Incorporation, as amended, incorporated herein by reference to exhibit 2(a) of the Registrant's Amendment No. 1 to Form 10-SB dated
         August 20, 2001.

3(ii)    Bylaws, as amended, incorporated herein by reference to exhibit 3(ii)
         of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001.

10.1     Executive Salary Continuation Agreement dated August 21, 1997 between
         First National Bank of Gaylord and John R. Kluck, incorporated herein by reference to exhibit 6(a) of the Registrant's Amendment No. 1 to
         Form 10-SB dated August 20, 2001.

10.2     Master Revolving Note dated July 31, 2002 made by North Bancorp, Inc.
         in favor of Comerica Bank, incorporated herein by reference to exhibit
         10.2 of the Registrant's Form 10-KSB dated March 31, 2003.

10.3     Executive Salary Continuation Agreement dated June 10, 2002 between
         First National Bank of Gaylord and William A. Kirsten, incorporated herein by reference to exhibit 10.3 of the Registrant's Quarterly
         Report on Form 10-QSB for the quarter ended June 30, 2002.

10.4     Executive Salary Continuation Agreement dated June 10, 2002 between
         First National Bank of Gaylord and Katherine L. Taskey, incorporated herein by reference to exhibit 10.3 of the Registrant's Quarterly
         Report on Form 10-QSB for the quarter ended June 30, 2002.

10.5     Agreement Made as of August 23, 2002 Between First National Bank of
         Gaylord and Fred T. Burns, incorporated herein by reference to exhibit
         10.5 of the Registrant's Quarterly Report on Form 10-QSB for the
         quarter ended September 30, 2002.

10.6     Agreement Made as of August 23, 2002 Between First National Bank of
         Gaylord and Keith H. Gornick, incorporated herein by reference to exhibit 10.6 of the Registrant's Quarterly Report on Form 10-QSB for
         the quarter ended September 30, 2002.

10.7     Agreement Made as of August 23, 2002 Between First National Bank of
         Gaylord and Larry B. Higgins, incorporated herein by reference to exhibit 10.7 of the Registrant's Quarterly Report on Form 10-QSB for
         the quarter ended September 30, 2002.

10.8     Agreement Made as of August 23, 2002 Between First National Bank of
         Gaylord and Douglas C. Johnson, incorporated herein by reference to exhibit 10.8 of the Registrant's Quarterly Report on Form 10-QSB for
         the quarter ended September 30, 2002.

10.9     Agreement Made as of August 23, 2002 Between First National Bank of
         Gaylord and John R. Kluck, incorporated herein by reference to exhibit
         10.9 of the Registrant's Quarterly Report on Form 10-QSB for the
         quarter ended September 30, 2002.

10.10    Agreement Made as of August 23, 2002 Between First National Bank of
         Gaylord and Matthew H. Nowicki, incorporated herein by reference to exhibit 10.10 of the Registrant's Quarterly Report on Form 10-QSB for
         the quarter ended September 30, 2002.

21       Subsidiaries of North Bancorp, Inc.

31.1     Certification of Chief Executive Officer

31.2     Certification of Chief Financial Officer

32       Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of
         2002.

                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          INDEPENDENT BANK CORPORATION,

                              NORTH BANCORP, INC.,

                                       AND

                         FIRST NATIONAL BANK OF GAYLORD

                            DATED AS OF MARCH 4, 2004

                          AGREEMENT AND PLAN OF MERGER

                                        i

                                       ii

    Exhibit A  Plan of Merger
    Exhibit B  Consolidation Agreement
    Exhibit C  Agreement to Vote Shares

                                       iii

                          AGREEMENT AND PLAN OF MERGER

         WHEREAS, the Boards of Directors of Buyer, Seller, and Seller Bank (all
terms as defined in Article I below) have determined to consummate certain business combination transactions subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

         "Acquisition Transaction" shall mean a transaction between Seller and any person or entity other than Buyer or an affiliate of Buyer involving (a) the sale or other disposition of more than 10% of the shares of the capital stock or any class of voting securities of Seller, (b) the sale or other disposition of
25% or more of the consolidated assets or deposits of Seller or Seller Bank, or
(c) a merger or consolidation involving Seller other than the transactions described in this Agreement.

         "Agreement" shall mean this Agreement and Plan of Merger dated as of
March 4, 2004, among Buyer, Seller, and Seller Bank, including all schedules, exhibits, and other attachments hereto.

         "Bank Consolidation" shall mean the consolidation of the Seller Bank with and into the Buyer Bank, under the charter of the Buyer Bank, pursuant to the Consolidation Agreement attached as Exhibit B.

         "BIF" shall mean the Bank Insurance Fund administered by the FDIC or any successor thereto.

         "Buyer" shall mean Independent Bank Corporation, a Michigan corporation.

         "Buyer Bank" shall mean Independent Bank, a Michigan banking corporation and wholly owned Subsidiary of Buyer.

         "Buyer Financial Statements" shall mean the audited consolidated statements of financial condition (including related notes and schedules, if any) of Buyer as of December 31, 2003 and 2002, and the consolidated statements of income, shareholders' equity, and cash flows (including related notes and schedules, if any) of Buyer for the years ended December 31, 2003 and 2002.

         "Buyer Stock" shall mean the common stock of Buyer, $1.00 par value per share.

         "Certificate" shall mean any certificate that, prior to the Effective
Time, represented shares of Seller Stock.

         "Certificate of Merger" shall mean the Certificate of Merger to be filed with the Michigan Bureau with respect to the Corporate Merger.

         "Closing" shall mean the closing of the Corporate Merger, which shall occur at a time and place selected by Buyer, but in no event later than the tenth (10th) day of the calendar month that follows the month in which the latter of the following occurs: (i) the receipt of all Requisite Regulatory
Approvals, and (ii) the approval of the Corporate Merger by the Seller's shareholders at the Shareholders Meeting, in accordance with the Michigan
Business Corporation Act. Notwithstanding the foregoing, the deadline for the
Closing Date is subject to extension pursuant to Section 2.3(f).

         "Closing Date" shall mean the date on which the Closing occurs.

         "Closing Equity" shall mean the total stockholders' equity of the
Seller as determined under GAAP at the end of the month immediately preceding the Closing Date and excluding the securities issued to Seller by Gaylord
Partners, Limited Partnership.

         "Closing Price of Buyer Stock" shall mean the per share average of the last reported sale price of a share of Buyer Stock, as quoted on the NASDAQ
National Market System, for the twenty (20) consecutive full trading days ending at the close of trading on the last trading day immediately prior to the Closing
Date.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commissioner" means the Commissioner of the Michigan Office of
Financial and Insurance Services.

         "Corporate Merger" shall mean the merger of Seller with and into Buyer, with Buyer surviving.

         "CRA" shall mean the Community Reinvestment Act.

         "Director Health Care Plan" shall mean the Seller's defined benefit plan that provides post retirement health care benefits to certain retired directors, current directors and their spouses.

         "DOJ" shall mean the United States Department of Justice.

         "Effective Time" shall mean the effective time of the Corporate Merger, as specified in the Certificate of Merger.

         "Environmental Claim" shall mean any written notice from any
Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs,

                                       2

governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental
Concern.

         "Environmental Laws" shall mean any federal, state, or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, or agreement with any
Governmental Entity relating to (i) the protection, preservation, or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Materials of Environmental Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and
Liability Act, as amended (42 U.S.C. Section 9601, et seq); the Resource
Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et seq); the
Clean Air Act, as amended (42 U.S.C. Section 7401, et seq); the Federal Water
Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq); the Toxic
Substances Control Act, as amended (15 U.S.C. Section 9601, et seq); the
Emergency Planning and Community Right to Know Act, as amended (42 U.S.C.
Section 1101, et seq); the Safe Drinking Water Act, as amended (42 U.S.C.
Section 300f, et seq); and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental
Concern.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall mean EquiServe Trust Company, N.A.

         "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "FHLB" shall mean the Federal Home Loan Bank of Indianapolis.

         "FRS" shall mean the Board of Governors of the Federal Reserve System.

         "GAAP" shall mean generally accepted accounting principles.

         "Governmental Entity" shall mean any federal or state court, administrative agency, commission, or other governmental authority or instrumentality.

         "Include" (whether or not capitalized) shall mean "include without limitation."

         "IRS" shall mean the Internal Revenue Service or any successor thereto.

                                       3

         "Material Adverse Effect" shall mean, with respect to any Party, any effect that is material and adverse to the financial condition, results of operations, business, and/or prospects of that Party and its Subsidiaries taken as whole, or that materially impairs the ability of any Party to consummate the
Corporate Merger or any other transaction described in this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in GAAP that are generally applicable to the banking industry,
(b) expenses incurred in connection with the transactions contemplated by this
Agreement, (c) actions or omissions of a Party (or any of its Subsidiaries)
taken with the prior informed written consent of the other Party or Parties in contemplation of the transactions contemplated by this Agreement, or (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

         "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

         "MBCA" shall mean the Michigan Business Corporation Act, as amended.

         "Michigan Bureau" shall mean the Michigan Department of Labor and
Economic Growth, Bureau of Commercial Services.

         "NASD" shall mean the National Association of Securities Dealers, Inc., or any successor thereto.

         "OCC" shall mean the Office of the Comptroller of the Currency.

         "Parties" shall mean Buyer, Seller, and Seller Bank.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Per Share Stock Consideration" shall mean a number of shares of Buyer
Stock equal to the quotient obtained by dividing (i) the Total Merger
Consideration divided by 532,896, by (ii) the Closing Price of Buyer Stock.

         "Plan of Merger" shall mean the form of Plan of Merger by and between
Buyer and Seller attached as Exhibit A to this Agreement.

         "Proxy Statement" shall mean the proxy statement to be delivered to shareholders of Seller in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

         "Registration Statement" shall have the meaning assigned in Section
5.2.

         "Regulatory Authority" shall mean, collectively, the DOJ, FRS, FDIC,
OCC and the Commissioner.

                                       4

         "Requisite Regulatory Approvals" shall mean all consents and approvals required from all Regulatory Authorities or other Governmental Entities having jurisdiction over the Parties as shall be necessary for the completion of the
Corporate Merger and the continuation by Buyer after the Effective Time of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time.

         "Rights" shall mean warrants, options, rights, convertible securities, and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements, and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder.

         "Seller" shall mean North Bancorp, Inc., a Michigan corporation.

         "Seller Bank" shall mean First National Bank of Gaylord, a national banking corporation and wholly owned Subsidiary of Seller.

         "Seller Employee Plans" shall mean all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, consultant, bonus, or group insurance contract, or any other incentive, health and welfare, or employee benefit plan or agreement maintained for the benefit of employees or former employees of Seller, or any
Subsidiary of Seller, whether written or oral.

         "Seller Financial Statements" shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of Seller as of December 31, 2002 and 2001, and the consolidated statements of income, shareholders' equity, and cash flows (including related notes and schedules, if any) of Seller for the years ended December 31, 2002 and 2001,
(ii) the unaudited consolidated statements of financial condition and the consolidated statements of income, shareholders' equity, and cash flows of
Seller with respect to the period ended September 30, 2003, and (iii) any financial statements of Seller and/or any of its Subsidiaries delivered to Buyer after the date of this Agreement, but prior to the Effective Time, including the financial statements to be delivered pursuant to Section 5.9(a).

         "Seller Stock" shall mean the common stock of Seller, par value $1.00 per share.

                                       5

         "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

         "Surviving Corporation" shall mean Buyer after the Corporate Merger.

         "Total Merger Consideration" shall mean the amount of $8,526,336, subject to adjustment pursuant to Sections 2.3, 5.13, and 5.19.

                                   ARTICLE II
                                   THE MERGERS

2.1      The Corporate Merger

         (a)      Subject to the terms and conditions of this Agreement, at the
Effective Time, Seller shall be merged into Buyer in accordance with the provisions of Section 701 of the MBCA and the Plan of Merger, and the separate corporate existence of Seller shall cease. Buyer shall be the Surviving
Corporation of the Corporate Merger and shall continue its corporate existence under the laws of the State of Michigan. The name of the Surviving Corporation shall be as stated in the Articles of Incorporation of Buyer immediately prior to the Effective Time.

         (b)      The Articles of Incorporation and Bylaws of Buyer as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

         (c)      The directors and officers of Buyer immediately prior to the
Effective Time shall be the directors and officers of the Surviving Corporation.

2.2      Effective Time; Closing

         The Corporate Merger shall become effective at the Effective Time, which shall be the close of business on the date specified by Buyer, but not later than the last day of the month in which the Closing occurs. The
Certificate of Merger shall be filed as soon after the Closing as is practicable.

2.3      Treatment of Capital Stock

         (a)      Subject to the provisions of this Agreement, at the Effective
Time, automatically by virtue of the Corporate Merger and without any action on the part of either Buyer, Seller, any shareholder of either Buyer or Seller, or any other party:

                  (i)      Each share of Buyer Stock issued and outstanding
immediately prior to the Effective Time shall continue unchanged as the same share of Buyer Stock.

                  (ii)     Each share of Seller Stock issued and outstanding
immediately prior to the Effective Time, other than shares canceled pursuant to
Section 2.3(d) below, shall be converted into the right to receive the Per Share
Stock Consideration.

                                       6

         (b)      If either Buyer or Seller changes (or establishes a record date for changing) the number of shares of Buyer Stock or the number of shares of Seller Stock issued and outstanding as of the date of this Agreement as a result of a stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction with respect to such issued and outstanding shares, and the record date for such transaction is after the date of this
Agreement and prior to the Effective Time, then the Per Share Stock
Consideration shall be appropriately and proportionately adjusted such that the aggregate consideration to be paid by Buyer to holders of shares of Seller Stock pursuant to Section 2.3(a) above would be the same as would have been paid if the Effective Time had been the close of business on the date of this Agreement.

         (c)      No fractional shares of Buyer Stock shall be issued. Each
holder of Seller Stock who would otherwise be entitled to receive a fractional share of Buyer Stock pursuant to Section 2.3(a) shall instead be entitled to receive cash (in the form of a check) in an amount equal to the product resulting from multiplying such fraction (rounded to the nearest tenth of a share) by the Closing Price of Buyer Stock.

         (d)      Any and all shares of Seller Stock owned by any of the Parties or any of their respective Subsidiaries, other than shares held in a fiduciary capacity that are beneficially owned by third parties and other than shares owned as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange for such shares.

         (e)      If the Closing Equity is less than $ 3,800,000 (the "Minimum
Equity"), then the Total Merger Consideration shall be reduced dollar for dollar by the difference between the Minimum Equity and the Closing Equity. If the
Closing Equity is greater than or equal to the Minimum Equity, then there will not be an adjustment to the Total Merger Consideration pursuant to this subsection (e)

         (f)      Seller shall deliver to Buyer Seller's determination of the
Closing Equity within five days after Buyer notifies Seller of the Closing Date;
provided, however, that if the Closing Date is to occur in the calendar month following the month in which Buyer notifies Seller of the Closing Date, then
Seller shall deliver its determination of the Closing Equity within the first five days of the month in which the Closing Date is to occur. Buyer shall then have five days from its receipt of Seller's determination of the Closing Equity to notify Seller if Buyer disputes Seller's determination of the Closing Equity and the basis for the dispute. If Buyer fails to notify Seller of a dispute within such five day period, then Seller's determination of the Closing Equity shall be deemed to be final. If, however, Buyer notifies Seller of a dispute with Seller's determination of the Closing Equity within such five day period, then the determination of Closing Equity shall be immediately submitted (and, in any event, within three days of Buyer's notice to Seller of Buyer's dispute with respect to the Closing Equity) to Ernst & Young LLP, who shall be instructed to determine the Closing Equity within five business days of their engagement by
Seller and Buyer. The determination by Ernst & Young LLP of the Closing Equity shall be final and binding upon the parties. The fees payable to Ernst & Young
LLP in connection with such determination shall be paid by the party (either
Buyer or Seller) whose determination of the Closing Equity was furthest from the determination made by Ernst & Young LLP, or equally by Buyer and Seller in the event the determination made by Ernst & Young LLP is equidistant between the determinations made by Buyer and Seller. If Buyer objects to Seller's determination of the Closing Equity pursuant to this subsection, then the deadline for the

                                       7

Closing Date shall be extended until three business days after receiving the final determination of Closing Equity from Ernst & Young LLP.

2.4      Shareholder Rights; Stock Transfers

         At the Effective Time, holders of Seller Stock shall cease to be and shall have no rights as shareholders of Seller, other than to receive the Per
Share Stock Consideration for each share of Seller Stock held. After the
Closing, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of shares of Seller Stock and if Certificates are presented to either Seller or the Surviving Corporation for transfer after the
Closing, they shall be delivered to Buyer or the Exchange Agent for cancellation against delivery of the Per Share Stock Consideration. No interest shall be paid on the Per Share Stock Consideration.

2.5      Exchange Procedures

         (a)      Within fifteen (15) business days after the Effective Time,
Buyer shall cause the Exchange Agent to mail or make available to each holder of record of any Certificate issued and outstanding as of the close of business on the Closing Date a notice and letter of transmittal disclosing the effectiveness of the Corporate Merger and the procedure for exchanging a Certificate for the
Per Share Stock Consideration. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

         (b)      At the Effective Time, Buyer shall make available to the
Exchange Agent an amount of cash and a number of shares of Buyer Stock sufficient to make payments of the Per Share Stock Consideration (and cash in lieu of fractional shares of Buyer Stock) for each outstanding share of Seller
Stock.

         (c)      Each holder of any outstanding Certificate who surrenders such
Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange
Agent and no earlier than the Effective Time, be entitled to the Per Share Stock
Consideration for each share represented by such Certificate. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to affect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate that is not surrendered to the Exchange Agent shall, except as otherwise provided in this Agreement, evidence ownership of only the right to receive the Per Share
Stock Consideration for each share represented by any such Certificate.

         (d)      The Exchange Agent shall not be obligated to deliver the Per
Share Stock Consideration until the holder surrenders a Certificate or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Exchange Agent or Buyer. The
Exchange Agent shall not deliver any Per Share Stock Consideration to any person until the Effective Time has occurred. If any check or share of Buyer Stock is to be issued in a name other than that in which the Certificate is registered or issued, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer

                                       8

and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check or share of
Buyer Stock in any name other than that of the registered holder of the
Certificate surrendered or otherwise establish to the satisfaction of the
Exchange Agent that such tax has been paid or is not payable.

         (e)      Any portion of the cash or shares of Buyer Stock delivered to the Exchange Agent by Buyer that remains unclaimed by the shareholders of Seller for one year after the Closing Date shall be delivered by the Exchange Agent to
Buyer. Any shareholders of Seller who have not theretofore surrendered their
Certificates shall thereafter look only to Buyer for any Per Share Stock
Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property, escheat, and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any Party shall be liable to any holder of Seller Stock represented by any
Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar laws. Buyer and the Exchange
Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive the Per Share Stock
Consideration. Seller's stock transfer books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of Seller Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Per Share Stock Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

         (f)      Buyer shall be entitled to deduct and withhold from
consideration otherwise payable pursuant to this Agreement to any holder of a
Certificate, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction and withholding was made.

2.6      The Bank Consolidation

         Within five (5) business days following the Effective Time, Seller Bank shall be consolidated and merged with and into Buyer Bank, under the charter of
Buyer Bank, pursuant to the Consolidation Agreement attached as Exhibit B.

2.7      Additional Actions

         If, at any time after the Effective Time, Buyer shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in Buyer right, title, or interest in, to, or under any of the rights, properties, or assets of Seller acquired or to be acquired by Buyer as a result of, or in connection with, the Corporate Merger or any other transaction described in this
Agreement, or (ii) otherwise carry out the purposes of this Agreement, Seller and Seller Bank and their respective proper officers and directors shall be deemed

                                       9

to have granted to Buyer an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in Buyer and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Buyer are fully authorized in the name of Seller and Seller Bank or otherwise to take any and all such action.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER BANK

         Seller and Seller Bank jointly and severally represent and warrant to
Buyer as follows:

3.1      Capital Structure

         The authorized capital stock of Seller consists of 3,000,000 shares of
Seller Stock, which is the only class of capital stock that Seller is authorized to issue. As of the date of this Agreement, 532,896 shares of Seller Stock are issued and outstanding. There are no other shares of stock of Seller outstanding. All issued and outstanding shares of Seller Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Seller Stock have been issued in violation of the preemptive rights of any person, firm, or entity. There are no Rights authorized, issued, or outstanding with respect to the capital stock of Seller as of the date of this Agreement. Seller has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction that has not become effective prior to the date of this Agreement. Seller has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any of its securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

3.2      Organization, Standing, and Authority of Seller

         Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Seller is a bank holding company, duly registered under the Bank
Holding Company Act of 1956, as amended, and subject to the regulation and supervision by the FRS. Seller has delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of Seller as in effect as of the date of this Agreement. The minute books and other corporate books and records of Seller and all of its Subsidiaries, as previously made available to Buyer
(and as shall be delivered to Buyer at Closing), are true, correct, and complete in all respects.

                                       10

3.3      Ownership of Seller Subsidiaries

         Set forth on Schedule 3.3 is a list of the name, jurisdiction of incorporation, and percentage ownership of each direct or indirect Subsidiary of
Seller. Seller Bank is Seller's only Significant Subsidiary. Except for (x)
capital stock of Subsidiaries of Seller, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (z) securities and other interests set forth on Schedule 3.3, Seller does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture, or other organization, other than investment securities representing not more than 5% of any entity. The outstanding shares of capital stock or other ownership interests of each Subsidiary of Seller have been duly authorized and validly issued, are fully paid and nonassessable
(except to the extent the stock of Seller Bank is assessable by the OCC pursuant to Section 55 of the National Bank Act, 12 U.S.C. Section 1 et seq.), and are
owned by Seller free and clear of all liens, claims, encumbrances, charges, pledges, restrictions, or rights of third parties of any kind whatsoever. No
Rights are authorized, issued, or outstanding with respect to the capital stock or other ownership interests of any Subsidiary of Seller and there are no agreements, understandings, or commitments relating to the right of Seller to vote or to dispose of such capital stock or other ownership interests.

3.4      Organization, Standing, and Authority of Subsidiaries of Seller

         (a)      Seller Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of
America pursuant to a charter issued by the OCC with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Seller Bank is not required to be duly licensed or qualified to do business in any foreign jurisdiction. Seller Bank is a member of the Federal
Reserve. The deposit accounts of Seller Bank are insured by the BIF to the maximum extent permitted by the FDIA, and Seller Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Seller has delivered to Buyer true and complete copies of the
Articles of Association and Bylaws of Seller Bank as in effect as of the date of this Agreement.

         (b)      Each Subsidiary of Seller, other than Gaylord Partners,
Limited Partnership, is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan or the United States of
America with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. No Subsidiary of Seller is required to be duly licensed or qualified to do business in any foreign jurisdiction. Gaylord Partners, Limited Partnership is a Michigan limited partnership duly organized, validly existing, and in good standing under the laws of the State of Michigan with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted.

                                       11

3.5      Authorized and Effective Agreement; No Conflicts

         (a)      Each of Seller and Seller Bank has all requisite power and authority to enter into this Agreement and (subject to receipt of all Requisite
Regulatory Approvals and, with respect to Seller, the approval of Seller's shareholders of this Agreement) to perform all of their respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been approved by the Boards of
Directors of Seller and Seller Bank and have been duly authorized and approved by all necessary corporate action in respect thereof on the part of Seller and
Seller Bank, except for the approval of this Agreement by Seller's shareholders.
This Agreement has been duly and validly executed and delivered by Seller and
Seller Bank and, assuming due authorization, execution, and delivery by Buyer, constitutes a legal, valid, and binding obligation of each of Seller and Seller
Bank, enforceable against each of them in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by the appointment of a conservator by the FDIC.

         (b)      Neither the execution and delivery of this Agreement, nor
completion of the transactions contemplated hereby, nor compliance by Seller and
Seller Bank with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Seller or the equivalent documents of any Subsidiary of Seller, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any property or asset of Seller or any
Subsidiary of Seller pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seller or any Subsidiary of Seller is a party, or by which any of their respective properties or assets may be bound or affected, (iii) subject to receipt of all Requisite Regulatory Approvals and the requisite approval of the shareholders of Seller, violates any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or any Subsidiary of Seller, or (iv)
result in termination or any impairment of any permit, license, franchise, contractual right, or other authorization maintained or required to be maintained by Seller or any of its Subsidiaries.

         (c)      Except for (i) the Requisite Regulatory Approvals, (ii) the
adoption of this Agreement and the approval of the Plan of Merger by the holders of a majority of the outstanding shares of Seller Stock, (iii) the filing of the
Certificate of Merger with the Michigan Bureau in connection with the Corporate
Merger, and (iv) review of the Corporate Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any
Governmental Entity or with any third party are necessary on the part of Seller or Seller Bank in connection with (x) the execution and delivery by Seller and
Seller Bank of this Agreement, or (y) the completion of the Corporate Merger.

         (d)      As of the date of this Agreement, neither Seller nor Seller
Bank is aware of any reasons relating to Seller or Seller Bank (including CRA compliance) why all Requisite Regulatory Approvals shall not be procured free of any conditions or requirements which could materially impair the value of Seller to Buyer.

                                       12

3.6      Regulatory Reports

         Each of Seller and Seller Bank has duly filed with each Regulatory
Authority and any other applicable Governmental Entity all reports, notices, and other documents required to be filed under applicable laws and regulations. All such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable laws and regulations. Except as set forth on Schedule 3.6, in connection with the most recent examinations of
Seller and Seller Bank by the FRS and the OCC, neither Seller nor Seller Bank was required to correct or change any action, procedure, or proceeding which
Seller or Seller Bank believes has not been corrected or changed as required.

3.7      Financial Statements

         Seller has previously delivered or made available to Buyer accurate and complete copies of the Seller Financial Statements, the audited portions of which are accompanied by the audit reports of Plante & Moran, PLLC, independent certified public accountants with respect to Seller. The Seller Financial
Statements (i) are true, complete, and correct in all material respects, (ii)
have been prepared in conformity with GAAP, consistently applied during the periods involved, except as stated therein, and (iii) fairly present the consolidated financial position and results of operations of Seller and its
Subsidiaries, on a consolidated basis, on the dates and for the periods indicated therein. The Seller Financial Statements do not include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders the Seller Financial Statements, in light of the circumstances under which they were made, misleading in any material respect.
The audits of Seller and its Subsidiaries have been conducted, in all material respects, in accordance with generally accepted auditing standards. The books and records of Seller and its Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities, and affairs of Seller and its Subsidiaries.

3.8      Material Adverse Change

         Except as set forth on Schedule 3.8, since December 31, 2002, (i)
Seller and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding for the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), and
(ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Seller.

3.9      Environmental Matters

         (a)      Seller and its Subsidiaries are in compliance with all
Environmental Laws with respect to real estate owned or occupied by Seller or any of its Subsidiaries. Neither Seller nor any of

                                       13

its Subsidiaries has received any communication alleging that Seller or any such
Subsidiary is not in such compliance and, to the best knowledge of Seller, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b)      To the best of Seller's knowledge, none of the properties
owned or occupied by Seller or any of its Subsidiaries has been or is in violation of or liable under any Environmental Law.

         (c)      There are no past or present actions, activities,
circumstances, conditions, events, or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Seller or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Seller or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

         (d)      Except as set forth on Schedule 3.9, Seller has not conducted any environmental studies during the past five (5) years with respect to any properties owned or occupied by Seller or any of its Subsidiaries. Seller has delivered to Buyer true, correct, and complete copies of all reports and studies listed on Schedule 3.9.

3.10     Tax Matters

         (a)      Seller and its Subsidiaries have timely filed all federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns, including the Michigan
Single Business Tax returns, required by applicable law to be filed by them
(including estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Seller nor any of its Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

         (b)      All federal, state, and local (and, if applicable, foreign)
income, franchise, bank, excise, real property, personal property, and other tax returns filed by Seller and its Subsidiaries are complete and accurate in all material respects. Neither Seller nor any of its Subsidiaries is delinquent in the payment of any tax, assessment, or governmental charge or has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof. There are currently no agreements in effect with respect to Seller or any of its Subsidiaries to extend the period of limitations for the assessment or collection of any tax. As of the date of this Agreement, no audit, examination, or deficiency or refund litigation with respect to any such return is pending or, to the best of Seller's knowledge, threatened.

         (c)      Neither Seller nor any of its Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to

                                       14

Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or any of its Subsidiaries (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.11     Legal Proceedings

         Except as set forth on Schedule 3.11, there are no actions, suits, claims, governmental investigations, or proceedings instituted, pending or, to the best knowledge of Seller, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against Seller or any of its Subsidiaries or against any asset, interest, or right of Seller or any of its Subsidiaries, or against any officer, director, or employee of any of them. Neither Seller nor any of its Subsidiaries is a party to any order, judgment, or decree that is reasonably likely to have a Material Adverse Effect on Seller. A copy of each audit letter response received by Seller from any attorneys for Seller or any of its Subsidiaries in connection with the preparation of Seller's financial statements or otherwise since December 31, 2001, relating to any litigation pending as of the date of this Agreement to which Seller or any of its
Subsidiaries is a party and which deems Seller or any of its Subsidiaries as a defendant or cross-defendant, and a brief summary report of any such litigation that is not discussed in any such audit letter responses, are attached to
Schedule 3.11.

3.12     Compliance with Laws

         (a)      Each of Seller and its Subsidiaries has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and will not be adversely affected by virtue of the completion of the Corporate Merger. To the best knowledge of
Seller, no suspension or cancellation of any of the same is threatened.

         (b)      Neither Seller nor any of its Subsidiaries is in violation of its respective Articles of Incorporation, Bylaws, or other charter documents, or in material violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any Governmental Entity
(including all regulatory capital requirements), truth-in-lending, usury, fair credit reporting, equal credit opportunity, community reinvestment, redlining, loan insurance and guarantee programs, consumer protection, securities, safety, health, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations, or in default with respect to any order, writ, injunction, or decree of any court, or in default under any order, license, regulation, or demand of any Governmental Entity, except as set forth on
Schedule 3.12(b). Neither Seller nor any of its Subsidiaries has received any notice or communication from any Governmental Entity asserting that Seller or any of its Subsidiaries is in violation of any of the foregoing, except as set forth on Schedule 3.12(b). Except as set forth on Schedule 3.12(b), neither
Seller nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding, or written commitment (other than those of general applicability

                                       15

issued by Governmental Entities), and none of them has received any written communication requesting that it enter into any of the foregoing or that any existing item listed on Schedule 3.12(b) will be amended or modified in any way.
Seller has delivered true and complete copies of each item listed on Schedule
3.12(b) to Buyer. Except as set forth on Schedule 3.12(b), Seller and each of its Subsidiaries are in compliance with each item listed on Schedule 3.12(b).

3.13     Certain Information

         None of the information relating to Seller or any of its Subsidiaries in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Neither this Agreement nor any schedule, statement, list, certificate, or other written information furnished or to be furnished by Seller in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

3.14     Employee Benefit Plans

         (a)      Set forth on Schedule 3.14 is a list of all Seller Employee
Plans. Seller has delivered to Buyer accurate and complete copies of each of such Seller Employee Plans (including amendments and agreements relating thereto) together with, in the case of tax-qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

         (b)      Neither Seller nor any of its Subsidiaries has maintained a defined benefit pension plan, as defined in ERISA Section 3(35), since 1990, and any such defined pension plans maintained before that date have been terminated and liquidated in compliance with procedures imposed by the Code and ERISA.
Seller has furnished Buyer with applicable letters from the IRS and the PBGC.

         (c)      Neither Seller nor any of its Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

         (d)      Seller has applied for but has not yet received a
determination letter from the IRS with respect to each Seller Employee Plan that is intended to qualify under Section 401 of the Code to the effect that such
Seller Employee Plan and associated trust include all applicable provisions required by the Code and that the trust associated with such Seller Employee
Plan is exempt from tax under Section 501 of the Code. Seller does not know of any ground on which such letter would not be issued. Neither Seller nor any of its Subsidiaries has any liability under any such Seller Employee Plans that is not reflected in the Seller Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

                                       16

         (e)      No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Seller Employee Plan that would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on Seller.

         (f)      Full payment has been made (or proper accruals have been
established) of all contributions which are required for periods prior to the date of this Agreement, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date of this Agreement and prior to the Effective Time, under the terms of each Seller Employee Plan or ERISA.

         (g)      The Seller Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings, and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. All contributions required to be made to Seller Employee Plans as of the date of this Agreement have been made, and all contributions required to be made to Seller Employee
Plans as of the Effective Time will have been made as of such time.

         (h)      There are no pending or, to the best knowledge of Seller,
threatened claims (other than routine claims for benefits) by, on behalf of, or against any Seller Employee Plans or any trust related thereto or any fiduciary thereof. No administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the PBGC, the IRS or other
Federal or state governmental agencies are pending, in progress, or, to the best of Seller's knowledge, threatened.

3.15     Certain Contracts

         (a)      Except as set forth on Schedule 3.15(a), neither Seller nor any of its Subsidiaries is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement, or commitment, including any agreement, indenture, or other instrument, relating to the borrowing of money by Seller or any of its Subsidiaries (other than, in the case of Seller Bank, deposits, FHLB advances, federal funds purchased, and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Seller or any of its Subsidiaries of any obligation, other than by
Seller Bank in the ordinary course of its banking business; (ii) any agreement, arrangement, or commitment relating to the employment of a consultant or the employment, election, or retention in office of any present or former director, officer, or employee of Seller or any of its Subsidiaries; (iii) any agreement, arrangement, or understanding (other than as set forth in this Agreement)
pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer, or employee of Seller or any of its
Subsidiaries upon execution of this Agreement or upon or following completion of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement, or understanding pursuant to which Seller or any of its
Subsidiaries is obligated to indemnify any director, officer, employee, or agent of Seller or any of its Subsidiaries, other than as set forth in Seller Employee
Plans and in the Articles of Incorporation and

                                       17

Bylaws of Seller and its Subsidiaries; (v) any agreement, arrangement, or understanding to which Seller or any of its Subsidiaries is a party or by which any of the same is bound that limits the freedom of Seller or any of its
Subsidiaries to compete in any line of business or with any person; (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by any Regulatory Authority (other than those of general applicability); (vii) any bonus, pension, profit sharing, retirement, stock option, stock purchase, hospitalization, insurance, or other similar plan providing for benefits for any current or former employees. officers, or directors of Seller or any of its Subsidiaries; (viii) any lease, installment purchase agreement, or other contract with respect to any property (whether real or personal or mixed) used or proposed to be used in Seller's or any of its
Subsidiaries' operations; (ix) any contract or agreement for the purchase or disposition of material, supplies, equipment, or services that has a remaining term in excess of one year or that requires aggregate expenditures in excess of
$10,000 in any consecutive 12-month period of the contract; (x) any contract or agreement that by its terms requires the consent of any party thereto to the consummation of the transactions contemplated by this Agreement; or (xi) any contract, except ordinary and customary banking relationships, with any executive officer, director, or holder of more than 5% of outstanding Seller
Stock.

         (b)      Except as set forth on Schedule 3.15(b), neither Seller nor any of its Subsidiaries is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise, and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or non-compliance.

         (c)      Each of Seller and its Subsidiaries has all licenses and
approvals required by contracts with third parties that are required in order to permit each to carry on its business as it is presently being conducted.

3.16     Brokers and Finders

         Except for payments due to Donnelly Penman & Partners for services rendered in connection with the transactions contemplated by this Agreement, which payments do not and will not exceed $221,000, neither Seller nor any of its Subsidiaries nor any of their respective directors, officers, or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

3.17     Insurance

         Set forth on Schedule 3.17 is an accurate and complete list (including the name of the insurer and the amounts, types, and dates of coverage) of each insurance policy that covers Seller and/or any of its Subsidiaries and/or any of their respective businesses, properties, assets, directors, or

                                       18

employees (including self-insurance). All of such policies are in full force and effect, all premiums due to date on such policies have been paid, and Seller and each of its Subsidiaries is otherwise in compliance in all material respects with the terms and provisions of such policies. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which Seller and its Subsidiaries and their respective properties and assets have been normally exposed in the ordinary course of business. Each of Seller and its Subsidiaries has maintained all insurance required by applicable laws and regulations.

3.18     Properties

         Schedule 3.18 contains a list of all real property owned, leased, or occupied by Seller or any of its Subsidiaries. All such real property and all personal property owned or used by Seller or any of its Subsidiaries in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and its Subsidiaries in the ordinary course of business consistent with their past practices. Seller and its
Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities (other than equities of redemption under applicable foreclosure laws), to all of its properties and assets, real and personal, except (i) liens for current taxes not yet due or payable, (ii)
pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title that, individually and on an aggregate basis, are not likely to have a Material Adverse Effect on
Seller, and (iv) as reflected in the Seller Financial Statements. All real and personal property that is material to Seller's business and the business of its
Subsidiaries on a consolidated basis and leased or licensed by Seller or any of its Subsidiaries is held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms. All rents and other amounts due under such leases and licenses have been paid; neither Seller nor any of its Subsidiaries is in material default in any of their covenants or obligations under any such lease or license; all such leases and licenses are unmodified and in full force and effect; and none of such leases or licenses will terminate or lapse prior to the Effective Time. All improved real property owned or leased by Seller or any of its Subsidiaries is in compliance with all applicable zoning laws. Seller is currently insured under owner's title insurance policies showing title in Seller or one of its Subsidiaries for all real estate owned by Seller or any of its Subsidiaries in amounts not less than the purchase price as of the time such property was acquired.

3.19     Labor

         No work stoppage involving Seller or any of its Subsidiaries is pending or, to the best knowledge of Seller, threatened. Neither Seller nor any of its
Subsidiaries is involved in or, to the best knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit, or administrative proceeding involving the employees of Seller or any of its Subsidiaries. No employees of Seller or any of its Subsidiaries are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Seller's knowledge, there have been no efforts to unionize or organize any employees of Seller or any of its
Subsidiaries during the past five years.

                                       19

3.20     Allowance for Loan Losses; Loan Guarantees

         In the opinion of Seller's management and to the best of Seller's knowledge, the allowances for loan losses reflected on Seller's consolidated statements of financial condition included in the Seller Financial Statements have been calculated, in all material respects, as of their respective dates, in a manner consistent with the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans, net of recoveries. The real estate owned reflected in the Seller Financial Statements is carried at the lower of cost or fair value, less estimated costs to sell, as required by GAAP. To the best of Seller's knowledge, all material guarantees of indebtedness owed to
Seller or any of its Subsidiaries, including, but not limited to, those of the
Federal Housing Administration, the Small Business Administration, the Farmers
Home Administration, or other federal agencies, are valid and enforceable in accordance with their respective terms.

3.21     Material Interests of Certain Persons

         No officer or director of Seller or any of its Subsidiaries or any
"associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such person has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any of its Subsidiaries.

3.22     No Undisclosed Liabilities

         Neither Seller nor any of its Subsidiaries has any liabilities, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, including any liability for taxes
(and there is no past or present fact, situation, circumstance, condition, or other basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim, or demand against Seller or any of its Subsidiaries giving rise to any such liability) except and to the extent (i) reflected, disclosed, or provided for in the Seller Financial Statements, (ii) of liabilities incurred in the ordinary course of business since the date of this Agreement, and (iii)
of liabilities incurred in connection with completion of the transactions contemplated by this Agreement.

3.23     Loan Portfolio

         To the best of Seller's knowledge, except as set forth on Schedule
3.23, all loans and discounts shown on the Seller Financial Statements or that were entered into after the date of the most recent balance sheet included in the Seller Financial Statements were and shall be made for good, valuable, and adequate consideration in the ordinary course of the business of Seller and its
Subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, set-offs, or counter-claims, including any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, solvency, or similar laws or by general principles of equity. To the best of Seller's knowledge, except as set forth on Schedule 3.23, the notes or other evidence of indebtedness evidencing such loans and all forms of pledges, mortgages, and other collateral documents and security agreements are valid, true, and genuine and perfected and what they purport to be. Seller and its
Subsidiaries have complied and shall, prior to the Effective Time, comply with all material laws and regulations relating to such loans.

                                       20

3.24     Investment Portfolio

         All investment securities held by Seller or any of its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller
Financial Statements, are carried in accordance with GAAP, specifically including but not limited to, Financial Accounting Standard 115.

3.25     Interest Rate Risk Management Instruments

         Schedule 3.25 sets forth a list of all interest rate swaps, caps, floors, option agreements, or other interest rate risk management arrangements or agreements to which Seller or any of its Subsidiaries is a party or has any obligations or rights. All such arrangements and agreements were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations, and policies and with counter parties believed to be financially responsible at the time and are legal, valid, and binding obligations of Seller or its Subsidiary in force in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors rights generally from time to time and effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Seller and its Subsidiaries have duly performed all of their respective obligations thereunder to the extent that such obligations to perform have accrued; and, to the best of Seller's knowledge, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder.

3.26     Conduct of Business; Interim Events

         Since December 31, 2002, Seller and its Subsidiaries have conducted their respective businesses only in the ordinary course of business. Since
September 30, 2003, neither Seller nor any of its Subsidiaries has paid or declared any dividend or made any other distribution to shareholders or taken any action which, if taken after the date of this Agreement, would require the prior written consent of Buyer pursuant to Section 5.7 below.

3.27     Duties as Fiduciary

         Seller Bank, in its capacity as trustee, escrow agent, executor, administrator, custodian, guardian, receiver, or other fiduciary, has performed all of its material duties in accordance with all legal standards applicable to such duties, whether imposed by contract, statute, or common law.

                                       21

3.28     Community Reinvestment Act Compliance

         Neither Seller nor Seller Bank has received any notice of
non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Seller Bank has received a CRA rating of satisfactory or better from the FDIC. Seller knows of no fact or circumstance or set of facts or circumstances that would cause Seller Bank to fail to comply with such provisions or to cause the CRA rating of Seller Bank to fall below satisfactory.

3.29     Disclosure of Deeds, Leases, Agreements, Etc.

         Seller has furnished to Buyer true and complete copies of the following documents:

         (a)      Deeds or other relevant title documents relating to all real estate currently owned by Seller or any of its Subsidiaries in the conduct of their businesses and a complete and correct list of all items of personal property which had a net after depreciation book value in excess of $10,000 as of December 31, 2002, reflected in the books and records of Seller as being owned by Seller or any of its Subsidiaries (including those reflected in the balance sheet of Seller as of December 31, 2002, except as since disposed of in the ordinary course of business).

         (b)      All leases pursuant to which Seller or any of its Subsidiaries leases real or personal property, excepting leases as to personal property under which the aggregate lease payments do not exceed $10,000 for the current term of the lease.

         (c)      (i) All contracts and agreements with respect to any real
property used or proposed to be used in the operations of Seller or any of its
Subsidiaries which obligate Seller or any of its Subsidiaries to make aggregate annual payments in excess of $10,000 or are not terminable at least annually without penalty; (ii) all material data processing agreements, service agreements, consulting agreements, or any similar arrangements not terminable by
Seller or any of its Subsidiaries upon thirty (30) days or less notice without penalties; and (iii) all contracts or agreements for the purchase or disposition of material, equipment, supplies, or other personal property or the purchase of services which obligate Seller or any of its Subsidiaries to make aggregate payments in excess of $10,000 or are not terminable at least annually without penalty.

         (d)      All material policies of insurance maintained by Seller or any of its Subsidiaries with respect to assets, properties, premises, operations, or personnel, and copies of the most recent insurance audit, review, or report, if any.

         (e)      The charter of Seller Bank and the Articles of Incorporation of Seller and its other Subsidiaries, together with their respective Bylaws, including all amendments to date.

3.30     Charter Provisions

         Seller has taken all action so that the entering into of this Agreement and the consummation of the Corporate Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any person under the governing documents of Seller or any of its
Subsidiaries or restrict or impair the ability of Buyer or any of its
Subsidiaries to vote, or

                                       22

otherwise to exercise the rights of a shareholder with respect to, shares of
Seller that may be directly or indirectly acquired or controlled by Buyer or any of its Subsidiaries.

3.31     Names; Predecessors

         Schedule 3.31 contains a list of all names currently or previously used by either Seller or Seller Bank or under which either of them has conducted business. Schedule 3.31 contains a list of all predecessor companies of Seller or Seller Bank.

3.32     Director Health Care Plan

         Schedule 3.32 sets forth an accurate description of the Director Health
Care Plan and contains a list of all documents that contain the terms of such
Director Health Care Plan or that are otherwise binding on Seller or Seller Bank with respect to such Director Health Care Plan. Also set forth on Schedule 3.32 is a list of all persons that are or may become entitled to receive any benefits pursuant to such Director Health Care Plan. As of Closing, neither Seller nor
Seller Bank will have any liability of any nature with respect to such Director
Health Care Plan.

3.33     Securities Documents

         Seller has timely filed with the SEC all Securities Documents required by the Securities Laws. Such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller has otherwise materially complied with all Securities Laws.

3.34     Preferred Securities Issued by Subsidiary

         All preferred securities issued by Gaylord Partners, Limited
Partnership, were issued in material compliance with all applicable laws, rules, and regulations. Neither Seller; Gaylord Partners, Limited Partnership; or any
other party is in default under the Limited Partnership Agreement for Gaylord
Partners, Limited Partnership, nor any other document, agreement, or instrument related to the issuance by Gaylord Partners, Limited Partnership of its preferred securities or the issuance by Seller of the related subordinated debenture to Gaylord Partners, Limited Partnership. Except as set forth on
Schedule 3.34, Gaylord Partners, Limited Partnership has paid all interest, dividends, and/or other distributions payable with respect to its preferred securities.

                                       23

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

4.1      Organization, Standing, and Authority of Buyer

         Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer.

4.2      Organization, Standing, and Authority of Buyer Bank

         Buyer Bank is a banking corporation, duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The deposit accounts of Buyer Bank are insured by the BIF to the maximum extent permitted by the FDIA, and Buyer Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder.

4.3      Authorized and Effective Agreement

         (a)      Buyer has all requisite power and authority to enter into this
Agreement and (subject to receipt of all Requisite Regulatory Approvals) to perform all of its obligations hereunder. The execution and delivery of this
Agreement and the completion of the transactions contemplated hereby have been deemed advisable by the Board of Directors of Buyer and duly authorized and approved by all necessary corporate action in respect thereof on the part of
Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution, and delivery by Seller and Seller
Bank, constitutes a legal, valid, and binding obligation of Buyer, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         (b)      Neither the execution and delivery of this Agreement nor
completion of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Buyer or
the equivalent documents of any of Buyer's Subsidiaries, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any property or asset of Buyer or any of its
Subsidiaries pursuant to any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which
Buyer or any of its Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all Requisite Regulatory Approvals and the requisite approval of the shareholders of Seller, violates any order, writ, injunction, decree, statute, rule, or regulation applicable to Buyer, or (iv) results in termination

                                       24

or any impairment of any permit, license, franchise, contractual right, or other authorization maintained or required to be maintained by Buyer or any of its
Subsidiaries.

         (c)      Except for (i) the Requisite Regulatory Approvals, (ii) the
filing of the Certificate of Merger with the Michigan Bureau in connection with the Corporate Merger, and (iii) review of the Corporate Merger by the DOJ under federal antitrust laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Buyer in connection with (x) the execution and delivery by Buyer of this
Agreement, or (y) the completion of the Corporate Merger.

         (d)      As of the date of this Agreement, Buyer is not aware of any reason relating to Buyer (including CRA compliance) why all Requisite Regulatory
Approvals shall not be procured.

         (e)      No vote of the stockholders of Buyer is required by law,
Buyer's Restated Articles of Incorporation, Buyer's bylaws, or otherwise to approve this Agreement and the Corporate Merger.

4.4      Regulatory Reports

         (a)      Buyer has timely filed with the SEC and the NASD all
Securities Documents required by the Securities Laws, and such Securities
Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer has otherwise materially complied with all Securities Laws.

         (b)      Buyer has duly filed with the FRS and the Commissioner and any other applicable Regulatory Authority the reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Buyer by the
FRS and Commissioner, Buyer was not required to correct or change any action, procedure or proceeding which has not been corrected or changed as required.

4.5      Material Adverse Change

         Since December 31, 2003, except as disclosed in Securities Documents filed by Buyer and except for Buyer's agreement to acquire Midwest Guaranty
Bancorp, Inc. pursuant and subject to an Agreement and Plan of Merger dated
February 4, 2004, (i) Buyer and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby), and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on
Buyer.

                                       25

4.6      Legal Proceedings

         There are no actions, suits, claims, governmental investigations, or proceedings instituted, pending, or, to the best knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or against any asset, interest, or right of Buyer or any of its Subsidiaries, or against any officer, director, or employee of any of them that are reasonably likely to have a Material Adverse
Effect on Buyer. Neither Buyer nor any of its Subsidiaries is a party to any order, judgment, or decree that is reasonably likely to have a Material Adverse
Effect on Buyer.

4.7      Certain Information

         None of the information relating to Buyer and its Subsidiaries supplied or to be supplied by them for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.8      Financial Statements

         The Buyer Financial Statements (i) are true, complete, and correct in all material respects, (ii) have been prepared in conformity with GAAP, consistently applied during the periods involved, except as stated therein, and
(iii) fairly present the consolidated financial position and results of operations of Buyer and its Subsidiaries, on a consolidated basis, on the dates and for the periods indicated therein. The Buyer Financial Statements do not include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders the Buyer Financial
Statements, in light of the circumstances under which they were made, misleading in any material respect. The audits of Buyer and its Subsidiaries have been conducted, in all material respects, in accordance with generally accepted auditing standards.

4.9      Community Reinvestment Act Compliance

         Neither Buyer nor Buyer Bank has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Buyer Bank has received a CRA rating of satisfactory or better from the FDIC. Buyer knows of no fact or circumstance or set of facts or circumstances that would cause Buyer Bank to fail to comply with such provisions or to cause the CRA rating of Buyer Bank to fall below satisfactory.

4.10     Financing

         Buyer has and as of the Effective Time will have sufficient cash and a sufficient number of authorized but unissued shares of Buyer Stock to make the payments of the Per Share Stock Consideration (and cash in lieu of fractional shares of Buyer Stock) for each outstanding share of Seller Stock.

                                       26

4.11     Capital Structure

         The authorized capital stock of Buyer consists of 30,000,000 shares of
Buyer Stock and 200,000 shares of preferred stock (no par value), which are the only classes of capital stock that Buyer is authorized to issue. As of December
31, 2003, 19,568,867 shares of Buyer Stock were issued and outstanding. Buyer has not issued any shares of preferred stock. There are no other shares of stock of Buyer outstanding. All issued and outstanding shares of Buyer Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Buyer Stock have been issued in violation of the preemptive rights of any person, firm, or entity. Except as disclosed in
Securities Documents filed by Buyer, there are no Rights authorized, issued, or outstanding with respect to the capital stock of Buyer as of the date of this
Agreement. Buyer has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction that has not become effective prior to the date of this Agreement. The shares of
Buyer to be issued pursuant to the Corporate Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

                                    ARTICLE V
                                    COVENANTS

5.1      Reasonable Best Efforts

         Subject to the terms and conditions of this Agreement, each of the
Parties (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Corporate Merger as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end.

5.2      Registration Statement; Proxy Statement and Prospectus

         As soon as practicable after execution of this Agreement, Buyer shall file a Registration Statement with the SEC on an appropriate form under the
Securities Act and shall use its reasonable efforts to cause the Registration
Statement to become effective under the Securities Act, and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same and take any action required to be taken under applicable state securities laws in connection with the issuance of the shares of Buyer Stock upon consummation of the Corporate Merger. Such
Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement." Seller and Seller Bank
shall furnish all information concerning it and its shareholders as Buyer may reasonably request in connection with the preparation of the Registration
Statement. In advance of filing the Registration Statement, Buyer shall provide
Seller and its counsel with a copy of the Registration Statement and thereafter shall promptly advise Seller and its counsel of any material communication received by Buyer or its counsel from the SEC with respect to the Registration
Statement.

                                       27

5.3      Shareholder Meeting

         Seller shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date of this
Agreement to consider and vote upon this Agreement and the transactions contemplated hereby (the "Shareholders Meeting"). The Board of Directors of
Seller shall recommend that the shareholders of Seller approve this Agreement and the transactions contemplated hereby, provided, however, that nothing in this Agreement shall prevent the Board of Directors of Seller from withholding, withdrawing, amending, or modifying its recommendation if the Board of Directors reasonably believes, upon the written opinion of its legal counsel, that such action is required in order for the directors to comply with their fiduciary duties to the shareholders of Seller. Buyer shall cooperate with Seller in the preparation of the Proxy Statement relating to the meeting of shareholders of
Seller. In advance of distributing its Proxy Statement to its shareholders,
Seller shall provide Buyer and its counsel with a copy of the Proxy Statement and provide a reasonable opportunity for Buyer to comment thereon. Seller shall use its reasonable best efforts to have the Proxy Statement approved for mailing in definitive form as promptly as practicable and thereafter Seller shall promptly mail to its shareholders the Proxy Statement.

5.4      Regulatory Matters

         (a)      The Parties shall cooperate with each other and use their
reasonable best efforts to promptly prepare and file, within thirty (30) days after the date of this Agreement or as soon thereafter as is reasonably practicable, all necessary documentation to obtain all Requisite Regulatory
Approvals and all permits, consents, approvals, and authorizations of any other third parties that are necessary or advisable to consummate the transactions contemplated by this Agreement. Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on
(in each case subject to applicable laws relating to the exchange of information), all the information which appears in any filing made with or written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. Notwithstanding the foregoing, Buyer shall be primarily responsible for and shall bear all expenses in connection with preparing and filing all applications for the Requisite Regulatory Approvals.

         (b)      Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, and officers, the shareholders of Seller, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, or application made by or on behalf of Buyer, Buyer Bank, Seller, or
Seller Bank to any Governmental Entity in connection with the transactions contemplated hereby.

         (c)      Buyer and Seller shall promptly furnish each other with copies of written communications received by Buyer or Seller, as the case may be, or any of their respective Subsidiaries from, or delivered by, any of the foregoing to any Governmental Entity in respect of the transactions contemplated hereby.

                                       28

5.5      Investigation and Confidentiality

         (a)      Seller shall permit Buyer and its representatives reasonable access to the properties and personnel of Seller and its Subsidiaries and shall disclose and make available to Buyer and its representatives, upon Buyer's reasonable request, all books, papers, and records relating to the assets, stock ownership, properties, operations, obligations, and liabilities of Seller and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any
Governmental Entity, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which Buyer may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of Seller, will not unduly interfere with normal operations or constitute a waiver of the attorney-client privilege. Seller and its Subsidiaries shall make their respective directors, officers, employees, agents, and authorized representatives (including counsel and independent public accountants) available to confer with Buyer and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of Seller, will not unduly interfere with normal operations or constitute a waiver of the attorney-client privilege. Representatives of Buyer or Buyer Bank shall be given notice of and shall be entitled to attend meetings of the Boards of Directors of
Seller and Seller Bank after the date of this Agreement, provided, that the
Chairman of such meetings shall be entitled to exclude such representatives of
Buyer or Buyer Bank from discussions at such meetings, if the Board of Directors determines, consistent with the exercise of its fiduciary duties, that it is in the best interests of Seller and its shareholders to exclude such representatives.

         (b)      All information furnished in connection with the transactions contemplated by this Agreement or pursuant to this Agreement shall be treated as the sole property of the Party furnishing the information until completion of the Corporate Merger and, if the Corporate Merger shall not occur, the Party receiving the information shall either destroy or return to the Party that furnished such information all documents or other materials containing, reflecting, or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five (5) years from the date this Agreement is terminated but shall not apply to (i) any information which (x) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the Party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the Party receiving the information; or (ii)
disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party that is the subject of any such legal requirement or order shall use its best efforts to give the furnishing Party at least ten business days prior notice thereof.

5.6      Press Releases

         Each of the Parties agrees that it will not issue any press release or make any public disclosure related to this Agreement or the Corporate Merger without obtaining the prior written

                                       29

consent of the other Parties, provided, however, that nothing contained herein shall prohibit any party, following notification to the other Parties, from making any disclosure that is required by law or regulation. The only person authorized to give the consent required by this Section 5.6 on behalf of Seller and Seller Bank is William A. Kirsten. The only person authorized to give the consent required by this Section 5.6 on behalf of Buyer is Charles C. Van Loan.

5.7      Business of the Parties

         (a)      During the period from the date of this Agreement and
continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, which consent shall not be unreasonably withheld, Seller and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. During such period, Seller will use all reasonable efforts to (x)
preserve its business organization and that of each of its Subsidiaries intact,
(y) keep available to itself and Buyer the present services of the employees of
Seller and each of its Subsidiaries, and (z) preserve for itself and Buyer the goodwill of the customers of Seller and each of its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, and except as expressly contemplated in this
Agreement, between the date of this Agreement and the Effective Time, Seller shall not, and shall cause each of its Subsidiaries not to:

                  (i)      declare, set aside, make, or pay any dividend or
         other distribution (whether in cash, stock, or property or any combination thereof) in respect of Seller Stock;

                  (ii)     issue any shares of its capital stock; issue, grant,
         modify, or authorize any Rights; purchase or redeem any shares of
         Seller Stock; or effect any recapitalization, reclassification, stock dividend, stock split, or like change in capitalization;

                  (iii)    amend its Articles of Incorporation, Bylaws, or
         similar organizational documents; impose, or suffer the imposition, on any share of stock or other ownership interest held by Seller in a
         Subsidiary of any lien, charge, or encumbrance or permit any such lien, charge, or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

                  (iv)     increase the rate of compensation of any of its
         directors, officers, or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers, or employees other than in the ordinary course of business and in accordance with past practice; or
         enter into or amend any employment or consulting agreement or extend the term of or renew any existing employment or consulting agreement;

                  (v)      enter into or, except as may be required by law and
         for amendments contemplated by this Agreement, modify any Seller
         Employee Plan or other employee benefit, incentive, or welfare contract, plan, or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers, or employees;

                                       30

                  (vi)     without consultation with Buyer (which shall not be
         construed to require Buyer's consent), with respect to any customer relationship (which for purposes hereof shall include the customer and any person attributed to such customer when computing the limitation on loans to a single borrower under the terms of Buyer's loan policy as disclosed to Seller), originate, renew, refinance, or purchase any loan in excess of $150,000 with respect to loans secured by
         one-to-four-family properties, excluding loans purchased by Freddie
         Mac; or in excess of $250,000 with respect to commercial loans;

                  (vii)    enter into (w) any transaction, agreement,
         arrangement, or commitment not made in the ordinary course of business,
         (x) any agreement, indenture, or other instrument relating to the borrowing of money by Seller or any of its Subsidiaries or guarantee by
         Seller or any of its Subsidiaries of any such obligation, except in the case of Seller Bank for deposits, FHLB advances, federal funds purchased, and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement, or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement, or commitment, provided that Seller and Seller Bank may employ an employee in the ordinary course of business if the employment of such employee is terminable by Seller or Seller Bank at will without liability, other than as required by law; or (z) any contract, agreement, or understanding with a labor union;

                  (viii)   change its method of accounting in effect for the
         year ended December 31, 2002, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

                  (ix)     make any capital expenditures in excess of $10,000
         individually or $25,000 in the aggregate, other than (a) in the ordinary course of business, (b) in connection with the transactions contemplated by this Agreement, (c) pursuant to binding commitments disclosed on Schedule 3.15 and are existing on the date of this
         Agreement, and (d) expenditures necessary to maintain existing assets in good repair; or enter into any new lease or lease renewal of real property or any new lease or lease renewal of personal property providing for annual payments exceeding $5,000;

                  (x)      file any applications or make any contract with
         respect to branching or site location or relocation;

                  (xi)     except for purchases of U.S. Treasury securities or
         U.S. Government agency securities, which in either case have maturities of three (3) years or less, or commercial paper, agreements to repurchase or federal funds, which in all cases shall have maturities of ninety (90) days or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly owned Subsidiary of Seller, or otherwise acquire

                                       31

         direct or indirect control over any person, other than in connection with foreclosures or other repossessions in the ordinary course of business;

                  (xii)    enter or agree to enter into any agreement or
         arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                  (xiii)   except as necessitated in the reasonable opinion of
         Seller due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

                  (xiv)    except as necessitated in the reasonable opinion of
         Seller due to changes in interest rates, and in accordance with safe and sound banking practices, enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement, or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                  (xv)     take any action that would result in any of the
         representations and warranties of Seller or Seller Bank contained in this Agreement not to be true and correct at the Effective Time or that would cause any of the conditions precedent to effect closing of the transactions contemplated by this Agreement not to be satisfied;

                  (xvi)    take any action that would materially impede or delay
         the completion of the Corporate Merger or the ability of any Party to perform its covenants and agreements under this Agreement;

                  (xvii)   materially increase or decrease the rate of interest
         paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates; or

                  (xviii)  agree to do any of the foregoing.

         (b)      Seller shall promptly notify Buyer in writing of the
occurrence of any matter or event known to and involving Seller or any of its
Subsidiaries that would have, either individually or in the aggregate, a
Material Adverse Effect on Seller.

         (c)      Except with the prior written consent of Seller, or as
required by applicable law or any rule, regulation, order, or directive of any
Governmental Entity, or as expressly contemplated hereby, between the date of this Agreement and the Effective Time, Buyer shall not, and shall cause each of its Subsidiaries not to:

                  (i)      take any action that would result in any of the
         representations and warranties of Buyer contained in this Agreement not to be true and correct at the Effective Time or that

                                       32

         would cause any of the conditions precedent to effect closing of the transactions contemplated by this Agreement not to be satisfied;

                  (ii)     take any action that would materially impede or delay
         the completion of the Corporate Merger or the ability of any Party to perform its covenants and agreements under this Agreement; or

                  (iii)    agree to do any of the foregoing.

5.8      Nonsolicitation

         Seller shall not solicit or encourage, or authorize any individual, corporation, or other entity to solicit or encourage, from any third party any inquires or proposals relating to or which may be reasonably expected to lead to an Acquisition Transaction. Seller shall not negotiate with or entertain any proposals from any other person for any such Acquisition Transaction, except upon the receipt of an unsolicited offer from a third party where the Board of
Directors of Seller reasonably believes, upon the written opinion of its legal counsel, that its fiduciary duties require it to enter into discussions with such party. Neither Seller nor any of its affiliates or representatives shall furnish any non-public information that it is not legally obligated to furnish in connection with, or enter into any contract with respect to, any Acquisition
Transaction, except to the extent the Board of Directors of Seller reasonably believes, upon the written opinion of its legal counsel, that such action is required in order for the directors to comply with their fiduciary duties to the shareholders of Seller. Seller will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties previously conducted with respect to any of the foregoing and agrees to enforce its rights under any confidentiality agreements to which it or any of its
Subsidiaries is a party. Seller shall promptly notify Buyer of all of the relevant details relating to all inquiries and proposals that it may receive relating to any Acquisition Transaction or proposed Acquisition Transaction, shall keep Buyer informed of the status and details of any such inquiry or proposal, and shall give Buyer five (5) days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry or proposal.

5.9      Current Information

         (a)      During the period from the date of this Agreement to the
Effective Time, Seller and Buyer shall, upon the request of the other, cause one or more of their respective designated representatives to confer on a monthly or more frequent basis with the other's representatives regarding their respective consolidated financial condition, operations, business, and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably practicable, Seller will deliver to Buyer each Call Report or similar report filed by it with the FRS, OCC or the Commissioner concurrently with the filing of such Call Report. Within twenty (20) days after the end of each month, Seller will deliver to Buyer an unaudited consolidated balance sheet and an unaudited consolidated statement of income, without related notes, for such month prepared in accordance with GAAP. Promptly after they have been completed, Seller shall deliver to Buyer the audited consolidated statement of financial condition
(including related notes and schedules, if any) of Seller

                                       33

as of December 31, 2003, and the consolidated statements of income, shareholders' equity, and cash flows (including related notes and schedules, if any) of Seller for the year ended December 31, 2003.

         (b)      Each Party agrees to give prompt written notice to the other
Parties upon becoming aware of any change or any condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, that may reasonably be expected to result in a Material Adverse Effect on such Party, or which would cause or constitute a material breach of any of such Party's representations, warranties, or covenants contained in this Agreement. Any Party giving such notice shall use its reasonable efforts to prevent or promptly to cure such change, condition, event, circumstance, fact, or occurrence, to the extent the same is within the Party's reasonable control.

5.10     Indemnification by Buyer; Insurance

         (a)      Buyer agrees that, for a period of five (5) consecutive years beginning at the Effective Time, to indemnify and hold harmless the past and present directors, officers, and employees of Seller and its Subsidiaries (the
"Indemnified Parties") for all acts or omissions occurring at or prior to the
Effective Time to the same extent such persons are indemnified and held harmless under the respective Articles of Incorporation or Bylaws of Seller and its
Subsidiaries in the form in effect at the date of this Agreement. Without limiting the foregoing, all limitations of liability existing in favor of the
Indemnified Parties in the Articles of Incorporation or Bylaws of Seller or any
of its Subsidiaries as of the date of this Agreement, to the extent permissible under applicable law as of the date of this Agreement, arising out of matters existing or occurring at or prior to the Effective Time, shall survive the
Corporate Merger and shall continue in full force and effect.

         (b)      Seller and Buyer shall cooperate to obtain "tail coverage"
covering the acts and omissions of the officers and directors of Seller and
Seller Bank occurring prior to the Effective Time under the existing directors'
and officers' liability insurance policy maintained by Seller at the Effective
Time, or through a rider to be added to Buyer's existing directors' and officers' liability insurance policy, at Buyer's expense, provided that any coverage obtained through Buyer's policy shall provide no less than the same coverages, amounts, and other terms as the Seller's existing coverage. In the event Seller purchases such tail coverage under its existing liability insurance policy prior to the Effective Time, the Minimum Equity shall be reduced by an amount equal to the cost thereof.

         (c)      The provisions of (a) and (b) above shall have no effect on any act or omission that constitutes a breach of a warranty, representation, or covenant contained in this Agreement or any document related to this Agreement.

5.11     Agreement to Vote Shares

         As soon as practicable after the date of this Agreement, Seller shall use its best efforts to cause each of its directors to execute an agreement, substantially in the form of the attached Exhibit C, by which each of such directors shall covenant and agree to vote the shares of Seller Stock owned by them (including all shares of Seller Stock over which such directors exercise direct or indirect voting control) in favor of this Agreement at the
Shareholders Meeting.

                                       34

5.12     Transaction Expenses

         Except as otherwise set forth in this Agreement, each of the parties shall pay their own expenses associated with the transactions contemplated by this Agreement. If the Closing occurs, Buyer agrees to pay the fees (or reimburse Seller if Seller has already paid such fees) owing to Donnelly Penman
& Partners for services rendered to Seller in connection with the transactions described in this Agreement, up to a maximum amount of $221,000.

5.13     Employees and Employee Benefit Plans

         (a)      Employees of Seller or any of its Subsidiaries whose
employment is terminated by Buyer or any of Buyer's Subsidiaries, without cause, within 30 days following the Effective Time shall be entitled to receive a lump sum cash severance payment equal to the following: (i) corporate officers shall be entitled to receive a severance payment equal to three (3) weeks' base salary
(at rates existing as of the date of this Agreement) multiplied by the number of years of continuous service of such officer with Seller or any of Seller's
Subsidiaries as of the Effective Time; and (ii) employees other than corporate officers shall be entitled to receive a severance payment equal to two (2)
weeks' base salary (at rates existing as of the date of this Agreement)
multiplied by the number of years of continuous service of such employee with
Seller or any of Seller's Subsidiaries as of the Effective Time. For purposes of determining the number of years of service of an employee under this Section
5.13(a), an employee shall be credited for a year of service in the current year if the most recent anniversary of the employee's hire date is at least 180 days prior to the Effective Time. Notwithstanding the foregoing, no employee (whether or not a corporate officer) shall be entitled to a severance payment in excess of one-half of the base salary actually received by such employee during calendar year 2003. Buyer agrees that all employees of Seller or any of Seller's
Subsidiaries whose employment is terminated as a result of the Corporate Merger shall be given the opportunity to apply for employment by Buyer, Buyer Bank, or any of their affiliates. Notwithstanding anything to the contrary, this subsection (a) shall not apply to William A. Kirsten, Susan A. Norris, Ernest E.
Paulick, Katherine L. Taskey, Theresa F. Brown, or Katherine E. Morris.

         (b)      Immediately prior to Closing, Seller shall terminate the
employment of, and shall pay severance, health insurance and deferred compensation benefits to, each of the officers or employees listed on Schedule
5.13(b), in the amounts set forth on Schedule 5.13(b), upon receipt of an agreement, in a form satisfactory to Buyer's legal counsel, from each such officer or employee that contains an acknowledgment that such officer is not entitled to any further amounts, benefits, or consideration from Seller or Buyer or any of their respective Subsidiaries. Nothing in this Section 5.13(b) shall prohibit Buyer and any such officer or employee whom Buyer may elect to continue to employ after the Closing, from negotiating alternative arrangements, provided, however, that the Total Merger Consideration shall be increased by the amount of any severance that otherwise would have been payable to such officer or employee pursuant to this Section 5.13(b) if his or her employment had not been continued. The total amount paid by Seller to the officers and employees listed in this subsection (b) shall not exceed $600,000 and shall not be taken into account in determining the Closing Equity.

                                       35

         (c)      Employees of Seller will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the medical plan of
Seller covering such employee immediately prior to the Effective Time or any waiting period relating to coverage under Buyer's medical plan, provided that, to the extent that the initial period of coverage for employees of Seller, under any plan of Buyer that is an "Employee Welfare Benefit Plan" as defined in
Section 3(1) of ERISA, is not a full 12-month period of coverage, employees of
Seller shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such employees of Seller or under the corresponding welfare plan during the balance of such 12-month period of coverage. With respect all qualified employee benefit plans, the prior service of employees of Seller with Seller or any Subsidiary of Seller shall be taken into account for purposes of eligibility and vesting. With respect to employee benefits such as vacation, sick pay, personal days, and the like, the prior service of employees with Seller or any Subsidiary of Seller shall be applied for purposes of eligibility, vesting, and the level of benefit to which the employee is entitled.

5.14     Bank Consolidation

         Buyer, Seller, and Seller Bank shall take all necessary and appropriate actions to make it possible for the Bank Consolidation to be authorized, agreed to, and accomplished in the time frame set forth in Section 2.6.

5.15     Conforming Entries

         (a)      Seller recognizes that Buyer may have adopted different loan, accrual, and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable laws, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual, and reserve policies of Seller and its Subsidiaries to those policies of Buyer, as specified in each case in writing to Seller, based upon such consultation and subject to the conditions in subsection (c) of this Section.

         (b)      Subject to applicable laws and regulations, Seller and Buyer shall consult and cooperate with each other with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and subject to the conditions in subsection (c) of this Section, the amount and the timing for recognizing for financial accounting purposes Seller's expenses of the Corporate Merger and the restructuring charges relating to or to be incurred in connection with the Corporate Merger.

         (c)      Subject to applicable laws and regulations, Seller shall (i)
establish and take such reserves and accruals immediately prior to the Effective
Time as Buyer shall reasonably request to conform Seller's loan, accrual, and reserve policies to Buyer's policies, and (ii) establish and take such accruals, reserves, and charges in order to implement such policies and to recognize for financial accounting purposes: (A) such expenses of the Corporate Merger and (B)
restructuring charges related to or to be incurred in connection with the
Corporate Merger, in each case at such times as are reasonably requested by
Buyer; provided, however, that on the date such reserves, accruals, and charges are to be taken, Buyer shall certify to Seller that all conditions to Buyer's obligation to consummate the Corporate Merger set forth in this Agreement (other than the delivery

                                       36

of certificates, opinions, and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to Buyer's obligation to consummate the
Corporate Merger) have been satisfied or waived; and provided, further, that
Seller shall not be required to take any such action that is not consistent with
GAAP and regulatory accounting principles.

         (d)      No reserves, accruals, or charges taken in accordance with this Section may (i) be a basis to assert a violation of a breach of a representation, warranty, or covenant of Seller or Seller Bank contained in this
Agreement, nor (ii) result in any decrease of the Closing Equity.

5.16     Integration of Data Processing

         At the request of Buyer, during the period from the date of this
Agreement to the Effective Time, Seller and Seller Bank shall, and shall cause their directors, officers, and employees to, and shall make all reasonable efforts to cause their respective data processing service providers to, cooperate and assist Buyer in connection with preparation for an electronic and systematic conversion of all applicable data regarding Seller and its
Subsidiaries to Buyer's system of electronic data processing; provided, however, that no such conversion shall occur until the Effective Time. In furtherance of the foregoing, Seller shall make reasonable arrangements during normal business hours to permit representatives of Buyer to train Seller and Seller Bank employees in Buyer's system of electronic data processing. Any amounts paid by
Seller to its outside data processing service providers in providing assistance to Buyer under this Section shall not result in any decrease of the Closing
Equity.

5.17     Disclosure Supplements

         From time to time prior to the Effective Time, each Party shall promptly supplement or amend any schedules to this Agreement with respect to any matter arising after the date of this Agreement which, if existing, occurring, or known as of the date of this Agreement, would have caused any representation or warranty made by such Party in this Agreement to not be true and accurate or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby. No such supplement or amendment to such materials shall be deemed to have modified the representations, warranties, and covenants of the Parties for the purpose of determining whether the conditions precedent of this Agreement have been satisfied.

5.18     Failure to Fulfill Conditions

         In the event that any of the Parties determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it will promptly notify each other Party. Each Party will promptly inform the other Parties of any facts applicable to it that would be likely to prevent or materially delay approval of the Corporate Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of such transactions.

                                       37

5.19     Environmental Reports

         Seller shall have furnished to Buyer before the date of this Agreement any environmental reports related to any property owned or being used by Seller.
Buyer, in its sole discretion, may obtain, at its expense, a report of a phase one environmental investigation on real property owned or leased by Seller or any of its Subsidiaries (but excluding space in office or retail and similar establishments leased by Seller or any of its Subsidiaries for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one investigation, in Buyer's reasonable opinion, Buyer may require, at its expense, a report of a phase two investigation on properties requiring such additional study. Buyer shall have five (5) business days from the receipt of any such phase two investigation report to notify Seller of any reasonable dissatisfaction with the contents of such report. Buyer shall provide Seller with copies of all phase one and phase two investigation reports promptly after Buyer's receipt of such reports. Buyer shall indemnify and hold harmless Seller from and against any and all damages, losses, claims, actions, or lawsuits arising from or related to any acts or omissions of Seller's environmental experts and their agents. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonably likely to be required by applicable law, or (ii)
reasonably recommended or suggested by such report or reports or reasonably prudent in light of serious life, health, or safety concerns, in the aggregate, exceed the sum of $100,000 but be less than $500,000, as reasonably estimated by an environmental expert retained for such purpose by Buyer, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be
$50,000 or less with any reasonable degree of certainty, then the Total Merger
Consideration shall be reduced by an amount equal to the estimated cost of such remedial or corrective actions, provided, however, that in the event Seller, at its expense, retains its own environmental expert who disagrees with Buyer's expert regarding (x) whether any remedial actions are required, reasonably likely to be required, or reasonably prudent, or (y) the estimated cost of remedial actions, then such disagreement(s) shall be settled by a third environmental expert, selected, retained, and compensated jointly by Buyer and
Seller, whose determination shall be final. If such remedial or other corrective actions and measures are or can reasonably be estimated by such environmental expert to be less than $100,000, then Buyer shall be obligated to consummate the
Corporate Merger, subject to the satisfaction of all other conditions to Closing set forth herein, without a reduction in the Total Merger Consideration. If such remedial or other corrective actions and measures are or can reasonably be estimated by such environmental expert to be in excess of $500,000, then Buyer or Seller, upon providing not less than ten (10) business days' notice to the other Parties, shall have the right to terminate this Agreement.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1      Conditions Precedent - Buyer and Seller

         The respective obligations of Buyer and Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, unless waived by both Buyer and Seller pursuant to Section 7.3:

                                       38

         (a)      All corporate action necessary to authorize the execution and delivery of this Agreement and completion of the Corporate Merger shall have been duly and validly taken by Buyer and Seller, including approval and adoption of this Agreement (including the Plan of Merger) by the requisite vote of the shareholders of Seller.

         (b)      All Requisite Regulatory Approvals shall have been received, all notices to any Regulatory Authority or other Governmental Entity that are required to be given in connection with the Corporate Merger shall have been given, and all statutory or regulatory waiting periods in respect of any such approvals, consents, or notices shall have expired.

         (c)      The Parties shall have received all approvals, consents, and waivers of each person (other than the Requisite Regulatory Approvals) whose approval, consent, or waiver is required for the completion of the Corporate
Merger; provided, however, that no such approval, consent, or waiver shall be deemed to have been received if it shall include any nonstandard condition or requirement that, either individually or all such conditions and requirements in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer that had, such condition(s) or requirement(s) been known, Buyer, in its reasonable judgment, would not have entered into this Agreement.

         (d)      None of the Parties shall be subject to any statute, rule, regulation, injunction, order, or decree enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits, restricts, or makes illegal the completion of the Corporate Merger.

         (e)      No proceeding shall be pending or threatened before any
Governmental Authority that seeks to prohibit, restrict, or make illegal the completion of the Corporate Merger.

         (f)      The Registration Statement shall be effective under the
Securities Act; no stop orders suspending the effectiveness of the Registration
Statement shall have been issued; no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing; and all necessary approvals under the
Securities Act, the Exchange Act, and all applicable state securities laws relating to the issuance or trading of the shares of Buyer Stock issuable pursuant to the Corporate Merger shall have been received.

6.2      Conditions Precedent - Seller

         The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived by Seller pursuant to Section 7.3:

         (a)      The representations and warranties of Buyer set forth in
Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation or warranty that specifically relates to an earlier date.

                                       39

         (b)      Buyer shall have performed, in all material respects, all
obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective
Time.

         (c)      Buyer shall have delivered to Seller a certificate, dated the
Closing Date and signed by its President and Chief Executive Officer and by its
Chief Financial Officer, to the effect that the conditions set forth in Sections
6.2(a) and 6.2(b) have been satisfied.

         (d)      Buyer shall have furnished Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 (as such conditions relate to
Buyer) as Seller may reasonably request.

         (e)      Seller shall have received the opinion of Varnum, Riddering,
Schmidt & Howlett LLP, counsel to Buyer, dated the Closing Date, to the effect that, on the basis of the facts, representations, and assumptions set forth in the opinion, (i) Buyer is a corporation in good standing under the laws of the
State of Michigan, (ii) this Agreement has been duly executed by Buyer and constitutes the binding obligation of Buyer, enforceable in accordance with its terms against Buyer, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), and by an implied covenant of good faith and fair dealing, and (iii) that the shares of Buyer Stock to be issued to the shareholders of Seller in the Corporate Merger have been duly authorized and validly issued and, at the Effective Time, such shares will be fully paid, nonassessable, and free of preemptive rights, and (iv) that the Corporate Merger will be treated as a reorganization within the meaning of Section 368(a) of the
Internal Revenue Code, and (v) that upon the filing of the Certificate of
Merger, the Corporate Merger will become effective.

         (f)      Buyer and Buyer Bank shall have provided to Seller any
information necessary to make the representations and warranties set forth in
Article IV of this Agreement true and correct as of the Closing Date, and such information, in the aggregate, shall not reflect a Material Adverse Effect on
Buyer.

         (g)      Between the date of this Agreement and the Closing Date, there shall not have occurred any change or condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, which may reasonably be expected to have a Material Adverse Effect on Buyer.

         (h)      Seller shall have received from Donnelly Penman & Partners, or such other investment banking firm retained by Seller, an opinion letter dated not more than five business days prior to the date of the Proxy Statement to the effect that the Per Share Stock Consideration to be received by the shareholders of Seller is fair from a financial point of view.

6.3      Conditions Precedent - Buyer

         The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived by Buyer pursuant to Section 7.3:

                                       40

         (a)      The representations and warranties of Seller and Seller Bank set forth in Article III shall be true and correct as of the date of this
Agreement and as of the Closing Date as though made on and as of the Closing
Date, or on the date when made in the case of a representation or warranty that specifically relates to an earlier date.

         (b)      Seller and Seller Bank shall have performed, in all material respects, all obligations and complied with all covenants required to be performed and complied with by them pursuant to this Agreement on or prior to the Effective Time.

         (c)      Seller and Seller Bank each shall have delivered to Buyer a certificate, dated the Closing Date and signed by their respective Presidents and Chief Executive Officers and by their respective Chief Financial Officers, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

         (d)      Seller and Seller Bank each shall have furnished Buyer with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 (as such conditions relate to Seller and/or Seller Bank) as Buyer may reasonably request.

         (e)      Seller and Seller Bank shall have provided Buyer with an
accounting of all expenses incurred by each of them in connection with the transactions described in this Agreement through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date.

         (f)      Buyer shall have received the opinion of Bodman, Longley &
Dahling LLP counsel to Seller, and Seller Bank, dated the Closing Date, to the effect that, on the basis of the facts, representations, and assumptions set forth in the opinion, (i) Seller is a corporation in good standing under the laws of the State of Michigan, (ii) Seller Bank is a national banking association in good standing under the laws of the United States of America,
(iii) this Agreement has been duly approved by the respective Boards of
Directors of Seller and Seller Bank, (iv) this Agreement has been duly executed by Seller and Seller Bank and constitutes a binding obligation of each of them, enforceable in accordance with its terms against each of them, except as the same may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws relating to or affecting the enforcement of creditors' rights generally, by general equitable principles
(regardless of whether enforceability is considered in a proceeding in equity or at law), and by an implied covenant of good faith and fair dealing, and (v) that upon the filing of the Certificate of Merger, the Corporate Merger will become effective.

         (g)      Seller and Seller Bank shall each have provided to Buyer any information necessary to make the representations and warranties set forth in
Article III of this Agreement true and correct as of the Closing Date, and such information, in the aggregate, shall not reflect a Material Adverse Effect on
Seller.

                                       41

         (h)      Not later than the last business day of the month immediately preceding the Closing Date, the Seller shall have terminated the Director Health
Care Plan and shall have obtained from each participant and/or beneficiary in the Director Health Care Plan a signed release and waiver in a form satisfactory to Buyer. Seller, Seller Bank and each Subsidiary shall not have any remaining obligation, liability or expense pursuant to the Director Health Care Plan.

         (i)      The number of shares of Seller Stock outstanding at the
Closing Date shall not exceed 532,896 shares.

         (j)      Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, which may reasonably be expected to have a Material Adverse Effect on Seller.

         (k)      Buyer shall have received all of the agreements referenced in
Section 5.13(b).

                                   ARTICLE VII
                        TERMINATION, WAIVER AND AMENDMENT

7.1      Termination

         This Agreement may be terminated:

         (a)      at any time on or prior to the Effective Time, by the mutual consent in writing of the Parties;

         (b)      at any time on or prior to the Effective Time, by Buyer in writing if Seller has, or by Seller in writing if Buyer has, breached any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within 30 days after written notice by the non-breaching party to the breaching party of such breach;

         (c)      at any time, by either Buyer or Seller in writing, (i) if any application for a Requisite Regulatory Approval is denied or withdrawn at the request or recommendation of the Governmental Entity that is required to grant such Requisite Regulatory Approval, unless within the 25-day period following any such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no Party shall have the right to terminate this Agreement pursuant to this subsection if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii)
if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the
Corporate Merger;

         (d)      at any time, by either Buyer or Seller in writing, if the
shareholders of Seller do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof), unless the failure of such occurrence shall be due to the failure of the Party

                                       42

seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such Party at or prior to the time of such meeting;

         (e)      by either Buyer or Seller in writing if the Effective Time has not occurred by the close of business on September 30, 2004, provided that this right to terminate shall not be available to any Party whose failure to perform such Party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Corporate Merger to be consummated by such date; and

         (f)      by Buyer or Seller to the extent provided by Section 5.19, by giving timely written notice thereof to the other Parties.

7.2      Effect of Termination

         (a)      Except as set forth below, if this Agreement is terminated pursuant to Section 7.1, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel, provided that, notwithstanding anything to the contrary contained in this Agreement, neither
Buyer nor Seller shall be released from any liabilities or damages arising out of its breach of any provision of this Agreement.

         (b)      Seller and Seller Bank hereby agree that, if this Agreement is terminated as a result of a breach by Seller or Seller Bank, except pursuant to
Section 7.2(c) below, then Seller or Seller Bank shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable expenses of Buyer in an amount not to exceed $200,000. Buyer hereby agrees that if this Agreement is terminated as a result of a breach by Buyer, then Buyer shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable expenses of Seller and Seller Bank in an amount not to exceed $200,000, $48,750 of which may be payable directly to Donnelly
Penman & Partners on behalf of Seller under the terms of the investment banking services agreement between Donnelly Penman & Partners and Seller dated September
8, 2003, provided that such amount has not previously been paid by Seller. For purposes of this Section 7.2(b) and Section 7.2(c), the "expenses" of a Party shall include all reasonable out-of-pocket expenses of that Party (including all fees and expenses of counsel, accountants, financial advisors, experts, and consultants to that Party) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement. For purposes of this Section 7.2(b) and Section 7.2(c), in the event any payment required by Seller is prohibited by the written directive of a Regulatory
Authority issued after the date of this Agreement, then such payment shall not be due until the earlier of (i) the lifting or removal of such prohibition, or
(ii) the consummation of an Acquisition Transaction.

         (c)      If this Agreement is terminated by Buyer or Seller in
accordance with Section 7.1(d) and the failure of Seller's shareholders to approve this Agreement is due in whole or in part to the existence of any proposal or inquiry for an Acquisition Transaction, then Seller shall, upon demand, pay to Buyer in immediately available funds the amount of $250,000 plus all expenses incurred by Buyer in connection with the transactions contemplated by this Agreement. If the proposal or inquiry for an Acquisition Transaction was directly or indirectly solicited by any officer, director,

                                       43

shareholder, agent, or other representative of Seller or any of Seller's
Subsidiaries, or Seller otherwise breached any covenant set forth in Section
5.8, then the $250,000 amount in the preceding sentence shall be increased to
$500,000.

         (d)      In the event that this Agreement is terminated pursuant to
Section 7.1, this Agreement shall become void and have no effect, except that
(i) the provisions relating to confidentiality set forth in Section 5.5(b) and this Section shall survive any such termination, and (ii) a termination pursuant to Section 7.1(b), (c), (d), or (e) shall not relieve the breaching Party from any liability or damages arising out of its breach of any provision of this
Agreement giving rise to such termination.

7.3      Waiver

         Each Party, by written instrument signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the shareholders of Seller) extend the time for the performance of any of the obligations or other acts of the other Party and may waive (i) any inaccuracies of the other Party in the representations or warranties contained in this
Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein, or (iv) the performance by the other Party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.4 hereof executed after shareholders of Seller have approved this Agreement, shall not modify either the amount or form of the Per Share Stock Consideration or otherwise materially adversely affect holders of either Seller Stock or Seller Options without the approval of such holders who would be so affected.

7.4      Amendment or Supplement

         This Agreement may be amended or supplemented at any time by mutual agreement of the Parties, provided that any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of the Parties.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1      Non Survivability of Representations and Warranties

         The representations and warranties of the Parties contained in Article
III and Article IV shall not survive the Effective Time.

8.2      Entire Agreement

         This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and

                                       44

conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the
Parties and their respective successors, any rights, remedies, obligations, or liabilities.

8.3      No Assignment

         None of the Parties may assign any of its rights or obligations under this Agreement to any other person.

8.4      Notices

         All notices or other communications that are required or permitted pursuant to this Agreement shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

       If to Buyer:                     Independent Bank Corporation
                                        230 West Main Street
                                        PO Box 491
                                        Ionia, MI 48846
                                        Attn: President and CEO
                                        616-527-2400 - Phone
                                        616-527-5833 - Facsimile

       With a required copy to:         Varnum, Riddering, Schmidt & Howlett LLP
                                        333 Bridge Street, NW
                                        PO Box 352
                                        Grand Rapids, MI 49504
                                        Attn: Michael G. Wooldridge
                                        616-336-6903 - Phone
                                        616-336-7000 - Facsimile

       If to Seller:                    North Bancorp, Inc.
                                        501 West Main Street
                                        Gaylord, Michigan 49735
                                        Attn. President
                                        989-732-3502 - Phone
                                        989-731-4372 - Facsimile

       With a required copy to:         Bodman, Longley & Dahling LLP
                                        229 Court Street
                                        P.O. Box 405
                                        Cheboygan, MI 49721
                                        Attn:  David W. Barton

                                       45

                                        231-627-4351 - Phone
                                        231-627-2802 - Facsimile

8.5      Alternative Structure

         Notwithstanding any provision of this Agreement to the contrary, Buyer may: (i) with the written consent of Seller, which shall not be unreasonably withheld, at any time modify the structure of the acquisition of Seller set forth in this Agreement, provided that (A) the Total Merger Consideration is not thereby changed in kind or reduced in amount as a result of such modification, and (B) such modification will not materially delay the Closing or jeopardize or delay the receipt of any Requisite Regulatory Approvals or any other condition to the obligations of Buyer set forth in Sections 6.1 and 6.3.

8.6      Interpretation

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.7      Counterparts

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8      Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to agreements made and entirely to be performed within such jurisdiction.

8.9      Severability

         Any term, provision, covenant, or restriction contained in this
Agreement held to be invalid, void, or unenforceable shall be ineffective to the extent of such invalidity, voidness, or unenforceability, but neither the remaining terms, provisions, covenants, nor restrictions contained in this
Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant, or restriction contained in this Agreement that is found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

                                       46

         IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of
Merger to be executed in counterparts by their duly authorized officers as of
March 4, 2004.

                                     NORTH BANCORP, INC.

                                     /s/ William A. Kirsten
                                     ----------------------------------------
                                     By: William A. Kirsten
                                     Its: President & CEO

                                     FIRST NATIONAL BANK OF GAYLORD

                                     /s/ William A. Kirsten
                                     ----------------------------------------
                                     By: William A. Kirsten
                                     Its: President & CEO

                                     INDEPENDENT BANK CORPORATION

                                     /s/ Robert N. Shuster
                                     ----------------------------------------
                                     By: Robert N. Shuster
                                     Its: Executive Vice President & CFO

                                       47

                                                                      EXHIBIT 21

                       SUBSIDIARIES OF NORTH BANCORP, INC.

First National Bank of Gaylord
501 W. Main Street
Gaylord, MI  49735

Gaylord Partners
501 W. Main Street
Gaylord, MI  49735

First of Gaylord
501 W. Main Street
Gaylord, MI  49735

                                                                    EXHIBIT 31.1

CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, William A. Kirsten, certify that:

1. I have reviewed this annual report on Form 10-KSB of North Bancorp, Inc.

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13(a)-15(e)) for the small business issuer and have:

         (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

         (b) Evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

         (c) Disclosed in this report any change in the small business issuer's internal control over financial reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer's internal control over financial reporting; and

5.       The small business issuer's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent functions):

         (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer's ability to record, process, summarize and report financial information; and

         (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer's internal controls over financial reporting

Date: March 26, 2004

                                      /s/ William A. Kirsten
                                      ---------------------------------------
                                          By: William A. Kirsten
                                          President & Chief Executive Officer

                                                                    EXHIBIT 31.2

     CERTIFICATION PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Susan A. Norris, certify that:

1. I have reviewed this annual report on Form 10-KSB of North Bancorp, Inc.

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13(a)-15(e)) for the small business issuer and have:

         (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

         (b) Evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

         (c) Disclosed in this report any change in the small business issuer's internal control over financial reporting that occurred during the small business issuer's most recent fiscal quarter (the small business issuer's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer's internal control over financial reporting; and

5. The small business issuer's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer's auditors and the audit committee of the small business issuer's board of directors (or persons performing the equivalent functions):

         (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer's ability to record, process, summarize and report financial information; and

         (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer's internal controls over financial reporting.

Date: March 26, 2004

                                            /s/ Susan A. Norris
                                            -------------------------------
                                                By: Susan A. Norris
                                                Chief Financial Officer

                                                                      EXHIBIT 32

                               CERTIFICATE OF THE
                   CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL
                          OFFICER OF NORTH BANCORP INC.

Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350):

Each of William A. Kirsten, Chief Executive Officer, and Susan A. Norris, Chief
Financial Officer, of North Bancorp Inc., certify, to the best of my knowledge and belief, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C.
1350) that:

(1) The annual report on Form 10-K for the fiscal year ended December 31, 2003, which this statement accompanies, fully complies with requirements of Section
13(a) or 15(d) of the Securities Exchange Act of 1934 and;

(2) The information contained in this annual report on Form 10-K for the fiscal year ended December 31, 2003, fairly presents, in all material respects, the financial condition and results of operations of North Bancorp Inc.

                                          NORTH BANCORP, INC.

Dated: March 26, 2004                     By: /s/ William A. Kirsten
                                              -------------------------------
                                              William A. Kirsten
                                              President and Chief Executive
                                              Officer

                                          By: /s/ Susan A. Norris
                                              -------------------------------
                                              Susan A Norris
                                              Vice President and Chief Financial
                                              Officer